PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 1 of 236 Quarterly Financial Information [105000] Management commentary .................................................................................................................................2 [110000] General information about financial statements ...........................................................................................39 [210000] Statement of financial position, current/non-current.....................................................................................41 [310000] Statement of comprehensive income, profit or loss, by function of expense ...........................................43 [410000] Statement of comprehensive income, OCI components presented net of tax .........................................44 [520000] Statement of cash flows, indirect method ......................................................................................................46 [610000] Statement of changes in equity - Accumulated Current ..............................................................................48 [610000] Statement of changes in equity - Accumulated Previous ............................................................................51 [700000] Informative data about the Statement of financial position .........................................................................54 [700002] Informative data about the Income statement...............................................................................................55 [700003] Informative data - Income statement for 12 months.....................................................................................56 [800001] Breakdown of credits ........................................................................................................................................57 [800003] Annex - Monetary foreign currency position..................................................................................................62 [800005] Annex - Distribution of income by product .....................................................................................................63 [800007] Annex - Financial derivate instruments ..........................................................................................................64 [800100] Notes - Subclassifications of assets, liabilities and equities .......................................................................76 [800200] Notes - Analysis of income and expense.......................................................................................................80 [800500] Notes - List of notes ..........................................................................................................................................81 [800600] Notes - List of accounting policies ................................................................................................................215 [813000] Notes - Interim financial reporting .................................................................................................................236 Exhibit 1 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 2 of 236 [105000] Management commentary Management commentary [text block] In addition to this document, the Company presents a report to disclose its audited financial and operating results as of December 31, 2024. The Company encourages the reader to review this document in addition to the aforementioned report, which is accompanied by a series of exhibits, as well as a stenographic version of the Company's earnings conference call as of December 31, 2024, which was held on February 27, 2025. The report, exhibits, stenographic versions and relevant documents can be downloaded at www.pemex.com/en/investors Information Summary Fourth Quarter 2024 During the fourth quarter of 2024 (4Q24), Petróleos Mexicanos (PEMEX) strengthened its coordination with the Ministries of Energy (SENER) and Finance and Public Credit (SHCP) for the company's financial and operational decisions, continuing the path to energy self-sufficiency and security. In 4Q24, liquid hydrocarbon production, including partners, averaged 1,670 thousand barrels per day (Mbd). This represents a decrease of 10.0% compared to the same period last year, due to the natural decline of offshore fields and longer completion times for highly complex wells. To reverse this result, we have been working on defining strategic projects and initiatives that will allow us to increase it. Crude oil processing reached 786 Mbd, an increase of 55 Mbd over 4Q23, due to a better performance of the National Refining System. To strengthen the results, a strategy has been defined to increase the production of high quality distillates (gasoline, diesel and turbo), the production of fertilizers, the wet gas process, as well as the recovery of the petrochemical industry. In 4T24, total sales increased by 1.3% compared to the same period of the previous year and the cost of sales increased by 6.1%; nevertheless, a gross income of Ps. 26.2 billion was obtained. The exchange rate appreciated by 3.3% in 4Q24, resulting in a foreign exchange loss of Ps. 48.0 billion, which negatively impacted the net result for the period, but did not result in any cash outflows. The company's target of zero net debt was maintained. PEMEX's debt balance was U.S. $ 97.6 billion at December 31, 2024, U.S. $ 8.4 billion lower than at the end of 2023. At the same time, progress was made on sustainability initiatives. One of the most outstanding achievements was the reduction of carbon dioxide equivalent emissions by 8.2% to a total of 13.5 million tons. This result reflects PEMEX's ongoing efforts to implement energy efficiency projects and optimize gas and resource management. In terms of safety, we achieved a 31% reduction in the accident frequency rate, because of the strengthening of prevention and protection policies for our employees. This approach also led to a 23% improvement in the severity rate of accidents and a reduction in days lost. In the same vein, social investments of Ps. 3,176 million in 2024, an increase of more than 18% over the previous year, through the implementation of programs to strengthen the social and economic development of oil communities. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 3 of 236 Main Results 4Q23 4Q24 Variation Operative (Mbd) Crude oil and condensates 1,856 1,670 -10.0% (186) Crude Oil Processing (Mbd) 731 786 7.6% 55 Financial (Ps. million) Operating income (loss) 34,797 (41,543) -219.4% (76,340) Net Income (loss) 5,127 (350,485) -6,936.2% (355,612) EBITDA 59,594 12,555 -78.9% (47,039) Disclosure of nature of business [text block] Petróleos Mexicanos, its Productive State-owned Subsidiaries, its Affiliates, and its Subsidiary Entities (PEMEX), comprise the oil and gas Productive State-Owned Company of the United Mexican States. Petróleos Mexicanos is a Productive State-Owned Company of the Federal Government of Mexico, with legal personality and equity, with technical, operational and managerial autonomy, as established on the Law of Petróleos Mexicanos. Disclosure of management's objectives and its strategies for meeting those objectives [text block] Petróleos Mexicanos is Mexico's oil and gas production company, whose objective is to compete in an open market and maintain a leadership position in the energy sector, generating economic value through all its business lines, from the hydrocarbons exploration and extraction in Mexico and abroad, to refining, transforming, processing and commercialization of hydrocarbons and derivatives. Disclosure of entity's most significant resources, risks and relationships [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 4 of 236 When evaluating the potential acquisition of securities from PEMEX, potential investors must consider all the information included in the company's Annual Report, and specially, the risk factors hereby mentioned. These risks could significantly affect PEMEX's performance and profitability but are not the only risks the Company faces. Risks described in this document are the ones PEMEX is currently aware of and that it considers relevant. In addition, other risks may exist or emerge in the future, and influence the price of the company's securities. Risk Factors Related to Our Operations We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government. We have a substantial amount of debt, which we have incurred primarily to fund our operating expenses and finance our capital investment projects. Despite reductions in our tax burden, our cash flow from operations in recent years has not been sufficient to fund our capital expenditures and other expenses and, accordingly, we face significant indebtedness. Therefore, in order to develop our assigned hydrocarbon reserves, service our indebtedness and amortize scheduled debt maturities, we may need to obtain funds from a broad range of sources, in addition to continuing efficiency and cost-cutting initiatives. There can be no assurances that we will continue to have access to capital on favorable terms or any terms at all. During 2024, we received support from the Mexican Government for debt repayments and to strengthen our financial condition, and such additional support may not be available in upcoming years. As of December 31, 2024, our total indebtedness, including accrued interest, was Ps. 1,978.8 billion (U.S.$97.6 billion), in nominal terms, which represented a 10.3% increase in peso terms compared to our total indebtedness, including accrued interest, of Ps.1,794.5 billion as of December 31, 2023. As of December 31, 2024, 45.4% of our existing debt, or Ps.898.5 billion (U.S.$44.3 billion), including accrued interest, is scheduled to mature in the next three years, including Ps.425.2 billion (U.S.$21.0 billion) scheduled to mature in 2025. Our working capital deteriorated from a negative working capital of Ps.585.2 billion as of December 31, 2023 to a negative working capital of Ps.768.0 billion (U.S.$37.9 billion) as of December 31, 2024. Our level of debt may increase further in the short or medium term as a result of new financing activities, which may adversely affect our financial condition or, in accounting terms, due to future depreciation of the peso against the U.S. dollar, which could further impact our financial condition, results of operations and liquidity positions. To service our debt, we have relied and may continue to rely on a combination of cash flows from our operations, drawdowns under our credit facilities, capital contributions from the Mexican Government and additional financing schemes (including refinancing of existing indebtedness). During 2024, we received Ps.156.5 billion (U.S.$7.7 billion) in capital contributions from the Mexican Government to improve our financial position, of which Ps.151.0 billion (U.S.$7.5 billion) were to support our debt service obligations. These contributions represented an important source for the payment of our debt during 2024. If we were unable to obtain financing on favorable terms, this could hamper our ability to invest in projects, replace hydrocarbon reserves, and meet our principal and interest payment obligations with our creditors. This risk would be further magnified if support from the Mexican Government were to be discontinued or reduced. As a result, we may be exposed to significant liquidity constraints and may be unable to service our debt, pay our suppliers, or make the necessary capital expenditures to maintain our target production levels and to maintain, and increase, the proved hydrocarbon reserves assigned to us by the Mexican Government, which may adversely affect our financial condition and results of operations. See “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 5 of 236 levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. If such constraints occur at a time when our cash flow from operations is insufficient to meet our debt service obligations, as was the case for the year ended December 31, 2024, we could be forced to further reduce our planned capital expenditures and implement further austerity measures in order to provide additional liquidity to our operations. A reduction in our capital expenditure program could adversely affect our financial condition and results of operations. Additionally, such measures may not be sufficient for us to meet our obligations. Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our consolidated financial statements as of December 31, 2024, have been prepared under the assumption that we will continue as a going concern. However, there is material uncertainty that raises significant doubt about our ability to continue operating as a going concern. Our consolidated financial statements as of December 31, 2024, do not include any adjustments that might result from the outcome of that uncertainty. If the actions we are taking to improve our financial condition, are not successful, we may not be able to continue operating as a going concern. Downgrades in our credit ratings could negatively impact our access to the financial markets and cost of financing. We rely on access to the financial markets to fund our operations and finance the capital expenditures needed to carry out our capital investment projects. Accordingly, credit ratings are important to our business and financial condition, as credit ratings affect the cost and other terms upon which we are able to obtain funding. Ratings address our creditworthiness and the likelihood of timely payment of our long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Our current credit ratings and the rating outlooks depend, in part, on economic conditions and other factors that affect credit risk and are beyond our control, as well as assessments of the creditworthiness of Mexico. Certain rating agencies downgraded Mexico’s credit ratings in July 2022 and their assessment of Mexico’s creditworthiness has affected and may further affect our credit ratings. Further, in July 2023 and February 2024, certain rating agencies downgraded our credit rating and ratings outlook. We currently have a “split rating” among the rating agencies that formally rate our credit profile. Two of such rating agencies have assigned us a non-investment grade rating and the other agency assigned us an investment grade rating. While these downgrades do not constitute a default or an event of default under our debt instruments, they have increased our cost of financing. Further downgrades may have material adverse consequences on our ability to access financial markets and the terms on which we may obtain financing, including further increases in our cost of financing. In turn, this could significantly harm our financial condition, results of operations and ability to meet existing obligations. In addition, for new financings or amendments to existing financing arrangements, more restrictive covenants, higher collateral requirements and other less favorable terms could reduce our financial and operational flexibility, negatively impact our liquidity and the prices of our debt securities, reduce our potential pool of investors and limit our funding sources, among other consequences. There can be no assurance that we will be able to maintain or improve our current credit ratings or outlook. Should this trend continue, we could face greater financial limitations that would affect our ability to meet our debt obligations and maintain our long-term sustainability. Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 6 of 236 Most of our cash flow derives from sales of crude oil, petroleum products and natural gas. International prices of these products fluctuate due to global supply and demand dynamics, as well as many factors beyond our control. These factors include (i) competition within the oil and natural gas industry, (ii) the existence and development of alternative sources of energy, (iii) prices of alternative sources of energy, (iv) the cost of exploration and exploitation of oil fields, (v) international economic trends, (vi) exchange rate fluctuations, (vii) expectations of inflation, (viii) domestic and foreign laws and government regulations, (ix) energy transition policies, (x) political, social and other events (including public health events and armed conflict) in major oil- and natural gas-producing and consuming nations, (xi) actions taken by Organization of the Petroleum Exporting Countries (“OPEC”) members and other oil exporting countries, (xii) trading activity in oil and natural gas and (xiii) transactions in derivative financial instruments (“DFIs”) related to oil and gas. If international prices of crude oil, petroleum products and/or natural gas decrease, we earn less revenue and less income before taxes, which generate lower cash flows and limits our ability to make capital expenditures and meet our financial obligations as our fixed costs remain roughly constant. Conversely, if prices of crude oil, petroleum products and/or natural gas increase, we may earn more revenue and our income before taxes and duties increases. The Mexican crude oil export price has been extremely volatile in recent years, reaching an unprecedented low of negative U.S.$7.33 per barrel on April 28, 2020, in reaction to the COVID-19 pandemic and actions taken by other oil-producing countries. During 2024 and 2023, the weighted average Mexican crude oil price remained volatile due to market conditions, averaging U.S. $70.20 per barrel, and U.S. $70.59, respectively. As of the date of this report, prices of crude oil remain highly volatile as a result of increased market volatility caused by uncertainty in global trade policy. Any future decline in international crude oil and natural gas prices will have a negative impact on our results of operations and financial condition. Price fluctuations may also affect estimates of the amount and value of Mexico’s hydrocarbon reserves that we have the right to extract and sell, which could affect our future production levels. See “—Risk Factors Related to our Relationship with the Mexican Government—Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions” below. Our business could be negatively impacted by hydrocarbon price volatility as the result of actual or threatened global military or paramilitary activity, political tensions, and any related destabilization of the world energy markets. Our income and cash flows depend on the prices of crude oil, petroleum products and natural gas. Oil prices are highly sensitive to actual and perceived threats to global geopolitical stability, as well as to changes in production from OPEC and OPEC+ member states and other oil-producing nations, which can cause either oversupply or shortages in the market. The volatility of global oil, natural gas and refined products prices could increase due to an increase, or the threat of an increase, in military or paramilitary activities such as the ongoing war in Ukraine and the conflict between Israel, Hamas and Hezbollah in the Middle East, disruptions in critical supply routes such as disruptions on operations in the Red Sea and the Suez Canal, and the effects of international sanctions and trade restrictions that reduce crude oil supply in global markets. Any destabilization in energy markets could reduce the price we receive from our sales and adversely affect our profitability. Increases in oil, gas and refined products prices resulting from these conflicts may not persist and could be reversed by factors beyond our control, including geopolitical events. Our business may be materially and adversely affected by the emergence of epidemics or pandemics. Public health events, including epidemics and pandemics caused by infectious agents and diseases, may adversely impact the health of our workforce, disrupt the operations of our partners and suppliers, and demand the redesign of routines and procedures. Public health events can also compromise the operation of our key facilities, including our oil platforms, refineries and terminals, causing disruptions in our supply chain. In addition, public health events may impact the economy of Mexico, its population and/or the global economy, influencing the international prices of, and/or demand for, crude oil, refined products and/or natural gas, which may in turn affect our business, results of operations and financial condition. The impact of current or future public health events is highly uncertain and will depend on numerous evolving factors that we cannot predict. See “—Risk PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 7 of 236 Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above for further information. We are an integrated oil and gas company and are exposed to production, equipment and transportation risks, criminal acts, blockades to our facilities and deliberate acts of terror that could adversely affect our business, results of operations and financial condition. We are subject to several risks that are common among oil and gas companies. These risks include (i) production risks, including fluctuations in production due to operational hazards, accidents at our facilities and effects of natural disasters or weather, (ii) equipment risks, including those relating to the adequacy, condition and maintenance of our facilities and equipment and (iii) transportation risks, including those relating to the condition, availability and vulnerability of pipelines and other modes of transportation. Our business is subject to risks of explosions in pipelines, refineries, plants, drilling wells and other facilities, as well as oil spills, hurricanes in the Gulf of Mexico and other natural disasters, accidents, fires and mechanical failures. Our operations are also exposed to risks arising from criminal acts to steal, divert or tamper with our crude oil, natural gas and refined products from our pipeline network, as well as risks arising from materials and equipment theft. These acts include the illegal “tapping” of our pipelines and the illegal trade of fuels that we produce. Such criminal activity has led to explosions, property and environmental damage, injuries and loss of life, as well as loss of revenue from the stolen products. The actions we have taken in conjunction with the Mexican Government to reduce the illicit market of fuels have not produced sustained improvement in recent years. In 2024 and 2023, we discovered 11,774 and 14,890 illegal pipeline taps, respectively. We are also exposed to the risk that some of our employees may, or may be perceived to, be participating in the illicit market in fuels. In addition, our facilities are exposed to intentional acts of sabotage, terrorism, blockades, theft and piracy. The occurrence of incidents such as these related to the production, processing and transportation of oil and gas products could result in personal injuries, loss of life, environmental damage from the subsequent containment, clean up and repair expenses, equipment damage and damage to our facilities, which in turn could adversely affect our business, results of operations and financial condition. We are exposed to cybersecurity incidents and attacks that could materially adversely affect our business, results of operations and financial condition. Our operations rely on information technology and operational systems. In recent years, cyber-threats and cyber-attacks targeting critical infrastructure in the energy sector have become more sophisticated, frequent, coordinated and costly, and could be and have been targeted at our operations or information technology systems. These attacks seek to exploit vulnerabilities in business and industrial systems and equipment, disrupting business continuity and compromising sensitive data. If the integrity of our information technology and operational systems were to be materially compromised due to a cyber-attack or due to the negligence or misconduct of our employees, our business operations could be disrupted or even paralyzed, and our proprietary information could be stolen or lost. If such information security failures occur, we could experience, among other things: (i) disruptions in critical infrastructure operations affecting the production and distribution of hydrocarbons and derivatives, (ii) regulatory penalties, (iii) legal liability resulting from breaches of personal, customer or partner data, (iv) reputational damage and loss of trust, (v) decreased revenues and financial losses, theft or alteration of information, depending on the severity of the incident; (vi) increased operational costs, including system recovery, enhanced security measures and compensation payouts and (vii) loss of strategic assets depending on the severity of incidents affecting critical systems, which in turn could have a material adverse effect on our results of operations and financial condition. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 8 of 236 A continued decline in our proved hydrocarbon reserves and production could adversely affect our operating results and financial condition. Some of our existing oil and gas-producing fields are mature and, as a result, our reserves and production may decline as reserves are depleted. In 2024, our total proven reserves had a decrease of 29.8 million barrels of crude oil equivalent, or 0.4%, after accounting for discoveries, extensions, revisions, and delimitations, from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023 to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024. Based on these numbers, our reserve replacement ratio (“RRR”) in 2024 was 96.6%, a decrease as compared to a RRR of 103.2% in 2023. Our proven reserves decreased from 7,480.4 million barrels of crude oil equivalent as of December 31, 2023 to 7,450.6 million barrels of crude oil equivalent as of December 31, 2024, due to discoveries, developments, delineations and revisions of our proved reserves, in particular to the recategorization of reserves due to drilling of development wells. Our crude oil production decreased by 6.1% in 2024, mainly due to the natural decline of some of our main fields such as Zaap, Quesqui, Xanab and Pokche, the lag in the installation of marine infrastructure, as well as unusual bad weather conditions that affected the continuity of offshore operations and delays in the completion times of wells with high complexity due to their depth, pressure and temperature conditions. There can be no assurances that we will be able to replace our proved reserves and prevent a decline in our production. Failing to replace our reserves could have an adverse effect on our production expectations and results of operations, increase our need for external financing and compromise our long-term financial conditions. Developments in the oil and gas industry and other factors may result in substantial write-downs of the carrying amount of certain of our assets, which could adversely affect our operating results and financial condition. We evaluate on an annual basis, or more frequently where the circumstances require, the carrying amount of our assets for possible impairment. Our asset impairment tests are performed by a comparison of the carrying amount of an individual asset or a cash-generating unit with its recoverable amount. Whenever the recoverable amount of an individual asset or cash-generating unit is less than its carrying amount, an impairment loss is recognized to reduce the carrying amount to the recoverable amount. Changes in the economic, regulatory, business or political environment in Mexico or in other markets where we operate—such as the liberalization of fuel prices, a significant decline in international crude oil and gas prices, regulatory changes and stricter environmental policies— may result in the recognition of impairment charges in certain of our assets. Due to fluctuations in the price of crude oil and annual variations in discount rates, among other factors, we have performed impairment tests on our non- financial assets (other than inventories and deferred taxes) at the end of each quarter. As of December 31, 2024, 2023 and 2022 we recognized an impairment charge in the amount of Ps.53.5 billion, Ps.28.8 billion and Ps.83.5 billion, respectively. Future developments in the economic environment, in the oil and gas industry and other factors could result in further substantial impairment charges, adversely affecting our operating results and financial condition. Competition in the energy sector could adversely affect our business and financial performance. The Mexican Constitution and the Ley de Hidrocarburos (the “Hydrocarbons Law”) allow other oil and gas companies to carry out certain activities related to the energy sector in Mexico, including exploration and production activities, and the import and sale of gasoline. Accordingly, we face competition for the right to explore and develop new oil and gas reserves. We are likely to face competition in connection with certain refining, transportation and processing activities, and in the distribution and sale of gasoline and other fuels. The Hydrocarbons Law gives us priority in various industry activities and currently limits participation of private companies in exploration and extraction activities in Mexico. A failure to compete effectively, or any increased competition in industry activities, including as a result of modifications to the Hydrocarbons Law, could have an adverse impact in our results of operations and financial condition and make it difficult for us to hire and retain skilled personnel.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 9 of 236 We are subject to Mexican and international anti-corruption, anti-bribery, anti-money laundering or similar laws. Our failure to comply with these laws could result in penalties, which could harm our reputation and have an adverse effect on our business, results of operations and financial condition. We are subject to Mexican and international anti-corruption, anti-bribery and anti-money laundering laws. We maintain a corporate compliance program that includes policies and processes intended to monitor compliance with these laws, such as our internal control system. Our internal control system aims to prevent risks, anticipate any weaknesses arising from our operations or internal control over financial reporting and promote information exchange and communication. However, we are subject to the risk that our management, employees, contractors or any person doing business with us may (i) engage in fraudulent activity, corruption, bribery or other improper conduct, (ii) circumvent or override our internal controls and procedures or (iii) misappropriate or manipulate our assets to our detriment. This risk is heightened because we have a large number of complex and significant contracts with local and foreign third parties. Although we have systems and internal policies in place for identifying, monitoring and mitigating these risks, such systems and policies have failed in the past and may not be effective in the future. Further, we cannot ensure that these compliance policies and processes will prevent intentional, reckless or negligent acts committed by our management, employees, contractors or anyone doing business with us. Any failure—real or perceived—to comply with applicable governance or regulatory obligations by our management, employees, contractors or any person doing business could harm our reputation, limit our ability to obtain financing and otherwise have a material adverse effect on our business, financial condition and results of operations. If we fail to comply with any applicable anti-corruption, anti-bribery, anti-money laundering or similar laws, we and our management, employees, contractors or any person doing business with us may be subject to criminal, administrative or civil penalties and other measures, which could in turn have material adverse effects on our reputation, business, financial condition and results of operations. Any investigation of potential violations of anti-corruption, anti-bribery, anti-money laundering or similar laws by governmental authorities in Mexico or other jurisdictions could result in an inability to prepare our consolidated financial statements in a timely manner and could adversely impact our reputation, limit our ability to access financial markets and adversely affect our ability to obtain contracts, assignments, permits and other government authorizations necessary to participate in our industry, which, in turn, could have adverse effects on our business, results of operations and financial condition. We participate in strategic alliances, joint ventures and other joint arrangements, which may not always perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition. We have not entered into any strategic alliances, joint ventures or other joint arrangements since 2018. However, we continue to participate in arrangements entered into before 2018 and have entered into contratos de servicios integrales de exploración y extracción (long-term service contracts for oil production, or “CSIEEs”). Pursuant to the Hydrocarbons Law, we can also enter into contratos mixtos (“Mixed Agreements”) with other market participants to complement our technical, operational and financial capabilities in exploration and extraction activities. Although these agreements are intended to reduce or reallocate risks in oil and gas exploration and production, refining, transportation and processing activities, our partners in such arrangements may, as a result of financial or other difficulties, be unable or unwilling to fulfill their financial or other obligations under our agreements, potentially undermining the viability of the relevant project. Moreover, in certain strategic alliances, our partners may have differing interests and may act contrary to our policies or objectives, which could be to our overall detriment. If our strategic alliances, joint ventures or other joint arrangements do not perform as anticipated, our reputation may be harmed and our business, financial condition and results of operations could be adversely affected. Our brand and reputation are key assets, and our business may be materially affected by how we are perceived in the media and by investors and rating agencies. Our reputation is a key asset, and perceptions surrounding our commitment to and compliance with environmental, corporate governance and social goals could have a material impact on us, our ability to obtain financing and the value of our debt securities. We are exposed to significant publicity due to our relationship with the Mexican Government and our role in the Mexican PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 10 of 236 economy. Political and public sentiment regarding the Mexican Government, Mexico, the oil and gas industry and us has resulted and may result in adverse publicity affecting us, which may expose us to reputational harm, regardless of the accuracy of information being publicized. Our exposure to potentially adverse publicity is heightened by social media and the increasing sophistication and availability of generative artificial intelligence, which can facilitate the creation of false or misleading information and increase the velocity with which such information is distributed. In addition to the general risk that negative publicity poses to us and our reputation, rating agencies and third party environmental, social and governance certification agencies may consider publicly available data and information as part of their analysis and methodology. Any such information that adversely affects our reputation could be considered in the assessments by these agencies, potentially leading to increased scrutiny by investors and regulators, which could have a negative impact on us and, in turn, limit our access to financial markets and increase our cost of financing. See “—Risk Factors Related to Climate Issues—Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance” below. Risk Factors Related to our Relationship with the Mexican Government The Mexican Government controls us, could transfer or reorganize our assets, or may limit our ability to satisfy our external debt obligations. We are controlled by the Mexican Government and our annual budget may be adjusted by the Mexican Government in certain respects. Pursuant to the Petróleos Mexicanos Law, we were transformed from a productive state-owned company to a state- owned public company on November 1, 2024. The Petróleos Mexicanos Law establishes a special regime governing, among other things, our budget, debt levels, administrative liabilities, acquisitions, leases, services and public works. This special regime provides us with technical and managerial autonomy, separate legal personality and, subject to certain restrictions, with additional autonomy with respect to our budget. Notwithstanding this autonomy, the Mexican Government still controls us and, subject to the approval of the Chamber of Deputies, has the power to adjust our targeted net cash flow for the fiscal year based on our projected revenues and expenses, as well as our annual wage and salary expenditures. Adjustments to our annual budget may hinder our ability to develop the reserves assigned to us by the Mexican Government, limit our ability to compete effectively with other oil and gas companies and adversely affect our ability to make payments on our outstanding indebtedness. Despite being wholly owned by the Mexican Government and receiving financial contributions to address our debt, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. See “—Risk Factors Related to our Relationship with the Mexican Government—Our financial obligations are not guaranteed by the Mexican Government” below. The Mexican Government’s agreements with international creditors may affect our external debt obligations. In certain past debt restructurings of the Mexican Government, our external indebtedness was treated on the same terms as the debt of the Mexican Government and other public-sector entities, and it may be treated on similar terms in any future debt restructuring. In addition, Mexico has entered into agreements with official bilateral creditors to reschedule public-sector external debt. The Mexican Government has not requested restructuring of bonds or debt owed to multilateral agencies. If the Mexican Constitution and federal law were amended, the Mexican Government would have the power to reorganize our corporate structure, including a transfer of all, or a portion of, our assets to an entity not controlled, directly or indirectly, by the Mexican Government. See “—Risk Factors Related to Mexico” below. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 11 of 236 Our financial obligations are not guaranteed by the Mexican Government. Although we are wholly owned by the Mexican Government, our financial obligations do not constitute obligations of, and are not guaranteed by, the Mexican Government. Accordingly, the Mexican Government has no legal obligation to make principal or interest payments on our debt, nor would any such obligation arise if we were unable to service our financial obligations. The Mexican Government may cease to support us. The Mexican Government made capital contributions to us of Ps.156.5 billion (U.S.$7.7 billion) in 2024 of which Ps.151.0 billion (U.S.$7.5 billion) were to support our debt service obligations. Given that the Mexican Government is not legally or contractually obligated to make such capital contributions to us or assist us in repaying our debt, it may cease to provide such support at any time. Any change in the Mexican Government’s support of us, including as a result of liquidity constraints or a change in policy objectives, would have a material adverse effect on our financial condition and ability to repay our indebtedness, as well as on the market value of our debt securities. We pay significant taxes and duties to the Mexican Government, which may limit our capacity to expand our investment program or negatively impact our financial condition. We are required to make significant payments to the Mexican Government, including in the form of taxes and duties. For the year ended December 31, 2024, our total taxes and duties were Ps. 290.3 billion, representing 17.4% of our sales revenues in the form of taxes and duties, which constituted a substantial portion of the Mexican Government’s revenues. Although the Mexican Government has previously granted us tax reductions, such as tax credits related to the Derecho por la Utilidad Compartida (Profit- Sharing Duty or “DUC”) or temporary suspensions of the collection thereof, there can be no assurance that we will not be required to pay a larger portion of our sales revenue to the Mexican Government in the future, nor that tax collection will be suspended. On December 19, 2024, the Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (the “Federal Revenue Law”) was published in the Diario Oficial de la Federación (the “Official Gazette of the Federation”). The Federal Revenue Law introduced changes to our fiscal regime and the Mexican Government may implement further changes in the future. See “—Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner.” We cannot provide any assurances that any future changes will be favorable to us. Any increase in the amount of payments we must make to the Mexican Government could limit our ability to make capital investments or expand our investment program and could have a negative adverse impact on our financial condition. We are also required to pay a state dividend to the Mexican Government if certain conditions under the Petróleos Mexicanos Law are met. From 2016 to 2024, we were not required to pay a state dividend, and we do not expect to pay a state dividend in 2025. Should a state dividend payment become mandatory, it could limit our capacity to execute or expand our investment program and could adversely affect our financial condition. We cannot provide any assurances that we will not be required to pay a state divided in the future or that such a payment would not have an adverse impact on our financial condition. Recent changes to our fiscal regime may impact our ability to report our results of operations for future periods accurately and in a timely manner. The Federal Revenue Law introduced changes to our fiscal regime aiming to simplify the fiscal framework and reduce the number of taxes and duties to which we are subject. In 2024, 2023 and 2022, the applicable Profit-Sharing Duty rates were 30%, 40% and 40%, respectively. Effective January 1, 2025, the Mexican Government consolidated the Profit-Sharing Duty and other taxes and duties payable by us into a new Derecho Petrolero Para el Bienestar (“Welfare Oil Duty”). This duty is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, as of January 1, 2025, Petróleos Mexicanos is no longer subject to income tax. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 12 of 236 However, we cannot assure that changes in our fiscal regime will not affect our ability to report our results of operations accurately and timely or comply with filing requirements with governmental authorities, including the SEC. This could limit our access to financial markets and hinder our ability to secure contracts, assignments, permits and other governmental authorizations necessary for participation in the oil and natural gas industry, thereby adversely affecting our business, results of operations and financial condition. Furthermore, there can be no assurances that our fiscal regime will not be further modified by the Mexican Government in the future. The Mexican Government could enter into agreements with other nations to limit production. Although Mexico is not a member of OPEC, from time to time it enters into agreements with OPEC and non-OPEC countries to reduce the global supply of crude oil. We do not control the Mexican Government’s international affairs, and the Mexican Government could enter into further agreements with OPEC, OPEC+ or other countries to reduce our crude oil production or exports in the future. A reduction in our oil production or exports may have an adverse effect on our business, results of operations and financial condition. The Mexican nation, not us, owns the hydrocarbon reserves located in Mexico, and our right to continue to extract these reserves is subject to the approval of the Ministry of Energy. The Mexican Constitution provides that the Mexican nation, not us, owns all petroleum and other hydrocarbon reserves located in Mexican territory. Article 27 of the Mexican Constitution provides that the Mexican Government will carry out exploration and production activities through agreements with third parties and through assignments to and agreements with us. We and other oil and gas companies are allowed to explore and extract the petroleum and other hydrocarbon reserves located in Mexico, subject to assignment of rights by the Secretaría de Energía (Ministry of Energy) and entry into agreements pursuant to a competitive bidding process. Access to crude oil and natural gas reserves is essential to an oil and gas company’s sustained production and generation of income, and our ability to generate income would be materially and adversely affected if the Mexican Government were to restrict or prevent us from exploring or extracting any of the crude oil and natural gas reserves that it has assigned to us, or if we are unable to compete effectively with other oil and gas companies in future bidding rounds for additional exploration and production rights in Mexico. For more information, see “—Risk Factors Related to our Relationship with the Mexican Government—We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase, the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments” below. Hydrocarbon reserves are based on estimates, which are uncertain and subject to revisions. The information on oil, gas and other reserves set forth in this report is based on estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves depends on the quality and reliability of available data, expert interpretation and subjective judgment. Additionally, estimates may be revised based on subsequent results of drilling, testing and production. These estimates are also subject to certain adjustments based on changes in variables, including crude oil prices. Therefore, proved reserves estimates may differ materially from the ultimately recoverable quantities of crude oil and natural gas. Downward revisions in our reserve estimates could lead to lower future production, which could have an adverse effect on our results of operations and financial condition. See “—Risk Factors Related to our Operations—Crude oil, natural gas and petroleum products prices are volatile, and low crude oil and natural gas prices adversely affect our income and cash flows and the value of the hydrocarbon reserves that we have the right to extract and sell” above. We revise our hydrocarbon reserve estimates annually,

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 13 of 236 which may result in material revisions to estimates contained in this report. Our ability to maintain our long-term growth objectives for oil production depends on our ability to successfully develop our reserves, and failure to do so could prevent us from achieving our long-term goals for growth in production. On December 20, 2024, the Mexican Government published the Organic Simplification Decree. As a result, the National Hydrocarbons Commission and the CRE were dissolved, and their regulatory functions were transferred to the Ministry of Energy. In accordance with the Organic Simplification Decree and the implementing Law of the National Energy Commission, a new deconcentrated body—the National Energy Commission—was created within the Ministry of Energy to assume the regulatory responsibilities previously held by the CRE and, in certain matters, the National Hydrocarbons Commission. Legal acts issued by the National Hydrocarbons Commission and CRE prior to their dissolution remain valid and binding, and contracts, agreements and other legal instruments continue to be effective and enforceable by the government entities or bodies that assumed their relevant functions, including the National Energy Commission. However, future procedures for auditing or adjusting our hydrocarbon reserves remain uncertain and may be subject to change under the new regulatory framework. Any request to adjust or revise our hydrocarbon reserve estimates could impact our ability to prepare our consolidated financial statements in a timely manner, which could, in turn, adversely affect our access to financial markets and our ability to secure contracts, assignments, permits and other authorizations necessary to participate in the oil and gas industry. This could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that our hydrocarbon reserve estimates will not be revised by the National Energy Commission or as a result of changes implemented under the Organic Simplification Decree and its related legislation, which may affect the reserve classification or revision process. For more information, see “—The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results” below. We must make significant capital expenditures to sustain our current production levels, and to maintain, as well as increase the proved hydrocarbon reserves assigned to us by the Mexican Government. Reductions in our revenue, adjustments to our capital expenditures budget or an inability to obtain financing may limit our ability to make capital investments. Our ability to maintain or increase our crude oil production is highly dependent on our ability to successfully develop existing hydrocarbon reserves and, in the long term, on our ability to develop additional reserves. Therefore, we continually invest capital to enhance our hydrocarbon recovery factor and improve the reliability and productivity of our infrastructure. The development of the reserves assigned to us by the Mexican Government requires significant capital investments and poses significant operational challenges. Our right to develop such reserves is conditioned upon adherence to our development plans, which are formulated based on our technical, financial and operational capabilities at the time such reserves were assigned. We cannot provide assurances that we will have or will be able to obtain the necessary resources or technical capacity at the required time to explore and extract the reserves that the Mexican Government assigned to us or the reserves that the Mexican Government may assign to us in the future. In the past, we have reduced our capital expenditures in response to declining oil prices. If we are unable to increase our capital expenditures, we may not be able to develop the reserves assigned to us in accordance with our exploration and development plans. Additionally, if we fail to adhere to development plans, we could lose the right to continue to extract such reserves, which could in turn adversely affect our operating results and financial condition. Our ability to make capital expenditures is limited by the substantial taxes and duties that we pay to the Mexican Government, the ability of the Mexican Government to adjust certain aspects of our annual budget, fluctuations in our revenues related to lower oil prices and any other constraints on our liquidity. Our ability to undertake the necessary capital investments to maintain current production levels depends on the availability of financing. For more information on the liquidity constraints we are exposed to, see “—Risk Factors Related to our Operations—We have a substantial amount of indebtedness and other liabilities and are exposed to significant liquidity constraints, which could make it difficult for us to obtain financing on favorable terms and could adversely PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 14 of 236 affect our financial condition, results of operations and ability to repay our debt and, ultimately, our ability to operate as a going concern without additional support from the Mexican Government, which we may not receive” above. In addition, we have entered into strategic alliances, joint ventures and other joint arrangements with third parties in order to develop our reserves. If our partners were to default on their obligations to us, we may be unable to maintain production levels or extract from our reserves. Moreover, we cannot assure you that these strategic alliances, joint ventures and other joint arrangements will be successful or reduce our capital commitments. For more information, see “—Risk Factors Related to Our Operations—We participate in strategic alliances, joint ventures and other joint arrangements, which may not perform as expected, could harm our reputation and could have an adverse effect on our business, results of operations and financial condition” above. The Mexican Government has historically imposed price controls in the domestic market on our products. The Mexican Government has from time to time imposed price controls on the sale of natural gas, liquefied petroleum gas, gasoline, diesel, gas oil intended for domestic use, fuel oil and other products. As a result, we have not always been able to fully pass on price increases to our customers in the domestic market. In 2017, the Mexican Government began gradually removing price controls on gasoline and diesel as part of the liberalization of fuel prices in Mexico. As of the date of this report, sales prices of gasoline and diesel remain fully liberalized and are determined by the free market. However, we do not have control over the Mexican Government’s domestic policies, and the Mexican Government could reintroduce price controls in the domestic market in the future. The imposition of such price controls would adversely affect our results of operations Risk Factors Related to Mexico Economic conditions and government policies in Mexico and elsewhere may have a material impact on our operations. A deterioration in Mexico’s economic condition, social instability, political unrest or other adverse social developments in Mexico could adversely affect our business and financial condition. Such events could also lead to increased volatility in exchange rates and financial markets, thereby restricting our ability to secure new financing on favorable terms or at all and service our debt. In the past, the Mexican Government has implemented budget cuts in response to declining international crude oil prices and global economic conditions, and it may reduce our budget in the future. Any such budget cuts could adversely affect the Mexican economy and, consequently, our results of operations, financial condition and ability to service our debt. See “Risk Factors—Risk Factors Related to our Relationship with the Mexican Government—The Mexican Government controls us, could transfer or reorganize our assets, or may otherwise limit our ability to satisfy our external debt obligations” above. Mexico has experienced periods of economic contraction or low growth, high inflation, elevated interest rates, currency devaluation and other economic challenges. These conditions may worsen or recur in the future and could adversely affect our financial condition, as well as our ability to service our debt, particularly in the absence of additional support from the Mexican Government. A deterioration in international financial or economic conditions, whether due to a slowdown in growth or recessionary conditions affecting Mexico’s trading partners, including the United States, or as a result a new financial crisis, could have adverse effects on the Mexican economy, the Mexican Government’s ability to support us, our financial condition and our ability to service our debt. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 15 of 236 Economic and political developments in Mexico and the United States may adversely affect Mexican economic policy and, in turn, our operations. Federal elections were held in Mexico and in the United States on June 2, 2024, and November 5, 2024, respectively. In Mexico, Claudia Sheinbaum Pardo was elected president and assumed office on October 1, 2024. In the United States, Donald J. Trump won the election and assumed the presidency on January 20, 2025. Economic conditions in Mexico are highly correlated with economic conditions in the United States due to geographic proximity and the high degree of economic interdependence between the two countries. Accordingly, political developments in the United States, including changes in American administrations and U.S. government policies, can influence the exchange rate between the U.S. dollar and the Mexican peso and adversely affect economic conditions in Mexico. In addition, given that the Mexican economy is heavily influenced by the U.S. economy, policies that are unfavorable to Mexico or a deterioration in U.S.-Mexico relations may adversely affect Mexico’s economy. We cannot provide any assurances that political developments in Mexico and the United States, over which we have no control, will not have a material adverse effect on our results of operations and financial condition, including our ability to repay our debt. Changes in global trade policy could adversely the Mexican economy and, in turn, our operations and financial condition. During 2024, our export sales to the United States amounted to Ps.483,647 million, which represented 28.9% of our total revenues and 69.9% of our export sales for the year. With limited exceptions, exports of petrochemical products and crude oil from Mexico to the United States have been free or exempt from tariffs since 2003 under the North American Free Trade Agreement and the United States-Mexico-Canada Agreement (the “USMCA”) that replaced it on July 1, 2020. While petrochemical exports from Mexico to the United States remain exempt from tariffs under the USMCA, any shift in trade relations among Mexico, the United States and Canada resulting from the implementation of tariffs or the renegotiation of the USMCA could require us to renegotiate our contracts or lose business, which could in turn result in a material adverse impact on our business and results of operations. In recent months, the U.S. government has indicated its intent to alter its approach to international trade policy and, in some cases, to renegotiate or potentially terminate certain existing trade agreements. In addition, the U.S. government recently imposed tariffs on certain goods, including steel and aluminum, announced new baseline tariffs applicable to all of its trading partners and has indicated a willingness to impose tariffs on other products, including raising tariffs on all imports from Mexico. In response, Mexico has threatened, but not yet enacted, retaliatory tariffs on certain U.S. products. Disruptions to global trade, the introduction of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our financial condition, results of operations and ability to repay our debt. The macroeconomic environment in which we operate is beyond our control and may become less favorable in the future. There can be no assurances that the USMCA will not be renegotiated, nor that U.S.-Mexico trade relations will not deteriorate and result in the imposition of trade barriers on the products that we produce and sell. A trade dispute between the United States and Mexico may have negative effects on the Mexican economy, exchange rates, inflation and economic prospects, which may in turn negatively affect our business and results of operations. Mexico has experienced a period of heightened criminal activity, which could affect our operations. In recent years, Mexico has experienced a period of heightened criminal activity, primarily due to the activities of drug cartels and related criminal organizations. The development of an illicit fuel market in Mexico has led to heightened theft and illegal trading of fuels that we produce, as well as the theft of our equipment and materials. In response, the Mexican Government has implemented various security measures and has strengthened its military and police forces. We have also continued to adopt strategic measures to reduce theft and other criminal activities targeting our facilities and products. However, criminal activity remains prevalent in Mexico and is likely to persist. Criminal activities, along with the associated damage to human life and property, may disrupt operations, interrupt the supply and distribution of our products, lead to significant economic losses, and negatively impact our business continuity, financial condition and results of operations. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 16 of 236 Changes in Mexico’s exchange control laws may hamper our ability to service our foreign currency debt. The Mexican Government does not restrict the ability of Mexican companies or individuals to convert pesos into other currencies. However, we and certain other Mexican Government entities are required to buy and sell our foreign currency with Banco de México (the “Mexican Central Bank”) in accordance with its terms and conduct all foreign currency transactions in compliance with its regulations. We cannot provide assurances that the Mexican Government will maintain its current policies regarding the peso. The Mexican Government has imposed foreign exchange controls in the past and could do so again in the future. If imposed, Mexican Government policies preventing us from exchanging pesos into U.S. dollars could hamper our ability to service our debt, the majority of which is denominated in currencies other than pesos, and other foreign currency obligations. The current Mexican Government administration has sufficient control in the Mexican Congress to implement constitutional reforms which, if effected, could have a material adverse impact on our business, financial position or operating results. The political coalition led by Mexico’s National Regeneration Movement (Movimiento de Regeneración Nacional or “Morena”) party has sufficient control in the Mexican Congress and several state legislatures to implement significant reforms, including amendments to the Mexican Constitution. The 2024 Mexican federal election strengthened Morena’s political position, as it won the presidency and obtained a qualified majority in the lower chamber of the Congress and the Senate. The new Congress assumed office on September 1, 2024 and the new president, Claudia Sheinbaum, assumed office on October 1, 2024. The concentration of political power in Mexico and any changes in Mexican politics or the Mexican economy resulting therefrom could have a material adverse impact on our business, results of operations and financial condition. We cannot predict the nature or viability of any future legal or constitutional reforms or when or how they might be implemented. We cannot provide any assurances that these changes will not adversely affect the Mexican economy or our business, financial condition, results of operations and, ultimately, our ability to pay our debt when due. Risk Factors Related to Climate Issues Environmental regulations, including those aimed at mitigating climate change, could result in material adverse effects on our results of operations. A wide range of general and industry-specific environmental laws and regulations apply to our operations in Mexico and certain of our assets in the United States. This regulatory framework is continuously evolving and has become increasingly strict and costly. Compliance with these regulations entails significant operational and capital expenditures and limits our ability to extract hydrocarbons, resulting in lower revenues. Failure to comply could lead to substantial fines, operational restrictions, and adversely affect our profitability and financial performance. In addition, noncompliance with applicable regulatory requirements or poor environmental performance may damage our reputation and may limit our ability to access financing on favorable terms or at all. Global efforts aimed at reducing greenhouse gas emissions, decarbonizing the economy and limiting global warming have led to an increased regulatory and financial burden for companies in the energy sector. This could result in additional capital requirements over the medium- to long-term to execute projects included in transition plans, as well as economic losses arising from legal liabilities, trade restrictions or, ultimately, the mandatory shutdown of our facilities. We are exposed to severe natural and weather conditions, which may be exacerbated by climate change. Our facilities and operations are exposed to physical risks from extreme weather events, such as floods, hurricanes, wildfires and droughts, as well as long-term hazards such as sea level rise, changes in precipitation patterns and increases in global average temperatures. Climate change has intensified the frequency and severity of adverse weather conditions, which could cause severe damage to our key facilities, disrupt our operations, reduce our production capacity and increase operational and maintenance

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 17 of 236 costs. Adapting and protecting our assets from these risks may increase our costs and expenses and, in turn, could adversely affect our financial condition and limit our ability to invest in strategic projects. Growing international concern over climate change could adversely impact the value of our assets, our strategies and our results of operations. In the context of the global transition to a low-carbon economy, we face growing regulatory and financial challenges. Climate change mitigation policies, such as carbon taxes, cap-and-trade schemes and new energy efficiency requirements, may increase our operational costs and adversely affect our financial condition. International agreements, such as the Paris Agreement adopted by the Mexican Government, include commitments to reduce emissions and adapt to climate change, which could result in additional restrictions on the exploration, production, and refining of hydrocarbons. Measures taken in response to these commitments could increase our costs and expenses. Additionally, such measures may boost a shift in consumer demand from petroleum-based fuels toward lower-carbon alternatives, adversely affecting our operations, financial results and long-term viability. Our failure to implement a successful energy transition plan may damage our reputation, increase regulatory scrutiny and reduce our ability to contract with third parties or obtain financing. In addition, global decarbonization could negatively impact our business due to technological changes, such as the proliferation of cheaper renewables, making oil-based energy comparatively less profitable. Other risks include increasing consumer pressure for sustainable products and potential market disruptions, such as sharp drops in hydrocarbon product prices. All of these factors may have an adverse effect on our business, results of operations and financial condition. Deficient performance related to environmental, social and governance (ESG) criteria may adversely impact our reputation and could make it difficult for us to access financing, increase the cost of financing, reduce insurance options or increase the cost of insurance. In recent years, our financial counterparties, including investors, lenders and insurance companies, have expressed interest in our performance regarding ESG criteria. ESG considerations encompass: (i) social challenges such as improving our practices regarding human rights, worker health and protection, fair employment practices and culture of gender equality; (ii) environmental challenges such as reducing our greenhouse gas and air pollutant emissions, improving our effluent treatment systems, hazardous waste management and complying with admissible water discharge parameters; and (iii) corporate governance practices to integrate senior management decision-making, risk management and internal control processes. While U.S. regulators have in past years called for increased ESG disclosure, it is expected that federal ESG-related regulations under the current U.S. presidential administration will deprioritize disclosure or mandate the abandonment of ESG programs, while regulations at the state level will vary. For fiscal year 2025, we have to file with the Bolsa Mexicana de Valores (Mexican Stock Exchange) an ESG report in accordance with IFRS S1 and IFRS S2. Failure to adapt to or comply with regulatory requirements or evolving investor or stakeholder expectations and standards for ESG practices may harm our reputation and ability to access capital, which may, in turn, have an adverse impact on our results of operation and financial condition. Risk Factors Related to the Certificados Bursátiles. Secondary Market for the Certificados Bursátiles. Currently, Certificados Bursátiles (peso-denominated publicly traded notes) present low operation levels in the secondary market and the Company cannot provide assurances that there will be a sustained development of said market. These notes have been registered in the Registro Nacional de Valores (Mexican National Securities Registry, RNV) and are traded in the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange). Notwithstanding, the Company cannot provide assurances that there will be an PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 18 of 236 active market to trade these Certificados Bursátiles, or that they will be traded at par or above its initial offering. The previous could limit the holders’ capacity to sell them at the price, moment and amount that they may wish to. Therefore, potential investors must be prepared to assume the risk in investing in Certificados Bursátiles until their maturity. To promote liquidity to Certificados Bursátiles, in November 2013, the Company established a Market-Makers Program for its peso-denominated Certificados Bursátiles at fixed and floating rates, and for the Certificados Bursátiles in the form of Global Depositary Notes. This program is directed to financial institutions under applicable laws and with regard to the operating rules set forth by the Company in its website. Financial obligations compliance. The Company considers it has fulfilled in a timely and orderly manner, with the reports registered with the SEC and every requirement from said authority. The Company is aware of both the principal payment and the interest generated by those securities. The Company files with the SEC its Annual Report in the 20-F Form. Additionally, the Company provides information regarding relevant events and quarterly reports (current quarter as compared to same quarter of the previous year) to foreign investors that it files with Mexican regulators CNBV and BMV, through the filing of Forms 6-K with the SEC. The Company considers it has fulfilled in a timely and orderly manner, with the quarterly reports and information regarding relevant events that it files with Mexican regulators BMV and CNBV. In addition, the company has presented copy of corresponding quarterly reports to the Luxembourg Stock Exchange and Switzerland’s Stock Exchange, regarding the securities listed in every one of them. The Company considers it has delivered in a timely and orderly manner, for the last three years, the reports that Mexican and foreign legislation require it to do, regarding periodic information and relevant events. Use of Proceeds. The total amount of resources obtained from the Company’s issuance of Certificados Bursátiles have entered the Company’s treasury and have been allocated in accordance to the company’s and its subsidiaries’ investment programs. Public Domain Documents. This quarterly report can be accessed through the CNBV’s information center, on its website, www.cnbv.gob.mx, and in the BMV, on its website, www.bmv.com.mx, or at the company’s website, www.pemex.com. In addition, any public information that the Company has delivered to national and foreign securities regulators under the Ley del Mercado de Valores (Securities Market Law) and other applicable normativity can be accessed at the Company’s website, www.pemex.com and be obtained as per request of any investor through a written request to the Company, located at Avenida Marina Nacional No. 329, Torre Ejecutiva, Piso 38, Colonia Verónica Anzures, Alcaldía Miguel Hidalgo, C.P. 11300, Ciudad de México, México, Telephone No.: +52 (55) 9126-2940, E- mail: ri@pemex.com, to the Investor Relations Office. Disclosure of results of operations and prospects [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 19 of 236 Operating Summary Hydrocarbons Production Liquids production, including partners, registered 1,670 Mbd in the fourth quarter of 2024, marking a decrease of 186 Mbd (10.0%) compared to the fourth quarter of 2023. This downturn can be attributed to several factors, including the natural decline of the Maloob and Zaap offshore fields, as well as the Quesqui onshore field; extended completion times for wells with high complexity in depth, pressure and temperature; lower initial production quotas in wells in the Xanab field; and the end of the useful life of electrocentrifugal pumping equipment in the Ayatsil field. Total natural gas production with partners decreased by 343 MMcfd, representing an 8.7% decrease compared to the same period in 2023. It fell from 3,954 MMcfd to 3,611 MMcfd of gas. Crude Oil Processing In the fourth quarter of 2024, crude oil processing averaged 786 Mbd, a 7.6% increase as compared to 4T23 mainly due to improved performance at the Madero and Salina Cruz refineries, which increased their processing by 66 Mbd and 13 Mbd, respectively. In this context, the average utilization rate of primary distillation capacity was 45.9%. Petroleum Products Production As a result, the production of petroleum products averaged 786 Mbd, of which 490 Mbd (58.5%) were high-value distillates (gasoline, diesel, and jet fuel). Upstream 4Q 23 4Q 24 Variation Total hydrocarbons (MMboed) 2,633 2,381 -9.6% (253) Liquid hydrocarbons (Mbd) 1,863 1,678 -10.0% (186) Crude oil production 1,856 1,670 -10.0% (186) PEMEX's production 1,835 1,653 -9.9% (182) Business Partners' production 21 17 -17.0% (4) Condensates 8 8 1.1% 0 Natural gas (MMcfd)[1] 3,954 3,611 -8.7% (343) Downstream 4Q 23 4Q 24 Variation Crude Oil Processing (Mbd) 731 786 7.60% 55 Dry gas from plants (MMcfd) 1,895 1,760 -7.10% (135) Natural gas liquids (Mbd) 164 148 -9.70% (16) Petroleum products (Mbd) 738 786 6.50% 48 Petrochemical products (Mt) 303 236 -22.10% (67) Variable Refining Margin (USD/b) -3.53 3.85 209.10% 7.38 EXPLORATION AND PRODUCTION 4Q24 Liquids Hydrocarbons Production Maintaining base production and incorporating new production are essential to meeting production goals and ensuring the company's viability. Physical activity related to well interventions is a critical component of this strategy. The main reservoirs are in a mature stage of exploitation, enabling us to sustain base production through minor repairs and well stimulation. During the fourth quarter of 2024, 374 minor repairs and 136 well stimulations were carried out. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 20 of 236 In addition, drilling and completions, as well as major well repairs, are activities intended to contribute incremental production. During the fourth quarter of 2024, 28 well completions and 38 major repairs were performed. As a result of these activities, liquids production with partners during the fourth quarter of 2024 was 1,670 Mbd, a decrease of 186 Mbd compared to the same period of 2023, when production was reported at 1,856 Mbd, representing a decrease of 10.0%, due to the natural decline of the Maloob and Zaap offshore fields, as well as the Quesqui onshore field; longer completion times for wells with high complexity in terms of depth, pressure, and temperature; lower initial production quotas in wells in the Xanab field; and the end of the useful life of electrocentrifugal pumping equipment in the Ayatsil field. Also contributing to the decline are delays in the installation of marine infrastructure in the Xanab field and the backpressure reduction plant in the Quesqui field, suspension of critical services of process vessels, supply of pneumatic pumping gas to the Yaxché field, and atypical weather conditions that prevented the continuity of offshore operations. Regarding the quality of the hydrocarbons produced, the participation of light crude oil has increased to 48 percent of total production due to the incorporation of Gas and Condensate fields. It is important to note that 65 percent of production comes from shallow water fields and the remaining 35 percent from onshore fields. Natural Gas Production During the fourth quarter of 2024, total hydrocarbon gas production with partners decreased by 343 MMcfd, representing an 8.7% change compared to the same period in 2023, with a decrease from 3,954 MMcfd to 3,611 MMcfd of gas. The associated gas decreased by 303 MMcfd, representing a variation of 14.8%. This is mainly due to the decline of the Akal, Zaap, Balam fields and the closing of cyclical wells in the Northeast Marine Region. Regarding non-associated gas, there was a decrease of 41 MMcfd, representing a 2.1% variation compared to the same period of the previous year. Thirty-seven percent of gas production came from shallow water fields, while the remaining 63 percent came from onshore fields. Natural Gas Use During 4Q24, gas use reached 92.6%; lower compared to the same period of 2023. The main variations were the production of gas highly contaminated with nitrogen and the Akal-B contingency in the Northeast Marine Region, maintenance and failures of compression equipment in the South Region, failures of process equipment for gas conditioning in the Ixachi field in the North Region, as well as rejections and releases from PTRI's Gas Processing Centers. Infrastructure During the fourth quarter of 2024, 19 development wells were completed, 26 wells less than in the same period of 2023. With respect to exploratory wells, 9 wells were completed in the fourth quarter 2024, six fewer wells compared to the same period in 2023. Discovery During 4Q24, the oil and gas well Tlatitok-101EXP was discovered in the South Marine Exploration Asset. The well is under production pressure test, with an estimated preliminary reserve of 40 MMboe. Exploration and Production 2024 In 2024, liquid hydrocarbon production, including partners, averaged 1,759 Mbd, a decrease of 116 Mbd (6.2%) compared to 2023.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 21 of 236 This decrease is due to the natural decline of the Maloob and Zaap offshore fields and the Quesqui onshore field, the extension of the completion time of wells with high depth, pressure and temperature complexity, lower initial production rates of wells in the Xanab field and the end of the useful life of the electrocentrifugal pump equipment in the Ayatsil field. In addition, there were delays in the installation of marine infrastructure in the Xanab field and the backpressure reduction unit in the Quesqui field, the suspension of critical services of process vessels, the supply of pneumatic pumping gas to the Yaxché field, and atypical weather conditions that prevented the continuity of offshore operations. Natural Gas Hydrocarbon gas production, excluding nitrogen, averaged 3,732 MMcfd, a decrease of 329 MMcfd (6.1%) compared to production in 2023. This decrease is due to the decline of the Akal, Zaap and Balam fields and the shut-in of cyclical wells in the Northeast Marine region. Operating Wells and Well Completions In terms of physical activity, 106 development wells were completed in 2024, 55 fewer wells than in the same period in 2023. In terms of exploration wells, 33 wells were completed in 2024, 28 fewer wells compared to the same period in 2023. Gas Use Hydrocarbon gas vented to the atmosphere averaged 304 MMcfd in 2024, a decrease of 50 MMcfd. During this period, 93.3 percent was utilized. Factors that affected the gas sent to the atmosphere are • the production of nitrogen-rich gas, • the Akal-B contingency in the northeast marine region, • the maintenance and failure of compression equipment in the South Region, • the Ixachi field gas conditioning process equipment failures in the North Region, and • rejections and releases from PTRI's gas processing centers. Discoveries Eight exploratory discoveries were made in 2024 and preliminary 3P reserves are estimated at 311 MMboe INDUSTRIAL TRANSFORMATION 4Q24 Crude Oil Processing In the fourth quarter of 2024, crude oil processing in the National Refining System (NRS) averaged 786 Mbd, a 7.6% increase equivalent to 55 Mbd, as compared to the same period in 2023. This change is mainly explained by higher process at the Madero and Salina Cruz refineries by 66 Mbd; Madero and 13 Mbd, respectively. The installed atmospheric distillation capacity of the NRS is 1,640 Mbd. With this processing level, the utilization of primary distillation capacity in the NRS averaged 47.9%, a 3.4 percentage points increase as compared to the fourth quarter of 2023. The refineries that recorded utilization rates above the system’s average were: Madero at 53.9%, Cadereyta at 48.2% and Salamanca at 46.0%. Petroleum Products Production In the fourth quarter of 2024, refined product production averaged 786 Mbd, a 6.5% increase or 48 Mbd as compared to the same period in 2023. The production basket consisted of 250 Mbd of gasoline, 172 Mbd of diesel, 38 Mbd of jet fuel, and 326 Mbd of other petroleum products and LPG. Compared to the same quarter in 2023, distilled product production increased by 73 Mbd, mainly at the Madero (+47 Mbpd) and Minatitlán (+17 Mbpd) refineries. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 22 of 236 Variable Refining Margin In the fourth quarter of 2024, the variable refining margin for the National Refining System (NRS) was U.S. $ 3.85 per barrel (U.S. $/b), which is 7.38 U.S. $/b higher than the value recorded in the same quarter of 2023. This increase was mainly due to higher crude oil prices. Additionally, improved operational performance in the NRS, with higher distilled product production, positively impacted this result. PEMEX Service Stations As of December 31, 2024, 7,266 service stations operate under the PEMEX Franchise, a 0.9% increase compared to those registered as of December 31, 2023. Of these stations, 7,221 are operated by third parties and 45 are owned by Pemex Industrial Transformation (self-consumption service stations). Additionally, 1,148 service stations operate under a brand sublicensing scheme, while 4,193 stations operated under brands other than PEMEX and are supplied both by PEMEX and direct imports. Related parties Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relation with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations. Mrs. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Pemex Industrial Transformation. As of December 31, 2024, the amount of operations held is Ps. 36.9 billion and the balance receivable is Ps. 6.5 billion. Natural Gas Processing and Production In the fourth quarter of 2024, wet gas processing averaged 2,278 MMcfd, an 8.5% or 211 MMcfd decrease as compared to the same quarter in 2023, due to lower wet gas availability in the Southeastern and Northern regions of Pemex Exploration and Production. Gas production averaged 1,760 MMcfd, a 7.1% or 135 MMcfd decrease as compared to the last quarter of 2023, mainly due to lower production at the Cactus gas processing complex. Similarly, the gas liquids production decreased by 9.7%, amounting to 148 Mbd, mainly due to lower production at the Cactus gas processing complex. In contrast, condensate processing averaged 8.7 Mbd, slightly higher by 100 bd compared to the last quarter of 2023. Petrochemicals Production In the fourth quarter of 2024, petrochemical production recorded 236 thousand tons (Mt), a 22.1% decrease as compared to the same period in 2023. This variation is mainly explained by the following factors: • other petrochemicals production decreased by 30.7%, mainly due to lower production of carbon dioxide at the Cosoleacaque petrochemical complex, caused by ammonia inventory accumulation; • methane derivatives production decreased by 28.1%, mainly due to lower ammonia production at 23.8 Mt. This is explained by the shutdown of the Ammonia VI plant at the Cosoleacaque petrochemical complex from October 17 to November 8, due to high product inventories. This shutdown was used for maintenance works, and since November 9, the plant has resumed continuous and stable ammonia production; • sulfur production decreased by 28.4% as result of the shutdown of sulfur recovery plant No. 1 at the Ciudad Pemex gas processing complex since April 2024. Major repairs are currently being carried out at sulfur recovery plants No. 1 at the Ciudad Pemex and Nuevo Pemex gas processing complexes; in contrast, • raw material for carbon black production increased by 135.8%, due to the reactivation of production at the Madero refinery and higher production at the Cadereyta refinery. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 23 of 236 Industrial Transformation 2024 Crude Oil Processing In 2024, crude oil processing at the NRS averaged 906 Mbd, a 14.3% increase as compared to 2023. The refineries with the highest processing levels in 2024 were Salina Cruz with 199 Mbd, Cadereyta with 143 Mbd, Salamanca with 128 Mbd, Minatitlán with 123 Mbd, and Madero with 113 Mbd. The average utilization of the primary distillation capacity of the NRS was 55.2%, an increase of 6.9 percentage points as compared to 2023. The refineries that registered utilization above the average were: Salina Cruz with 60.2%, Madero with 59.4%, and Tula with 55.9%. Petroleum Products Production Petroleum products production increased by 12.7% as compared to 2023, averaging 901 Mbd. The product basket was composed of 277 Mbd of gasoline, 180 Mbd of diesel, 33 Mbd of jet fuel, and 410 Mbd of other refined products and LPG. Distilled product production averaged 491 Mbd, 18.2% higher than in 2023, as a result of a better performance in five of the six refineries. Variable Margin In 2024, the variable refining margin of the NRS was 4.10 U.S. $/b, a decrease of 6.93 U.S. $/b compared to the value recorded in 2023. This variation is due to lower refined product prices in the Gulf Coast of Mexico throughout the year, compared to the stable behavior of crude oil prices on the annual average. Gas Processing and Production In 2024, wet gas processing averaged 2,319 MMcfd, a decrease of 314 MMcfd or 11.9% as compared to 2023, due to lower wet gas availability in the Southeastern and Northern regions of PEP. As a result, dry gas production averaged 1,824 MMcfd, a decrease of 237 MMcfd or 11.5% as compared to 2023, primarily due to lower gas production at the Cactus gas processing complex. Gas liquids production decreased by 14 Mbd, mainly at the Cactus gas processing complex, amounting to 152 Mbd. On the other hand, condensate processing averaged 11 Mbd, 400 barrels per day more than in 2023. Petrochemical Production By the end of 2024, cumulative petrochemical production totaled 1,039 Mt, a 2.4% decrease as compared to 2023. This variation is mainly explained by: • sulfur production decreased by 28.9%, due to lower sulfur production at the gas processing complexes. This result was partially offset by higher sulfur production at the National Refining System; • ethane derivative production decreased by 23.2%, mainly due to the shutdown of the Swing low-density polyethylene plant at the Morelos petrochemical complex during 2024. Currently, these issues are being addressed with the support of the plant's licensor to reactivate production; • raw material for carbon black production increased by 46.6%, mainly due to higher heavy crude processing at the Cadereyta refinery. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 24 of 236 Environmental, Social & Governance Criteria Environmental Carbon Dioxide Equivalent Emissions In the fourth quarter of 2024, carbon dioxide equivalent emissions were 13.5 million metric tons (MMt), an 8.2% decrease as compared to the same period in 2023. On an annual basis, the decrease was 6.6% with a total of 57 MMt. This decrease is mainly due to the progress in the implementation of energy efficiency and waste reduction projects, including the increase of associated gas transportation and compression capacity for its management, reinjection and sweetening of gas, as well as the continuation of major maintenance programs on compression systems in the Exploration and Production business. Sulfur Oxide Emissions Emissions of sulfur oxides were 375.2 Mt in 4Q24, a 26.2% increase as compared to the same period in 2023. On an annual cumulative basis, an increase of 23.8% is recorded, for a total of 1,354.7 Mt. This change is mainly due to the intermittent operation of sulfur recovery plants in gas processing complexes and a slight increase in acid gas flaring in gas production processes. To reverse this result, PEMEX is considering significant investments for the rehabilitation of these facilities starting in the first half of 2025. Water Reuse In the fourth quarter of 2024, the water reuse index (reuse/use) increased by 15.2% and for the cumulative period from January to December 2024, by 14.8% as compared to the previous year. This improvement is attributed to the increase in water reuse due to the rehabilitation of the Madero refinery's wastewater treatment plant and the increase in reused water from the Monterrey Water and Drainage Services operating agency to the Cadereyta Refinery. Initiatives to Reduce Atmospheric Emissions and adapt to Climate Change Emissions Trading System The work centers participating in the test phase of the Emissions Trading System have uploaded their verification reports and are preparing the delivery of rights corresponding to 2023 activities. Greenhouse Gas (GHG) Emission Reductions in Pemex Transformación Industrial (PTRI) Implementation of energy efficiency projects and increased use of LPG. Gas Use At the end of the quarter, Pemex Exploration and Production (PEP) made progress in implementing gas management and utilization projects, such as the closure of wells with high gas-to-oil ratios, the rehabilitation of boosters, the overhaul of compressors and transportation infrastructure for gas handling and operational flexibility. However, contingencies caused delays in the delivery of infrastructure, which, together with the start-up of new producing wells, interrupted the trend of GHG emission reduction in the fourth quarter of 2024. Methane Emissions We continued to implement leak detection and repair programs in marine infrastructure and facilities in the southeast of the country. As part of the technical cooperation agreement between the U.S. Environmental Protection Agency (EPA) and PEMEX, we analyzed the results of methane emission reduction opportunities and identified projects to be implemented in PEP and PTRI.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 25 of 236 Adapting to Climate Change Works continued on the climate risk analysis of the Matapionche, Arenque, Burgos, Cd. Pemex and Poza Rica CPGs, the Cangrejera CPQ and the Salamanca, Minatitlán, Tula and Cadereyta refineries. Follow-up of the Critical Risks’ Attention Program As of December 31,2024, of the total inventory of 240 environmental risks, 55 risks have been addressed, 62 are in process, 77 have a work program for the following years and 46 are pending program assignment. Of the Priority 1 risks, 15 have been addressed, 19 are in process and 4 are planned for 2025. To address the inventory of environmental risks, a total investment of Ps. 15.73 billion has been estimated, which will contribute to the mitigation of impacts on soil, water and air. Social Industrial Safety and Occupational Health Frequency Index[2] In 4Q24, the frequency index for PEMEX personnel continued its downward trend, reaching 0.20 accidents per million man-hours worked with exposure to risk, a decrease of 31%. Similarly, because of the reinforcement in the implementation of PEMEX's Health and Environmental Protection System (SSPA), by the end of 2024, this index for PEMEX personnel decreased by 22%, reaching 0.32 accidents per million man-hours worked with exposure to risk. The distribution of accidents within PEMEX is: i) Pemex Industrial Transformation with 34 injured workers and six fatalities; ii) Pemex Exploration and Production with 26 injured workers; iii) Pemex corporate with 25 injured workers and two fatalities; and iv) Pemex Logistics with 16 injured workers. Severity Index[3] The severity index for PEMEX personnel also showed progress in the fourth quarter and accumulated at the end of 2024, recording 20 and 24 lost days per million man-hours worked with risk exposure, respectively. It is worth noting that the annual result represents a 20% improvement over the 30 days lost recorded in 2023. In all moderate and severe events, Petróleos Mexicanos performs a root cause analysis (RCA) to identify the causes that originate them and define corrective actions to prevent recurrence. In very serious events, the analyses have been developed by independent investigators, which guarantees total transparency and allows the strengthening of the PEMEX SSPA System and accountability to stakeholders. Safety Initiatives During the fourth quarter, various safety initiatives were implemented, including second party audits in SSPA, work center consultations and accident prevention programs in low performing work centers. Health risk atlases were updated, occupational health diagnoses were prepared, and occupational health programs were implemented. Follow-up audits and inspection visits were carried out and safety alerts were issued (Salina Cruz sewage fire and Olmeca refinery fire). Inventory of Safety and Reliability Risks As of the end of 4Q24, 722 of the total risks inventory of 865 occupational safety risks had been addressed. The remaining 143 risks have a program for their definitive attention. Currently, risks from each year of identification are being addressed simultaneously. A total investment of Ps. 23.3 billion has been estimated for this inventory. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 26 of 236 Social responsibility In the fourth quarter of 2024, PEMEX continued to strengthen its social commitment to the communities where it carries out its main activities. Through open dialogue, affective communication and the implementation of strategic projects, the company strengthens its role as an agent of sustainable and shared development in the country. During this period, PEMEX has increased the execution of Programs, Works and Actions (PROA) of Social Responsibility, promoting initiatives that not only strengthen its bond with the communities, but also contribute to the management of the environment of its operations. In 4Q24, social investments totaled MXN 607.8 million, distributed through 90 donations of petroleum products for a total of MXN 239.4 million and the execution of 62 programs, works and/or actions for a total of MXN 368.4 million. Ninety-four percent of this social investment was allocated in nine priority entities for the operation of the PEMEX’s value chain, while the remaining 6% was distributed to six entities in the rest of the country. State Donations (Ps. million) PROAs1 (Ps. million) Investment 4Q24 (Ps. million) Chiapas - 31.3 31.3 State of Mexico 13 - 13 Guanajuato 8.6 1.8 10.4 Guerrero 12.6 - 12.6 Hidalgo 10.6 5.4 16 Michoacán 3.8 - 3.8 Nayarit 11.4 - 11.4 Nuevo León 55.8 24.4 80.2 Oaxaca 74.7 43.5 118.1 Puebla 20.3 - 20.3 SEMAR-Quintana Roo 8 - 8 Sonora 12 - 12 Tabasco 0 180.2 180.2 Tabasco-Oaxaca 0 0.9 0.9 Tamaulipas 8.7 41.7 50.3 Veracruz 0 39.3 39.3 Total 239.4 368.4 607.8 1.Programs, Works and Actions It is worth noting that 90% of this investment was allocated to priority entities for the operation of the value chain of PEMEX and its subsidiary production companies (EPS). However, compared to the same period in 2023, social investment in the fourth quarter of 2014 registered a decrease of Ps. 465.2 million. Our strategic focus areas: Education and Sports, Infrastructure, Environmental Protection, Productive Projects, Health, Public Safety and Civil Protection, through which we implement programs, works and actions in the area of social responsibility; are linked to the objectives of the 2030 Agenda for Sustainable Development of the United Nations Organization, through which we promote the well-being and improvement of the quality of life of communities. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 27 of 236 Among the programs, works and actions implemented during 4Q24, the following stand out: Program Type PROAs Education (SDG 4, targets 4.1, 4.2, 4.a) Enhancing the quality and accessibility of education in oil-producing communities. • Promoted youth talent in Guanajuato with equipment for creative incubators for visual arts, music and film. • Improved educational infrastructure in Oaxaca and built classrooms in Tabasco and Veracruz. • Strengthened recreational and sports facilities with playground equipment in Tabasco. Infrastructure (SDG 11, target 11.7) Revitalizing public spaces and promoting safe, accessible areas. • Built multipurpose domes in municipalities in Veracruz and Oaxaca. These domes provide protected spaces for recreational, sports, and community activities. • Refurbished the Ejidal House of Asunción Ixtaltepec, Oaxaca. We improved its facilities to strengthen Its community use. • Renovated the Social Hall in Tolosita, Oaxaca. We offered better conditions for local events and activities. • Renovated streets and roads in several municipalities in Tabasco and Oaxaca to improve connectivity and mobility. • Built curbs and sidewalks in six locations in Tabasco and Veracruz to strengthen road safety and pedestrian accessibility. • Rehabilitated 2,834 meters of sanitary drainage piping in the municipality of Cadereyta to ensure a more efficient sanitation system. Health (SDG 3, targets 3.4 y 3.8) Improve access to health services and medicines, contributing to the reduction of mortality from preventable diseases. • Our Mobile Medical Unit provides free healthcare in communities in Chiapas, Oaxaca, Tabasco, Tamaulipas, and Veracruz, offering essential health services. • The Mobile Medical Unit for Mastography operates in Chiapas and Tabasco, offering free breast cancer screening tests. • We delivered ambulances equipped with medical supplies in Veracruz, strengthening the emergency care system and facilitating the safe transfer of patients. Public utilities (SDG 11 target 11.1) Improving the provision of basic public services. • Delivered a fire truck in Tamaulipas, as well as garbage collection and compactor trucks. • Distributed civil protection kits in the Isthmus of Tehuantepec, Nuevo León and Tamaulipas. • Provided heavy machinery in Hidalgo and Oaxaca. • Provided patrols to security corporations in Tamaulipas and Oaxaca. • Installed LED lighting in Tabasco and Oaxaca, improving road safety and energy savings. • Supplied water tankers in Tamaulipas and Veracruz to ensure a steady water supply in areas with high demand. Governance In 4Q24, the implementation of the “Pemex Cumple” Compliance Program continued through its four axes, promoting the objectives of the 2023-2027 Business Plan, to foster a culture of compliance, prevent corruption risks and strengthen corporate ethics and integrity, with the following advances: Training During the quarter, 5,187 employees were trained in the following courses: “Our Codes”, 935 employees; “Anti-Corruption Policy”, 1,481 employees; and “Conflict of Interest”, 2,771 employees. In the area of Transparency, Access to Information and Protection of Personal Data, a total of 5,823 training sessions were held. As a result, 56,122 workers were trained in “Pemex Complies” in 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 28 of 236 Feasibility Opinions Issued Under Due Diligence In the Due Diligence System (SIDEDI), 636 Due Diligence (DD) processes were concluded and a total of 564 feasibility opinions were issued to enter into commercial agreements with third parties. Proactive Transparency, Corporate and Public Interest Transparency and Accountability In compliance with the Transparency, Open Government and Open Data Policy (PTGADA), in 4Q24, the Transparency Unit submitted to the Anti-Corruption and Good Governance Secretariat the link containing the results of the Follow-Up Report corresponding to the period from July 1, 2023 to June 30, 2024. Both PEMEX and its Subsidiary Productive Companies obtained scores of 100 in the three axes of the PTGADA. Project Management INAI is currently analyzing the applications for PEMEX's proactive transparency practices (APP PEMEX ASISTE and Institutional Database (eBDI), which were submitted last September. The application period was extended until December 18, 2024. Promotion of Compliance with Legal Provisions and Internal Regulations applicable to Transparency, Access to Information and Protection of Personal Data The monitoring of external regulatory changes that could impact PEMEX and its EPS was carried out, and the findings were notified to the areas involved. During the month of October, two massive events were held to disseminate the regulatory obligations regarding transparency, access to information, protection of personal data and open government, in order to strengthen the culture of compliance in these matters. Supervision and Attention to the Delays in Compliance with the Quarterly Uploading of PEMEX And EPS Obligations to INAI's National Transparency Platform In October 2024, the information corresponding to the third quarter was uploaded to the Transparency Obligations Portal System (SIPOT) of 2024. At the end of December 2024, the total of both main and secondary records currently generated in the SIPOT amounted to 15,260,974 in the General Law of Transparency and Access to Public Information (LGTAIP) and 2,068,344 in the Federal Law of Transparency and Access to Public Information (LFTAIP). In the months of November and December, the letters for updating the fourth quarter and second half of 2024 were sent to the areas, in which, as a continuous measure, communication was maintained with the areas so that the purification of information could be carried out, in order to maintain in the SIPOT the information indicated in the conservation periods provided for in the General and Federal Technical Guidelines, the protection of personal data, the reserved and confidential information of those documents that do so require. As a complement to the general training on SIPOT, staff from the Sub-Management of Transparency and Protection of Personal Data provided 518 advice and specific training on the subject to users who required it due to the management of SIPOT or the mobility of personnel. [1] Does not Include nitrogen. Includes production from business partners. [2] Refers to the number of accidents with incapacitating injuries per million man-hours worked (MMhh) with risk exposure during the relevant period. An incapacitating injury is an injury, functional damage or death that is caused, either immediately or subsequently, by a sudden event at work or during work-related activities. Man-hours worked with risk exposure represent the number of hours worked by all personnel, including overtime hours. [3] Refers to the total number of days lost per million man-hours worked with risk exposure during the relevant period. The number of days lost is based on medical leaves of absence for injuries stemming from accidents at work, plus the number of corresponding days on which compensation is paid for partial or total disability or death. Financial position, liquidity and capital resources [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Financial Summary

Revenues

Total sales and service revenues increased 1.3% to Ps. 431.1 billion in 4Q24. This increase was due to higher gasoline prices, as well as a higher volume of refined products exported, although offset by a decrease in crude oil volumes and an appreciation of the U.S. dollar against the peso.

Cost of Sales

Cost of sales, including impairment, increased by 21.0%, mainly due to higher impairment of fixed assets, increases in operating expenses, extraction duties, conservation and maintenance, inventory variations, and consolidation of subsidiaries. This increase was partially offset by lower purchases of products for resale and a decrease in well amortization.

Taxes and Duties

During 4Q24, taxes and duties were Ps. 205.3 billion, compared to Ps. 53.9 billion in 4Q23. This is due to higher deferred taxes, and a higher profit-sharing duty (DUC) payment in 4T24 as compared to a tax credit in 2023.

Net Income

During 4Q24, PEMEX recorded a net loss of Ps. 350.5 billion, compared to a net income of Ps. 5.1 billion in 4Q23. This result was driven by higher cost of sales, impairment of fixed assets, other expenses, derivative financial instrument costs, foreign exchange loss and taxes and duties. These increases were partially offset by higher sales and increase in other income. The foreign exchange loss was due to the depreciation of the peso against the U.S. dollar, and derivative financial instrument costs increased due to changes in the fair value of certain instruments.

Financial Debt

Total financial debt increased by 10.3% compared to the end of 2023, mainly due to the objective of maintaining a net indebtedness close to zero and the support from the Federal Government.

As of December 31, 2024, the exchange rate was Ps. 20.2683 to U.S. $ 1.00, so financial debt recorded a balance of Ps. 1,978.8 billion or U.S. $ 97.6 billion.

Financial Resources

PEMEX has revolving credit lines for liquidity management of up to U.S. $ 5.9 billion and Ps. 20.5 billion. At December 31, 2024, U.S. $ 230 million were available.

EBITDA

EBITDA in 4Q24 was Ps. 12.6 billion.

Budget Investment Activities

In 2024, a budget investment of Ps. 370.6 billion was made, which represents 100% of the 2024 budget.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Consolidated Income Statement from October 1 to December 31, 2024

Total Sales

Total sales and service revenues amounted to Ps. 431.1 billion, an increase of 1.3%, compared to the fourth quarter of 2023. This was mainly due to a 3.0% increase in domestic sales, mainly explained by higher gasoline prices compared to 4Q23. This was partially offset by a slight decrease in the value of export sales of 0.9%, due to a decrease in the volume of exported crude oil and an appreciation in the average exchange rate of the dollar against the peso.

Cost of Sales

Cost of sales increased 21.0% including the effect of fixed asset impairment. This increase is mainly explained by: i) a higher fixed asset impairment of Ps. 1.6 billion in 4Q24 compared to a reversal of impairment of MNX 45.4 billion in 4Q23; ii) an increase of Ps. 26.7 billion in operating expenses mainly in taxes and duties and materials and spare parts; iii) an increase in extraction rights of Ps. 14.0 billion; iv) an increase in maintenance and conservation of Ps. 4.4 billion; and v) an increase in inventories variation of Ps. 19.1; vi) an increase in the net effect of consolidation of subsidiary companies of Ps. 12.3 billion; offset by vii) lower purchases of products for resale of Ps. 43.5 billion, due to a decrease in the volume of Magna gasoline and diesel; and viii) a decrease of Ps. 12.0 billion in amortization of wells.

Taxes and Duties

During 4Q24, total taxes and duties amounted to Ps. 205.3 billion, compared to Ps. 53.9 billion in 4Q23. This change is mainly due to a higher amount recognized for deferred taxes of Ps. 156.5 billion, and a higher payment in the profit sharing duty (DUC) in 4Q24 compared to 4Q23 when the tax incentive in the decree dated February 13, 2024, which grants a tax credit of 100% of the amount corresponding to the provisional DUC payments for the months of October, November and December 2023, was applied.

Evolution of Net Income (Loss)

During 4Q24, PEMEX recorded a net loss of Ps. 350.5 billion, compared to a net income of Ps. 5.1 billion in 4Q23.

The main factors contributing to this variation were: i) an increase in cost of sales; ii) an increase in impairment of fixed assets; iii) an increase in other expenses; iv) an increase in cost of derivative financial instruments; v) an increase in foreign exchange loss; partially offset by vi) an increase in sales; and vii) an increase in other income.

A foreign exchange loss of Ps. 48.0 billion was recorded in 4Q24, compared to a foreign exchange gain of Ps. 55.2 billion in 4Q23. This variation was due to a depreciation of the Mexican peso against the US dollar in 4Q24 compared to an appreciation of the Mexican peso against the US dollar in the same period of the previous year. The exchange rate went from Ps. 19.6290 per U.S. $ 1.00 as of September 30, 2024, to Ps. 20.2683 per U.S. $ 1.00 as of December 31, 2024, representing a variation of 3.3%.

The cost for derivative financial instruments of Ps. 14.3 billion was recorded in 4Q24, compared to a yield of Ps. 7.3 billion in 4Q23. This variation is mainly explained by the effect of the fair value of cross-currency swaps, currency options and crude oil options.

Additionally, an impairment of fixed assets of Ps. 1.6 billion was recognized in 4Q24 compared to a reversal of impairment of Ps. 45.4 billion in the same period of the previous year.

Comprehensive Income (Loss)

In 4Q24, a comprehensive loss of Ps. 250.6 billion was recorded, as a result of the net loss of Ps. 350.5 billion, the effects of actuarial gains of Ps. 82.1 billion and positive translation effects of Ps. 17.8 billion as a consequence of the depreciation of the peso against the US dollar in 4Q24.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Statement of Financial Position as of December 31, 2024

Working Capital

As of December 31, 2024, the negative working capital was Ps. 768.0 billion, compared to negative working capital of Ps. 585.2 billion as of December 31, 2023. This change of Ps. 182.8 billion was mainly due to:

- an increase in cash and cash equivalents and customers of Ps. 20.1 billion.
- a Ps. 52.0 billion decrease in short-term debt
- a Ps. 64.0 billion decrease in taxes and duties payable;
- a decrease of Ps. 10.9 billion in accounts payable and accrued expenses; offset by:
- a decrease of Ps. 88.5 billion in other non-financial receivables;
- a decrease in inventories of Ps. 23.5 billion;
- a decrease in Federal Government bonds of Ps. 13.9 billion.
- an increase in suppliers of Ps. 137.6 billion; and
- an increase in derivative financial instruments of Ps. 72.5 billion.

Debt Financial Resources

As of December 31, 2024, Petróleos Mexicanos, its productive subsidiaries and subsidiaries carried out financing activities (including short-term bank loans) for a total of Ps. 1,056.5 billion (U.S. $ 52.1 billion). Total repayments recorded were Ps. 1,149.0 billion (U.S. $ 56.7 billion).

Approximately 82.7% of the debt is denominated in currencies other than the peso, mainly in U.S. $, and for recording purposes is translated to Ps. at the closing exchange rate.

Financing Activities

In line with the Business Plan of Petróleos Mexicanos and its Subsidiary Productive Companies 2023-2027, we continue with the strategy of convergence to zero net indebtedness.

Financial Market Operations

In the fourth quarter of 2024, PEMEX completed the following financial operations:

Date	Financial instrument	Amount (Billion)	Maturity
October 28, 2024	Credit contract	Ps. 5.0	October 2026
November 29, 2024	Amendment agreement	Ps. 2.5	November 2025
December 6, 2024	Amendment agreement	U.S. $ 5.3	July 2026
December 19, 2024	Credit contract	Ps. 5.8	December 2026
December 20, 2024	Credit contract	U.S. $ 0.5	March 2026
December 23, 2024	Credit contract	U.S. $ 0.2	March 2026
December 24, 2024	Credit contract	U.S. $ 0.4	December 2025

Revolving Credit Facilities

PEMEX has revolving credit facilities (RCFs) for liquidity management of up to U.S. $ 5.9 billion and Ps. 20.5 billion. As of December 31, 2024, U.S. $ 230 million were available.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Budgetary Investment Activities

2024 Exercise

For the 2024 fiscal year, an approved budget of Ps. 370.6 billion (U.S. $ 20.6 billion[1]) has been allocated to budgetary investment activities. As of December 31, 2024, Ps. 370.6 billion (U.S. $ 20.2 billion[2]) had been exercised, representing 100.0% of the approved budget.

EPS	2024 Budget (Ps. billion)	Exercise 2024 (Ps. billion)
Exploration and Production[3]	288.8	288.8
Industrial Transformation	75.3	75.3
Logistics	5.2	5.2
Corporate	1.3	1.3
Total	**370.6**	**370.6**

Exploration investment amounted to Ps. 47.9 billion in 4Q24, compared to Ps. 48.9 billion spent in 4Q23.

Budgetary investment has been oriented to support the extraction of hydrocarbons and their processing in refineries to produce petroleum products and gas liquids. In Pemex Exploration and Production, resources continue to be channeled to accelerate the entry into operation of fields in new developments, which have made it possible to offset the decline of mature fields. Likewise, investments continue in the Refinery Rehabilitation Plan to increase operational reliability and the crude oil processing for the commercialization of petroleum products in the domestic market.

As of December 31, 2024, the following capital contributions have been made to subsidiary companies: Ps. 42.7 billion for the new Olmeca refinery in Dos Bocas, as well as Ps. 3.4 billion for the capitalization of subsidiaries in the fertilizer business line and Ps. 0.3 billion for *Gas Bienestar* and *Gasolinas Bienestar*.

Other Relevant Topics

Work Plan 2025-2030

On February 12, 2025, PEMEX presented its 2025-2030 Work Plan. The company will focus its efforts on six key areas: efficient production, energy security, social welfare, economic strengthening, environmental responsibility, and the promotion of clean energy.

Main Goals and Strategies:

Exploration and Production

Exploration activities will be conducted to incorporate 2 billion barrels of crude oil equivalent (MMboe), ensuring at least ten years of production. These activities involve an investment of Ps. 220 billion.

For the period 2025-2030, the goal is to achieve a production of 1.8 MMbbl/day of liquid hydrocarbons with an estimated investment of Ps. 1.6 trillion and 5,000 MMcf/day of natural gas, with an investment of Ps. 238 billion. Additionally, efforts will be made to reduce gas flaring and methane fugitive emissions.

Refining

The six refineries of the National Refining System (SNR) will be rehabilitated with an investment of Ps. 105 billion to guarantee the supply of gasoline, diesel, and jet fuel. Additionally, Ps. 52 billion will be invested in the Tula and Salina Cruz refineries to optimize residual usage. The refining processes at the Olmeca and Deer Park refineries will also be optimized.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 33 of 236 Fertilizers and Petrochemicals Fertilizer production will be increased with an investment of over Ps. 8 billion, which includes the rehabilitation of the Lázaro Cárdenas plant and the construction of a new complex in Veracruz. In the petrochemical sector, the Cangrejera complex will be reactivated under the petrochemical refinery model, production at the Morelos complex will be increased, and the Escolín Petrochemical Complex will be modernized. The estimated investment for these projects is Ps. 20 billion. Clean Energy and Environment PEMEX will gradually and responsibly integrate clean energy projects, with the launch of Pemex Energy, which focuses on energy transition projects. Logistics Safety in the storage, transportation, and distribution of fuels will be reinforced, and storage capacity will be expanded. At the same time, efforts to combat fuel theft and the illegal fuel market will be intensified in close coordination with the security cabinet. The plan will be financed primarily by internal PEMEX resources, with private investment in mixed projects and a contribution from the Federal Government of Ps. 136 billion for debt amortization in 2025. The 2025-2030 Work Plan aims to improve energy infrastructure, strengthen the national economy, and move toward energy self- sufficiency while incorporating more sustainable and environmentally responsible practices. For more information, visit the following link: PEMEX | PEMEX | Presenta Pemex su Plan de Trabajo 2025-2030 Strategic ESG Advances PEMEX Reaffirms its commitment to occupational health and safety On January 31, 2025, PEMEX reaffirmed its commitment to occupational safety and health during the event "Commitment of Senior Management to Occupational Safety and Health at Petróleos Mexicanos." PEMEX’s General Director, Víctor Rodríguez Padilla, reaffirmed the company's commitment to reinforcing safety, occupational health, and environmental protection actions with the goal of achieving sustainable development. The management emphasized the importance of training and adopting international standards to protect the integrity of personnel, facilities, and the environment. Collaborative efforts have facilitated the identification, validation, and prioritization of initiatives, as well as the allocation of financial resources for occupational safety and health. Carbon Disclosure Project (CDP) Results On February 6, 2025, CDP reported improvements in PEMEX’s ratings in two questionnaires: Climate Change: The rating improved from D (Disclosure) in 2023 to C (Awareness) in 2024. This indicates that PEMEX has demonstrated a certain level of awareness and management of its impacts on climate change, although there is still room for significant improvement in terms of strategic planning and the implementation of effective mitigation and adaptation strategies. Water Security: The rating improved from D (Disclosure) in 2023 to B- (Management) in 2024. This suggests that PEMEX has demonstrated a good level of awareness and management regarding water use and related risks, although further improvements are needed to reach the level of best practices in all areas of water management. Further information available at: https://www.cdp.net/en/data/scores#cdp-public-scores PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 34 of 236 S&P Global Corporate Sustainability Assessment (CSA) Evaluation PEMEX completed S&P Global Corporate Sustainability Assessment (CSA) in 2024, scoring 19 out of 100, showing an improvement of 4 points compared to 2023. Key performance indicators varied significantly across dimensions: Governance and Economy (26), Environment (16), and Social (13). While positive year-over-year progress was observed in areas such as climate strategy (+15 points) and human rights (+7 points), there remain gaps compared to industry best practices. Further information available at: https://www.spglobal.com/esg/scores/results?cid=4403415 Climate Action 100+ Investors Celebrate PEMEX’s Climate Commitments Investors from Climate Action 100+ (CA100+) have expressed encouragement over PEMEX's greenhouse gas (GHG) reduction goals and the improvements in climate disclosure outlined in its first Sustainability Plan. CA100+ is an initiative of institutional investors aimed at ensuring that major GHG-emitting companies take the necessary measures to address climate change. Since being included in the CA100+ focus list in 2020, PEMEX has interacted with a diverse group of local and international bondholders. Since then, investors have seen significant improvements in the quality and continuity of dialogue with the company, as well as a responsiveness that has led to notable progress toward sustainability goals. CA100+ highlights PEMEX’s achievements, including the creation of the Sustainability Committee in 2023, the publication of its first Sustainability Plan in 2024, and the strengthening of climate governance at the board level. CA100+ acknowledges this progress and encourages PEMEX to continue advancing its sustainability efforts. Further information available at: https://www.climateaction100.org/news/climate-action-100-investors-welcome-pemexs-climate-commitments-presented-in-the- companys-first-sustainability-plan/ https://www.climateaction100.org/company/petroleos-mexicanos-pemex/ PEMEX | Environmental, Social, and Corporate Governance Cogeneration Projects between PEMEX and CFE Within the framework of the Plan for Strengthening and Expansion of the National Electricity System 2025-2030, PEMEX and the Federal Electricity Commission (CFE) will develop three projects together to produce electricity efficiently taking advantage of the residual heat from industrial plants. The three oil zones under consideration for these projects are: 1. Tula, Hidalgo: Expected generation of 794 megawatts (MW). 2. Veracruz, Cangrejera Petrochemical Complex: Estimated generation of 900 MW. 3. Salina Cruz, Oaxaca, with an estimated generation of 728 MW. The estimated investment for the development of these projects is U.S. $ 2,059 million with a generation potential of 2,422 MW. These plants are expected to be commissioned between 2029 and 2030. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 35 of 236 This collaboration aims to contribute to a sustainable energy transition with a lower environmental impact. FORWARD-LOOKING STATEMENT AND CAUTIONARY NOTE Variations Cumulative and quarterly variations are calculated comparing the period with the same one of the previous year, unless specified otherwise. Rounding Numbers may not total due to rounding. Financial Information Excluding budgetary and volumetric information, the financial information included in this report and the annexes hereto is based on unaudited consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”), which PEMEX has adopted effective January 1, 2012. For more information regarding the transition to IFRS, see Note 23 to the consolidated financial statements included in Petróleos Mexicanos’ 2012 Form 20-F filed with the Securities and Exchange Commission (SEC) and its Annual Report filed with the Comisión Nacional Bancaria y de Valores (CNBV). EBITDA is a non-IFRS measure. We show a reconciliation of EBITDA to net income in Table 33 of the annexes to this report. Budgetary information is based on standards from Mexican governmental accounting; therefore, it does not include information from the subsidiary companies or affiliates of Petróleos Mexicanos. It is important to mention, that our current financing agreements do not include financial covenants or events of default that would be triggered as a result of our having negative equity. Methodology We might change the methodology of the information disclosed in order to enhance its quality and usefulness, and/or to comply with international standards and best practices. Foreign Exchange Conversions Convenience translations into U.S. dollars of amounts in Mexican pesos have been made at the exchange rate at close for the corresponding period, unless otherwise noted. Due to market volatility, the difference between the average exchange rate, the exchange rate at close and the spot exchange rate, or any other exchange rate used could be material. Such translations should not be construed as a representation that the Mexican peso amounts have been or could be converted into U.S. dollars at the foregoing or any other rate. It is important to note that we maintain our consolidated financial statements and accounting records in pesos. As of December 31, 2024, the exchange rate of Ps. 20.2683 = U.S. $ 1.00 is used. Fiscal Regime Starting January 1, 2015, Petróleos Mexicanos’ fiscal regime is ruled by the Ley de Ingresos sobre Hidrocarburos (Hydrocarbons Income Law). Since January 1, 2006 and until December 31, 2014, PEP was subject to a fiscal regime governed by the Federal Duties Law, while the tax regimes of the other Subsidiary Entities were governed by the Federal Revenue Law. On April 18, 2016, a decree was published in the Official Gazette of the Federation that allows choosing between two schemes to calculate the limit of cost deductibility applicable to the Profit-Sharing Duty: (i) the scheme proposed in the Hydrocarbon Revenue Law (LISH), based on a percentage of the value of hydrocarbons; or (ii) the scheme proposed by the SHCP, based on fixed rates established, USD Ps.6.1 for shallow water fields and USD Ps.8.3 for onshore fields. The Special Tax on Production and Services (IEPS) applicable to automotive gasoline and diesel is established in the Production and Services Special Tax Law “Ley del Impuesto Especial sobre Producción y Servicios”. As an intermediary between the Ministry of PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 36 of 236 Finance and Public Credit (SHCP) and the final consumer, PEMEX retains the amount of the IEPS and transfers it to the Mexican Government. The IEPS rate is calculated as the difference between the retail or “final price,” and the “producer price” of products. If the “final price” is higher than the “producer price,” the IEPS is paid by the final consumer. If the opposite occurs, the “negative IEPS” amount can be credited against certain of PEMEX’s tax liabilities and included in “Other income (expenses)” in its Income Statement. In 2016, the Ministry of Finance and Public Credit (SHCP) published a decree modifying the calculation of the Special Tax on Production and Services (IEPS), by taking into account 5 months of international reference prices for these products. From January 1, 2016, to December 31, 2017, the Ministry of Finance and Public Credit (SHCP) set the maximum public prices for gasoline and diesel on a monthly basis based on the following: the maximum price will be calculated from the sum of the reference price of equivalent quality on the Gulf Coast of the United States of America, plus a margin that includes marketing, freight, shrinkage, transportation, quality adjustments, and handling costs, plus the applicable Special Tax on Production and Services (IEPS) for automotive fuels, plus other concepts (IEPS on fossil fuels, fees established in the IEPS Law, and value-added tax). PEMEX’s “producer price” is calculated in reference to that of an efficient refinery operating in the Gulf of Mexico. Until December 31, 2017, the Mexican Government may continue issuing pricing decrees to regulate the maximum prices for the retail sale of gasoline and diesel fuel, taking into account transportation costs between regions, inflation and the volatility of international fuel prices, among other factors. Beginning in 2018, the prices of gasoline and diesel fuel will be freely determined by market conditions. However, the Federal Commission for Economic Competition, based on the existence of effective competitive conditions, can declare that prices of gasoline and diesel fuel are to be freely determined by market conditions before 2018. Production-sharing In accordance with Production-sharing Agreements signed by Petróleos Mexicanos, due to its participation in bidding rounds organized by the National Hydrocarbons Commission (CNH), in addition to the migration of blocks, Petróleos Mexicanos will disclose only its share of production for blocks Ek-Balam, Block 2 Tampico-Misantla (Round 2.1), Block 8 Southeastern Basins (Round 2.1), Santuario, Misión, Block 16 Tampico-Misantla-Veracruz (Round 3.1), Block 17 Tampico-Misantla-Veracruz (Round 3.1), Block 18 Tampico-Misantla-Veracruz (Round 3.1), Block 29 Southeastern Offshore Basins (Round 3.1), Block 32 Southeastern Basins Marino (Round 3.1), Block 33 Southeastern Offshore Basins (Round 3.1) y Block 35 Southeastern Offshore Basins (Round 3.1). Hydrocarbon Reserves In accordance with the Hydrocarbons Law, published in the Official Gazette of the Federation on August 11, 2014, the National Hydrocarbons Commission (CNH) will establish and will manage the National Hydrocarbons Information Center, comprised by a system to obtain, safeguard, manage, use, analyze, keep updated and publish information and statistics related; which includes estimations, valuation studies and certifications. As of January 1, 2010, the Securities and Exchange Commission (SEC) changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Nevertheless, any description of probable or possible reserves included herein may not meet the recoverability thresholds established by the SEC in its definitions. Investors are urged to consider closely the disclosure in our Form 20-F and our Annual Report to the CNBV and SEC, available at http://www.pemex.com/. Forward-looking Statements This report contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the CNBV and the SEC, in our annual reports, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. We may include forward- looking statements that address, among other things, our:  exploration and production activities, including drilling;

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

- activities relating to import, export, refining, petrochemicals and transportation of petroleum, natural gas and oil products;
- activities relating to the generation of electrical energy;
- projected and targeted capital expenditures and other costs, commitments and revenues, and
- liquidity and sources of funding including our ability to continue as a going concern;
- strategic alliances with third parties; and
- the monetization of specific assets.

Actual results could differ materially from those projected in such forward-looking statements as a result of various factors that may be beyond our control. These factors include, but are not limited to:

- changes in international crude oil and natural gas prices;
- effects on us from competition, including on our ability to hire and retain skilled personnel;
- limitations on our access to sources of financing on competitive terms;
- our ability to find, acquire or have the right to access additional hydrocarbons reserves and to develop the reserves that we obtain successfully;
- uncertainties inherent in making estimates of oil and gas reserves, including recently discovered oil and gas reserves;
- technical difficulties;
- significant developments in the global economy;
- significant economic or political developments in Mexico
- developments affecting the energy sector; and
- changes in our legal regime or regulatory environment, including tax and environmental regulations.

Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise. These risks and uncertainties are more fully detailed in our most recent Annual Report filed with the CNBV and available through the Mexican Stock Exchange (http://www.bmv.com.mx/) and our most recent Form 20-F filing filed with the SEC (http://www.sec.gov/). These factors could cause actual results to differ materially from those contained in any forward-looking statement.

ACCRONYMS USED IN THIS DOCUMENT

Thousand barrels per day (Mbd)
Million barrels (MMb)
Million barrels of oil equivalent (MMboe)
Million barrels of oil equivalent per day (MMboed)
Million cubic feet per day (MMcfd)
Thousand tons (Mt)
Million tons (MMt)
Dollars of the United States of America (U.S. $)
Mexican pesos (Ps.)
Meters (m)
Kilometers (km)
Square kilometers (km^2)

[1] The exchange conversion from Ps. to U.S. $ was made at the average annual exchange rate of the last February 2025 budget adjustment Ps. 20.6475 = U.S. $ 1.00.
[2] The exchange rate conversion from Ps. to U.S. $ was made at the average exchange rate from January 1 to December 31, 2024, Ps. 18.3187 = U.S. $ 1.00.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Internal control [text block]

Disclosure of critical performance measures and indicators that management uses to evaluate entity's performance against stated objectives [text block]

Key Indicators

			Change	
Indicator Group	**4Q23**	**4Q24**	**%**	**Amount**
Mexican Mix (U.S. $/b)	74.79	65.04	-13.0	(9.75)
Gasoline reference price (U.S. $/b)	97.81	88.74	-9.3	(9.07)
Diesel reference price (U.S. $/b))	118.80	93.60	-21.2	(25.20)
LPG price by Decree (Ps./kilo)	8.66	10.92	-26.1	2.26
International reference LPG (Ps./kilo)	6.70	8.86	-32.3	2.17
Natural gas (Henry Hub) (U.S. $/MMBtu)	2.74	2.47	-10.0	(0.27)
Ps. per U.S. $	16.9220	20.2683	19.8	3.35

Indicator Group	**4Q23**	**4Q24**
Net Income (Loss) / Total Sales	0.01	-0.81
Income (loss) before Taxes and Duties / Total Sales	0.14	-0.34
Taxes and Duties / Total Sales	0.13	0.48
Net Income (Loss) / Equity	-0.00	0.18
Income (Loss) before Taxes and Duties / Total Assets	0.03	-0.07
Net Income (Loss) / Total Assets	0	-0.16

38 of 236

PEMEX Consolidated

Ticker: PEMEX Quarter: 4D Year: 2024

[110000] General information about financial statements

Ticker:	PEMEX
Period covered by financial statements:	2024-01-01 al 2024-12-31
Date of end of reporting period:	2024-12-31
Name of reporting entity or other means of identification:	PEMEX
Description of presentation currency:	MXN
Level of rounding used in financial statements:	MILES DE PESOS
Consolidated:	Yes
Number of quarter:	4D
Type of issuer:	ICS
Explanation of change in name of reporting entity or other means of identification from end of preceding reporting period:	
Description of nature of financial statements:	

Disclosure of general information about financial statements [text block]

Name service provider external audit [text block]

KPMG Cárdenas Dosal, S.C.

39 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Name of the partner signing opinion [text block]

C.P.C. Erick Gerardo Aguilar Hinojosa

Type of opinion on the financial statements [text block]

Clean opinion

Date of opinion on the financial statements [text block]

April 22, 2025.

Date assembly in which the financial statements were approved [text block]

April 22, 2025.

Follow-up of analysis [text block]

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[210000] Statement of financial position, current/non-current

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Statement of financial position [abstract]		
Assets [abstract]		
Current assets [abstract]		
Cash and cash equivalents	88,841,826,000	68,747,375,000
Trade and other current receivables	233,597,032,000	315,361,236,000
Current tax assets, current	0	0
Other current financial assets	23,943,990,000	38,563,698,000
Current inventories	88,569,990,000	112,035,992,000
Current biological assets	0	0
Other current non-financial assets	4,601,883,000	3,832,444,000
Total current assets other than non-current assets or disposal groups classified as held for sale or as held for distribution to owners	439,554,721,000	538,540,745,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Total current assets	439,554,721,000	538,540,745,000
Non-current assets [abstract]		
Trade and other non-current receivables	1,021,778,000	1,179,706,000
Current tax assets, non-current	0	0
Non-current inventories	0	0
Non-current biological assets	0	0
Other non-current financial assets	21,135,321,000	35,495,104,000
Investments accounted for using equity method	0	0
Investments in subsidiaries, joint ventures and associates	2,692,938,000	1,854,803,000
Property, plant and equipment	1,650,532,712,000	1,482,322,167,000
Investment property	0	0
Right-of-use assets that do not meet definition of investment property	41,964,533,000	43,203,180,000
Goodwill	0	0
Intangible assets other than goodwill	17,088,276,000	20,350,819,000
Deferred tax assets	7,033,529,000	169,914,720,000
Other non-current non-financial assets	27,728,775,000	10,614,092,000
Total non-current assets	1,769,197,862,000	1,764,934,591,000
Total assets	2,208,752,583,000	2,303,475,336,000
Equity and liabilities [abstract]		
Liabilities [abstract]		
Current liabilities [abstract]		
Trade and other current payables	505,989,382,000	368,345,849,000
Current tax liabilities, current	85,941,389,000	150,004,749,000
Other current financial liabilities	534,190,984,000	513,716,556,000
Current lease liabilities	8,628,404,000	8,003,743,000
Other current non-financial liabilities	72,773,222,000	83,646,764,000
Current provisions [abstract]		
Current provisions for employee benefits	0	0
Other current provisions	0	0
Total current provisions	0	0
Total current liabilities other than liabilities included in disposal groups classified as held for sale	1,207,523,381,000	1,123,717,661,000
Liabilities included in disposal groups classified as held for sale	0	0
Total current liabilities	1,207,523,381,000	1,123,717,661,000
Non-current liabilities [abstract]		
Trade and other non-current payables	0	0
Current tax liabilities, non-current	0	0

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PEMEX **Consolidated**

Ticker: PEMEX Quarter: 4D Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Other non-current financial liabilities	1,553,553,737,000	1,317,248,763,000
Non-current lease liabilities	38,196,862,000	33,844,590,000
Other non-current non-financial liabilities	17,692,461,000	13,075,181,000
Non-current provisions [abstract]		
Non-current provisions for employee benefits	1,232,589,895,000	1,372,459,213,000
Other non-current provisions	137,835,561,000	83,310,554,000
Total non-current provisions	1,370,425,456,000	1,455,769,767,000
Deferred tax liabilities	5,136,423,000	12,798,184,000
Total non-current liabilities	2,985,004,939,000	2,832,736,485,000
Total liabilities	4,192,528,320,000	3,956,454,146,000
Equity [abstract]		
Issued capital	1,419,447,057,000	1,262,938,007,000
Share premium	0	0
Treasury shares	0	0
Retained earnings	(3,688,903,027,000)	(2,908,487,173,000)
Other reserves	285,954,620,000	(7,313,005,000)
Total equity attributable to owners of parent	(1,983,501,350,000)	(1,652,862,171,000)
Non-controlling interests	(274,387,000)	(116,639,000)
Total equity	(1,983,775,737,000)	(1,652,978,810,000)
Total equity and liabilities	2,208,752,583,000	2,303,475,336,000

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[310000] Statement of comprehensive income, profit or loss, by function of expense

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Profit or loss [abstract]				
Profit (loss) [abstract]				
Revenue	1,672,672,906,000	1,719,937,618,000	431,124,462,000	425,532,520,000
Cost of sales	1,488,940,867,000	1,409,471,307,000	404,903,686,000	334,708,103,000
Gross profit	183,732,039,000	310,466,311,000	26,220,776,000	90,824,417,000
Distribution costs	23,518,392,000	15,792,233,000	12,255,981,000	7,169,420,000
Administrative expenses	179,206,176,000	170,116,531,000	51,188,929,000	50,102,195,000
Other income	18,548,009,000	15,635,955,000	6,634,767,000	526,496,000
Other expense	15,545,352,000	17,242,136,000	10,954,092,000	(717,212,000)
Profit (loss) from operating activities	(15,989,872,000)	122,951,366,000	(41,543,459,000)	34,796,510,000
Finance income	15,669,883,000	256,961,645,000	3,399,892,000	64,993,582,000
Finance costs	490,948,416,000	152,171,381,000	107,545,430,000	40,884,857,000
Share of profit (loss) of associates and joint ventures accounted for using equity method	961,649,000	409,315,000	539,810,000	89,139,000
Profit (loss) before tax	(490,306,756,000)	228,150,945,000	(145,149,187,000)	58,994,374,000
Tax income (expense)	290,281,198,000	219,999,281,000	205,336,010,000	53,867,507,000
Profit (loss) from continuing operations	(780,587,954,000)	8,151,664,000	(350,485,197,000)	5,126,867,000
Profit (loss) from discontinued operations	0	0	0	0
Profit (loss)	(780,587,954,000)	8,151,664,000	(350,485,197,000)	5,126,867,000
Profit (loss), attributable to [abstract]				
Profit (loss), attributable to owners of parent	(780,415,854,000)	8,106,714,000	(350,461,457,000)	5,050,172,000
Profit (loss), attributable to non-controlling interests	(172,100,000)	44,950,000	(23,740,000)	76,695,000
Earnings per share [text block]				
Earnings per share [abstract]				
Earnings per share [line items]				
Basic earnings per share [abstract]				
Basic earnings (loss) per share from continuing operations	0	0	0	0
Basic earnings (loss) per share from discontinued operations	0	0	0	0
Total basic earnings (loss) per share	0	0	0	0
Diluted earnings per share [abstract]				
Diluted earnings (loss) per share from continuing operations	0	0	0	0
Diluted earnings (loss) per share from discontinued operations	0	0	0	0
Total diluted earnings (loss) per share	0	0	0	0

43 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[410000] Statement of comprehensive income, OCI components presented net of tax

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Statement of comprehensive income [abstract]				
Profit (loss)	(780,587,954,000)	8,151,664,000	(350,485,197,000)	5,126,867,000
Other comprehensive income [abstract]				
Components of other comprehensive income that will not be reclassified to profit or loss, net of tax [abstract]				
Other comprehensive income, net of tax, gains (losses) from investments in equity instruments	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on revaluation	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on remeasurements of defined benefit plans	203,175,491,000	(4,931,136,000)	82,097,422,000	(130,410,573,000)
Other comprehensive income, net of tax, change in fair value of financial liability attributable to change in credit risk of liability	0	0	0	0
Other comprehensive income, net of tax, gains (losses) on hedging instruments that hedge investments in equity instruments	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will not be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will not be reclassified to profit or loss, net of tax	203,175,491,000	(4,931,136,000)	82,097,422,000	(130,410,573,000)
Components of other comprehensive income that will be reclassified to profit or loss, net of tax [abstract]				
Exchange differences on translation [abstract]				
Gains (losses) on exchange differences on translation, net of tax	90,106,486,000	(53,992,236,000)	17,793,743,000	(12,157,132,000)
Reclassification adjustments on exchange differences on translation, net of tax	0	0	0	0
Other comprehensive income, net of tax, exchange differences on translation	90,106,486,000	(53,992,236,000)	17,793,743,000	(12,157,132,000)
Available-for-sale financial assets [abstract]				
Gains (losses) on remeasuring available-for-sale financial assets, net of tax	0	0	0	0
Reclassification adjustments on available-for-sale financial assets, net of tax	0	0	0	0
Other comprehensive income, net of tax, available-for-sale financial assets	0	0	0	0
Cash flow hedges [abstract]				
Gains (losses) on cash flow hedges, net of tax	0	0	0	0
Reclassification adjustments on cash flow hedges, net of tax	0	0	0	0
Amounts removed from equity and included in carrying amount of non-financial asset (liability) whose acquisition or incurrence was hedged highly probable forecast transaction, net of tax	0	0	0	0
Other comprehensive income, net of tax, cash flow hedges	0	0	0	0
Hedges of net investment in foreign operations [abstract]				
Gains (losses) on hedges of net investments in foreign operations, net of tax	0	0	0	0
Reclassification adjustments on hedges of net investments in foreign operations, net of tax	0	0	0	0
Other comprehensive income, net of tax, hedges of net investments in foreign operations	0	0	0	0
Change in value of time value of options [abstract]				
Gains (losses) on change in value of time value of options, net of tax	0	0	0	0
Reclassification adjustments on change in value of time value of options, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of time value of options	0	0	0	0
Change in value of forward elements of forward contracts [abstract]				
Gains (losses) on change in value of forward elements of forward contracts,	0	0	0	0

44 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
net of tax				
Reclassification adjustments on change in value of forward elements of forward contracts, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of forward elements of forward contracts	0	0	0	0
Change in value of foreign currency basis spreads [abstract]				
Gains (losses) on change in value of foreign currency basis spreads, net of tax	0	0	0	0
Reclassification adjustments on change in value of foreign currency basis spreads, net of tax	0	0	0	0
Other comprehensive income, net of tax, change in value of foreign currency basis spreads	0	0	0	0
Financial assets measured at fair value through other comprehensive income [abstract]				
Gains (losses) on financial assets measured at fair value through other comprehensive income, net of tax	0	0	0	0
Reclassification adjustments on financial assets measured at fair value through other comprehensive income, net of tax	0	0	0	0
Amounts removed from equity and adjusted against fair value of financial assets on reclassification out of fair value through other comprehensive income measurement category, net of tax	0	0	0	0
Other comprehensive income, net of tax, financial assets measured at fair value through other comprehensive income	0	0	0	0
Share of other comprehensive income of associates and joint ventures accounted for using equity method that will be reclassified to profit or loss, net of tax	0	0	0	0
Total other comprehensive income that will be reclassified to profit or loss, net of tax	90,106,486,000	(53,992,236,000)	17,793,743,000	(12,157,132,000)
Total other comprehensive income	293,281,977,000	(58,923,372,000)	99,891,165,000	(142,567,705,000)
Total comprehensive income	(487,305,977,000)	(50,771,708,000)	(250,594,032,000)	(137,440,838,000)
Comprehensive income attributable to [abstract]				
Comprehensive income, attributable to owners of parent	(487,148,229,000)	(50,943,679,000)	(250,575,313,000)	(137,513,672,000)
Comprehensive income, attributable to non-controlling interests	(157,748,000)	171,971,000	(18,719,000)	72,834,000

45 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[520000] Statement of cash flows, indirect method

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31
Statement of cash flows [abstract]		
Cash flows from (used in) operating activities [abstract]		
Profit (loss)	(780,587,954,000)	8,151,664,000
Adjustments to reconcile profit (loss) [abstract]		
+ Discontinued operations	0	0
+ Adjustments for income tax expense	99,363,340,000	87,427,310,000
+ (-) Adjustments for finance costs	0	0
+ Adjustments for depreciation and amortisation expense	153,507,202,000	144,041,743,000
+ Adjustments for impairment loss (reversal of impairment loss) recognised in profit or loss	53,477,580,000	28,797,518,000
+ Adjustments for provisions	67,560,877,000	64,914,245,000
+ (-) Adjustments for unrealised foreign exchange losses (gains)	279,459,341,000	(221,771,870,000)
+ Adjustments for share-based payments	0	0
+ (-) Adjustments for fair value losses (gains)	0	0
- Adjustments for undistributed profits of associates	0	0
+ (-) Adjustments for losses (gains) on disposal of non-current assets	0	0
+ Participation in associates and joint ventures	(961,649,000)	(409,315,000)
+ (-) Adjustments for decrease (increase) in inventories	27,019,341,000	(73,915,000)
+ (-) Adjustments for decrease (increase) in trade accounts receivable	85,725,209,000	(35,840,592,000)
+ (-) Adjustments for decrease (increase) in other operating receivables	73,199,932,000	17,082,089,000
+ (-) Adjustments for increase (decrease) in trade accounts payable	89,233,465,000	42,479,138,000
+ (-) Adjustments for increase (decrease) in other operating payables	(10,873,542,000)	1,838,338,000
+ Other adjustments for non-cash items	0	0
+ Other adjustments for which cash effects are investing or financing cash flow	0	0
+ Straight-line rent adjustment	0	0
+ Amortization of lease fees	0	0
+ Setting property values	0	0
+ (-) Other adjustments to reconcile profit (loss)	43,553,353,000	41,348,189,000
+ (-) Total adjustments to reconcile profit (loss)	960,264,449,000	169,832,878,000
Net cash flows from (used in) operations	179,676,495,000	177,984,542,000
- Dividends paid	0	0
+ Dividends received	0	0
- Interest paid	(158,901,950,000)	(152,171,381,000)
+ Interest received	(15,669,883,000)	(18,210,377,000)
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	0	0
Net cash flows from (used in) operating activities	322,908,562,000	311,945,546,000
Cash flows from (used in) investing activities [abstract]		
+ Cash flows from losing control of subsidiaries or other businesses	0	0
- Cash flows used in obtaining control of subsidiaries or other businesses	0	0
+ Other cash receipts from sales of equity or debt instruments of other entities	0	0
- Other cash payments to acquire equity or debt instruments of other entities	0	0
+ Other cash receipts from sales of interests in joint ventures	0	0
- Other cash payments to acquire interests in joint ventures	0	0
+ Proceeds from sales of property, plant and equipment	0	0
- Purchase of property, plant and equipment	230,138,544,000	256,862,996,000
+ Proceeds from sales of intangible assets	0	0
- Purchase of intangible assets	32,798,760,000	35,088,002,000
+ Proceeds from sales of other long-term assets	0	0
- Purchase of other long-term assets	0	0

46 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31
+ Proceeds from government grants	0	0
- Cash advances and loans made to other parties	0	0
+ Cash receipts from repayment of advances and loans made to other parties	0	0
- Cash payments for futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Cash receipts from futures contracts, forward contracts, option contracts and swap contracts	0	0
+ Dividends received	0	0
- Interest paid	0	0
+ Interest received	7,172,267,000	5,422,674,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	(16,553,870,000)	19,556,667,000
Net cash flows from (used in) investing activities	(272,318,907,000)	(266,971,657,000)
Cash flows from (used in) financing activities [abstract]		
+ Proceeds from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
- Payments from changes in ownership interests in subsidiaries that do not result in loss of control	0	0
+ Proceeds from issuing shares	0	0
+ Proceeds from issuing other equity instruments	0	0
- Payments to acquire or redeem entity's shares	0	0
- Payments of other equity instruments	0	0
+ Proceeds from borrowings	1,056,523,887,000	881,401,059,000
- Repayments of borrowings	1,148,872,172,000	978,854,627,000
- Payments of finance lease liabilities	0	0
- Payments of lease liabilities	8,464,647,000	7,775,980,000
+ Proceeds from government grants	156,509,050,000	166,615,123,000
- Dividends paid	0	0
- Interest paid	148,380,958,000	144,050,336,000
+ (-) Income taxes refund (paid)	0	0
+ (-) Other inflows (outflows) of cash	32,951,605,000	53,902,357,000
Net cash flows from (used in) financing activities	(59,733,235,000)	(28,762,404,000)
Net increase (decrease) in cash and cash equivalents before effect of exchange rate changes	(9,143,580,000)	16,211,485,000
Effect of exchange rate changes on cash and cash equivalents [abstract]		
Effect of exchange rate changes on cash and cash equivalents	29,238,031,000	(11,878,621,000)
Net increase (decrease) in cash and cash equivalents	20,094,451,000	4,332,864,000
Cash and cash equivalents at beginning of period	68,747,375,000	64,414,511,000
Cash and cash equivalents at end of period	88,841,826,000	68,747,375,000

47 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[610000] Statement of changes in equity - Accumulated Current

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,409,000)	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	(780,415,854,000)	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	90,095,800,000	0	0	0
Total comprehensive income	0	0	0	(780,415,854,000)	0	90,095,800,000	0	0	0
Issue of equity	156,509,050,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	156,509,050,000	0	0	(780,415,854,000)	0	90,095,800,000	0	0	0
Equity at end of period	1,419,447,057,000	0	0	(3,688,903,027,000)	0	61,416,391,000	0	0	0

48 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	21,366,404,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	0	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	203,171,825,000	0	0	0
Total comprehensive income	0	0	0	0	0	203,171,825,000	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	0	203,171,825,000	0	0	0
Equity at end of period	0	0	0	0	0	224,538,229,000	0	0	0

49 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	Components of equity [axis]							
Sheet 3 of 3	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	(780,415,854,000)	(172,100,000)	(780,587,954,000)
Other comprehensive income	0	0	0	0	293,267,625,000	293,267,625,000	14,352,000	293,281,977,000
Total comprehensive income	0	0	0	0	293,267,625,000	(487,148,229,000)	(157,748,000)	(487,305,977,000)
Issue of equity	0	0	0	0	0	156,509,050,000	0	156,509,050,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	293,267,625,000	(330,639,179,000)	(157,748,000)	(330,796,927,000)
Equity at end of period	0	0	0	0	285,954,620,000	(1,983,501,350,000)	(274,387,000)	(1,983,775,737,000)

50 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[610000] Statement of changes in equity - Accumulated Previous

	Components of equity [axis]								
Sheet 1 of 3	Issued capital [member]	Share premium [member]	Treasury shares [member]	Retained earnings [member]	Revaluation surplus [member]	Reserve of exchange differences on translation [member]	Reserve of cash flow hedges [member]	Reserve of gains and losses on hedging instruments that hedge investments in equity instruments [member]	Reserve of change in value of time value of options [member]
Statement of changes in equity [line items]									
Equity at beginning of period	1,096,322,884,000	0	0	(2,916,593,887,000)	0	25,437,211,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0	0	8,106,714,000	0	0	0	0	0
Other comprehensive income	0	0	0	0	0	(54,116,620,000)	0	0	0
Total comprehensive income	0	0	0	8,106,714,000	0	(54,116,620,000)	0	0	0
Issue of equity	166,615,123,000	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	166,615,123,000	0	0	8,106,714,000	0	(54,116,620,000)	0	0	0
Equity at end of period	1,262,938,007,000	0	0	(2,908,487,173,000)	0	(28,679,409,000)	0	0	0

51 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	Components of equity [axis]								
Sheet 2 of 3	Reserve of change in value of forward elements of forward contracts [member]	Reserve of change in value of foreign currency basis spreads [member]	Reserve of gains and losses on financial assets measured at fair value through other comprehensive income [member]	Reserve of gains and losses on remeasuring available-for-sale financial assets [member]	Reserve of share-based payments [member]	Reserve of remeasurements of defined benefit plans [member]	Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale [member]	Reserve of gains and losses from investments in equity instruments [member]	Reserve of change in fair value of financial liability attributable to change in credit risk of liability [member]
Statement of changes in equity [line items]									
Equity at beginning of period	0	0	0	0	0	26,300,177,000	0	0	0
Changes in equity [abstract]									
Comprehensive income [abstract]									
Profit (loss)	0	0		0	0	0	0	0	0
Other comprehensive income	0	0		0	0	(4,933,773,000)	0	0	0
Total comprehensive income	0	0	0	0	0	(4,933,773,000)	0	0	0
Issue of equity	0	0	0	0	0	0	0	0	0
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0		0	0	(4,933,773,000)	0	0	0
Equity at end of period	0	0	0	0	0	21,366,404,000	0	0	0

52 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Sheet 3 of 3	Components of equity [axis]							
	Reserve for catastrophe [member]	Reserve for equalisation [member]	Reserve of discretionary participation features [member]	Other comprehensive income [member]	Other reserves [member]	Equity attributable to owners of parent [member]	Non-controlling interests [member]	Equity [member]
Statement of changes in equity [line items]								
Equity at beginning of period	0	0	0	0	51,737,388,000	(1,768,533,615,000)	(288,610,000)	(1,768,822,225,000)
Changes in equity [abstract]								
Comprehensive income [abstract]								
Profit (loss)	0	0	0	0	0	8,106,714,000	44,950,000	8,151,664,000
Other comprehensive income	0	0	0	0	(59,050,393,000)	(59,050,393,000)	127,021,000	(58,923,372,000)
Total comprehensive income	0	0	0	0	(59,050,393,000)	(50,943,679,000)	171,971,000	(50,771,708,000)
Issue of equity	0	0	0	0	0	166,615,123,000	0	166,615,123,000
Dividends recognised as distributions to owners	0	0	0	0	0	0	0	0
Increase through other contributions by owners, equity	0	0	0	0	0	0	0	0
Decrease through other distributions to owners, equity	0	0	0	0	0	0	0	0
Increase (decrease) through other changes, equity	0	0	0	0	0	0	0	0
Increase (decrease) through treasury share transactions, equity	0	0	0	0	0	0	0	0
Increase (decrease) through changes in ownership interests in subsidiaries that do not result in loss of control, equity	0	0	0	0	0	0	0	0
Increase (decrease) through share-based payment transactions, equity	0	0	0	0	0	0	0	0
Amount removed from reserve of cash flow hedges and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of time value of options and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of forward elements of forward contracts and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Amount removed from reserve of change in value of foreign currency basis spreads and included in initial cost or other carrying amount of non-financial asset (liability) or firm commitment for which fair value hedge accounting is applied	0	0	0	0	0	0	0	0
Total increase (decrease) in equity	0	0	0	0	(59,050,393,000)	115,671,444,000	171,971,000	115,843,415,000
Equity at end of period	0	0	0	0	(7,313,005,000)	(1,652,862,171,000)	(116,639,000)	(1,652,978,810,000)

53 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[700000] Informative data about the Statement of financial position

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Informative data of the Statement of Financial Position [abstract]		
Capital stock (nominal)	1,419,447,057,000	1,262,938,007,000
Restatement of capital stock	0	0
Plan assets for pensions and seniority premiums	111,430,000	145,286,000
Number of executives	0	0
Number of employees	129,198	128,616
Number of workers	0	0
Outstanding shares	0	0
Repurchased shares	0	0
Restricted cash	0	0
Guaranteed debt of associated companies	0	0

54 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[700002] Informative data about the Income statement

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Informative data of the Income Statement [abstract]				
Operating depreciation and amortization	146,850,209,000	137,555,276,000	37,429,812,000	50,152,662,000

55 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[700003] Informative data - Income statement for 12 months

Concept	Current Year 2024-01-01 - 2024-12-31	Previous Year 2023-01-01 - 2023-12-31
Informative data - Income Statement for 12 months [abstract]		
Revenue	1,672,672,906,000	1,719,937,618,000
Profit (loss) from operating activities	(15,989,872,000)	122,951,366,000
Profit (loss)	(780,587,954,000)	8,151,664,000
Profit (loss), attributable to owners of parent	(780,415,854,000)	8,106,714,000
Operating depreciation and amortization	146,850,209,000	137,555,276,000

56 of 236

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 57 of 236 [800001] Breakdown of credits Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Banks [abstract] Foreign trade TOTAL 0 0 0 0 0 0 0 0 0 0 0 0 Banks - secured BNP PARIBAS (1) (8) 1 SI 2018-11-30 2028-11-14 SOFR 6M 3.61% + 2.03 0 0 0 0 0 0 0 506,708,000 506,708,000 506,708,000 506,708,000 0 CITIBANK NA (1) (8) 2 SI 2015-09-30 2025-12-15 SOFR 6M 3.81% + 1.33 0 0 0 0 0 0 0 1,013,415,000 0 0 0 0 CREDIT AGRICOLE CI (1) (8) 3 SI 2015-09-30 2025-12-15 SOFR 6M 3.81% + 1.33 0 0 0 0 0 0 0 962,744,000 0 0 0 0 HSBC BANK USA NATI (1) (8) 4 SI 2018-12-04 2025-10-02 SOFR 6M 4.08% + 1.83 0 0 0 0 0 0 0 262,187,000 0 0 0 0 SUMITOMO MITSUI BA (1) (8) 5 SI 2019-07-17 2028-01-29 SOFR 6M 5.19% + 1.27 0 0 0 0 0 0 0 524,191,000 524,191,000 524,191,000 262,096,000 0 SUMITOMO MITSUI BA (1) (8) 6 SI 2021-04-02 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 281,669,000 281,669,000 281,669,000 281,669,000 699,325,000 SUMITOMO MITSUI BA (1) (8) 7 SI 2021-11-08 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 12,653,000 12,653,000 12,653,000 12,653,000 31,631,000 SUMITOMO MITSUI BA (1) (8) 8 SI 2021-09-21 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 5,435,000 5,435,000 5,435,000 5,435,000 13,588,000 SUMITOMO MITSUI BA (1) (8) 9 SI 2021-11-16 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 6,762,000 6,762,000 6,762,000 6,762,000 16,906,000 SUMITOMO MITSUI BA (1) (8) 10 SI 2022-01-03 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 13,576,000 13,576,000 13,576,000 13,576,000 33,940,000 SUMITOMO MITSUI BA (1) (8) 11 SI 2022-12-05 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 5,594,000 5,594,000 5,594,000 5,594,000 13,984,000 SUMITOMO MITSUI BA (1) (8) 12 SI 2022-07-18 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 8,626,000 8,626,000 8,626,000 8,626,000 21,565,000 SUMITOMO MITSUI BA (1) (8) 13 SI 2022-11-08 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 5,698,000 5,698,000 5,698,000 5,698,000 14,246,000 SUMITOMO MITSUI BA (1) (8) 14 SI 2022-09-15 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 8,714,000 8,714,000 8,714,000 8,714,000 21,785,000 SUMITOMO MITSUI BA (1) (8) 15 SI 2023-01-20 2031-01-22 SOFR 6M 5.14% + 1.81 0 0 0 0 0 0 0 2,945,000 2,945,000 2,945,000 2,945,000 7,363,000 INT DEV NO PAG 16 NO 2024-12-31 2024-12-31 0 0 0 0 0 0 0 148,871,000 0 0 0 0 TOTAL 0 0 0 0 0 0 0 3,769,788,000 1,382,571,000 1,382,571,000 1,120,476,000 874,333,000 Commercial banks BANCO MERCANTIL DE (6) (11) 17 NO 2014-12-23 2025-03-19 TIIE a 91 días 10.42% + 0.85 0 243,902,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 18 NO 2024-09-23 2025-03-13 TIIE a 182 días 11.07% + 4.00 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 19 NO 2024-09-23 2025-03-24 TIIE a 182 días 11.07% + 4.00 0 2,800,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 20 NO 2024-08-27 2025-02-20 TIIE a 28 días 10.24%+4.00 0 2,300,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 21 NO 2024-10-15 2025-01-31 TIIE fondeo 91 días 10.76% + 3.50 0 2,250,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 22 NO 2024-10-15 2025-11-04 TIIE fondeo 182 días 10.90% + 3.70 0 2,500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 23 NO 2024-01-11 2025-01-24 TIIE fondeo 91 días 10.64% + 3.70 0 500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 24 NO 2024-12-11 2025-10-02 TIIE fondeo 91 días 10.66% + 3.70 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 25 NO 2024-12-11 2025-12-03 TIIE fondeo 91 días 10.66% + 3.70 0 500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 26 NO 2024-11-29 2025-07-05 TIIE fondeo 182 días 10.69%+3.70 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 27 NO 2024-05-12 2025-04-24 TIIE fondeo 182 días 10.68%+3.70 0 2,200,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 28 NO 2024-12-13 2025-09-05 TIIE fondeo 182 días 10.60%+3.70 0 1,500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MERCANTIL DE (6) (11) 29 NO 2024-12-23 2025-11-04 TIIE fondeo 91 días 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 58 of 236 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] 10.44% + 3.70 BBVA BANCOMER SA (6) (11) 30 NO 2014-12-19 2025-02-01 TIIE a 91 días 11.91% + 0.95 0 121,952,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 31 NO 2015-10-07 2025-07-07 TIIE a 91 días 11.86% + 0.95 0 1,350,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 32 NO 2019-05-27 2025-02-01 TIIE a 91 días 10.91% + 1.25 0 5,000,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 33 NO 2024-04-26 2025-04-25 TIIE a 28 días 10.24%+4.00 0 850,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 34 NO 2024-12-19 2026-12-17 TIIE a 28 días 10.42%+2.25 0 2,920,590,000 2,835,629,000 0 0 0 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (8) 35 SI 2023-02-03 2025-02-28 SOFR 3M 4.46%+4.5 0 0 0 0 0 0 0 759,117,000 0 0 0 0 DEUTSCHE BANK AG (1) (8) 36 SI 2024-05-07 2026-06-07 SOFR 1M 4.53%+2.15 0 0 0 0 0 0 0 3,693,504,000 2,068,548,000 0 0 0 DEUTSCHE BANK AG (1) (8) 37 SI 2024-07-17 2026-06-07 SOFR 1M 4.53%+2.15 0 0 0 0 0 0 0 6,497,976,000 3,640,190,000 0 0 0 DEUTSCHE BANK AG (1) (8) 38 SI 2024-07-30 2026-06-07 SOFR 1M 4.53%+2.15 0 0 0 0 0 0 0 7,172,403,000 4,011,462,000 0 0 0 DEUTSCHE BANK AG (1) (8) 39 SI 2024-09-13 2026-06-07 SOFR 1M 4.53%+2.15 0 0 0 0 0 0 0 8,713,544,000 4,853,711,000 0 0 0 DEUTSCHE BANK AG (1) (8) 40 SI 2024-11-12 2026-06-07 SOFR 1M 4.45%+2.15 0 0 0 0 0 0 0 6,400,567,000 3,450,242,000 0 0 0 HSBC MEXICO SA INS (6) (11) 41 NO 2024-10-07 2025-12-03 SOFR 1M 4.30%+4.25 0 0 0 0 0 0 0 6,925,003,000 0 0 0 0 HSBC MEXICO SA INS (6) (11) 42 NO 2024-12-11 2025-09-05 SOFR 1M 4.30%+4.15 0 0 0 0 0 0 0 810,732,000 0 0 0 0 THE BANK OF NOVA S (1) (8) 43 SI 2021-07-21 2026-01-16 SOFR 3M 4.34% + 4.54 0 0 0 0 0 0 0 0 15,172,871,000 0 0 0 SCOTIA INVERLAT CA (1) 44 NO 2023-10-25 2025-04-23 SOFR 1M 4.63% + 4.54 0 0 0 0 0 0 0 2,015,028,000 0 0 0 0 SCOTIA INVERLAT CA (1) 45 NO 2023-09-11 2025-04-23 SOFR 1M 4.63% + 4.54 0 0 0 0 0 0 0 1,175,561,000 0 0 0 0 BBVA BANCOMER SA (6) (11) 46 NO 2024-05-16 2025-02-28 TIIE a 28 días 10.27%+4.25 0 5,500,000,000 0 0 0 0 0 0 0 0 0 0 BBVA BANCOMER SA (6) (11) 47 NO 2024-07-15 2025-02-27 TIIE a 28 días 10.28%+4.25 0 15,000,000,000 0 0 0 0 0 0 0 0 0 0 MIZUHO BANK LTD (1) (8) 48 SI 2019-12-13 2026-11-30 SOFR 1M 4.37% + 4.85 0 0 0 0 0 0 0 0 30,402,450,000 0 0 0 MIZUHO BANK LTD (1) (8) 49 SI 2021-01-20 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 29,389,035,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 50 SI 2022-01-18 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 7,093,905,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 51 SI 2022-09-20 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 3,040,245,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 52 SI 2022-11-10 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 9,120,735,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 53 SI 2022-11-18 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 9,120,735,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 54 SI 2023-02-16 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 5,067,075,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 55 SI 2023-02-17 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 3,202,391,000 0 0 0 0 MIZUHO BANK LTD (1) (8) 56 SI 2023-02-27 2025-12-29 SOFR 1W 6.21% + 3.04 0 0 0 0 0 0 0 5,067,075,000 0 0 0 0 BANCO INBURSA SA I (6) (11) 57 NO 2024-09-13 2025-10-01 TIIE a 28 días 10.44%+3.65 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 58 NO 2024-09-13 2025-01-24 TIIE a 28 días 10.23%+3.65 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 59 NO 2024-11-19 2025-07-02 TIIE a 28 días 10.28%+3.50 0 2,500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 60 NO 2024-11-19 2025-02-21 TIIE a 28 días 10.23%+3.50 0 2,500,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 61 NO 2024-11-19 2025-10-03 TIIE a 28 días 10.44%+3.50 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 62 NO 2024-12-13 2025-03-25 TIIE a 28 días 10.24%+3.50 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 63 NO 2024-12-18 2025-06-18 TIIE a 28 días 10.43%+3.50 0 1,725,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (6) (11) 64 NO 2024-12-27 2025-09-04 TIIE a 28 días 10.27%+3.50 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 65 NO 2024-06-18 2025-07-01 TIIE a 28 días 10.24%+3.10 0 1,700,000,000 0 0 0 0 0 0 0 0 0 0 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 59 of 236 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] BANCO MULTIVA SA (6) (11) 66 NO 2024-08-30 2025-02-25 TIIE a 28 días 10.24%+3.10 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 67 NO 2024-11-11 2025-09-05 TIIE a 28 días 10.24%+3.10 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO MULTIVA SA (6) (11) 68 NO 2024-11-22 2025-05-20 TIIE a 28 días 10.24%+3.10 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 69 NO 2023-05-24 2028-05-24 TIIE a 28 días 10.50%+3.50 0 1,520,000,000 1,520,000,000 1,520,000,000 13,680,000,000 0 0 0 0 0 0 0 MUFG BANK MÉXICO (6) (11) 70 NO 2024-11-29 2025-05-28 TIIE a 28 días 10.24%+3.15 0 2,553,750,000 0 0 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (6) (11) 71 NO 2024-06-25 2026-07-31 TIIE a 28 días 10.72%+2.70 0 378,000,000 5,678,255,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 72 NO 2024-06-25 2026-07-31 TIIE a 28 días 10.72%+2.70 0 324,000,000 4,810,699,000 0 0 0 0 0 0 0 0 0 BANCO NACIONAL DE (6) (11) 73 NO 2024-06-25 2026-07-31 TIIE a 28 días 10.72%+2.70 0 702,000,000 10,543,555,000 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 74 NO 2024-10-31 2025-04-29 TIIE a 28 días 10.72%+0.00 0 2,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO SANTANDER SA (6) (11) 75 NO 2024-12-30 2025-03-28 TIIE fondeo 28 días 10.28% + 0.00 0 3,000,000,000 0 0 0 0 0 0 0 0 0 0 SABCAPITAL SA DE C (6) (11) 76 NO 2024-11-14 2025-12-05 TIIE a 28 días 10.44%+3.50 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 SABCAPITAL SA DE C (6) (11) 77 NO 2024-12-23 2025-06-20 TIIE a 28 días 10.42%+3.50 0 1,000,000,000 0 0 0 0 0 0 0 0 0 0 BANCO INBURSA SA I (1) (7) 78 NO 2023-03-13 2033-03-13 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 4,053,660,000 BANCO INBURSA SA I (1) (7) 79 NO 2023-03-16 2033-03-16 10.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,894,211,000 NACIONAL FINANCIER (1) (8) 80 NO 2017-12-17 2025-12-26 SOFR 3M + 2.5 0 0 0 0 0 0 0 843,161,000 0 0 0 0 GLAS USA LLC (BN) 81 SI 2024-12-27 2025-01-30 SOFR+3.95 0 0 0 0 0 0 0 13,433,197,000 0 0 0 0 GLAS USA LLC (23/26) 82 SI 2024-12-16 2025-01-21 SOFR+3.95 0 0 0 0 0 0 0 30,060,854,000 0 0 0 0 BANCO LATINOAMERICANO DE COMERCIO EXTERIOR 83 SI 2024-11-12 2025-03-13 SOFR+3.95 0 0 0 0 0 0 0 4,053,660,000 0 0 0 0 SUMITOMO MITSUI BA (1) (8) 84 SI 2024-12-26 2025-03-28 SOFR 1M 0 0 0 0 0 0 0 12,720,960,000 0 0 0 0 BANCO NAL DE COM EX (1) (8) 85 NO 2023-07-24 2025-05-26 TIIE91 + 1.4 0 27,748,000 0 0 0 0 0 0 0 0 0 0 BANCO NAL DE COM EX (1) (8) 86 NO 2022-06-07 2026-07-31 TIIE28 + 1.9 0 64,222,000 837,174,000 0 0 0 0 0 0 0 0 0 BANCO NAC DE OBRAS (6) (11) 87 NO 2022-06-07 2026-07-31 TIIE28 + 1.9 0 2,040,421,000 26,521,056,000 0 0 0 0 0 0 0 0 0 ESTADO LIBRE Y SOB (6) (11) 88 NO 2016-06-17 2027-01-17 TIIE28 4.1046 + 0.9 0 166,098,000 175,817,000 15,108,000 0 0 0 0 0 0 0 0 NACIONAL FINANCIER (1) (8) 89 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 266,090,000 288,264,000 312,022,000 339,740,000 791,670,000 BANCO NAL DE COM EX (1) (8) 90 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 221,306,000 239,748,000 259,508,000 282,561,000 658,430,000 BANCO AZTECA (1) (8) 91 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 613,920,000 225,933,000 244,554,000 266,279,000 620,490,000 NACIONAL FINANCIER (1) (8) 92 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 170,958,000 185,205,000 200,469,000 218,277,000 509,831,000 BANCO NAL DE COM EX (1) (8) 93 NO 2016-01-28 2030-09-30 SOFR 1M + 3.5 0 0 0 0 0 0 0 170,958,000 185,205,000 200,469,000 218,277,000 509,831,000 BANCO INBURSA SA I (6) (7) 94 NO 2022-03-31 2029-03-29 TIIE28 + 4.5 0 1,185,888,000 1,377,843,000 1,579,260,000 1,810,294,000 955,731,000 0 0 0 0 0 0 BANCO MULTIVA S.A. (6) (11) 95 NO 2016-04-29 2029-08-20 TIIE28 5.1150 + 2.95 0 23,251,000 30,258,000 35,427,000 41,110,000 22,575,000 0 0 0 0 0 0 INT DEV NO PAG 96 NO 2024-12-31 2024-12-31 0 2,298,889,000 0 0 0 0 0 1,548,225,000 0 0 0 0 TOTAL 0 93,245,711,000 54,330,286,000 3,149,795,000 15,531,404,000 978,306,000 0 179,367,920,000 64,723,829,000 1,217,022,000 1,325,134,000 18,038,123,000 Other banks MARVERDE INFRAESTRU (1) (7) 97 SI 2016-06-17 2031-06-17 8.3800 FIJA 0 0 0 0 0 0 0 1,645,858,000 1,789,290,000 1,945,223,000 2,114,744,000 6,335,032,000 FIRST RESERVE (1) (7) 98 NO 2016-07-07 2036-08-07 8.8900 FIJA 0 0 0 0 0 0 0 605,738,000 605,738,000 605,738,000 605,738,000 4,593,510,000 INT DEV NO PAG 99 NO 2024-12-31 2024-12-31 0 0 0 0 0 0 0 0 0 0 0 0 TOTAL 0 0 0 0 0 0 0 2,251,596,000 2,395,028,000 2,550,961,000 2,720,482,000 10,928,542,000 Total banks TOTAL 0 93,245,711,000 54,330,286,000 3,149,795,000 15,531,404,000 978,306,000 0 185,389,304,000 68,501,428,000 5,150,554,000 5,166,092,000 29,840,998,000 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 60 of 236 Institution [axis] Foreign institution (yes/no) Contract signing date Expiration date Interest rate Denomination [axis] Domestic currency [member] Foreign currency [member] Time interval [axis] Time interval [axis] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Current year [member] Until 1 year [member] Until 2 years [member] Until 3 years [member] Until 4 years [member] Until 5 years or more [member] Stock market [abstract] Listed on stock exchange - unsecured DEUTSCHE BANK AG (1) (7) 100 SI 2024-04-18 2025-03-20 SOFR ON 4.30% + 3.00 0 0 0 0 0 0 0 10,134,150,000 0 0 0 0 DEUTSCHE BANK AG (1) 101 SI 2024-12-23 2026-03-20 SOFR 3M COMP 4.29% + 3.75 0 0 0 0 0 0 0 0 4,560,368,000 0 0 0 DEUTSCHE BANK AG (1) 102 SI 2024-12-24 2025-12-24 SOFR 1M 4.34% + 3.50 0 0 0 0 0 0 0 8,107,320,000 0 0 0 0 BANCO INVEX SA INS (6) (7) 103 NO 2014-11-27 2026-12-11 7.4700 FIJA 0 0 31,318,419,000 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 104 NO 2012-11-29 2028-11-05 3.0200 FIJA 0 0 0 0 6,016,293,000 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 105 NO 2014-01-30 2026-01-15 3.9400 FIJA 0 0 26,089,817,000 0 0 0 0 0 0 0 0 0 BANCO INVEX SA INS (7) (7) 106 NO 2015-09-30 2035-05-09 5.2300 FIJA 0 0 0 0 0 9,486,252,000 0 0 0 0 0 0 DEUTSCHE BANK AG (1) (7) 107 SI 2005-08-06 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 35,469,525,000 DEUTSCHE BANK AG (1) (7) 108 SI 2008-04-06 2038-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 10,067,265,000 DEUTSCHE BANK AG (2) (7) 109 SI 2024-12-20 2026-03-20 7.5000 FIJA 0 0 0 0 0 0 0 0 10,134,150,000 0 0 0 DEUTSCHE BANK AG (2) (7) 110 SI 2005-02-22 2025-02-24 5.5000 FIJA 0 0 0 0 0 0 0 20,986,800,000 0 0 0 0 DEUTSCHE BANK AG (2) (7) 111 SI 2014-04-16 2026-04-16 3.7500 FIJA 0 0 0 0 0 0 0 0 20,976,799,000 0 0 0 DEUTSCHE BANK AG (2) (7) 112 SI 2015-04-21 2027-04-21 2.7500 FIJA 0 0 0 0 0 0 0 0 0 26,180,338,000 0 0 DEUTSCHE BANK AG (2) (7) 113 SI 2015-06-11 2030-06-11 4.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 2,040,586,000 DEUTSCHE BANK AG (2) (7) 114 SI 2017-02-21 2028-02-21 4.8750 FIJA 0 0 0 0 0 0 0 0 0 0 26,136,531,000 0 DEUTSCHE BANK AG (2) (7) 115 SI 2018-05-24 2025-11-24 3.6250 FIJA 0 0 0 0 0 0 0 13,632,828,000 0 0 0 0 DEUTSCHE BANK AG (5) (7) 116 SI 2018-05-24 2029-02-26 4.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 26,137,924,000 DEUTSCHE BANK AG (5) (7) 117 SI 2017-11-16 2025-11-16 3.7500 FIJA 0 0 0 0 0 0 0 11,412,443,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 118 SI 1997-09-18 2027-09-16 9.5000 FIJA 0 0 0 0 0 0 0 0 0 481,372,000 0 0 DEUTSCHE BANK TRUS (1) (7) 119 SI 2004-12-30 2027-09-15 9.5000 FIJA 0 0 0 0 0 0 0 0 0 4,905,881,000 0 0 DEUTSCHE BANK TRUS (1) (7) 120 SI 2010-08-30 2035-06-15 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,886,707,000 DEUTSCHE BANK TRUS (1) (7) 121 SI 2010-09-28 2060-12-28 6.6250 FIJA 0 0 0 0 0 0 0 0 0 0 0 20,253,921,000 DEUTSCHE BANK TRUS (1) (7) 122 SI 2011-02-06 2041-02-06 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 31,833,221,000 DEUTSCHE BANK TRUS (1) (7) 123 SI 2012-06-26 2044-06-27 5.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 13,250,334,000 DEUTSCHE BANK TRUS (1) (7) 124 SI 2014-01-23 2045-01-23 6.3750 FIJA 0 0 0 0 0 0 0 0 0 0 0 23,989,002,000 DEUTSCHE BANK TRUS (1) (7) 125 SI 2014-10-15 2025-01-15 4.2500 FIJA 0 0 0 0 0 0 0 12,893,266,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 126 SI 2015-01-23 2026-01-23 4.5000 FIJA 0 0 0 0 0 0 0 0 22,814,322,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 127 SI 2015-01-23 2046-01-23 5.6300 FIJA 0 0 0 0 0 0 0 0 0 0 0 12,367,551,000 DEUTSCHE BANK TRUS (1) (7) 128 SI 2016-04-02 2026-04-08 6.8750 FIJA 0 0 0 0 0 0 0 0 51,175,374,000 0 0 0 DEUTSCHE BANK TRUS (1) (7) 129 SI 2016-09-21 2047-09-21 6.7500 FIJA 0 0 0 0 0 0 0 0 0 0 0 111,548,206,000 DEUTSCHE BANK TRUS (1) (7) 130 SI 2016-12-13 2027-03-13 6.5000 FIJA 0 0 0 0 0 0 0 0 0 81,885,185,000 0 0 DEUTSCHE BANK TRUS (1) (7) 131 SI 2018-12-02 2028-12-02 5.3500 FIJA 0 0 0 0 0 0 0 0 0 0 40,280,650,000 0 DEUTSCHE BANK TRUS (1) (7) 132 SI 2018-12-02 2048-12-02 6.3500 FIJA 0 0 0 0 0 0 0 0 0 0 0 31,820,089,000 DEUTSCHE BANK TRUS (1) (7) 133 SI 2018-10-23 2029-01-23 6.5000 FIJA 0 0 0 0 0 0 0 0 0 0 0 24,420,051,000 DEUTSCHE BANK TRUS (1) (7) 134 SI 2019-09-23 2027-01-23 6.4900 FIJA 0 0 0 0 0 0 0 0 0 31,381,156,000 0 0 DEUTSCHE BANK TRUS (1) (7) 135 SI 2019-09-23 2030-01-23 6.8400 FIJA 0 0 0 0 0 0 0 0 0 0 0 47,726,465,000 DEUTSCHE BANK TRUS (1) (7) 136 SI 2019-09-23 2050-01-23 7.6900 FIJA 0 0 0 0 0 0 0 0 0 0 0 163,337,769,000 DEUTSCHE BANK TRUS (1) (7) 137 SI 2020-01-28 2031-01-28 5.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 76,946,858,000 DEUTSCHE BANK TRUS (1) (7) 138 SI 2020-01-28 2060-01-28 6.9500 FIJA 0 0 0 0 0 0 0 0 0 0 0 76,893,557,000 DEUTSCHE BANK TRUS (1) (7) 139 SI 2020-10-16 2025-10-16 6.8750 FIJA 0 0 0 0 0 0 0 18,545,005,000 0 0 0 0 DEUTSCHE BANK TRUS (1) (7) 140 SI 2021-12-16 2032-02-17 6.7000 FIJA 0 0 0 0 0 0 0 0 0 0 0 137,883,253,000 DEUTSCHE BANK TRUS (1) (7) 141 SI 2022-02-06 2029-04-06 8.7500 FIJA 0 0 0 0 0 0 0 0 0 0 20,113,133,000 20,113,133,000 DEUTSCHE BANK TRUS (1) (7) 142 SI 2023-07-02 2033-07-02 10.0000 FIJA 0 0 0 0 0 0 0 0 0 0 0 39,734,256,000 INT DEV NO PAG 143 NO 2024-12-31 2024-12-31 0 946,553,000 0 0 0 0 0 33,399,785,000 0 0 0 0 TOTAL 0 946,553,000 57,408,236,000 0 6,016,293,000 9,486,252,000 0 129,111,597,000 109,661,013,000 144,833,932,000 86,530,314,000 926,719,673,000

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Institution [axis]	Foreign institution (yes/no)	Contract signing date	Expiration date	Interest rate	Denomination [axis]											
					Domestic currency [member]						Foreign currency [member]					
					Time interval [axis]						Time interval [axis]					
					Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]	Current year [member]	Until 1 year [member]	Until 2 years [member]	Until 3 years [member]	Until 4 years [member]	Until 5 years or more [member]
Listed on stock exchange - secured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - unsecured																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Private placements - secured																
WELLS FARGO NA (1) (8) 144	SI	2014-10-14	2025-04-15	SOFR 3M 4.65% + 0.61	0	0	0	0	0	0	0	506,625,000	0	0	0	0
MIZUHO BANK LTD (3) (7) 145	SI	2016-07-26	2026-07-24	0.5400 FIJA	0	0	0	0	0	0	0	0	10,306,353,000	0	0	0
WELLS FARGO NA (1) (7) 146	SI	2014-10-20	2025-04-15	2.3780 FIJA	0	0	0	0	0	0	0	506,664,000	0	0	0	0
WELLS FARGO NA (1) (7) 147	SI	2015-07-31	2025-12-15	2.4600 FIJA	0	0	0	0	0	0	0	1,063,807,000	0	0	0	0
INT DEV NO PAG 148	NO	2024-12-31	2024-12-31		0	0	0	0	0	0	0	33,229,000	0	0	0	0
TOTAL					0	0	0	0	0	0	0	2,110,325,000	10,306,353,000	0	0	0
Total listed on stock exchanges and private placements																
TOTAL					0	946,553,000	57,408,236,000	0	6,016,293,000	9,486,252,000	0	131,221,922,000	119,967,366,000	144,833,932,000	86,530,314,000	926,719,673,000
Other current and non-current liabilities with cost [abstract]																
Other current and non-current liabilities with cost																
CITIGROUP GLOBAL M (6) (11) 149	SI	2024-02-29	2026-04-03	TIIE28 10.74% + 2.65	0	14,064,086,000	19,942,808,000	0	0	0	0	0	0	0	0	0
INT DEV NO PAG 150	NO	2024-12-31	2024-12-31		0	350,943,000	0	0	0	0	0	0	0	0	0	0
TOTAL					0	14,415,029,000	19,942,808,000	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities with cost																
TOTAL					0	14,415,029,000	19,942,808,000	0	0	0	0	0	0	0	0	0
Suppliers [abstract]																
Suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total suppliers																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Other current and non-current liabilities [abstract]																
Other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total other current and non-current liabilities																
TOTAL					0	0	0	0	0	0	0	0	0	0	0	0
Total credits																
TOTAL					0	108,607,293,000	131,681,330,000	3,149,795,000	21,547,697,000	10,464,558,000	0	316,611,226,000	188,468,794,000	149,984,486,000	91,696,406,000	956,560,671,000

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[800003] Annex - Monetary foreign currency position

	Currencies [axis]				
	Dollars [member]	Dollar equivalent in pesos [member]	Other currencies equivalent in dollars [member]	Other currencies equivalent in pesos [member]	Total pesos [member]
Foreign currency position [abstract]					
Monetary assets [abstract]					
Current monetary assets	23,340,040,000	473,062,938,000	4,946,483,000	100,256,804,000	573,319,742,000
Non-current monetary assets	0	0	0	0	0
Total monetary assets	23,340,040,000	473,062,938,000	4,946,483,000	100,256,804,000	573,319,742,000
Liabilities position [abstract]					
Current liabilities	41,212,074,000	835,298,681,000	31,877,989,000	646,112,647,000	1,481,411,328,000
Non-current liabilities	63,864,540,000	1,294,425,660,000	5,525,584,000	111,994,196,000	1,406,419,856,000
Total liabilities	105,076,614,000	2,129,724,341,000	37,403,573,000	758,106,843,000	2,887,831,184,000
Net monetary assets (liabilities)	(81,736,574,000)	(1,656,661,403,000)	(32,457,090,000)	(657,850,039,000)	(2,314,511,442,000)

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[800005] Annex - Distribution of income by product

	Income type [axis]			
	National income [member]	Export income [member]	Income of subsidiaries abroad [member]	Total income [member]
PETROLÍFEROS				
COMBUSTOLEO	21,641,949,000	82,567,453,000	0	104,209,402,000
DIESEL	198,472,998,000	1,657,593,000	0	200,130,591,000
GAS L.P.	42,465,061,000	0	0	42,465,061,000
GASOLINA MAGNA SIN	361,411,708,000	767,563,000	41,058,106,000	403,237,377,000
GASOLINA PREMIUM	110,256,363,000	0	0	110,256,363,000
TURBOSINA	61,087,618,000	295,577,000	0	61,383,195,000
PETRÓLEO CRUDO	0	393,220,223,000	0	393,220,223,000
NAFTAS	0	705,655,000	0	705,655,000
VENTAS DE CÍAS. SUBSIDIARIAS	0	37,122,431,000	0	37,122,431,000
OTROS REFINADOS	0	5,665,075,000	124,922,603,000	130,587,678,000
INCENTIVO COMPLEMENTARIO DE VENTAS NACIONALES				
REFINADOS	0	0	0	0
REFINADOS, GASES Y AROMÁTICOS				
GAS SECO	19,331,920,000	5,154,000	0	19,337,074,000
ASFALTOS	6,610,724,000	0	0	6,610,724,000
PROPILENO Y DERIVADOS	1,375,088,000	0	0	1,375,088,000
OTROS REFINADOS	135,619,897,000	0	0	135,619,897,000
FERTILIZANTES				
AMONIACO	1,418,580,000	0	0	1,418,580,000
FOSFATADOS	0	2,972,175,000	0	2,972,175,000
NITROGENADOS	0	265,668,000	0	265,668,000
ÁCIDOS	0	518,312,000	0	518,312,000
OTROS FERTILIZANTES	180,091,000	5,402,000	0	185,493,000
ETILENO				
POLIETILENO	714,422,000	0	0	714,422,000
ÓXIDO DE ETILENO	8,346,350,000	0	0	8,346,350,000
MONOETILENGLICOL	0	0	0	0
OTROS ETILENO	8,718,886,000	116,482,000	0	8,835,368,000
INGRESOS POR SERVICIOS				
INGRESOS POR SERVICIOS	3,155,779,000	0	0	3,155,779,000
TOTAL	980,807,434,000	525,884,763,000	165,980,709,000	1,672,672,906,000

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[800007] Annex - Financial derivate instruments

Management discussion about the policy uses of financial derivate instruments, explaining if these policies are allowed just for coverage or for other uses like trading [text block]

PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies.

This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX's current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority over financial risk exposure, financial risk mitigation schemes, DFIs trading of Petróleos Mexicanos and the subsidiary entities, and where applicable, the subsidiary companies.

Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport.

The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets.

One of PEMEX's policies is to minimize the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities.

As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments.

In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk ("VaR") computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms.

Given that PEMEX's outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits.

For those portfolios with an open market risk exposure, PEMEX's financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others).

PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore does not have internal policies for these DFIs.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX's regulatory framework promotes credit risk mitigation strategies such as collateral exchange.

PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines.

General description about valuation techniques, standing out the instruments valuated at cost or fair value, just like methods and valuation techniques [text block]

Fair Value of DFIs

PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified.

PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value, or Mark-to-Market (MtM), represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs.

PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products).

PEMEX's DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used.

For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures.

According to IFRS 13 "Fair Value Measurement", the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties' probability of default. Due to the above, PEMEX applies the credit value adjustment ("CVA") method to calculate the fair value of its DFIs.

For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the

65 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

implied default probability obtained from both, PEMEX and the counterparty's credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in financial markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in financial markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

PEMEX's DFIs' fair-value assumptions and inputs fall under Level 2 of the fair value hierarchy for market participant assumptions.

Management discussion about intern and extern sources of liquidity that could be used for attending requirements related to financial derivate instruments [text block]

Liquidity Risk

PEMEX's main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs.

In addition, PEMEX has acquired committed revolving credit lines in order to mitigate liquidity risk.

During the fourth quarter of 2024 PEMEX did not enter into FX Forwards MXN/USD in order to preserve an adequate level of liquidity in U.S. dollars.

During the fourth quarter of 2024, three DFIs entered into with this purpose expired.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

In order to mitigate liquidity risk, during the third quarter of 2024 PEMEX entered into an MXN-USD prepaid swap maturing in 2026. Additionally, during the third quarter of 2024 PEMEX carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs.

For the same purpose, during 2023, PEMEX entered into two MXN/USD prepaid swaps maturing in 2025 and in 2026, respectively. Also carried out a voluntary synthetic recouponing which involved the restructuring of five UDI-MXN DFIs and six EUR/USD cross currency capped swaps.

Finally, the investment strategies of our portfolios are structured by selecting time horizons that consider each currency's cash flow requirements in order to preserve liquidity.

Certain PMI companies mitigate their liquidity risk through several mechanisms, the most important of which is the Centralized Treasury. In addition, PMI companies have access to bilateral credit lines through this structure.

These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company's board of directors.

Changes and management explanation in principal risk exposures identified, as contingencies and events known by the administration that could affect future reports [text block]

Market Risk

(i)Interest Rate Risk

PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE).

Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities.

During the fourth quarter of 2024 none interest rate DFI expired.

Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA has also executed interest rate swap agreements denominated in U.S. dollars.

During the fourth quarter of 2024 there were no ongoing interest rate DFI of PMI NASA.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX's obligations payable in pesos and U.S. dollars.

The investments made through PEMEX's portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk.

IBOR reference rates transition

As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night "O/N", one week "1W", two months "2M" three months "3M", six months "6M" and twelve months "12M") or the EURIBOR in Euros, ceased being published and were replaced by alternative reference rates, based on risk-free rates obtained from market operations.

In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below:

	Reference Rate	*Notional Amount As of December 31, 2024 (in thousands of each corrency)
Deuda	TIIE 28D MXN	173,349,237
	TIIE 91D MXN	6,743,603
IFD	TIIE 28D MXN	31,733,673

*Note: Notional amounts with maturity after December 31, 2024.

In this regard, Banco de Mexico (the Mexican Central Bank) announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. However, it stated that it will continue to publish it as a reference for all instruments contracted prior to this date. Likewise, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. For the above, Petroleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in accordance with the modifications announced by Banco de Mexico.

PEMEX's portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX's fixed rate portfolio will not be impacted by the IBOR transition.

According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 69 of 236 (ii)Exchange Rate Risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure. As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. During the fourth quarter of 2024, none DFI entered into with the purpose of mitigating exchange rate risk expired. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 70 of 236 (iii)Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023, pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023 and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the fourth quarter of 2024, the implementation of the crude oil hedge for the fiscal year 2025 began, pursuant to which, as of December 31st, 2024, PEMEX has hedged 185 thousand barrels per day on average, for the period between January 2025 and December 2025, for U.S.$93,372. During the fourth quarter of 2024, thirty-four DFIs entered into with the purpose of mitigating hydrocarbon price risk expired. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the first quarter of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 240,000 barrels for the period between March 2024 and May 2024. During the fourth quarter of 2024, none DFIs entered into with this purpose expired. During the first quarter of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 1,980,000 barrels for the period between May 2024 and July 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 71 of 236 During the fourth quarter of 2024, none DFIs entered into with this purpose expired. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, Pemex Industrial Transformation must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with Pemex Industrial Transformation to financial counterparties by entering into the opposite position DFIs with such parties. As of the fourth quarter of 2024, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, Pemex Industrial Transformation DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. During the fourth quarter of 2024, PMI Trading closed twenty-seven DFIs positions listed in CME-Clearport related to commodities, with a profit (loss) of Ps. (145,503) recognized under the concept of (Loss) Return in DFIs. During the fourth quarter of 2024, PMI Trading had thirty-three margin calls, which accounted for a negative net flow of Ps. (214,051). In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. Counterparty or Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. During the fourth quarter of 2024, none of the specified thresholds were reached. According to IFRS 13 “Fair Value Measurement,” the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 72 of 236 There were no defaults during the fourth quarter of 2024. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. Furthermore, by means of its credit guidelines for DFI operations, Pemex Industrial Transformation significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, Pemex Industrial Transformation’s customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Pemex Industrial Transformation may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As of the fourth quarter of 2024, Pemex Industrial Transformation had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. SENSITIVITY ANALISIS PEMEX has entered into DFIs with the purpose to mitigate the market risk for specific flows or predetermined volumes associated with its operations. PEMEX’s DFIs have the same characteristics (e.g. underlying assets, payment dates, amounts, volumes) as the hedged position, but with the opposite exposure to the market risk factors. As a result of these mitigation strategies, PEMEX has a minor sensitivity to the hedged market risk factors. Given that PEMEX’s hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge’s effectiveness or to monitor them. Natural gas DFIs that Pemex Industrial Transformation has offered to its domestic customers have been reported as transactions with trading purposes. However, such operations were fully compensated by the operations entered into with financial counterparties, maintaining a negligible or even null exposure to market risk (due to this back-to-back mechanism). As of the

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

fourth quarter of 2024, Pemex Industrial Transformation did not have any DFI to report, since all the DFIs of its portfolios expired in 2019. As such, it is no necessary to conduct either a sensitivity analysis or to measure or monitor the hedge effectiveness.

Other DFIs seek to hedge the changes in the price of the commercialized products, such that the DFIs' underlying assets have correlations with the prices of the products involved in commercialization. PMI Trading estimates the Value at Risk (VaR) of these DFIs. Notably, DFIs of PMI Trading (all of them related to petroleum derivatives), are classified under cash and cash equivalents for accounting purposes due to their liquidity.

Quantitative information for disclosure [text block]

QUANTITATIVE DISCLOSURE

Accounting treatment applied and the impact in the financial statements

PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

As of December 31, 2024, and 2023 (includes the amount of the embedded derivative), the net fair value of PEMEX's DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (99,768,509) and Ps. (26,568,577), respectively. As of December 31, 2024, 2023, PEMEX did not have any DFIs designated as hedges for accounting purposes.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

In accordance with established accounting policies, PEMEX has analyzed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, As of December 31, 2024, and 2023, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the non-financial contracts.

As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194 contained in an FX Single Cross Currency Swap contract, which expired in February 2024. As of December 31, 2024, PEMEX did not recognize effects from embedded derivatives in the financial contracts.

For the twelve-month periods ended December 31, 2024, and 2023, PEMEX recognized a net (loss) gain of Ps. (27,594,229) and Ps. 672,226, respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes (the gain as of December 31, 2023, includes the gain generated by the embedded derivative and the loss as of December 31, 2024, includes the loss from the cancellation of the embedded derivative).

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

FAIR VALUE OF DFIs

The summary of PEMEX's current DFIs along with their fair value is shown in the next tables:

TABLE 1
Interest Rate and Currency Derivatives
(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Notional Amount	Underlying Value		Fair Value		Notional amounts by expected maturity year						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Interest Rate Swaps	Trading	20,724,337	TERM SOFR 3M = 4.3051% TERM SOFR 6M = 4.250% DAILY COMPOUNDED SOFR = 4.49%	TERM SOFR 3M = 4.59211% TERM SOFR 6M = 4.25387% DAILY COMPOUNDED SOFR = 4.96%	(31,385)	461,544	2,482,867	0	0	18,241,470	0	0	0
Interest Rate Options	Hedging	0	TERM SOFR 1M = 4.3325%	TERM SOFR 1M = 4.8457%	0	0	0	0	0	0	0	0	0
Currency Swaps	Hedging	146,740,018	MXN = 20.2683 1/EUR = 1.03545 1/GBP = 1.2525 JPY = 157.2405 CHF = 0.90596 Exchange rates against US dollar. UDI = 8.24717 Exchange rate against MXN	MXN = 19.629 1/EUR = 1.1181 1/GBP = 1.342 JPY = 144.69261 CHF = 0.8459 Exchange rates against US dollar. UDI = 8.24717 Exchange rate against MXN	(3,703,081)	2,342,860	36,586,264	39,270,424	27,221,847	4,749,625	29,823,494	9,088,364	0
Currency Options	Hedging	147,120,310	1/EUR = 1.03545 1/GBP = 1.2525 JPY = 157.2405 CHF = 0.90596 Exchange rates against US dollar.	1/EUR = 1.1181 1/GBP = 1.342 JPY = 144.69261 CHF = 0.8459 Exchange rates against US dollar.	(7,709,242)	(4,608,599)	40,270,984	26,054,005	26,232,247	26,232,247	26,232,247	2,098,580	0
Only cupon swaps	Hedging	44,890,253	1/EUR = 1.03545 Exchange rate against US dollar.	1/EUR = 1.1181 Exchange rate against US dollar.	(909,506)	(504,496)	17,834,606	0	0	27,055,647	0	0	0
Currency Forward	Trading	0	MXN = 20.2683 Exchange rate against US dollar.	MXN = 19.629 Exchange rate against US dollar.	0	90,884	0	0	0	0	0	0	0
Prepaid Swap	Trading	110,393,509	MXN = 20.2683 Exchange rate against US dollar.	MXN = 19.629 Exchange rate against US dollar.	(87,155,413)	(35,606,165)	61,490,994	48,902,516	0	0	0	0	17,011,240

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Ticker: PEMEX Quarter: 4D Year: 2024

TABLE 2
Crude Oil Derivatives
(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Crude Oil Options	Hedging	64.57	WTI = 69.70 Brent= 73.13	WTI = 69.37 Brent= 72.87	(259,882)	980,367	64.57	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 3
Crack Spread Derivatives
(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) [1]	Underlying value (U.S. $ per barrel) [2]		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Diesel Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0
Gasoline Crack Spread Swaps	Hedging	0	N.A.	N.A.	0	0	0	0	0	0	0	0	0

(1) Net Volume.

(2) Representative underlying asset value. Monthly average price per barrel

TABLE 4

Crude and Petroleum Products Financial Derivatives Classified as Cash and Cash Equivalent for Accounting Purposes due to their Liquidity

(in thousands of pesos, except as noted, as of December 31, 2024)

Derivative Type	Hedging/ Trading	Volume (in millions of barrels) (1)	Underlying value (U.S. $ per barrel) (2)		Fair Value		Volume per Year (in millions of barrels)						Collateral delivered (3)
			Current Quarter	Previous Quarter	Current Quarter	Previous Quarter	2025	2026	2027	2028	2029	Thereafter	
Futures	Trading	0	120.28	82.57	(6,128)	(10,327)	0	0	0	0	0	0	0.0
Exchange Traded Swaps	Trading	(0.9)	66.26	63.14	(15,006)	254,696	(0.9)	0	0	0	0	0	0.0

(1) Net Volume.

(2) Representative underlying asset value per barrel.

(3) Exchange traded operations, both futures and swaps have an initial margin of Ps (51,503)

The information in these tables has been calculated using the exchange rates as of December 31, 2024, Ps. 20.2683 = US$1.00 and as of September 30, 2024, Ps. 19629 = US$1.00
The information in these tables has been calculated using the exchange rates as of December 31, 2024, Ps. 20.9868 = EUR $1.00 and as of September 30, 2024, Ps. 21.9418 = EUR $1.00

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[800100] Notes - Subclassifications of assets, liabilities and equities

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Subclassifications of assets, liabilities and equities [abstract]		
Cash and cash equivalents [abstract]		
Cash [abstract]		
Cash on hand	23,028,847,000	29,607,916,000
Balances with banks	29,255,874,000	16,120,404,000
Total cash	52,284,721,000	45,728,320,000
Cash equivalents [abstract]		
Short-term deposits, classified as cash equivalents	0	0
Short-term investments, classified as cash equivalents	36,557,105,000	23,019,055,000
Other banking arrangements, classified as cash equivalents	0	0
Total cash equivalents	36,557,105,000	23,019,055,000
Other cash and cash equivalents	0	0
Total cash and cash equivalents	88,841,826,000	68,747,375,000
Trade and other current receivables [abstract]		
Current trade receivables	126,733,175,000	111,394,431,000
Current receivables due from related parties	0	0
Current prepayments [abstract]		
Current advances to suppliers	0	0
Current prepaid expenses	0	0
Total current prepayments	0	0
Current receivables from taxes other than income tax	44,557,130,000	140,616,822,000
Current value added tax receivables	0	0
Current receivables from sale of properties	0	0
Current receivables from rental of properties	0	0
Other current receivables	62,306,727,000	63,349,983,000
Total trade and other current receivables	233,597,032,000	315,361,236,000
Classes of current inventories [abstract]		
Current raw materials and current production supplies [abstract]		
Current raw materials	0	0
Current production supplies	0	0
Total current raw materials and current production supplies	0	0
Current merchandise	0	0
Current work in progress	969,458,000	1,501,514,000
Current finished goods	80,724,998,000	104,053,537,000
Current spare parts	0	0
Property intended for sale in ordinary course of business	0	0
Other current inventories	6,875,534,000	6,480,941,000
Total current inventories	88,569,990,000	112,035,992,000
Non-current assets or disposal groups classified as held for sale or as held for distribution to owners [abstract]		
Non-current assets or disposal groups classified as held for sale	0	0
Non-current assets or disposal groups classified as held for distribution to owners	0	0
Total non-current assets or disposal groups classified as held for sale or as held for distribution to owners	0	0
Trade and other non-current receivables [abstract]		
Non-current trade receivables	0	0
Non-current receivables due from related parties	0	0
Non-current prepayments	0	0
Non-current lease prepayments	0	0
Non-current receivables from taxes other than income tax	0	0
Non-current value added tax receivables	0	0

76 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Non-current receivables from sale of properties	0	0
Non-current receivables from rental of properties	0	0
Revenue for billing	0	0
Other non-current receivables	1,021,778,000	1,179,706,000
Total trade and other non-current receivables	1,021,778,000	1,179,706,000
Investments in subsidiaries, joint ventures and associates [abstract]		
Investments in subsidiaries	0	0
Investments in joint ventures	0	0
Investments in associates	2,692,938,000	1,854,803,000
Total investments in subsidiaries, joint ventures and associates	2,692,938,000	1,854,803,000
Property, plant and equipment [abstract]		
Land and buildings [abstract]		
Land	53,332,363,000	52,888,298,000
Buildings	26,362,925,000	25,387,809,000
Total land and buildings	79,695,288,000	78,276,107,000
Machinery	0	0
Vehicles [abstract]		
Ships	0	0
Aircraft	0	0
Motor vehicles	15,734,762,000	16,093,290,000
Total vehicles	15,734,762,000	16,093,290,000
Fixtures and fittings	0	0
Office equipment	8,599,679,000	6,597,056,000
Tangible exploration and evaluation assets	0	0
Mining assets	0	0
Oil and gas assets	997,845,803,000	951,442,352,000
Construction in progress	541,876,222,000	423,257,938,000
Construction prepayments	0	0
Other property, plant and equipment	6,780,958,000	6,655,424,000
Total property, plant and equipment	1,650,532,712,000	1,482,322,167,000
Investment property [abstract]		
Investment property completed	0	0
Investment property under construction or development	0	0
Investment property prepayments	0	0
Total investment property	0	0
Intangible assets and goodwill [abstract]		
Intangible assets other than goodwill [abstract]		
Brand names	0	0
Intangible exploration and evaluation assets	15,573,570,000	18,940,360,000
Mastheads and publishing titles	0	0
Computer software	0	0
Licences and franchises	0	0
Copyrights, patents and other industrial property rights, service and operating rights	1,514,706,000	1,410,459,000
Recipes, formulae, models, designs and prototypes	0	0
Intangible assets under development	0	0
Other intangible assets	0	0
Total intangible assets other than goodwill	17,088,276,000	20,350,819,000
Goodwill	0	0
Total intangible assets and goodwill	17,088,276,000	20,350,819,000
Trade and other current payables [abstract]		
Current trade payables	0	0
Current payables to related parties	0	0
Accruals and deferred income classified as current [abstract]		

77 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Deferred income classified as current	0	0
Rent deferred income classified as current	0	0
Accruals classified as current	505,989,382,000	368,345,849,000
Short-term employee benefits accruals	0	0
Total accruals and deferred income classified as current	505,989,382,000	368,345,849,000
Current payables on social security and taxes other than income tax	0	0
Current value added tax payables	0	0
Current retention payables	0	0
Other current payables	0	0
Total trade and other current payables	505,989,382,000	368,345,849,000
Other current financial liabilities [abstract]		
Bank loans current	278,635,015,000	254,766,203,000
Stock market loans current	132,168,475,000	135,100,667,000
Other current iabilities at cost	14,415,029,000	87,354,724,000
Other current liabilities no cost	0	0
Other current financial liabilities	108,972,465,000	36,494,962,000
Total Other current financial liabilities	534,190,984,000	513,716,556,000
Trade and other non-current payables [abstract]		
Non-current trade payables	0	0
Non-current payables to related parties	0	0
Accruals and deferred income classified as non-current [abstract]		
Deferred income classified as non-current	0	0
Rent deferred income classified as non-current	0	0
Accruals classified as non-current	0	0
Total accruals and deferred income classified as non-current	0	0
Non-current payables on social security and taxes other than income tax	0	0
Non-current value added tax payables	0	0
Non-current retention payables	0	0
Other non-current payables	0	0
Total trade and other non-current payables	0	0
Other non-current financial liabilities [abstract]		
Bank loans non-current	182,648,863,000	116,579,141,000
Stock market loans non-current	1,350,962,066,000	1,200,669,622,000
Other non-current liabilities at cost	19,942,808,000	0
Other non-current liabilities no cost	0	0
Other non-current financial liabilities	0	0
Total Other non-current financial liabilities	1,553,553,737,000	1,317,248,763,000
Other provisions [abstract]		
Other non-current provisions	137,835,561,000	83,310,554,000
Other current provisions	0	0
Total other provisions	137,835,561,000	83,310,554,000
Other reserves [abstract]		
Revaluation surplus	0	0
Reserve of exchange differences on translation	61,416,391,000	(28,679,409,000)
Reserve of cash flow hedges	0	0
Reserve of gains and losses on hedging instruments that hedge investments in equity instruments	0	0
Reserve of change in value of time value of options	0	0
Reserve of change in value of forward elements of forward contracts	0	0
Reserve of change in value of foreign currency basis spreads	0	0
Reserve of gains and losses on financial assets measured at fair value through other comprehensive income	0	0
Reserve of gains and losses on remeasuring available-for-sale financial assets	0	0
Reserve of share-based payments	0	0
Reserve of remeasurements of defined benefit plans	224,538,229,000	21,366,404,000

78 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Concept	Close Current Quarter 2024-12-31	Close Previous Exercise 2023-12-31
Amount recognised in other comprehensive income and accumulated in equity relating to non-current assets or disposal groups held for sale	0	0
Reserve of gains and losses from investments in equity instruments	0	0
Reserve of change in fair value of financial liability attributable to change in credit risk of liability	0	0
Reserve for catastrophe	0	0
Reserve for equalisation	0	0
Reserve of discretionary participation features	0	0
Reserve of equity component of convertible instruments	0	0
Capital redemption reserve	0	0
Merger reserve	0	0
Statutory reserve	0	0
Other comprehensive income	0	0
Total other reserves	285,954,620,000	(7,313,005,000)
Net assets (liabilities) [abstract]		
Assets	2,208,752,583,000	2,303,475,336,000
Liabilities	4,192,528,320,000	3,956,454,146,000
Net assets (liabilities)	(1,983,775,737,000)	(1,652,978,810,000)
Net current assets (liabilities) [abstract]		
Current assets	439,554,721,000	538,540,745,000
Current liabilities	1,207,523,381,000	1,123,717,661,000
Net current assets (liabilities)	(767,968,660,000)	(585,176,916,000)

79 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

[800200] Notes - Analysis of income and expense

Concept	Accumulated Current Year 2024-01-01 - 2024-12-31	Accumulated Previous Year 2023-01-01 - 2023-12-31	Quarter Current Year 2024-10-01 - 2024-12-31	Quarter Previous Year 2023-10-01 - 2023-12-31
Analysis of income and expense [abstract]				
Revenue [abstract]				
Revenue from rendering of services	3,155,779,000	3,695,941,000	1,181,008,000	864,826,000
Revenue from sale of goods	1,669,517,127,000	1,716,241,677,000	429,943,454,000	424,667,694,000
Interest income	0	0	0	0
Royalty income	0	0	0	0
Dividend income	0	0	0	0
Rental income	0	0	0	0
Revenue from construction contracts	0	0	0	0
Other revenue	0	0	0	0
Total revenue	1,672,672,906,000	1,719,937,618,000	431,124,462,000	425,532,520,000
Finance income [abstract]				
Interest income	15,669,883,000	18,210,377,000	3,399,892,000	2,474,954,000
Net gain on foreign exchange	0	238,079,042,000	0	55,197,346,000
Gains on change in fair value of derivatives	0	0	0	0
Gain on change in fair value of financial instruments	0	672,226,000	0	7,321,282,000
Other finance income	0	0	0	0
Total finance income	15,669,883,000	256,961,645,000	3,399,892,000	64,993,582,000
Finance costs [abstract]				
Interest expense	158,901,950,000	152,171,381,000	45,188,699,000	40,884,857,000
Net loss on foreign exchange	304,452,236,000	0	48,046,034,000	0
Losses on change in fair value of derivatives	0	0	0	0
Loss on change in fair value of financial instruments	27,594,230,000	0	14,310,697,000	0
Other finance cost	0	0	0	0
Total finance costs	490,948,416,000	152,171,381,000	107,545,430,000	40,884,857,000
Tax income (expense)				
Current tax	129,837,684,000	219,425,435,000	48,843,270,000	10,800,762,000
Deferred tax	160,443,514,000	573,846,000	156,492,740,000	43,066,745,000
Total tax income (expense)	290,281,198,000	219,999,281,000	205,336,010,000	53,867,507,000

80 of 236

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 81 of 236 [800500] Notes - List of notes Disclosure of notes and other explanatory information [text block] NOTE 1.STRUCTURE AND BUSINESS OPERATIONS OF PETRÓLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES Petróleos Mexicanos was created by a decree issued by the Mexican Congress on June 7, 1938. The decree was published in the Diario Oficial de la Federación (“Official Gazette of the Federation”) on July 20, 1938 and came into effect on that date. On December 20, 2013, the Decreto por el que se reforman y adicionan diversas disposiciones de la Constitución Política de los Estados Unidos Mexicanos, en Materia de Energía (Decree that amends and supplements various provisions of the Mexican Constitution relating to energy matters), was published in the Official Gazette of the Federation. This Decree came into effect on December 21, 2013 and includes transitional articles setting forth the general framework and timeline for implementing legislation relating to the energy sector. On August 11, 2014, the Ley de Petróleos Mexicanos (the “Petróleos Mexicanos Law”) was published in the Official Gazette of the Federation. The Petróleos Mexicanos Law became effective on October 7, 2014, except for certain provisions. On December 2, 2014, the Secretaría de Energía (“Ministry of Energy”) published in the Official Gazette of the Federation the declaration pursuant to which the special regime governing Petróleos Mexicanos’ activities relating to productive state-owned subsidiaries, affiliates, compensation, assets, administrative liabilities, state dividend, budget and debt came into effect. On June 10, 2015, the Disposiciones Generales de Contratación para Petróleos Mexicanos y sus Empresas Productivas Subsidiarias (General Contracting Provisions for Petróleos Mexicanos and its productive state-owned subsidiaries) was published in the Official Gazette of the Federation and the following day the special regime for acquisitions, leases, services and public works matters came into effect. Once the Petróleos Mexicanos Law came into effect, Petróleos Mexicanos was transformed from a decentralized public entity to a productive state-owned company. Petróleos Mexicanos is a legal entity empowered to own property and carry on business in its own name with the purpose of carrying out exploration and extraction of crude oil and other hydrocarbons in the United Mexican States (“Mexico”), as well as refining, processing, storing, transporting, selling and trading in these products. The Subsidiary Entities, Pemex Exploración y Producción (“Pemex Exploration and Production”), Pemex Transformación Industrial (“Pemex Industrial Transformation”) and Pemex Logística (“Pemex Logistics”) are productive state-owned subsidiaries empowered to own property and carry on business in their own name, subject to the direction and coordination of Petróleos Mexicanos (the “Subsidiary Entities”). The Subsidiary Entities and their primary purposes, are as follows: • Pemex Exploration and Production: This entity is in charge of the exploration and extraction of crude oil and solid, liquid or gaseous hydrocarbons in Mexico, in the exclusive economic zone of Mexico and abroad, as well as drilling services and repair and services of wells; • Pemex Industrial Transformation: This entity performs activities related to refining, transformation, processing, importing, exporting, trading and the sale of hydrocarbons, petroleum products, natural gas and petrochemicals, as well as commercializes, distributes and trades methane, ethane and propylene, directly or through others; and • Pemex Logistics: This entity provides transportation, storage and related services for crude oil, petroleum products and petrochemicals to PEMEX (as defined below) and other companies, through pipelines and maritime and terrestrial means, and provides guard and management services. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 82 of 236 The principal distinction between the Subsidiary Entities and the Subsidiary Companies (as defined below) is that the Subsidiary Entities are productive state-owned entities, whereas the Subsidiary Companies are affiliate companies that were formed in accordance with the applicable laws of each of the respective jurisdictions in which they were incorporated. The “Subsidiary Companies” are defined as those companies which are controlled, directly or indirectly, by Petróleos Mexicanos. “Associates,” as used herein, means those companies in which Petróleos Mexicanos has significant influence but not control or joint control over its financial and operating policies. On October 17, 2024, the Congress approved amendments of Articles 25, 27, and 28 of the Constitución Política de los Estados Unidos Mexicanos (the “Mexican Constitution”), which were subsequently approved by a majority of Mexico’s state legislatures and signed into law by the President Claudia Sheinbaum Pardo. On October 31, 2024, these amendments were published in the Diario Oficial de la Federación (Official Gazette of the Federation) as the Decreto por el que se reforman el párrafo quinto del artículo 25, los párrafos sexto y séptimo del artículo 27 y el párrafo cuarto del artículo 28 de la Constitución Política de los Estados Unidos Mexicanos, en materia de áreas y empresas estratégicas, (Decree amending the 5 Paragraph of Article 25, Paragraphs 6 and 7 of Article 27, and Paragraph 4 of Article 28 of the Mexican Constitution regarding Strategic Enterprises, or the “Energy Reform Decree”). The Energy Reform Decree took effect on November 1, 2024 and transformed the legal regime of Petróleos Mexicanos from an Empresa productiva del Estado (Productive State-Owned company) to an Empresa pública del Estado (State-Owned public Company). The Energy Reform Decree included artículos transitorios (transitional articles) requiring the Mexican Congress to adjust, amend or otherwise modify any relevant legislation required to give effect to the Energy Reform Decree within 180 calendar days (such implementing legislation, the “Secondary Legislation”). On March 12, 2025, the Mexican Congress approved the Secondary Legislation, which was subsequently signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation on March 18, 2025. The Energy Reform Decree and the Secondary Legislation include important modifications to Petróleos Mexicanos legal framework, corporate structure and corporate governance. Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies are referred to collectively herein as “PEMEX”. PEMEX’s address and its principal place of business is: Av. Marina Nacional No. 329, Col. Verónica Anzures, Alcaldía Miguel Hidalgo, 11300, Ciudad de México, México. NOTE 29.SUPPLEMENTARY INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED) Under the Mexican Constitution, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In August 2014, through the Round Zero process, the Mexican Government granted PEMEX the right to extract, but not own, certain petroleum and other hydrocarbon reserves in Mexico through assignment deeds. This note provides supplementary information on the oil and gas exploration, development and production activities of Pemex Exploration and Production in compliance with the U.S. Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 932 10-5 “Extractive Activities—Oil and Gas” (“ASC Topic 932”) and Accounting Standards Update 2010-03 (see Note 3-G). As of the date of these consolidated financial statements, all exploration and production activities of Pemex Exploration and Production are conducted in Mexico. The supplemental data presented herein reflect information for all of Pemex Exploration and Production’s oil and gas producing activities. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 83 of 236 A.Capitalized costs for oil and gas producing activities (unaudited): 2024 2023 2022 Proved Properties Ps.3,182,017,349 2,992,418,072 2,866,888,317 Construction in progress 101,026,986 87,417,444 78,758,180 Accumulated depreciation and amortization (2,346,799,094) (2,246,990,816) (2,150,051,501) Net capitalized costs Ps.936,245,241 832,844,700 795,594,996 B.Costs incurred for oil and gas property exploration and development activities (unaudited): 2024 2023 Exploration Ps.52,693,932 67,956,743 Development 123,422,798 171,348,160 Total costs incurred Ps.176,116,730 239,304,903 PEMEX does not have property acquisition costs because the oil reserves it exploits are owned by the Mexican nation. Exploration costs include costs of geological and geophysical studies of fields in the amount of Ps. 14,672,428 and Ps. 16,589,953, for 2024 and 2023, respectively. These costs are accounted for as geological and geophysical exploration expenses, in accordance with the successful efforts method of accounting. Development costs include those costs incurred in obtaining access to proved reserves and providing facilities for extracting, treating, gathering and storing oil and gas. C.Results of operations for oil and gas producing activities (unaudited): 2024 2023 2022 Revenues from sale of oil and gas Ps.895,464,369 931,509,764 1,347,063,715 Hydrocarbon duties 198,488,864 338,881,974 404,918,526 Production costs (excluding taxes) 321,010,191 347,603,900 421,514,923 Other costs and expenses 59,261,551 56,536,914 94,115,614 Exploration expenses 60,148,763 16,589,853 38,752,353 Depreciation, depletion, amortization and accretion 99,491,976 116,710,477 173,178,527 738,401,345 876,323,118 1,132,479,943 Results of operations for oil and gas producing activities Ps.157,063,024 55,186,646 214,583,772 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 84 of 236 D.Sales prices (unaudited) The following table summarizes average sales prices in U.S. dollars for each of the years ended December 31 (excluding production taxes): Description 2024 2023 2022 U.S.$ U.S.$ U.S.$ Weighted average sales price per barrel of oil equivalent (boe) (1) 57.73 54.76 69.31 Crude oil, per barrel 70.44 65.89 89.84 Natural gas, per thousand cubic feet 3.63 3.87 7.17 (1) To convert dry gas to barrels of oil equivalent, a factor of 5.201 thousand cubic feet of dry gas per barrel of oil equivalent is used. E.Crude oil and natural gas reserves (unaudited) Under the Mexican Constitution, all oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. Under the Petróleos Mexicanos Law, Pemex Exploration and Production has the right to extract, but not own, these reserves, and to sell the resulting production. The exploration and development activities of Petróleos Mexicanos and the Subsidiary Entities are limited to reserves located in Mexico. Proved oil and natural gas reserves are those estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations. Proved reserves estimates as of December 31, 2024 were prepared by the Exploration and Production segment and were reviewed by the Independent Engineering Firms (as defined below), which audit its estimates of hydrocarbon reserves. According to the Lineamientos que Regulan los Procedimientos de Cuantificación y Certificación de Reservas de la Nación (Guidelines for Regulating the Nation’s Reserves Quantification and Certification Procedures), CNH should review and approve of Hydrocarbons Reserves reports of Mexico’s operators in the month of April. As of the date of these consolidated financial statements, the proved reserves estimates as of December 31, 2024 have not been approved by the CNH. Pemex Exploration and Production estimates proved reserves based on generally accepted petroleum engineering and evaluation methods and procedures, which are based primarily on applicable SEC regulations and, as necessary, the SPE’s publication entitled Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information, dated June 25, 2019 and other SPE publications, including the SPE’s publication entitled Petroleum Resources Management System, as well as other technical sources, including Estimation and Classification of Reserves of Crude Oil, Natural Gas, and Condensate, by Chapman Cronquist, and Determination of Oil and Gas Reserves, Petroleum Society Monograph Number 1, published by the Canadian Institute of Mining and Metallurgy & Petroleum. The choice of method or combination of methods employed in the analysis of each reservoir is determined by: • Experience in the area • Stage of development • Quality and completeness of basic data • Production and pressure histories Reserves data set forth herein represents only estimates. Reserves valuation is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserves estimate depends on the quality of available data, engineering and geological interpretation and professional judgment. As a result, estimates of different engineers may vary. In addition, the results of drilling, testing and producing subsequent to the date of an estimate may lead to the revision of an estimate.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 85 of 236 During 2024, PEMEX did not record any material increase in PEMEX’s hydrocarbons reserves as a result of the use of new technologies. In order to ensure the reliability of PEMEX’s reserves estimation efforts, it has undertaken the internal certification of its estimates of reserves since 1996. PEMEX has established certain internal controls in connection with the preparation of its proved reserves estimates. Initially, teams of geoscientists from Pemex Exploration and Production’s exploration and exploitation business units (with each of these units covering several projects) prepare the reserves estimates, using different estimation processes for valuations relating to new discoveries and developed fields, respectively. Subsequently, the regional reserves offices collect these reserves estimates from the units and request that the Gerencia de Certificación de Reservas de Hidrocarburos, (Office of Hydrocarbon Reserves Certification), the central hydrocarbon reserves management body of Pemex Exploration and Production, review and certify such valuations and the recording of the related reserves. This internal certification process is undertaken in accordance with internal guidelines for estimating and classifying hydrocarbon reserves, which are based on the SEC’s rules and definitions. The Office of Hydrocarbon Reserves Certification, which additionally oversees and conducts an internal audit of the above process, consists entirely of professionals with geological, geophysical, petrophysical and reservoir engineering backgrounds. The engineers who participate in PEMEX’s reserves estimation process are experienced in the following areas: reservoir numerical simulation; well drilling and completion; pressure, volume and temperature (PVT) analysis; analytical tools used in forecasting the performance of the various elements comprising the production system; and design strategies in petroleum field development. Furthermore, all of PEMEX’s personnel have been certified by the Secretaría de Educación Pública (Ministry of Public Education), most have earned master’s degrees in areas of study such as petroleum engineering, geology and geophysical engineering and they possess an average of over fifteen years of professional experience. In addition to this internal review process, Pemex Exploration and Production’s final reserves estimates are audited by independent engineering firms. Three independent engineering firms audited Pemex Exploration and Production’s estimates of proved reserves as of December 31, 2024 or January 1, 2025: DeGolyer and MacNaughton (“DeGolyer”), Ryder Scott Company L.P (“Ryder Scott”) and GLJ LTD. (“GLJ”), together, the “Independent Engineering Firms.” The reserves estimate reviewed by the Independent Engineering Firms totaled 75.5% of PEMEX’s estimated proved reserves. The remaining 24.5% of PEMEX’s estimated proved reserves consisted of reserves located, among others, in some fields related to exploration and production contracts, in which a corresponding third party is responsible for assessing the volume of reserves. GLI audited the reserves in the Cantarell, Ku Maloob Zaap, Reynosa, Veracruz, Cinco Presidentes and Macuspana-Muspac, business units; Ryder Scott audited the reserves in the Poza Rica-Altamira, Bellota-Jujo, Samaria-Luna, Abkatún-Pol-Chuc and Litoral de Tabasco business units, and DeGolyer and MacNaughton audited the reserves in the fields recently added to our inventory registry. The audits conducted by the Independent Engineering Firms consisted primarily of: (1) analysis of historical static and dynamic reservoir data provided by Pemex Exploration and Production; (2) construction or updating of the Independent Engineering Firms’ own static and dynamic reservoir characterization models of some of the fields; (3) economic analysis of the fields; and (4) review of Pemex Exploration and Production’s production forecasts and reserves estimates. Since reserves estimates are, by definition, only estimates, they cannot be reviewed for the purpose of verifying exactness. Instead, the Independent Engineering Firms conducted a detailed review of Pemex Exploration and Production’s reserves estimates so that they could express an opinion as to whether, in the aggregate, the reserves estimates that Pemex Exploration and Production furnished were reasonable and had been estimated and presented in conformity with generally accepted petroleum engineering and evaluation methods and procedures. All questions, including any suggested modifications to proved reserves estimates, that arose during the Independent Engineering Firms’ review process were resolved by Pemex Exploration and Production to the satisfaction of the Independent Engineering Firms. The Independent Engineering Firms have concluded that PEMEX’s estimated total proved oil and natural gas reserve volumes set forth in this report are, in the aggregate, reasonable and have been prepared in accordance with Rule 4-10(a) are PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 86 of 236 consistent with international reserves reporting practice and are in accordance with the revised oil and gas reserves disclosure provisions of ASC Topic 932. PEMEX´s total proved developed and undeveloped reserves of crude oil, condensates and liquefiable hydrocarbons recoverable from field processing plants decreased by 6.8% in 2024, from 5,894.0 million barrels at December 31, 2023 to 5,494.5 million barrels at December 31, 2024. PEMEX’s proved developed reserves of crude oil, condensates and liquefiable hydrocarbons recoverable from processing plants decreased by 1.0% in 2024, from 3,500.3 million barrels on December 31, 2023 to 3,463.9 million barrels at December 31, 2024. The amount of PEMEX’s proved reserves of crude oil, condensate and liquefiable hydrocarbon reserves added in 2024 was lower to reach the level of production in 2024, which amounted to 705.0 million barrels of crude oil, condensates and liquefiable hydrocarbons. PEMEX’s total proved developed and undeveloped dry gas reserves increased by 23.3% in 2024, from 8,250.3 billion cubic feet as of December 31, 2023 to 10,173.6 billion cubic feet as of December 31, 2024. PEMEX’s proved developed dry gas reserves increased by 33.8% in 2024, from 4,314.0 billion cubic feet as of December 31, 2023 to 5,773.4 billion cubic feet as of December 31, 2024. This increase was principally due to an upsurge in proved developed dry gas reserves of Ixachi field. The amount of proved developed and undeveloped dry gas reserves added in 2024 was sufficient to offset the level of production in 2024, which amounted to 888.2 billion cubic feet of dry gas. PEMEX’s proved undeveloped dry gas reserves increased by 11.8% in 2024, from 3,936.3 billion cubic feet as of December 31, 2023 to 4,400.2 billion cubic feet as of December 31, 2024. This increase in proved undeveloped reserves was due to the development of the Ixachi field, mainly due to the drilling of development wells and revisions, which allowed these reserves to be classified as proven developed reserves. During 2024, our exploration activities in shallow waters of the Gulf of Mexico and onshore regions resulted in the discovery of six new hydrocarbon fields (Macavil, Puk, Jep, Tlatitok, Tlatitok-Sur and Sejkan) and two new reservoirs in existing fields (one in the Madrefil field and one in the Yawa field). Together, these discoveries led to the incorporation of 37.1 million barrels of oil equivalent of proved reserves. The following three tables of crude oil and dry gas reserves set forth PEMEX’s estimates of its proved reserves determined in accordance with Rule 4-10(a). Summary of oil and gas (1) proved reserves as of December 31, 2024 based on average fiscal year prices Crude oil and Condensates (2) Dry Gas (3) (in millions of barrels) (in billions of cubic feet) Proved developed and undeveloped reserves: Proved developed reserves 3,463.9 5,773.4 Proved undeveloped reserves 2,030.6 4,400.2 Total proved reserves 5,494.5 10,173.6 Note: Numbers may not total due to rounding. (1) PEMEX does not currently produce synthetic oil or synthetic gas, or other natural resources from which synthetic oil or synthetic gas can be produced. (2) Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants located at fields. (3) Reserve volumes reported in this table are volumes of dry gas, although natural gas production reported in other tables refers to sour wet gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 87 of 236 Source: Pemex Exploration and Production. Crude oil and condensate reserves (including natural gas liquids) (1) 2024 2023 2022 Proved developed and undeveloped reserves: At December 31, 5,894 6,089 6,073 Revisions (2) 271 529 647 Extensions and discoveries 26 16 78 Production (705) (744) (710) Farm outs & transfer to exploration and production contracts (CEE) & transfer of fields due to NHC bidding process 8 4 1 At December 31, 5,494 5,894 6,089 Proved developed reserves at December 31, 3,464 3,500 3,698 Proved undeveloped reserves at December 31, 2,031 2,394 2,391 Note: Numbers may not total due to rounding. (1) Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants located at fields. (2) Revisions include positive and negative changes due to new data from well drilling, revisions made when actual reservoir performance differs from expected performance and changes in hydrocarbon prices. Source: Pemex Exploration and Production. Dry Gas Reserves 2024 2023 2022 (in billions of cubic feet) Proved developed and undeveloped reserves: At December 31, 8,251 7,080 7,040 Revisions (1) 2,752 2,069 847 Extensions and discoveries 56 12 43 Production (2) (888) (917) (854) Farm outs & transfer to exploration and production contracts (CEE) & transfer of fields due to NHC bidding process 4 7 4 At December 31, 10,175 8,251 7,080 Proved developed reserves at December 31, 5,773 4,314 4,368 Proved undeveloped reserves at December 31, 4,400 3,936 2,711 Note: Numbers may not total due to rounding. (1) Revisions include positive and negative changes due to new data from well drilling, revisions made when actual reservoir performance differs from expected performance and changes in hydrocarbon prices. (2) Production refers here to dry gas, although natural gas production reported in other tables refers to sour wet gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 88 of 236 Source: Pemex Exploration and Production. Pemex Exploration and Production’s reserve-replacement ratio, or RRR, for a given period is calculated by dividing the sum of proved reserves additions due to discoveries, developments, delineations and revisions by that period’s total production. During 2024, PEMEX obtained an increase of 846.8 million barrels of oil equivalent of proved reserves as aggregated from discoveries, revisions, delimitations and development and production, which represents a RRR of 96.6%. PEMEX’s 2024 RRR as compared to our RRR of 103.2% in 2023. Although our RRR decreased last year, we expect to continue achieving an RRR of about 100% in the following years. PEMEX’s reserves production ratio, which is presented in terms of years, is calculated by dividing the estimated remaining reserves at the end of the relevant year by the total production of hydrocarbons for that year. As of December 31, 2024, this ratio is eight years, six months for proved reserves. F.Standardized measure of discounted future net cash flows related to proved oil and gas reserves (unaudited) The standardized measure tables presented below relate to proved oil and gas reserves excluding proved reserves scheduled to be produced after the year 2050. This measure is presented in accordance with ASC Topic 932. Estimated future cash inflows from production are computed by applying average prices of oil and gas on the first day of each month of 2024. Future development and production costs are those estimated future expenditures needed to develop and produce the year-end estimated proved reserves after a net cash flows discount factor of 10%, assuming constant year-end economic conditions. Future tax expenses are computed by applying the appropriate year-end statutory tax rates with consideration of the tax rates of the new fiscal regime for Pemex Exploration and Production already legislated for 2024 to the future pre-tax net cash flows related to PEMEX’s proved oil and gas reserves. The estimated future payment of taxes was calculated based on the latest fiscal regime applicable by decree to PEMEX, published in the Official Gazette of the Federation on March 18, 2025. The standardized measure provided below represents a comparative benchmark value rather than an estimate of expected future cash flows or fair market value of PEMEX’s production rights. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Accordingly, reserve estimates may be materially different from the quantities of crude oil and natural gas that are ultimately recovered. Standardized measure of discounted future net cash flows as of December 31 2024 2023 2022 (in millions of U.S. dollars) Future cash inflows 325,024 362,836 512,547 Future production costs (excluding profit taxes) (108,034) (157,758) (174,115) Future development costs (26,880) (26,082) (26,013) Future cash flows before tax 190,110 178,996 312,419 Future production and excess gains taxes (98,122) (135,723) (205,035) Future net cash flows 91,988 43,273 107,384 Effect of discounting net cash flows by 10% (37,864) (15,421) (44,461) Standardized measure of discounted future net cash flows 54,124 27,852 62,923 Note: Table amounts may not total due to rounding.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

To comply with ASC Topic 932, the following table presents the aggregate standardized measure changes for each of the last three years and significant sources of variance:

Changes in standardized measure of discounted future net cash flows

	2024	2023	2022
	(in millions of U.S. dollars)		
Sales of oil and gas produced, net of production costs	(34,933)	(41,751)	(54,470)
Net changes in prices and production costs	37,159	(96,667)	77,278
Extensions and discoveries	921	540	3,078
Development cost incurred during the year	6,011	8,657	5,738
Changes in estimated development costs	(7,629)	(6,012)	(5,523)
Reserves revisions and timing changes	13,860	16,737	15,773
Accretion of discount of pre-tax net cash flows	7,192	18,679	9,749
Net changes in production and excess gains taxes	3,691	64,747	(24,927)
Aggregate change in standardized measure of discounted future net cash flows	**26,272**	**(35,070)**	**26,696**
Standardized measure:			
As of January 1	27,852	62,922	36,226
As of December 31	54,124	27,852	62,922
Change	**26,272**	**(35,070)**	**26,696**

Note: Table amounts may not total due to rounding.

In computing the amounts under each factor of change, the effects of variances in prices and costs are computed before the effects of changes in quantities. Consequently, changes in reserves are calculated as of December 31 prices and costs.

The change in computed taxes includes taxes effectively incurred during the year and the change in future tax expense.

Disclosure of authorisation of financial statements [text block]

NOTE 2.AUTHORIZATION AND BASIS OF PREPARATION

Authorization

On April 22, 2025, these consolidated financial statements and the notes hereto were authorized for issuance by the following officers: Mr. Víctor Rodríguez Padilla, Chief Executive Officer, Mr. Juan Carlos Carpio Fragoso, Chief Financial Officer, Mrs. Elizabeth González Garduño, Deputy Director of Budgeting and Accounting and Mr. Óscar René Orozco Piliado, Associate Managing Director of Accounting.

These consolidated financial statements and the notes hereto are issued pursuant to the terms of Article 16 Fraction X of the *Ley de Empresa Pública del Estado, Petróleos Mexicanos* ("2025 Petróleos Mexicanos Law"), Article 104 Fraction III, paragraph a, of the *Ley del Mercado de Valores* ("Securities Market Law"), and of Article 33 Fraction I, paragraph a, section 3 and Article 78 of the

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores ("General provisions applicable to securities' issuers and other participants of the securities market").

Basis of preparation

A.Statement of compliance

PEMEX prepared its consolidated financial statements as of December 31, 2024 and 2023, and for the years ended December 31, 2024, 2023 and 2022, in accordance with IFRS Accounting Standards ("IFRS"), as issued by the International Accounting Standards Board.

B.Basis of accounting

These consolidated financial statements have been prepared using the historical cost basis method, with the exception of the following items, which have been measured using an alternative basis.

ITEM	BASIS OF MEASUREMENT
Derivative Financial Instruments ("DFIs")	Fair Value
Employee Benefits	Fair Value of plan assets less present value of the obligation (defined benefit plan)

C.Going concern

The consolidated financial statements have been prepared on a going concern basis, which assumes that PEMEX will be able to continue its operations and can meet its payment obligations for a reasonable period (See Note 21-F).

D.Functional and reporting currency

These consolidated financial statements are presented in Mexican pesos, which is both PEMEX's functional currency and reporting currency, due to the following:

- i The economic environment in which PEMEX operates is Mexico, where the legal currency is the Mexican peso;
- ii The budget through which Petróleos Mexicanos and its Subsidiary Entities operate as entities of the Mexican Government, including the ceiling for personnel services, is elaborated, approved and exercised in Mexican pesos;
- iii Employee benefits provision was 29% and 35% of PEMEX's total liabilities as of December 31, 2024 and 2023, respectively. This provision is computed, denominated and payable in Mexican pesos; and
- iv Cash flows for payment of general expenses, taxes and duties are realized in Mexican pesos.

Although the sales prices of certain products are based on international U.S. dollar-indices, final domestic selling prices are governed by the economic and financial policies established by the Mexican Government. Accordingly, cash flows from domestic sales are generated and received in Mexican pesos.

With regards to PEMEX's foreign currency (export sales, borrowings, etc.), Mexico's monetary policy regulator, the Banco de México ("Mexican Central Bank"), requires that Mexican Government entities other than financial entities sell their foreign currency to the Mexican Central Bank in accordance with its terms, receiving Mexican pesos in exchange, which is the currency of legal tender in Mexico.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Terms definition

References in these consolidated financial statements and the related notes to "pesos" or "Ps." refers to Mexican pesos, "U.S. dollars" or "U.S.$" refers to dollars of the United States of America, "yen" or "¥" refers to Japanese yen, "euro" or "€" refers to the legal currency of the European Economic and Monetary Union, "pounds sterling" or "£" refers to the legal currency of the United Kingdom and "Swiss francs" or "CHF" refers to the legal currency of the Swiss Confederation. Figures in all currencies are presented in thousands of the relevant currency unit, except exchange rates and product and share prices.

E.Use of judgments and estimates

The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions made by PEMEX's management that affect the recorded amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of these consolidated financial statements, as well as the recorded amounts of income, costs and expenses during the year. Actual results may differ from these estimates.

Significant estimates and underlying assumptions are reviewed, and the effects of such revisions are recognized in the years in which any estimates are revised and in any future periods affected by such revision.

Information about estimates, assumptions and accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements are described in the following notes:

i.Judgments, assumptions and estimation uncertainties:

- Note 3-A-i Basis of consolidation – Business combination
- Note 3-C Financial instruments – Fair Value and expected credit losses.
- Note 3-E Wells, pipelines, properties, plant and equipment – Useful lives.
- Note 3-F Intangible assets, wells not assigned to a reserve and oil and natural gas exploration and license, appraisal and development expenditure – successful efforts method.
- Note 3-H Impairment of non-financial assets – fair values, cash flow estimates and discount rates determination.
- Note 3-I Leases – Early cancellation or renewal options.
- Note 3-J Provisions – Environmental liabilities and retirement of assets.
- Note 3-K Employee benefits – Actuarial assumptions.
- Note 3-L Income taxes, duties and royalties – Recoverability assessment of deferred tax assets.
- Note 3-M Contingencies – Probability assessment.
- Note 3-P – Revenue from contracts with customers

ii.Measurement of fair values

Some of PEMEX's accounting policies and disclosures require the measurement of the fair values of financial assets and liabilities, as well as non-financial assets and liabilities.

PEMEX has an established control framework with respect to the measurement of fair values. This includes a valuation team that has overall responsibility for overseeing all significant fair value measurements, including Level 3 fair values.
The valuation team regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that these valuations meet the requirements of IFRS, including the level in the fair value hierarchy in which the valuations should be classified.

91 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

When measuring the fair value of an asset or a liability, PEMEX uses market observable data as far as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

- Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
- Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).
- Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

PEMEX recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Disclosure of borrowings [text block]

NOTE 15.DEBT

The Federal Revenue Law applicable to PEMEX as of January 1, 2024, published in the Official Gazette of the Federation on November 13, 2023, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps.138,119,100 and an external net debt up to U.S.$3,726,500. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law.

The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the fiscal year of 2024.

During the period from January 1 to December 31, 2024, PEMEX participated in the following financing activities:

- On April 12, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in April 2025. As of December 31, 2024 the available amount was Ps.250,000.

- On April 18, 2024, Petróleos Mexicanos issued U.S.$500,000 of its Senior Guaranteed Floating Rate Notes due March 2025 bearing interest at a floating rate linked to 90-day SOFR plus a margin of 300 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

92 of 236

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 93 of 236 • On April 26, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.850,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin of 400 basis points, maturing in April 2025. • On May 24, 2024, Petróleos Mexicanos entered into an amended revolving credit facility of Ps.19,000,000, to a credit facility bearing interest at a floating rate linked to 28-days TIIE plus a margin of 350 basis points, maturing in May 2028. • On June 12, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 400 basis points, maturing in June 2025. The credit facility is fully drawn. • On June 18, 2024, Petróleos Mexicanos drew Ps.1,700,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in January 2025. • On June 25, 2024, Petróleos Mexicanos drew Ps.23,400,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 270 basis points, maturing in July 2026. • On July 2, 2024, Petróleos Mexicanos entered into a U.S.$2,501,549 credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 215 basis points, maturing in July 2026. That amount was modified to U.S.$5,301,550 on December 6, 2024. As of December 31, 2024 the available amount was Ps.2,300,000. • On July 10, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$341,667, from a credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 425 basis points, maturing in March 2025. • On July 17, 2024, Petróleos Mexicanos entered into a U.S.$750,000 amended revolving credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 454 basis points, maturing in January 2026. • On August 30, 2024, Petróleos Mexicanos entered into a Ps.1,000,000 a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in February 2025. • On September 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in January 2025. • On September 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 365 basis points, maturing in January 2025. • On September 19, 2024, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 400 basis points, maturing in September 2025, which as of December 31, 2024 the available amount is Ps.1,200,000. • On October 28, 2024, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 370 basis points, maturing in October 2026. • On October 31, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE, maturing in April 2025. • On November 11, 2024, Petróleos Mexicanos entered into a Ps.2,000,000, credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in May 2025. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 94 of 236 • On November 12, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$.40,000, from a credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 415 basis points, maturing in May 2025. • On November 14, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.1,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in May 2025. • On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in February 2025. • On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in February 2025. • On November 19, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 350 basis points, maturing in March 2025. • On November 22, 2024, Petróleos Mexicanos entered into a Ps.3,000,000, credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in May 2025. • On November 29, 2024, Petróleos Mexicanos entered into a Ps.2,553,750, amended credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 315 basis points, maturing in May 2025. • On December 6, 2024, Petróleos Mexicanos entered into a Ps.5,301,549, amended credit facility bearing interest at a floating rate linked to 30-day SOFR plus a margin of 215 basis points, maturing in July 2026. • On December 13, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in March 2025. • On December 18, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,725,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in June 2025. • On December 19, 2024, Petróleos Mexicanos drew Ps.5,841,180, from a credit facility bearing interest at a floating rate linked to 28-day TIIE plus a margin of 225 basis points, maturing in December 2026. • On December 20, 2024, Petróleos Mexicanos drew U.S.$500,000 from a credit facility bearing interest at a fixed rate plus a margin of 750 basis points due March 2026. • On December 23, 2024, Petróleos Mexicanos issued U.S.$225,000 of its Senior Guaranteed Floating Rate Notes due March 2026 bearing interest at a floating rate linked to 90-day, compounded SOFR plus a margin of 375 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. • On December 23, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in June 2025. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 95 of 236 • On December 24, 2024, Petróleos Mexicanos issued U.S.$400,000 of its Senior Guaranteed Floating Rate Notes due December 2025, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. • On December 27, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in April 2025. • On December 30, 2024, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in March 2025. All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees. As of December 31, 2024, PEMEX had U.S.$5,902,000 and Ps.20,500,000 in credit lines in order to provide liquidity. As of December 31, 2024 the peso-denominated credit lines were fully drawn and U.S. $230,000 was available under U.S. dollar- denominated credit lines. As of December 31, 2023, the outstanding amount under PMI Trading's revolving credit line was U.S.$661,213. From January 1 to December 31, 2024, PMI Trading obtained U.S.$1,605,394 from its revolving credit line and repaid U.S.$2,060,292. As of December 31, 2024, the outstanding amount under this revolving credit line was U.S.$206,314 and the available amount was U.S.$23,685. The Federal Revenue Law applicable to PEMEX as of January 1, 2023 published in the Official Gazette of the Federation on November 14, 2022, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 27,068,400 and an external net debt up to U.S.$142,200. PEMEX can incur additional internal or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. The Board of Directors approves the terms and conditions for the incurrence of obligations that constitute public debt of Petróleos Mexicanos for each fiscal year, in accordance with the Petróleos Mexicanos Law and the Reglamento de la Ley de Petróleos Mexicanos (Regulations to the Petróleos Mexicanos Law). The terms and conditions are promulgated in accordance with the guidelines approved by the SHCP for Petróleos Mexicanos for the respective fiscal year. During the period from January 1 to December 31, 2023, PEMEX participated in the following financing activities: • On January 13, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 4,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in January 2024. • On January 23, 2023, Petróleos Mexicanos amended the maturity and interest rate of a credit contract of U.S.$750,000, to an interest floating rate linked to 90-day SOFR plus 350 basis points plus and adjustment for the change in the reference to 26 basis points, maturing in July 2024. • On January 31, 2023, Petróleos Mexicanos issued U.S.$2,000,000 of its 10.00% Notes due 2033 under its U.S.$125,000,000 Medium-Term Notes Program, Series C. All debt securities under this program are guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. • On February 17, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$11,362 bearing interest at a floating rate linked to 30-day SOFR plus 175 basis points, maturing in February 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 96 of 236 • On February 24, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.250,000 bearing interest at a floating rate linked to 28-day TIIE plus 235 basis points, maturing in February 2024. • On February 24, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 360 basis points, maturing in February 2024. • On February 28, 2023, Petróleos Mexicanos entered into a new term loan credit facility for U.S.$150,000, bearing interest at a floating rate linked to 90-day SOFR plus 450 basis points, maturing in February 2025. • On March 13, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$200,000 bearing interest at a fixed rate of 10.375%, maturing in March 2033. • On March 16, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$537,500 bearing interest at a fixed rate of 10.375%, maturing in March 2033. • On March 28, 2023, Petróleos Mexicanos obtained Ps.9,225,000 related to the monetization of Government Bonds, maturing in February 2024. • On May 24, 2023, Petróleos Mexicanos entered into a credit line of Ps. 19,000,000, bearing interest at a floating rate linked to 28-day TIIE plus 200 basis points, maturing in May 2024. • On August 18, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 5,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in August 2024. • On August 28, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000 bearing interest rate linked to 28-day TIIE plus 230 basis points, maturing in February 2024. • On September 13, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.4,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 365 basis points, maturing in September 2024. • On October 23, 2023, Petróleos Mexicanos entered into a new term loan credit facility of U.S.$158,000, bearing interest at a floating rate linked to 90-day SOFR plus a variable margin between 375 and 575 basis points determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, maturing in April 2025. • On October 25, 2023, Petróleos Mexicanos entered into a new term loan credit facility of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin of 230 basis points, maturing in April 2024. • On October 30, 2023, Petróleos Mexicanos completed the exchange of notes previously issued under Rule 144A and under Regulation S for SEC-registered notes. The following table sets forth, the principal amount of the registered debt securities issued by Petróleos Mexicanos pursuant to such exchange of notes: Security Issuer Guarantors Principal amount outstanding U.S.$ 10.000% Notes due 2033 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,972,663

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 97 of 236 • On November 29, 2023, Petróleos Mexicanos entered into a new term loan credit facility of U.S.$500,000, bearing interest at a floating rate linked to 90-day SOFR plus 300 basis points, maturing in March 2024. • On November 30, 2023, Petróleos Mexicanos, entered into a new revolving credit facility of Ps.2,256,000 bearing interest at a floating rate linked to 28-day TIIE plus a variable margin of 310 basis points, maturing in November 2024. • On November 30, 2023, PMI Trading as borrower and Petróleos Mexicanos, as guarantor, entered into a new revolving credit line of U.S.$500,000, bearing interest at a floating rate linked to 90-day SOFR plus 300 basis points, maturing in March 2024. • On November 30, 2023, Petróleos Mexicanos, entered into an amended and restated dual tranche term loan credit facility of U.S.$2,218,750, bearing interest at a floating rate linked to 30-day SOFR plus a variable margin between 235 and 300 basis points for Tranche A and between 375 and 575 basis points for Tranche B, respectively, in each case determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, with Tranche A maturing in June 2024 and Tranche B maturing in November 2026. • On November 30, 2023, Petróleos Mexicanos entered into an amended and restated dual tranche revolving credit facility of U.S.$4,572,416, bearing interest at a floating rate linked to 30-day SOFR plus a variable margin between 235 and 300 basis points for Tranche A and between 375 and 575 basis points for Tranche B, respectively, in each case determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, with Tranche A maturing in June 2024 and Tranche B maturing in November 2026. • On November 30, 2023, PMI Trading, as borrower and Petróleos Mexicanos, as guarantor, entered into a new revolving credit line of U.S.$1,500,000, bearing interest at a floating rate linked to 30-day SOFR plus a variable margin between 375 and 575 basis points determined by Petróleos Mexicanos’ long-term currency denominated debt ratings, maturing in November 2026. • On December 21, 2023, Petróleos Mexicanos entered into a new revolving credit facility of Ps. 1,700,000, bearing interest at a floating rate linked to 28-day TIIE-plus a variable margin of 230 basis points, maturing in June 2024. • On December 26, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000 bearing interest at a floating rate linked to 28-day TIIE plus 255 basis points, maturing in March 2024. • On December 28, 2023, Petróleos Mexicanos issued a promissory note for the principal amount of Ps. 1,500,000 bearing interest at a floating rate linked to 28-day TIIE plus 255 basis points, maturing in March 2024. All the financing activities mentioned above were guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics and their respective successors and assignees. As of December 31, 2023, PEMEX had U.S.$6,966,000 and Ps. 20,500,000 in credit lines in order to provide liquidity. As of December 31, 2023, U.S.$230,000 are available and the credit lines in pesos are fully drawn. As of December 31, 2022, the outstanding amount under PMI Trading's revolving credit line was U.S.$162,866. From January 1 to December 31, 2023, PMI Trading obtained U.S.$1,411,629 from its revolving credit line and repaid U.S.$913,282. As of December 31, 2023, the outstanding amount under this revolving credit line was U.S.$661,213 and the available amount was U.S.$63,787. Various financial transactions (including credit facilities and bond issuances) require compliance with various covenants that, among other things, place restrictions on the following types of transactions by PEMEX, subject to certain exceptions: PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 98 of 236 • The sale of substantial assets essential for the continued operations of its business. • The incurrence of liens against its assets. • Transfers, sales or assignments of rights to payment not yet earned under contracts for the sale of crude oil or natural gas, accounts receivable or other negotiable instruments. As of December 31, 2024 and 2023 and as of the date of the issuance of these consolidated financial statements, PEMEX was in compliance with the covenants described above. As of December 31, 2024 and 2023, debt was as shown in the next page. 2024 (B) Rate of interest (A) Maturity Pesos Foreign currency U.S. dollars Bonds Fixed from 2.38% to 10.00%, SOFR plus 0.612% to 3.750% Various to 2060 Ps.1,218,029,594 US$60,095,301 Project financing SOFR plus 0.87% to 1.81% Various to 2031 8,380,867 413,496 Direct loans Fixed of 10.38% and SOFR plus 2.15% to 4.54% Various to 2033 101,351,485 5,000,493 Syndicated loans SOFR plus 4.85% Various to 2026 30,402,450 1,500,000 Revolving credit lines SOFR plus 3.00% to 4.85% 2025 131,369,868 6,481,543 Financing of Infrastructure asset Fixed from 8.38% and 8.89% Various to 2036 20,846,608 1,028,533 Total financing in U.S. dollars 1,510,380,872 US$74,519,366 Euros Bonds Fixed from 2.75% to 5.50% Various to 2030 136,091,806 €6,484,638 Japanese yen Bonds Fixed from 0.54% Various to 2026 10,306,353 ¥79,956,191 Pesos Certificados bursátiles Fixed of 7.47% Various to 2026 31,318,419 Direct loans TIIE plus 0.85% to 4.50% Various to 2029 143,086,612 Syndicated loans TIIE plus 0.95% Various to 2025 1,350,000 Revolving credit lines TIIE plus 4.25% 2025 20,500,000 Others TIIE plus 2.65% Various to 2026 34,006,893 Total financing in pesos 230,261,924 UDIs Certificados bursátiles Fixed from 3.02% to 5.23% Various to 2035 41,592,362 Other currencies Bonds Fixed from 3.75% Various to 2025 11,412,443 Total principal in pesos (C) 1,940,045,760 Plus Accrued interest 38,726,495 Total principal and interest 1,978,772,255 Less: Short term maturities 386,492,022 Accrued interest 38,726,495 Total short-term debt and current portion of long- term debt 425,218,517 Long-term debt Ps.1,553,553,738 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 99 of 236 2023 (B) Rate of interest (A) Maturity Pesos Foreign currency U.S. dollars Bonds Fixed from 2.29% to 10.00%, SOFR plus 0.61% to 0.69% Various to 2060 1,006,968,611 U.S.$59,506,477 Project financing SOFR plus 0.87% to 1.38% Various to 2031 10,236,528 604,924 Direct loans Fixed from 5.25% to 10.375%, SOFR plus 1.75% to 4.54% Various to 2031 49,809,345 2,943,467 Syndicated loans SOFR plus 3.10% to 4.85% Various to 2026 38,391,788 2,268,750 Revolving credit lines SOFR plus 3.00% to 4.85%, and Fed effective 1.55% 2024 124,622,592 7,364,531 Financing of Infrastructure asset Fixed from 8.38% and 8.89% Various to 2036 19,167,740 1,132,711 Plus Factoring SOFR plus 3.15% 2024 988,038 58,388 Total financing in U.S. dollars 1,250,184,642 U.S.$73,879,248 Euros Bonds Fixed from 2.75% to 5.50% Various to 2030 144,474,240 €7,727,424 Japanese yen Bonds Fixed from 0.54% Various to 2026 9,590,744 ¥79,922,867 Pesos Certificados bursátiles TIIE plus 1.00% and fixed from 7.19% to 7.47% Various to 2026 93,772,673 Direct loans TIIE plus 0.85% to 4.10% Various to 2029 99,788,829 Plus Factoring TIIE plus 2.80% and CETES plus 1.60% to 2.65% 2024 14,900,129 Syndicated loans TIIE plus 0.95% Various to 2025 5,400,000 Revolving credit lines TIIE plus 4.25% 2024 20,500,000 Monetization of Mexican Government Bonds Fixed from 9.50% to 9.70% 2024 68,741,484 Total financing in pesos 303,103,115 UDIs Certificados bursátiles Fixed from 3.02% to 5.23% Various to 2035 39,871,129 Other currencies Bonds Fixed from 3.75% Various to 2025 9,680,517 Total principal in pesos (C) 1,756,904,387 Plus: Accrued interest 37,565,970 Total principal and interest 1,794,470,357 Less: Short-term maturities 439,655,624 Accrued interest 37,565,970 Total short-term debt and current portion of long- term debt 477,221,594 Long-term debt Ps.1,317,248,763 A. As of December 31, 2024 and 2023, interest rates were as follows: one week SOFR of 4.490% and 5.380%, one month SOFR of 4.33249%, three month SOFR of 4.30510% and 5.33140%, six month SOFR of 4.250%, TIIE rate of 10.2440% and 11.5035%, respectively, for 28 days; TIIE rate of 10.633% and 11.475%, respectively, for 91 days; and TIIE rate of 10.769% and 11.423%, respectively, for 182 days. Three-month EURIBOR of 3.909% for 2023. B. As of December 31, 2024 and 2023, PEMEX used the following exchange rates to translate the outstanding balances in foreign currencies to pesos in the statement of financial position: 2024 2023 U.S. dollar 20.2683 16.9220 Japanese yen 0.1289 0.1200 Pounds sterling 25.3860 21.5646 Euro 20.9868 18.6963 Swiss francs 22.3721 20.1101 UDI 8.340909 7.981602 C. Includes financing from foreign banks of Ps. 1,612,427,515 and Ps. 1,446,679,514, as of December 31, 2024 and 2023, respectively. D. The following table presents the roll-forward of total debt of PEMEX for each of the year ended December 31, 2024 and 2023, which includes short and long-term debt: PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 100 of 236 2024 (1) 2023 (1) Changes in total debt: At the beginning of the year Ps.1,794,470,357 Ps.2,091,463,996 Loans obtained - financing institutions 1,056,523,887 881,401,059 Debt payments (1,148,872,172) (978,854,627) Accrued interest (2)(3) 163,614,450 153,446,638 Interest (paid) (148,380,958) (144,121,371) Foreign exchange 261,416,691 (208,865,338) At the end of the year Ps.1,978,772,255 Ps.1,794,470,357 (1) These amounts include accounts payable by Financed Public Works Contracts (“FPWC”) (formerly known as, Multiple Services Contracts), which do not generate cash flows. (2) During 2024, includes Ps. 622,591 of premiums and awards amortizations; Ps. (1,900,454) of fees and expenses related to the issuance of debt and amortized cost of Ps. 2,127,973. (3) During 2023, includes Ps. 8,569 of premiums and awards amortizations; Ps. (1,026,065) of fees and expenses related to the issuance of debt and amortized cost of Ps. 2,780,392. E.Maturity of the total principal outstanding: 2025 2026 2027 2028 2029 2030 and thereafter Total Maturity of the total principal outstanding and accrued interest as of December 31, 2024, for each of the years ending December 31. Ps.425,218,517 320,150,123 153,134,281 113,244,101 76,325,207 890,700,026 Ps.1,978,772,255 NOTE 28.SUBSIDIARY GUARANTOR INFORMATION The following consolidating information presents: (i) condensed consolidated statements of financial position at December 31, 2024 and 2023 and condensed consolidated statements of comprehensive income and cash flows for the years ended December 31, 2024, 2023 and 2022 of Petróleos Mexicanos, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries (as defined below). These condensed consolidated statements were prepared in conformity with IFRS, with one exception: for the purposes of the presentation of the subsidiary guarantor information, the Subsidiary Entities and Subsidiary Companies have been accounted for as investments under the equity method by Petróleos Mexicanos. Earnings of subsidiaries are therefore reflected in Petróleos Mexicanos’ investment account and earnings. The principal elimination entries eliminate Petróleos Mexicanos’ investment in subsidiaries and inter-company balances and transactions. Pemex Exploration and Production, Pemex Industrial Transformation, and Pemex Logistics (collectively, the “Subsidiary Guarantors”) are 100% owned subsidiaries of the Mexican Government. The guarantees by the Subsidiary Guarantors of Petróleos Mexicanos’ payment obligations under this indebtedness are full, unconditional, joint and several. The Subsidiary Companies collectively comprise the non-guarantor subsidiaries (the “Non- Guarantor Subsidiaries”). The Pemex Project Funding Master Trust (the “Master Trust”), which was a trust formed for the purpose of financing PEMEX’s projects, was dissolved effective December 20, 2011 and is no longer consolidated in the financial statements of PEMEX as of December 31, 2011 and thereafter. The following table sets forth, as of December 31, 2024, the principal amount outstanding of the registered debt securities originally issued by the Master Trust. As noted above, Petróleos Mexicanos has assumed, as primary obligor, all of the obligations of the Master Trust under these debt securities. The obligations of Petróleos Mexicanos are guaranteed by the Subsidiary Guarantors:

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 101 of 236 Table 1: Registered Debt Securities originally issued by the Master Trust and Assumed by Petróleos Mexicanos Security Primary obligor Guarantors Principal amount outstanding (U.S.$) 6.625% Guaranteed Bonds due 2035 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics U.S.$1,750,000 6.625% Guaranteed Bonds due 2038 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 491,175 9.500% Guaranteed Bonds due 2027 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 168,625 The following table sets forth, as of December 31, 2024, the principal amount outstanding of the registered debt securities issued by Petróleos Mexicanos, and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. Table 2: Registered Debt Securities originally issued by Petróleos Mexicanos Security Guarantors Principal amount outstanding (U.S.$) 9.500% Global Guaranteed Bonds due 2027 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 96,718 6.625% Notes due 2035 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 999,000 6.500% Bonds due 2041 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,560,521 5.500% Bonds due 2044 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 640,357 6.375% Bonds due 2045 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,199,747 5.625% Bonds due 2046 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 626,143 4.500% Notes due 2026 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,124,403 4.250% Notes due 2025 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 635,449 6.875% Notes due 2026 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 2,502,771 6.750% Bonds due 2047 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 5,548,156 5.350% Notes due 2028 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,980,570 6.350% Bonds due 2048 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,574,041 6.500% Notes due 2027 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 4,009,043 5.950% Notes due 2031 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 3,777,381 6.490% Notes due 2027 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,538,374 6.840% Notes due 2030 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 2,345,538 6.950% Bonds due 2060 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 3,796,812 7.690% Bonds due 2050 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 8,047,831 6.500% Notes due 2029 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,204,708 6.875% Notes due 2025 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 901,836 8.750% Notes due 2029 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,908,685 6.700% Notes due 2032 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 6,787,190 10.000% Notes due 2033 Petróleos Mexicanos Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics 1,972,663 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 102 of 236 Petróleos Mexicanos is the only PEMEX entity that had debt securities registered with the Securities and Exchange Commission (“SEC”) outstanding as of December 31, 2024 and as of the date of these consolidated financial statements, and all guaranteed debt is issued by Petróleos Mexicanos. The guaranties of the Subsidiary Guarantors are full and unconditional and joint and several. PEMEX’s management has not presented separate financial statements for the Subsidiary Guarantors, because it has determined that such information is not material to investors. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF FINANCIAL POSITION As of December 31, 2024 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Assets Current assets Cash and cash equivalents Ps.41,665,854 Ps.5,143,459 Ps.42,032,513 Ps.— Ps.88,841,826 Trade and other accounts receivable, derivative financial instruments and other current assets 30,683,735 132,539,268 98,919,902 — 262,142,905 Accounts receivable—inter-company 1,965,995,495 1,434,224,881 256,358,639 (3,656,579,015) — Inventories 1,241,752 54,405,081 32,923,156 — 88,569,989 Total current assets 2,039,586,836 1,626,312,689 430,234,210 (3,656,579,015) 439,554,720 Long-term receivables—intercompany 1,457,697,966 — 719,134 (1,458,417,100) — Investments in associates (1,659,731,734) 378,134,429 276,405,440 1,007,884,803 2,692,938 Wells, pipelines, properties, plant and equipment-net 7,156,628 1,221,547,573 421,828,511 — 1,650,532,712 Long-term notes receivables — 691,787 329,991 — 1,021,778 Right of use 480,916 38,376,000 3,107,617 — 41,964,533 Deferred taxes — — 7,033,529 — 7,033,529 Intangible assets 63,772 15,767,890 1,256,615 — 17,088,277 Mexican Government Bonds 21,135,321 — — — 21,135,321 Other assets 2,147,391 2,686,655 22,894,729 — 27,728,775 Total assets Ps.1,868,537,096 Ps.3,283,517,023 Ps.1,163,809,776 Ps.(4,107,111,312) Ps.2,208,752,583 Liabilities Current liabilities Current portion of long-term debt Ps.356,212,915 Ps.2,417,693 Ps.66,587,909 Ps.— Ps.425,218,517 Accounts payable—inter-company 1,572,341,074 1,920,859,946 163,292,029 (3,656,493,049) — Other current liabilities 122,034,531 570,830,329 89,440,004 — 782,304,864 Total current liabilities 2,050,588,520 2,494,107,968 319,319,942 (3,656,493,049) 1,207,523,381 Long-term debt 1,494,800,312 18,785,937 39,967,489 — 1,553,553,738 Long-term payables—inter-company — 1,457,697,966 805,100 (1,458,503,066) — Employee benefits, provisions for sundry creditors, other liabilities and deferred taxes 306,649,614 1,105,032,236 19,769,350 — 1,431,451,200 Total liabilities 3,852,038,446 5,075,624,107 379,861,881 (5,114,996,115) 4,192,528,319 Equity (deficit), net (1,983,501,350) (1,792,107,084) 783,947,895 1,007,884,803 (1,983,775,736) Total liabilities and equity Ps.1,868,537,096 Ps.3,283,517,023 Ps.1,163,809,776 Ps.(4,107,111,312) Ps.2,208,752,583 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 103 of 236 SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF FINANCIAL POSITION As of December 31, 2023 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Assets Current assets Cash and cash equivalents Ps.21,332,062 Ps.8,121,798 Ps.39,293,516 Ps.— Ps.68,747,376 Trade and other accounts receivable, derivative financial instruments and other current assets 44,210,424 223,619,697 89,927,257 — 357,757,378 Accounts receivable—inter-company 1,779,552,352 1,084,854,020 209,158,202 (3,073,564,574) — Inventories 1,657,768 68,635,820 41,742,404 — 112,035,992 Total current assets 1,846,752,606 1,385,231,335 380,121,379 (3,073,564,574) 538,540,746 Long-term receivables—intercompany 1,255,133,079 — 947,917 (1,256,080,996) — Investments in associates (1,193,893,056) 273,172,532 232,597,274 689,978,053 1,854,803 Wells, pipelines, properties, plant and equipment-net 6,883,032 1,152,610,684 322,828,450 — 1,482,322,166 Long-term notes receivables — 998,352 181,354 — 1,179,706 Right of use 1,054,650 38,529,258 3,619,272 — 43,203,180 Deferred taxes 53,872,835 108,283,638 7,758,247 — 169,914,720 Intangible assets 30,385 19,267,774 1,052,660 — 20,350,819 Mexican Government Bonds 35,495,104 — — — 35,495,104 Other assets — 2,223,837 8,390,255 — 10,614,092 Total assets Ps.2,005,328,635 Ps.2,980,317,410 Ps.957,496,808 Ps.(3,639,667,517) Ps.2,303,475,336 Liabilities Current liabilities Current portion of long-term debt 407,016,329 17,773,661 52,431,604 — 477,221,594 Accounts payable—inter-company 1,611,866,944 1,353,441,870 108,185,471 (3,073,494,285) — Other current liabilities 49,017,649 491,387,451 106,090,967 — 646,496,067 Total current liabilities 2,067,900,922 1,862,602,982 266,708,042 (3,073,494,285) 1,123,717,661 Long-term debt 1,255,500,049 17,755,058 43,993,656 — 1,317,248,763 Long-term payables—inter-company — 1,255,133,079 1,018,205 (1,256,151,284) — Employee benefits, provisions for sundry creditors, other liabilities and deferred taxes 334,789,836 1,162,988,573 17,709,313 — 1,515,487,722 Total liabilities 3,658,190,807 4,298,479,692 329,429,216 (4,329,645,569) 3,956,454,146 Equity (deficit), net (1,652,862,172) (1,318,162,282) 628,067,592 689,978,052 (1,652,978,810) Total liabilities and equity Ps.2,005,328,635 Ps.2,980,317,410 Ps.957,496,808 Ps.(3,639,667,517) Ps.2,303,475,336 SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF COMPREHENSIVE INCOME For the year ended December 31, 2024 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Total revenues Ps.— Ps.1,843,991,945 Ps.1,246,933,287 Ps.(1,421,408,105) Ps.1,669,517,127 Services income 48,983,059 96,205,153 24,792,667 (166,825,100) 3,155,779 Total revenues 48,983,059 1,940,197,098 1,271,725,954 (1,588,233,205) 1,672,672,906 (Impairment) of wells, pipelines, properties, plant and equipment — (53,439,595) (37,985) — (53,477,580) Cost of sales 1,249,656 1,729,785,149 1,249,513,305 (1,545,084,823) 1,435,463,287 Gross income 47,733,403 156,972,354 22,174,664 (43,148,382) 183,732,039 Total general expenses 86,642,971 129,848,759 13,974,822 (43,180,542) 187,286,010 Impairment losses on trade receivables — 708,397 (16,146,955) — (15,438,558) Other revenues (expenses), net 905,600 294,218 1,807,922 (5,083) 3,002,657 Operating (loss) income (38,003,968) 28,126,210 (6,139,191) 27,077 (15,989,872) Financing cost, net (11,365,789) (152,348,831) (7,084,600) (27,077) (170,826,297) Foreign exchange (loss) income , net 39,427,764 (338,726,253) (5,153,747) — (304,452,236) Profit (loss) sharing in associates (716,122,380) (4,327,032) (13,212,549) 734,623,610 961,649 (Loss) income before duties, taxes and other (726,064,373) (467,275,906) (31,590,087) 734,623,610 (490,306,756) Total taxes, duties and other 54,351,481 231,791,066 4,138,651 — 290,281,198 Net (loss) income for the year (780,415,854) (699,066,972) (35,728,738) 734,623,610 (780,587,954) Total other comprehensive result 42,909,584 160,029,505 90,342,889 — 293,281,978 Total comprehensive (loss) income Ps.(737,506,270) Ps.(539,037,467) Ps.54,614,151 Ps.734,623,610 Ps.(487,305,976) PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 104 of 236 SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF COMPREHENSIVE INCOME For the year ended December 31, 2023 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Total revenues Ps.— Ps.1,929,682,164 Ps.1,177,322,779 Ps.(1,390,763,266) Ps.1,716,241,677 Services income 96,620,468 103,803,336 23,393,179 (220,121,042) 3,695,941 Total revenues 96,620,468 2,033,485,500 1,200,715,958 (1,610,884,308) 1,719,937,618 (Impairment) of wells, pipelines, properties, plant and equipment — (28,534,696) (262,822) — (28,797,518) Cost of sales 1,269,012 1,726,608,659 1,162,589,565 (1,509,793,447) 1,380,673,789 Gross income 95,351,456 278,342,145 37,863,571 (101,090,861) 310,466,311 Total general expenses 83,593,406 186,961,537 13,279,701 (101,039,204) 182,795,440 Impairment losses on trade receivables (6) (3,092,408) (20,910) — (3,113,324) Other (expenses) revenues, net 757,110 (3,324,062) 905,748 55,023 (1,606,181) Operating income 12,515,154 84,964,138 25,468,708 3,366 122,951,366 Financing cost, net (64,364,068) (63,037,727) (5,883,616) (3,367) (133,288,778) Foreign exchange income (loss), net (11,196,911) 244,756,587 4,519,366 — 238,079,042 Profit (loss) sharing in associates 68,641,910 72,937 35,224,291 (103,529,823) 409,315 Income (loss) before duties, taxes and other 5,596,085 266,755,935 59,328,749 (103,529,824) 228,150,945 Total taxes, duties and other (2,510,630) 220,521,837 1,988,074 — 219,999,281 Net income (loss) for the year 8,106,715 46,234,098 57,340,675 (103,529,824) 8,151,664 Total other comprehensive result (1,088,673) (3,989,701) (53,844,998) — (58,923,372) Total comprehensive (loss) income Ps.7,018,042 Ps.42,244,397 Ps.3,495,677 Ps.(103,529,824) Ps.(50,771,708) SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF COMPREHENSIVE INCOME For the year ended December 31, 2022 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Total revenues Ps.— Ps.2,801,812,884 Ps.1,498,442,200 Ps.(1,922,252,125) Ps.2,378,002,959 Services income 80,180,636 97,771,725 16,779,837 (189,346,848) 5,385,350 Total revenues 80,180,636 2,899,584,609 1,515,222,037 (2,111,598,973) 2,383,388,309 (Impairment) of wells, pipelines, properties, plant and equipment — (83,932,377) 394,356 — (83,538,021) Cost of sales 1,188,124 2,254,594,197 1,473,464,907 (2,030,684,206) 1,698,563,022 Gross income 78,992,512 561,058,035 42,151,486 (80,914,767) 601,287,266 Total general expenses 75,209,256 161,507,542 12,165,708 (80,733,408) 168,149,098 Impairment losses on trade receivables 59,764 (2,092,526) (2,242) — (2,035,004) Other revenues (expenses), net 136,297 (617,947) 14,550,435 286,735 14,355,520 Operating income 3,979,317 396,840,020 44,533,971 105,376 445,458,684 Financing cost, net (53,015,543) (95,270,023) (6,927,924) (105,376) (155,318,866) Foreign exchange income (loss), net (2,577,191) 131,349,483 917,798 — 129,690,090 Profit (loss) sharing in associates 149,613,112 (1,982,658) 66,706,428 (213,987,481) 349,401 Income (loss) before duties, taxes and other 97,999,695 430,936,822 105,230,273 (213,987,481) 420,179,309 Total taxes, duties and other (2,412,355) 321,846,221 746,973 — 320,180,839 Net income (loss) for the year 100,412,050 109,090,601 104,483,300 (213,987,481) 99,998,470 Total other comprehensive result 27,263,372 96,178,950 (33,568,951) — 89,873,371 Total comprehensive income (loss) Ps.127,675,422 Ps.205,269,551 Ps.70,914,349 Ps.(213,987,481) Ps.189,871,841

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 105 of 236 SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF CASH FLOWS For the year ended December 31, 2024 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Operating activities: Net (loss) income Ps.(780,415,854) Ps.(699,066,972) Ps.(35,728,738) Ps.734,623,610 Ps.(780,587,954) Income taxes and duties 54,351,481 231,791,066 4,138,651 — 290,281,198 Depreciation and amortization of wells, pipelines, properties, plant and equipment 583,189 140,629,882 5,637,137 — 146,850,208 Amortization of intangible assets 368,048 162,285 96,467 — 626,800 Impairment of wells, pipelines, properties, plant and equipment — 53,439,595 37,985 — 53,477,580 Unsuccessful wells from intangible assets — 25,944,025 — — 25,944,025 Capitalized unsuccessful wells — 13,046,124 — — 13,046,124 Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment 93,070 3,303,841 1,166,293 — 4,563,204 Depreciation of rights of use 573,733 3,913,069 1,543,392 — 6,030,194 Unrealized foreign exchange loss in discount rate of reserve for well abandonment — 9,126,600 — — 9,126,600 (Profit) loss sharing in associates, net 716,122,380 4,327,032 13,212,549 (734,623,610) (961,649) Unrealized foreign exchange (income) loss 248,097,987 20,788,597 10,572,757 — 279,459,341 Financing cost 138,463,221 12,251,289 8,187,440 — 158,901,950 Financing income (8,847,897) (4,401,716) (2,420,270) — (15,669,883) Taxes and duties 8,010,859 (201,195,432) 2,266,715 — (190,917,858) Accounts receivable, inventories, accounts payable, DFIs and provisions 73,519,714 198,930,230 (4,810,162) — 267,639,782 Employee benefits 6,447,500 48,203,352 448,048 — 55,098,900 Inter-company charges and deductions 63,918,703 (393,698,059) (2,951,374) 332,730,730 — Net cash flows from operating activities 521,286,134 (532,505,192) 1,396,890 332,730,730 322,908,562 Investing activities: Acquisition of wells, pipelines, properties, plant and equipment and intangible assets (1,520,360) (199,197,320) (62,219,624) — (262,937,304) Other assets and other receivables 1,835,746 (53,656) (11,163,693) — (9,381,603) (Increase) decrease due to Inter-company investing (452,848,589) — 228,782 452,619,807 — Net cash flows (used in) investing activities (452,533,203) (199,250,976) (73,154,535) 452,619,807 (272,318,907) Financing activities: Increase in equity due to Certificates of Contribution “A” 156,509,050 — — — 156,509,050 Collection and interest collected from the Mexican Government 32,951,605 — — — 32,951,605 Lease payments of principal and interest (388,874) (6,255,637) (1,820,136) — (8,464,647) Loans obtained from financial institutions 408,712,952 30,633,407 617,177,528 — 1,056,523,887 Debt payments, principal only (468,379,316) (52,280,001) (628,212,855) — (1,148,872,172) Interest paid (138,298,684) (13,302,896) 3,220,622 — (148,380,958) Inter-company (decrease) increase financing (39,525,872) 769,982,956 54,893,453 (785,350,537) — Net cash flows (used in) from financing activities (48,419,139) 728,777,829 45,258,612 (785,350,537) (59,733,235) Net (decrease) increase in cash and cash equivalents 20,333,792 (2,978,339) (26,499,033) — (9,143,580) Effects of foreign exchange on cash balances — — 29,238,030 — 29,238,030 Cash and cash equivalents at the beginning of the year 21,332,062 8,121,798 39,293,516 — 68,747,376 Cash and cash equivalents at the end of the year Ps.41,665,854 Ps.5,143,459 Ps.42,032,513 Ps.— Ps.88,841,826 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 106 of 236 SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF CASH FLOWS For the year ended December 31, 2023 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Operating activities: Net income (loss) Ps.8,106,715 Ps.46,234,098 Ps.57,340,675 Ps.(103,529,824) Ps.8,151,664 Income taxes and duties (2,510,630) 220,521,837 1,988,074 — 219,999,281 Depreciation and amortization of wells, pipelines, properties, plant and equipment 565,065 132,294,655 4,695,556 — 137,555,276 Amortization of intangible assets 491,831 20,458 87,338 — 599,627 Impairment of wells, pipelines, properties, plant and equipment — 28,534,696 262,822 — 28,797,518 Capitalized unsuccessful wells — 29,529,330 — — 29,529,330 Unsuccessful wells from intangible assets — 4,436,985 — — 4,436,985 Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment 48 6,757,696 752,828 — 7,510,572 Depreciation of rights of use 602,527 3,845,999 1,438,314 — 5,886,840 Cancellation of leases (98,421) (19,643) (10,634) — (128,698) Unrealized foreign exchange loss (income) of reserve for well abandonment — 4,638,600 — — 4,638,600 (Profit) loss sharing in associates, net (68,641,910) (72,937) (35,224,291) 103,529,823 (409,315) Unrealized foreign exchange loss (income) (198,352,926) (15,838,600) (7,580,344) — (221,771,870) Financing cost 132,960,329 11,929,647 7,281,405 — 152,171,381 Financing income (11,196,984) (5,147,757) (1,865,636) — (18,210,377) Taxes and duties 673,056 (132,902,147) (342,880) — (132,571,971) Accounts receivable, inventories, accounts payable, DFIs and provisions 17,573,923 26,704,365 (18,574,069) — 25,704,219 Employee benefits 15,355,953 44,440,075 260,456 — 60,056,484 Inter-company charges and deductions (371,155,018) 32,322,800 9,737,603 329,094,615 — Net cash flows from operating activities (475,626,442) 438,230,157 20,247,217 329,094,614 311,945,546 Investing activities: Acquisition of wells, pipelines, properties, plant and equipment and intangible assets (875,254) (222,997,316) (68,078,428) — (291,950,998) Other assets and other receivables 2,493,369 1,387,079 21,098,893 — 24,979,341 (Increase) decrease due to Inter-company investing 315,439,003 — 413,722 (315,852,725) — Net cash flows (used in) investing activities 317,057,118 (221,610,237) (46,565,813) (315,852,725) (266,971,657) Financing activities: Increase in equity due to Certificates of Contribution “A” 166,615,123 — — — 166,615,123 Collection and interest collected from the Mexican Government 53,902,357 — — — 53,902,357 Lease payments of principal and interest (477,081) (5,851,936) (1,446,963) — (7,775,980) Loans obtained from financial institutions 298,622,440 35,205,868 547,572,751 — 881,401,059 Debt payments, principal only (406,226,899) (43,573,854) (529,053,874) — (978,854,627) Interest paid (135,584,431) (9,352,797) 886,892 — (144,050,336) Inter-company increase (decrease) financing 188,240,825 (196,218,537) 21,219,601 (13,241,889) — Net cash flows (used in) from financing activities 165,092,334 (219,791,256) 39,178,407 (13,241,889) (28,762,404) Net (decrease) increase in cash and cash equivalents 6,523,010 (3,171,336) 12,859,811 — 16,211,485 Effects of foreign exchange on cash balances — — (11,878,620) — (11,878,620) Cash and cash equivalents at the beginning of the year 14,809,052 11,293,134 38,312,325 — 64,414,511 Cash and cash equivalents at the end of the year Ps.21,332,062 Ps.8,121,798 Ps.39,293,516 Ps.— Ps.68,747,376 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 107 of 236 SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION STATEMENT OF CASH FLOWS For the year ended December 31, 2022 Petróleos Mexicanos Subsidiary guarantors Non-guarantor subsidiaries Eliminations PEMEX consolidated Operating activities: Net income (loss) Ps. 100,412,050 Ps. 109,090,601 Ps .104,483,300 Ps .(213,987,481) Ps .99,998,470 Income taxes and duties (2,412,355) 321,846,221 746,973 — 320,180,839 Depreciation and amortization of wells, pipelines, properties, plant and equipment 554,672 134,768,990 4,448,153 — 139,771,815 Amortization of intangible assets 433,850 22,598 59,894 — 516,342 Impairment of wells, pipelines, properties, plant and equipment — 83,932,377 (394,356) — 83,538,021 Capitalized unsuccessful wells — 7,110,169 — — 7,110,169 Unsuccessful wells from intangible assets — 13,911,491 — — 13,911,491 Loss from derecognition of disposal of wells, pipelines, properties, plant and equipment 770,522 20,594,151 2,358,648 — 23,723,321 Depreciation of rights of use 402,661 4,775,839 785,278 — 5,963,778 Cancellation of leases 17,489 (824,885) — — (807,396) (Gains) on bargain purchase of business acquisition — — (1,271,188) — (1,271,188) Reclassification of translation effect — — (10,383,296) — (10,383,296) Unrealized foreign exchange loss (income) of reserve for well abandonment — 4,647,200 — — 4,647,200 (Profit) loss sharing in associates, net (149,613,112) 1,982,658 (66,706,428) 213,987,481 (349,401) Unrealized foreign exchange loss (income) (116,319,473) (7,874,293) (4,351,603) — (128,545,369) Financing cost 133,280,499 20,710,183 5,693,198 — 159,683,880 Financing income (15,912,365) (10,859,934) (455,666) — (27,227,965) Taxes and duties (6,301,293) (360,898,996) 527,037 — (366,673,252) Accounts receivable, inventories, accounts payable, DFIs and provisions 15,493,005 (52,750,442) 15,832,583 — (21,424,854) Employee benefits 18,330,319 35,818,190 126,678 — 54,275,187 Inter-company charges and deductions 511,277,041 (191,050,153) 115,670,229 (435,897,117) — Net cash flows from operating activities 490,413,510 134,951,965 167,169,434 (435,897,117) 356,637,792 Investing activities: Acquisition of wells, pipelines, properties, plant and equipment and intangible assets (1,015,214) (221,783,321) (131,061,456) 13,389,062 (340,470,929) Other assets and other receivables 2,041,688 (1,388,372) (19,728,200) (13,389,063) (32,463,947) (Increase) decrease due to Inter-company investing 118,585,446 — 484,885 (119,070,331) — Net cash flows (used in) investing activities 119,611,920 (223,171,693) (150,304,771) (119,070,332) (372,934,876) Financing activities: Increase in equity due to Certificates of Contribution “A” and proceeds from FONADIN grants 211,306,717 — — — 211,306,717 Collection and interest collected from the Mexican Government 7,455,715 — — — 7,455,715 Lease payments of principal and interest (689,290) (8,597,594) (1,349,939) — (10,636,823) Loans obtained from financial institutions 428,181,800 34,447,738 601,549,878 — 1,064,179,416 Debt payments, principal only (470,070,458) (41,828,143) (595,260,679) — (1,107,159,280) Interest paid (136,869,989) (17,387,706) 301,005 — (153,956,690) Inter-company (decrease) increase financing (669,221,278) 126,720,697 (12,466,868) 554,967,449 — Net cash flows (used in) from financing activities (629,906,783) 93,354,992 (7,226,603) 554,967,449 11,189,055 Net (decrease) increase in cash and cash equivalents (19,881,353) 5,135,264 9,638,060 — (5,108,029) Effects of foreign exchange on cash balances — — (6,983,907) — (6,983,907) Cash and cash equivalents at the beginning of the year 34,690,405 6,157,870 35,658,172 — 76,506,447 Cash and cash equivalents at the end of the year Ps 14,809,052 Ps. 11,293,134 Ps. 38,312,325 Ps. — Ps. 64,414,511 Disclosure of cash and cash equivalents [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 108 of 236 NOTE 9.CASH AND CASH EQUIVALENTS As of December 31, 2024 and 2023, cash and cash equivalents were as follows: 2024 2023 Cash on hand and in banks (1) Ps.52,284,721 Ps.45,728,321 Highly liquid investments (2) 36,557,105 23,019,055 Total of cash and cash equivalents Ps.88,841,826 Ps.68,747,376 (1) Cash on hand and in banks is primarily composed of cash in banks. (2) Mainly composed of short-term Mexican Government investments. Disclosure of changes in accounting policies [text block] NOTE 4.NEW ACCOUNTING STANDARDS AND RECENTLY ISSUED ACCOUNTING STANDARDS New Accounting Standards The following accounting standards were effective from January 1, 2024, but they did not have a material effect on our consolidated financial statements: • Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants (Amendments to IAS 1) • Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7) • Lease Liability in a Sale and Leaseback (Amendments to IFRS 16) • Lack of Exchangeability (Amendments to IAS 21) Recently Issued Accounting Standards A number of new standards are effective for annual periods beginning after January 1, 2025 and earlier application is permitted; however, PEMEX has not early adopted the new or amended standards in preparing these consolidated financial statements. i. Applicable as of January 1, 2027 • Presentation and Disclosure in Financial Statements (IFRS 18) PEMEX is in the process of assessing the impact of IFRS 18 to meet the new presentation and disclosure requirements. ii. Other accounting standards The following new and amended accounting standards are not expected to have a significant impact on PEMEX’s consolidated financial statements.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 109 of 236 • Lack of Exchangeability (Amendments to IAS 21) • Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS 7) • Subsidiaries without Public Accountability Disclosures (IFRS 19) Disclosure of commitments [text block] NOTE 25.COMMITMENTS A. PMI CIM has entered into several contracts for the sale of crude oil on the international market to foreign companies. The terms and conditions of these contracts are specific to each client, and their durations may be indefinite (evergreen contracts) or they may contain a minimum obligatory period (long-term contracts). B. PEMEX has entered into a nitrogen supply contract for the pressure maintenance program at the Cantarell complex. During 2007, an additional contract was entered into with the purpose of supplying nitrogen to the Ku-Maloob-Zap complex and extending the original contract until 2027. As of December 31, 2024 and 2023, the value of the nitrogen to be supplied during the term of the contract was approximately U.S.$657,891 and U.S.$936,926, respectively. In the event of the annulment of the contract and depending on the circumstances, PEMEX has the right or the obligation to acquire the vendor’s nitrogen plant under the terms of the contract. Estimated future payments under this contract for upcoming fiscal years are as follows: Year Payment 2025 254,035 2026 271,235 2027 132,621 Total U.S.$657,891 C. As of December 31, 2024 and 2023, the estimated value of the commitments that PEMEX has entered into with several contractors for the development of various infrastructure and services works was as follows: Maturity 2024 2023 Up to 1 year Ps.26,894,474 Ps.23,288,148 1 to 3 years 28,447,421 43,095,406 4 to 5 years 17,469,459 23,353,908 More than 5 years 576,348 1,728,547 Total Ps.73,387,702 Ps.91,466,009 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 110 of 236 Disclosure of commitments and contingent liabilities [text block] NOTE 26.CONTINGENCIES In the ordinary course of business, PEMEX is named in a number of lawsuits of various types. PEMEX evaluates the merit of each claim and assesses the likely outcome. PEMEX has not recorded provisions related to ongoing legal proceedings since an unfavorable resolution is not expected in such proceedings, with the exception of the proceeding described in further detail in this Note. PEMEX is involved in various civil, tax, criminal, administrative, labor and commercial lawsuits and arbitration proceedings. The results of these proceedings are uncertain as of the date of these consolidated financial statements. As of December 31, 2024 and 2023, PEMEX had accrued a reserve of Ps. 13,186,811 and Ps. 12,436,092, respectively, for these contingent liabilities. As of December 31, 2024, the current status of the principal lawsuits in which PEMEX is involved is as shown in the next page. • On April 4, 2011, Pemex Exploration and Production was summoned before the Séptima Sala Regional Metropolitana (“Seventh Regional Metropolitan Court”) of the Tribunal Federal de Justicia Fiscal y Administrativa (“Tax and Administrative Federal Court”) in connection with an administrative claim (No. 4957/11-17-07-1) filed by EMS Energy Services de México, S. de R.L. de C.V. and Energy Maintenance Services Group I. LLC requesting that Pemex Exploration and Production’s termination of the public works contract be declared null and void. In a concurrent proceeding, the plaintiffs also filed an administrative claim (No. 13620/15-17-06) against Pemex Exploration and Production before the Sexta Sala Regional Metropolitana (“Sixth Regional Metropolitan Court”) of the Tax and Administrative Federal Court in Mexico City seeking damages totaling $193,713 related to the above-mentioned contract. Pemex Exploration and Production filed a response requesting the two administrative claims be joined in a single proceeding, which was granted. On April 30, 2019, a judgment was issued by the Segunda Seccion de la Sala Superior (“Second Section of the Superior Court”) in favor of Pemex Exploration and Production. On June 25, 2019, the plaintiffs filed an amparo (D.A. 397/2019) before the Tercer Tribunal Colegiado en Materia Administrativa del Primer Circuito (“Third Administrative Joint Court of the First Circuit”), which was granted. On March 12, 2020, Pemex Exploration and Production filed a motion to review against the resolution granting this amparo before the Third Administrative Joint Court of the First Circuit. On October 1, 2020, the Third Administrative Joint Court declared the resolution null and void, no amount was granted in favor of the plaintiffs, among others. On February 24, 2022, an amparo (350/2020) was granted in favor of EMS Energy Services de México, S. de R.L. On March 17, 2022, a motion was filed to draw the resolution by the Suprema Corte de Justicia de la Nación (Supreme Court of Justice of the Nation). On June 16, 2022, a resolution was issued in connection with the amparo 350/2020 stating that the plaintiffs partially proved their requests, and the resolution was declared null and void, among others. On August 1, 2022, a motion to review this resolution was filed and admitted (RF 574/2022) by the Third Administrative Joint Court of the First Circuit. On September 13, 2022, representations were made under the amparo (D.A. 539/2022) filed by the plaintiffs before such Court. On April 18, 2024, a resolution was issued by the Third Administrative Joint Court of the First Circuit modifying the appealed judgment, granting the Amparo to EMS Energy Services de México, S. de R.L. de C.V. On July 10, 2024, a resolution was issued by the Superior Court ordering PEP to the following: (i) the payment of 27 estimates for a total amount of U.S. $27,244, plus VTA; (ii) the payment of damages; (iii) the refund of the penalties applied for U.S. $4,143 plus VTA; (iv) the refund of the standby letter of credit standby for U.S. $13,975, and (v) the payment of financial expenses. On August 27, 2024, the tax review was filed. An Amparo was filed directly against the compliance with the judgment issued on July 10, 2024, and was admitted under the case D.A. 497/2024, by the Third Administrative Joint Court of the First Circuit. As of the date of these consolidated financial statements, a final resolution is still pending. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 111 of 236 • Constructora Norberto Odebrecht, filed an administrative claim against Pemex Industrial Transformation (file No. 4742/19- 17-01-7) seeking U.S. $113,582 and Ps. 14,607 in connection with a termination resolution (no. 1,757) dated January 14, 2019, and issued by Pemex Industrial Transformation, which awarded U.S.$51,454 in favor of Pemex Industrial Transformation. The claim was admitted. On November 11, 2020, Pemex Industrial Transformation filed a response to this claim. The accounting expert filed his opinion. On June 2, 2022 an opinion by the accounting expert appointed by Pemex Industrial Transformation was filed. A third expert in accounting matters was appointed, who did not ratify his position; therefore, in a resolution dated October 2, 2023, a resolution was issued requesting the Expert Unit to appoint another expert. Through an appearance minute of February 2, 2024, the independent expert in accounting matters accepted his assignment and was awarded 15 days to render his report. On March 19, 2024, the Superior Court attract this claim. On May 2, 2024, the Superior Court issued a resolution ordered to request the Expert Unit to appoint another expert, since the previously appointed expert did not ratify the report. On August 2,2024, a resolution was issued, granting the independent expert a term to render the report and ratify it. The term continues elapsing. On September 13, 2024, copies of the report were requested, once it is ratified. As of the date of these consolidated financial statements, a final resolution is still pending. • On November 24, 2021, Pemex Industrial Transformation filed a repeal request (no. RRL2021014568) seeking that the resolutions dated October 7, 2021, issued by the Hydrocarbons Verification Manager of the Tax Administration Service be declared null and void. These resolutions established charges for Special Taxes on Production and Services, Value Added Taxes, fines among other for an amount of Ps. 3,084,975. As of the date of these consolidated financial statements, a final resolution is still pending. • Micro Smart Systems de México, S. de R.L. de C.V. (MSSM) filed before the Sala Regional del Golfo Norte (Regional Court of the North Gulf) of the Tax and Administrative Federal Court (574/22-18-01-8) challenging a settlement statement dated February 17, 2022 related to a works contract number No. 424049831 issued by Pemex Exploration and Production and seeking U.S.$240,488. On April 5, 2022, the claim was admitted which was notified on May 17, 2022. On July 1, 2022, Pemex Exploration and Production filed a response to this claim, requesting Pemex Exploration and Production evidence, which was filed on August 8, 2022, and admitted by the Regional Court of the North Gulf on August 17, 2022. On September 2, 2022, this Regional Court confirmed the rejection of the evidence filed by the plaintiffs. On September 29, 2022, the First Section of the Superior Court denied a compliant motion filed by MSSM against the settlement statement dated February 17, 2022. On October 3, 2022, it was agreed that the plaintiff would be heard, making various statements in relation to the defense to the claim. On October 7, 2022 a resolution was issued regarding the complaint filed by the plaintiff confirming the resolution issued on August 28, 2018. On November 14, 2022, the First Section of the Superior Court agreed to an amparo proceeding (1833/2022) against acts issued by the Juzgado Octavo de Distrito en Materia Administrativa (Eighth Administrative District Court), in Mexico City and required such authority to render the justified report. On May 17, 2023, the Regional Court of the North Gulf, summoned the parties to file its rejoinders, which were filed by Pemex Exploración y Producción on June 14, 2023. On June 22, 2023, the Regional Court ordered the file to be sent to the First Section of the Superior Court. On September 19, 2023, the Northern Gulf Regional Court sent by certified mail the file to the First Section of the Superior Court for a final resolution. On November 14, 2023, the Superior Court published the notice to notify the resolution requiring the Northern Gulf Regional Court to send all the documents that integrate the evidentiary thickness offered in the trial. On December 12, 2023, an extract of a clarification agreement concerning the referral of evidence to the Superior Court was notified in the jurisdictional gazette. On 14 June 2024, the Superior Court issued a resolution, (574/22-18-01-8/1549/23-PL-09-04), informing the designation of the delegates by Micro Smart Systems de México S. de R.L. de C.V. On September 9, 2024, the suspension of the trial was decreed until the determination regarding the compliance with the resolution of the First Section of the Superior Chamber issued within the trial 752/17-18- 01-7/1625/19-S1-05-04 becomes final. As of the date of these financial statements, the final resolution of this process is pending. • Odebrecht Ingeniería y Construcción Internacional de México, S.A. de C.V. (Odebrecht or OICIMEX), filed an oral commercial proceeding (314/2021IV) against Pemex Industrial Transformation before the Juzgado Tercero de Distrito en Materia de PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 112 of 236 Extinción de Dominio y Especiales en Juicios Orales (Third District Court in Matters of Extinction of Ownership and Special Oral Commercial Lawsuits), claiming benefits related to the contract DCPA-OP-GCP-DGTRI-A-3-15, for the amount of Ps. 1,838,753 for unpaid work performed, as well as damages. On December 6, 2021, Pemex Industrial Transformation filed a response to this claim, and a preliminary hearing date was set for May 6, 2022. As a result of the unfavorable resolution of July 7, 2022, which ordered the payment of estimates, both Pemex Industrial Transformation and Odebrecht filed a direct amparo against that resolution, where the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court), resolved: I. - To grant the injunction and protection of the resolution of July 7, 2022 to Pemex Industrial Transformation. II.- To deny the adhesive amparo filed by Odebrecht and dismiss the direct amparo filed by Odebrecht. In compliance with the execution of the direct amparos (533/2022 and 538/2022), filed by Pemex Industrial Transformation and Odebretch (OICIMEX), the Third District Court on Extinction of Ownership and Special Oral Commercial Lawsuits in Mexico City issued the final resolution on November 13, 2023, in the Commercial Oral Proceeding 314/2021-IV. Against such resolution, Pemex Industrial Transformation and Odebrecht filed a direct amparo (juicio de amparo directo), which to date is only filed by Pemex Industrial Transformation, before the Thirteenth Collegiate Court in Civil Matters, under file number 908/2023. OICIMEX filed a complaint appeal against the dismissal of Amparo 16/2024; OICIMEX also challenged the presiding judge of the Décimo Tercer Tribunal Colegiado en Materia Civil (Thirteenth Civil Collegiate Court) and, in parallel, filed an appeal before the Supreme Court of Justice of the Nation regarding the legal criteria applied in the order that dismissed its Amparo lawsuit, both proceedings are pending. As for the amparo filed by Pemex Transformación Industrial, its processing is suspended until the appeal is resolved. The amparo filed by Odebrecht was dismissed for untimely filing, which is now final. The amparo filed by Pemex Transformación Industrial claiming costs and legal fees has been suspended. As of the date of these financial statements, the final resolution of this process is pending. • On September 9, 2022, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2016 fiscal year related to the Special Tax on Production and Services and Value Added Tax for an amount of Ps. 5,852,222, seeking that this resolution is declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending. • On September 22, 2023, Pemex Industrial Transformation filed a repeal request against a tax credit for the 2017 fiscal year related to the Special Tax on Production and Services and Value Added Tax, updates, fines and surcharges for the months January to December 2017 for an amount of Ps. 8,349,608, seeking that this resolution is declared null and void. As of the date of these consolidated financial statements, a final resolution is still pending. • On October 16, 2024, the Ministry of the International Chamber of Commerce notified to Pemex Exploración y Producción the arbitration claim CCI 28949/PDP by HOKCHI ENERGY, S.A. DE C.V. for breach of the oil sale and purchase contracts PEP- PCP-R01.L02.AC2-PET24-2019 and the gas sale and purchase contract PEP-PCP-R1.2A2-GAS-23-2019, claiming an amount of U.S.$272,624. On December 4, 2024, the International Court of Arbitration granted the co-arbitrators 30 days to appoint the President of the Tribunal. On December 6, 2024, Pemex Exploración y Producción filed its response to the arbitration request. On December 31, the parties agreed to the appointment of the presiding co-arbitrator, and the International Chamber of Commerce will be notified. As of the date of these financial statements, the final resolution of this process is still pending. The results of these proceedings are uncertain until their final resolutions are issued by the appropriate authorities. PEMEX has recorded liabilities for loss contingencies when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation could not be made, qualitative disclosure was provided in the notes to these consolidated financial statements. PEMEX does not disclose amounts accrued for each individual claim because such disclosure could adversely affect PEMEX’s legal strategy, as well as the outcome of the related litigation. Pursuant to an ordinary session held by the Board of Directors on August 23, 2013, Petróleos Mexicanos established policies for the granting of mutual guarantees, loans or any type of credit in favor of the Subsidiary Entities and Subsidiary Companies; in

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 113 of 236 accordance with these policies, the Corporate Finance Department issues an opinion with its risk analysis, financial valuation, budget sufficiency, accounting treatment and conclusions. Additionally, Pemex Logistics has granted the following corporate guarantees in connection with the exploration and extraction contracts entered into by Pemex Exploration and Production, as required by the CNH: • Exploration and extraction of hydrocarbons under the deep-water license modality, Trión field (Tender CNH-A1-TRION / 2016), of U.S.$4,000,000. • Exploration and extraction of the contract area 3 Cinturón plegado perdido (Tender CNHR01- L04 / 2015), of U.S. $3,333,000. • Extraction of hydrocarbons under shared production contract of the Ek-Balam fields, of U.S.$5,000,000. • Extraction of hydrocarbons in contractual area Santuario and El Golpe 3 field, of U.S.$320,000. • Exploration and extraction of hydrocarbons under shared production contract, contractual area 2 Tampico-Misantla, of U.S.$1,250,000. • Exploration and extraction of hydrocarbons under shared production contract, contractual area 8 Cuencas del Sureste, of U.S.$2,500,000. • Exploration and extraction of hydrocarbons shared production contract, assignment AE-0398-Mission of U.S.$255,000. • Extraction of hydrocarbons under license agreement, Ogarrio field of U.S.$250,000. • Extraction of hydrocarbons under license agreement, Cárdenas and Mora fields, of U.S.$250,000. • Exploration and extraction of hydrocarbons under the deep-water license modality, contractual area 2 Perdido, of U.S.$5,000,000. • Exploration and extraction of hydrocarbons under the deep-water license modality, contractual area 5 Perdido, of U.S.$5,000,000. • Exploration and extraction of hydrocarbons under the deep-water license modality, contractual area 18 Cordilleras Mexicanas, of U.S.$5,000,000. • Exploration and extraction of hydrocarbons under shared production contract contractual area 22 Cuenca Salina, of U.S.$1,375,000. • Contractual area 16 Tampico-Misantla, Veracruz, of U.S.$1,250,000. • Contractual area 17 Tampico-Misantla, Veracruz, of U.S.$1,250,000. • Contractual area 18 Tampico-Misantla, Veracruz, of U.S.$2,500,000. • Contractual area 29 Cuencas del Sureste, of U.S.$2,500,000. • Contractual area 32 Cuencas del Sureste, of U.S.$1,250,000. • Contractual area 33 Cuencas del Sureste, of U.S.$1,250,000. • Contractual area 35 Cuencas del Sureste, of U.S.$1,250,000. • Contractual area Ébano, of U.S.$225,000. • Contractual area AE-0388-M-Miquetla (for conventional and non-conventional on-shore licenses) of U.S.$245,000. Certain other Subsidiary Entities have also granted guarantees and other contingencies. Total guarantees granted to Pemex Exploration and Production amounted to U.S.$45,253,000, equivalent to Ps. 917,201,380, as of December 31, 2024 at the closing exchange rate on December 31, 2024, of Ps. 20.2683 = U.S.$1.00. As of December 31, 2020, Pemex Logistics granted to Pemex Industrial Transformation the obligations from a lease contract for U.S.$150,000, equivalent to Ps. 3,040,245 at the closing exchange rate on December 31, 2024, of Ps. 20.2683 =U.S.$1.00, to J. Aron & Company LLC, a subsidiary of Goldman Sachs Group Inc. PEMEX considers the probability it needs to make a disbursement of cash, for the guarantees granted and in effect as of December 31, 2024 remote. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 114 of 236 Disclosure of derivative financial instruments [text block] NOTE 17.DERIVATIVE FINANCIAL INSTRUMENTS PEMEX faces market risk caused by the volatility of hydrocarbon prices, exchange rates and interest rates, credit risk associated with investments and financial derivatives, as well as liquidity risk. In order to monitor and manage these risks, PEMEX has approved general provisions relating to financial risk management, which are comprised of policies and guidelines that promote an integrated framework for risk management, regulate the use of Derivative Financial Instruments (DFIs), and guide the development of risk mitigation strategies. This regulatory framework establishes that DFIs should be used only for the purpose of mitigating financial risk. The use of DFIs for any other purpose must be approved in accordance with PEMEX’s current internal regulation. PEMEX has a Financial Risk Working Group (FRWG) which is a specialized working group with decision-making authority on financial risk exposure, financial risk mitigation schemes, and DFIs trading of Petróleos Mexicanos, the subsidiary entities, and where applicable, the subsidiary companies. Approved DFIs are mainly traded on the Over-the-Counter (OTC) market; however, exchange traded instruments may also be used. In the case of PMI Trading, DFIs are traded on CME-Clearport. The different types of DFIs that PEMEX trades are described below in the subsections corresponding to each risk type and as related to the applicable trading markets. One of PEMEX’s policies is to contribute to minimizing the impact that unfavorable changes in financial risk factors have on its financial results by promoting an adequate balance between incoming cash flows from operations and outgoing cash flows related to its liabilities. As part of the regulatory framework for financial risk management, PEMEX has established the eligible counterparties with which it may trade DFIs and other financial instruments. In addition, certain PMI Subsidiaries have implemented a regulatory framework for risk management with respect to its activities, which consists of policies, guidelines and procedures to manage the market risk associated with its commodity trading activities in accordance with industry best practices, such as: 1) the use of DFIs for financial risk mitigation purposes; 2) the segregation of duties; 3) valuation and monitoring mechanisms, such as the generation of a daily portfolio risk report, value at risk (“VaR”) computation; and 4) VaR limits, both at a global and business unit level and the implementation of stop loss mechanisms. Given that PEMEX’s outstanding DFIs have been entered into for risk mitigation purposes, particularly with economic hedging purposes, there is no need to establish and monitor market risk limits. For those portfolios with an open market risk exposure, PEMEX’s financial risk management regulatory framework establishes the implementation and monitoring of market risk metrics and limits (such as VaR, among others). PEMEX has also established credit guidelines for DFIs that Pemex Industrial Transformation offers to its domestic customers, which include the use of guarantees and credit lines. For exchange traded DFIs PEMEX trades under the margin requirements of the corresponding exchange market, and therefore does not have internal policies for these DFIs. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 115 of 236 Most of DFIs held with financial counterparties do not require collateral exchange clauses. Notwithstanding, PEMEX’s regulatory framework promotes credit risk mitigation strategies such as collateral exchange. PEMEX does not have an independent third party to verify compliance with these internal standards; however, PEMEX has internal control procedures that certify compliance with existing policies and guidelines. A.Risk Management I.Market Risk i.Interest rate risk PEMEX is exposed to fluctuations in floating interest rate liabilities. PEMEX is exposed to U.S. dollar Secured Overnight Financing Rate (SOFR) and to Mexican peso Interbank Interest rate (TIIE). As of December 31, 2024, approximately 22.6% of PEMEX’s total net debt outstanding (including DFIs) consisted of floating rate debt. Occasionally, for strategic reasons or in order to offset the expected inflows and outflows, PEMEX has entered into interest rate swaps and options. Through the swap agreements, PEMEX acquires the obligation to make payments based on a fixed or floating interest rate in exchange for receiving payments referenced to a floating or fixed interest rate according to what is assessed as convenient. On the other hand, under the option agreements, PEMEX acquires protection against potential increases in the floating interest rates of some of its liabilities. During 2024, PEMEX entered into nine interest rate swaps for an accumulated notional amount of U.S. 900 million, through which the fixed coupons associated with a U.S. 1,988 million debt issue maturing in 2028 were converted into floating coupons referenced to SOFR floating interest rates, in order to reduce the financial cost. As of December 31, 2024, Petróleos Mexicanos was a party to twelve interest rate swap agreements denominated in U.S. dollars for an aggregate notional amount of U.S.$1,022,500 at a weighted average fixed interest rate of 4.99% and a weighted average term of 2.8 years. Similarly, in order to eliminate the volatility associated with variable interest rates of long-term financing operations, PMI NASA could also execute interest rate swap agreements denominated in U.S. dollars. During 2024 there were no ongoing interest DFI of PMI NASA. Moreover, PEMEX invests in pesos and U.S. dollars in compliance with applicable internal regulations, through portfolios that have different purposes that seek an adequate return subject to risk parameters that reduce the probability of capital losses. The objective of the investments made through these portfolios is to meet PEMEX’s obligations payable in pesos and U.S. dollars. The investments made through PEMEX’s portfolios are exposed to domestic and international interest rate risk and credit spread risk derived from government and corporate securities, and inflation risk arising from the relationship between UDIs and pesos. However, these risks are mitigated by established limits on exposure to market risk. IBOR reference rates transition As a result of the decision made by the Financial Stability Board (FSB), the Interbank Offered Rates (IBORs), such as the LIBOR in dollars (over-night “O/N”, one week “1W”, two months “2M” three months “3M”, six months “6M” and twelve months “12M”) or the EURIBOR in Euros, ceased being published in June, 2023, and were replaced by alternative reference rates, based on risk-free rates obtained from market operations. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 116 of 236 In the event that TIIE ceases to be published, the financial instruments portfolio referenced to these floating rates is composed of debt instruments and DFIs as shown below: Reference Rate *Notional Amount As of December 31, 2024 (in thousands of each currency) TIIE 28D MXN 173,349,237 Debt TIIE 91D MXN 6,743,603 DFI TIIE 28D MXN 31,733,673 *Note: Notional amounts with maturity after December 31, 2024. In this regard, the Mexican Central Bank announced that the 28-day TIIE will cease to be a reference for new contracts starting from January 1st, 2025. However, it stated that it will continue to publish it as a reference for all instruments contracted prior to this date. Likewise, the 91-day and 182-day TIIE ceased to be references for new contracts starting from January 1, 2024. For the above, Petroleos Mexicanos will carry out the actions it deems pertinent and necessary to modify contracts referenced to TIIE rates in accordance with the modifications announced by Banco de Mexico. PEMEX’s portfolio also consists of additional debt instruments and DFIs referenced at fixed rates, which are not listed in the tables above since PEMEX’s fixed rate portfolio will not be impacted by the IBOR transition. According to the general market practice, PMI Trading credit agreements include the new language to use the Secured Overnight Funding Rate (SOFR) as the benchmark rate. ii.Exchange rate risk Most of PEMEX’s revenues are denominated in U.S. dollars, a significant amount of which is derived from exports of crude oil and petroleum products, which are priced and payable in U.S. dollars. Additionally, PEMEX’s revenues from domestic sales of gasoline and diesel net of IEPS Tax, tax duties, incentives, and other related taxes, as well as domestic sales of natural gas and its byproducts, LPG and petrochemicals, are referenced to international U.S. dollar-denominated prices. PEMEX’s expenses related to hydrocarbon duties are calculated based on international U.S. dollar-denominated prices and the cost of hydrocarbon imports that PEMEX acquires for resale in Mexico or use in its facilities are indexed to international U.S. dollar-denominated prices. On the other hand, PEMEX determines the annual amount to be allocated to its capital expenditure and operating expenses as a fixed amount in pesos. As a result of this cash flow structure, the depreciation of the peso against the U.S. dollar increases PEMEX’s financial balance. The appreciation of the peso relative to the U.S. dollar has the opposite effect. PEMEX manages this risk without hedging instruments because the impact of exchange rate fluctuations between the U.S. dollar and the peso on PEMEX’s revenues is partially offset by its impact on its obligations. PEMEX prioritizes debt issuances denominated in U.S. dollars; nonetheless, this is not always achievable, hence non-U.S. dollar denominated debt issued in international currencies is hedged through DFIs to mitigate their exchange rate exposure, either by swapping it into U.S. dollars or through other derivative structures. The rest of the debt is denominated in pesos or in UDIs, and for the debt denominated in UDIs, it has been converted into pesos through DFIs in order to eliminate the inflationary risk exposure.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 117 of 236 As a consequence of the above, PEMEX's debt issued in international currencies other than U.S. dollars has exchange rate risk mitigation strategies. PEMEX has selected strategies that further seek to reduce its cost of funding by leaving, in some cases, part of this exchange rate exposure unhedged when assessed as appropriate. The underlying currencies of PEMEX’s DFIs are the euro, Japanese yen and pounds sterling against the U.S. dollar and UDIs against the peso. As of December 31, 2024, and 2023, PEMEX did not enter into any DFIs to mitigate the exchange rate risk, since no debt in currencies other than U.S. dollars or pesos was issued. Nevertheless, during 2023, PEMEX carried out the partial restructure of one and the whole restructure of another cross-currency swap, entering into three similar DFIs, with better financial conditions for PEMEX, having the main objective of reducing the financing cost of its debt. These restructured swaps have the purpose of hedging the exchange rate risk of debt issued by €650,000, with maturity in 2025. Additionally, during 2023, PEMEX restructured ten cross currency capped swaps that had the purpose of hedging the exchange rate risk of debt issued by €1,250,000.00, with maturity in 2027. The restructure consisted in entering into ten similar DFIs, with better conditions for PEMEX, having the main objective of reducing the financing cost of its debt. PEMEX recorded a total foreign exchange (loss) gain of Ps. (304,452,236), Ps. 238,079,042 and Ps. 129,690,090, for the years ended December 31, 2024, 2023 and 2022, respectively. These amounts include the unrealized foreign exchange (loss) gain associated with debt of Ps. (261,416,691), Ps. 208,865,338 and Ps. 121,255,142 for the years ended December 31, 2024, 2023 and 2022, respectively. Unrealized foreign exchange gains and losses do not impact PEMEX’s cash flows. The depreciation of the peso during 2024 caused a total net foreign exchange loss because a significant portion of PEMEX’s debt, 88.13% (principal only) as of December 31, 2024, is denominated in a currency other than the Mexican peso. Due to the cash flow structure described above, the depreciation of the peso relative to the U.S. dollar does not affect PEMEX’s ability to meet U.S. dollar-denominated financial obligations and it improves PEMEX’s ability to meet peso-denominated financial obligations. On the other hand, the appreciation of the peso relative to the U.S. dollar may increase PEMEX’s peso-denominated debt service costs on a U.S. dollar basis. Certain of the PMI Subsidiaries face market risks generated by fluctuations in foreign exchange rates. In order to mitigate these risks, the boards of directors of several of these companies have authorized a policy which stipulates that financial assets must be denominated in its functional currency, unless the company owes a duty or expected payment in a currency other than its functional one. Finally, a significant amount of PMI Trading’s income and expenses, including the cost of sales and related sales costs, is derived from the trade of refined products, petrochemicals and gas liquids to PEMEX subsidiaries and third parties, whose prices are determined and are payable in U.S. dollars. PMI Trading’s exposure to foreign currency risk results primarily from the need to fund tax payments denominated in domestic currency, as well as from certain related sales costs denominated in domestic currency. PMI Trading believes it can adequately manage the risk created by the payment of taxes in domestic currency without the need to enter into hedging instruments because the exposure to this risk is marginal relative to the total flows of U.S. dollar. In addition, in the event that a potential foreign exchange risk arises in connection with a commercial transaction, PMI Trading may implement risk mitigation measures by entering into DFIs. iii.Hydrocarbon Price Risk PEMEX periodically assesses its revenues and expenditures structure in order to identify the main market risk factors that PEMEX’s cash flows are exposed to in connection with international hydrocarbon prices. Based on this assessment, PEMEX monitors its exposure to the most significant risk factors and quantifies their impact on PEMEX’s financial balance. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 118 of 236 PEMEX’s exports and domestic sales are directly or indirectly related to international hydrocarbon prices. Therefore, PEMEX is exposed to fluctuations in these prices. In terms of crude oil and natural gas, part of this risk is transferred to the Mexican Government under PEMEX’s current fiscal regime. PEMEX’s exposure to hydrocarbon prices is partly mitigated by natural hedges between its inflows and outflows. Additionally, PEMEX continuously evaluates the implementation of risk mitigation strategies, including those involving the use of DFIs, taking into consideration their operative and budgetary feasibility. In 2017, the Board of Directors of Petróleos Mexicanos approved the establishment of an Annual Oil Hedging Program. Since then, PEMEX has implemented hedging strategies to protect its cash flows from falls in the Mexican crude oil basket price from the level that PEMEX asses as adequate, considering the cost-protection ratio. During the second half of 2022, and the first quarter of 2023, PEMEX entered into a crude oil hedge for the fiscal year 2023 pursuant to which PEMEX hedged 320 thousand barrels per day on average for the period between January 2023 and December 2023, for U.S.$199,943. During the second half of 2023, and the first semester of 2024, PEMEX entered into a crude oil hedge for the fiscal year 2024, pursuant to which PEMEX hedged 168 thousand barrels per day on average, for the period between December 2023 and December 2024, for U.S.$118,540. During the second half of 2024, the implementation of the crude oil hedge for the fiscal year 2025 began, pursuant to which, as of December 31, 2024, PEMEX has hedged 185 thousand barrels per day on average, for the period between January 2025 and December 2025, for U.S.$92,372. Additionally, PEMEX cash flows are exposed to crack spread movements as these determine the refining margin. During the first semester of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to diesel crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 240,000 barrels for the period between March 2024 and May 2024. Additionally, during the first semester of 2024, PEMEX implemented a hedging strategy to partially protect its cash flows exposed to gasoline crack spread against drops below the level established in the Federal Revenue Law for the fiscal year 2024. This is a zero-cost hedging strategy, carried out through swaps which hedged 1,980,000 barrels for the period between May 2024 and July 2024. In addition to supplying natural gas, Pemex Industrial Transformation can offer DFIs to its domestic customers in order to provide them with support to mitigate the risk associated with the volatility of natural gas prices. Since 2017, when this service is offered, Pemex Industrial Transformation must enter into DFIs with Petróleos Mexicanos under the opposite position to those DFIs offered to its customers in order to mitigate the market risk it would bear under such offered DFIs. Petróleos Mexicanos then transfers the related price risk derived from the DFI position held with Pemex Industrial Transformation to financial counterparties by entering into the opposite position DFIs with such parties. As of December 31, 2024, there were no DFIs since all the DFIs in its portfolios expired in 2019. In case of entering into new trades, Pemex Industrial Transformation DFI portfolios have VaR and CaR limits in order to limit market risk exposure. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 119 of 236 PMI Trading faces market risk generated by the terms of the purchase and sale of refined products and natural gas liquids, as well as the volatility of oil prices. Accordingly, it frequently enters into DFIs in order to mitigate this risk, thereby reducing the volatility of its financial results. In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. iv.Market risk quantification The quantification of market risk exposure in PEMEX’s financial instruments is presented below, in accordance with the applicable international risk management practices. Interest rate risk quantification The quantification of interest rate risk of investment portfolios is carried out by using the one-day horizon historical VaR, with a confidence level of 95%, over a period of one year. The VaR incorporates interest rate and spread risks. In addition, for portfolios in domestic currency, the VaR includes the inflation risk embedded in securities denominated in UDI. For portfolio management purposes, interest rate risk is mitigated by VaR limits. As of December 31, 2024, the VaRs of PEMEX’s investment portfolios were Ps. 0.00 for the Peso Treasury Portfolio, Ps. 0.00 for FOLAPE, and U.S.$ 0.00 for the U.S. Dollar Treasury Portfolio, since these investment portfolios have no risk position. Additionally, PEMEX has a portfolio of Mexican Government bonds. It is considered that these securities are not exposed to market risk, unlike the investment portfolios’ securities. Therefore, there is no need to calculate a VaR. In addition to the exposure to interest rate fluctuations of the DFIs in which PEMEX is obligated to make payments referenced to floating rates, PEMEX’s DFIs are exposed to Mark-to-Market (“MtM”) volatility as a result of changes in the interest rate curves used in their valuation. Interest rate risk quantification was calculated for DFIs in conjunction with the interest rate risk quantification for the debt portfolio. The following table shows the sensitivity of PEMEX’s DFIs and debt portfolio to a parallel shift of 10 basis points (bp) over the zero coupon rate curves. The 10bp parallel shift may be used to estimate in a simple manner the impact for proportional values to this shift and was selected in accordance with market practices for financial risk management. For the debt portfolio, interest rate risk sensitivity was calculated taking into account both the DFI interbank market yield curves and the PEMEX curves (which were also used to estimate the debt portfolios’ fair value). These metrics were calculated solely for informational purposes and are not used for portfolio management purposes because PEMEX does not intend to prepay its debt or terminate its DFIs early. Therefore, there is no interest rate risk arising from fixed rate obligations. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 120 of 236 INTEREST RATE and CURRENCY DFIs Interest rate sensitivity to + 10 bp Interbank Yield Curves PEMEX Curves Currency Sensitivity debt Sensitivity DFIs Sensitivity net Sensitivity debt Euro U.S.$15,412 U.S.$(14,447) U.S.$965 U.S.$13,251 Pound Sterling 489 (489) — 466 Yen 800 (740) 60 742 Peso 6,309 327 6,636 5,545 UDI 6,277 (6,277) — 3,905 U.S. dollar 646,033 165,450 811,483 255,652 In thousands of U.S. dollars Figures not audited In addition, PEMEX performed a retrospective sensitivity analysis of the impact on its financial statements for the years ended December 31, 2024, 2023 and 2022, in which PEMEX assumed either an increase or decrease of 25 basis points in the floating interest rates of its debt and corresponding hedges. At December 31, 2024, 2023 and 2022, had market interest rates been 25 basis points higher, with all other variables remaining constant, the net loss for the year ended December 31, 2024, would have been Ps. 708,985 higher, the net gain for the year ended December 31, 2023, would have been Ps. 616,468 lower and the net gain for the year ended December 31, 2022, would have been Ps. 796,763 lower, primarily as a result of an increase in interest expense. Conversely, had market interest rates been 25 basis points lower, the net loss for the year ended December 31, 2024, would have been Ps. 708,985 lower, the net gain for the year ended December 31, 2023, would have been Ps. 616,468 higher and the net gain for the year ended December 31, 2022, would have been Ps. 796,763 higher, primarily as a result of a decrease in interest expense. Exchange rate risk quantification The investments of PEMEX’s portfolios do not face foreign exchange rate risk because the funds of such portfolios are used to meet obligations in pesos and U.S. dollars. Currency DFIs are entered into in order to hedge exchange rate risk arising from debt flows in currencies other than pesos and U.S. dollars or inflation risk arising from debt flows in UDIs. However, due to the accounting treatment, net income is exposed to MtM volatility, mainly as a result of changes in the exchange rates used in their valuation. Exchange rate risk quantification was calculated for DFIs in conjunction with the exchange rate risk quantification for the debt portfolio. The following table shows the sensitivity of PEMEX’s DFIs and debt portfolio to an increase of 1% to the exchange rates of currencies against the U.S. dollar. The 1% may be used to estimate in a simple manner the impact for proportional values to this increase and was selected in accordance with market practices for financial risk management. For the debt portfolio, exchange rate risk sensitivity was calculated taking into account both, interbank market yield curves and the PEMEX curves. In addition, the table shows the one-day horizon historical VaR of the remaining open position, with a confidence level of 95%, over a period of one year. These metrics were calculated solely for informational purposes. Nevertheless, in order to carry out management activities related to its debt portfolio, PEMEX periodically conducts quantitative analyses in order to estimate the exchange rate risk exposure generated by its debt issuances. Based on these analyses, PEMEX has elected to enter into DFIs as an exchange rate risk mitigation strategy. These DFIs along with the debt are shown in the following table:

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 121 of 236 INTEREST RATE and CURRENCY DFIs Exchange rate sensitivity +1% and VaR 95% Interbank Yield Curves Sensitivity Net Currency Sensitivity Debt Sensitivity DFIs Sensitivity Debt VaR 95% Net PEMEX Curves Euro U.S.$(72,172) U.S.$49,857 U.S.$(22,315) U.S.$(12,294) U.S.$(66,247) Pound Sterling (5,612) 5,612 — — (5,447) Yen (5,103) (1,343) (6,446) (7,227) (4,821) Peso (118,168) (17,731) (135,899) (142,785) (113,756) UDI (20,627) 20,627 — — (17,672) In thousands of U.S. dollars Figures not audited As shown in the table above, exchange rate risk derived from debt denominated in currencies other than U.S. dollars is almost fully hedged by DFIs. The exchange rate risk exposure to the euro and Japanese yen is a result of the delta of the structures described above (Seagull Options and Calls), and considering the current exchange rate levels, represents a lower funding cost than the hedging strategies carried out through swaps. In addition, PEMEX performed a retrospective sensitivity analysis of the impact on its financial statements of the years ended December 31, 2024, 2023 and 2022, in which PEMEX assumed either an increase or decrease of 10% in the exchange rate between the U.S. dollar and peso in order to determine the impact on net income and equity as a result of applying these new rates to the monthly balances of assets and liabilities denominated in U.S. dollars. At December 31, 2024, 2023 and 2022, had the peso depreciated against the U.S. dollar by 10% with other variables remaining constant, the net loss for the year ended December 31, 2024, would have been Ps. 181,253,630 higher, the net gain for the year ended December 31, 2023, would have been Ps.226,165,912 lower and the net loss for the year ended December 31, 2022, would have been Ps. 198,697,226 higher, primarily as a result of an increase in the exchange rate losses. However, had the peso appreciated against the U.S. dollar by 10%, the net loss for the year ended December 31, 2024, would have been Ps. 181,253,630 lower, the net gain for the year ended December 31, 2023, would have been Ps.226,165,912 higher and the net loss for the year ended December 31, 2022, would have been Ps. 198,697,226 lower, primarily as a result of the decrease in exchange rate losses. Hydrocarbon price risk quantification Pemex Industrial Transformation occasionally faces market risk due to open positions arising from the mismatch between the DFI portfolio offered to domestic customers and hedges with international counterparties. As of December 31, 2024, Pemex Industrial Transformation’s natural gas DFI portfolios had no market risk exposure since all the DFIs in its portfolios expired in 2019. Open market risk exposure would be measured using the 20-day Delta-Gamma VaR methodology, with a confidence level of 95%, based on 500 daily observations; VaR and CaR would be monitored and mitigated by pre-established limits. It should be noted that sensitivity analyses were not carried out for other financial instruments, such as accounts receivable and payable (as defined in the financial reporting standards). Such accounts are cleared in short-term, and therefore market risk is considered to be nonexistent. Most of these accounts are related to hydrocarbon prices. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 122 of 236 In accordance with the risk management regulatory framework that PMI Trading has implemented, VaR and the change in profit and loss by portfolio are calculated daily and compared to the maximum applicable limits in order to implement risk mitigation mechanisms as necessary. PMI Trading’s global VaR associated with commodities market risk was U.S. $(2,932) as of December 31, 2024. This VaR was calculated using the historical method with a 95% confidence level, two-year history and a one-day horizon. The minimum VaR recorded on the year was U.S. $(2,180) (registered on December 30, 2024) and the maximum VaR recorded on the year was U.S. $(11,913) (registered on August 12, 2024). As of December 29, 2023, the global VaR 95% was U.S. $(4,363). The quantification of crude oil price risk is carried out by using the one-day horizon historical VaR, with a confidence level of 95%, over a period of one year. As of December 31, 2024, this was U.S.$(10,487). II.Credit Risk When the fair value of a DFI is favorable to PEMEX, PEMEX faces the risk that the counterparty will not be able to meet its obligations. PEMEX monitors its counterparties’ creditworthiness and calculates the credit risk exposure for its DFIs. As a risk mitigation strategy, PEMEX only enters into DFIs with major financial institutions with a minimum credit rating of BBB-. These ratings are issued and revised periodically by risk rating agencies. Furthermore, PEMEX seeks to maintain a diversified portfolio of counterparties. In order to estimate PEMEX’s credit risk exposure to each financial counterparty, the potential future exposure is calculated by projecting the risk factors used in the valuation of each DFI in order to estimate the MtM value for different periods, taking into account any credit risk mitigation provisions. Moreover, PEMEX has entered into various long-term cross-currency swaps agreements with “recouponing” provisions (pursuant to which the payments on the swaps are adjusted when the MtM exceeds the relevant threshold specified in the swap), thereby limiting the exposure to its counterparties to a specific threshold amount, as well as the counterparties’ exposure to PEMEX. The specified thresholds were not reached in any DFI during 2024 and no new DFI were entered into with this clause. Nevertheless, during 2023, the specified thresholds were reached in one cross-currency swap which was used to hedge the exchange rate exposure to euro, this resulted in the cash settlement of such swap and the resetting of swap terms to return their MtM value to zero. Additionally, as part of the synthetic recouponing realized in 2023, a recouponing clause was incorporated into two cross currency capped swaps. According to IFRS 13 “Fair Value Measurement,” the fair value or MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 123 of 236 The current and potential exposures, aggregated by credit rating, are as follows: Maximum Credit Exposure by term in Petróleos Mexicanos Rating Current Less than 1 year 1-3 years 3-5 years 5-7 years 7-10 years More than 10 years A+ U.S.$(318,522) U.S.$115,428 U.S.$114,570 U.S.$78,062 U.S.$— U.S.$— U.S.$— A (361) 8,516 — — — — — A- (231,334) 380,136 158,831 78,589 — — — BBB+ (2,996,269) 411,961 312,983 137,654 158,930 215,491 — BBB (1,519,073) 178,231 339,379 248,859 212,600 287,042 — BBB- (60,568) 84,689 42,958 56,573 — — — in thousands of U.S. dollars Figures not audited Maximum Credit Exposure by term in Petróleos Mexicanos including debt Rating Current Less than 1 year 1-3 years 3-5 years 5-7 years 7-10 years More than 10 years A+ U.S.$— U.S.$77,489 U.S.$71,314 U.S.$78,062 U.S.$— U.S.$— U.S.$— A — — — — — — — A- — 282,677 78,404 78,589 — — — BBB+ 1,656 5,906 5,704 137,654 158,930 215,491 — BBB — — 8,001 248,859 212,600 287,042 — BBB- — 84,689 42,958 56,573 — — — in thousands of U.S. dollars Figures not audited PEMEX also faces credit risk derived from its investments. As of December 31, 2024, the position in domestic currency was in Mexican Government bonds in pesos. Given the current credit rating, the default probability in this currency is zero according to the default’s frequency matrices from rating agencies, therefore no quantification or disclosure of this exposure is made. Furthermore, by means of its credit guidelines for DFI operations, Pemex Industrial Transformation significantly reduces its credit risk exposure related to the DFIs. In order to qualify for these DFIs, Pemex Industrial Transformation’s customers must be party to a current natural gas supply contract and sign a domestic master derivative agreement. Additionally, according to the credit guidelines, DFIs with these customers must be initially secured by cash deposits, letters of credit or other collateral provisions, as required. The credit guidelines indicate that Pemex Industrial Transformation may offer DFIs with an exemption from collateral requirements up to a certain amount, through a credit line approved by the credit committee, based on an internal financial and credit assessment. Moreover, if the credit line is insufficient to cover each client’s exposure, the client is obligated to deposit collateral. In accordance with these guidelines, in the event that a client does not meet its payment obligations, DFIs related to this client would be terminated, rights to any available collateral would be exercised and, if the collateral were insufficient to cover the fair value, or in the absence of collateral, natural gas supply would be suspended until the payment is made. As of December 31, 2024, Pemex Industrial Transformation had no DFIs since all the DFIs of its portfolios expired in 2019. As such, once the total settlement of the operations was carried out, the exempt credit lines expired, and the guarantees deposited by the clients were entirely returned. PMI Trading’s credit risk associated with DFI transactions is mitigated through the use of futures and standardized instruments that are cleared through CME-Clearport. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 124 of 236 III.Liquidity Risk PEMEX’s main internal source of liquidity comes from its operations. Additionally, through its debt planning and the purchase and sale of U.S. dollars, PEMEX currently preserves a cash balance at a level of liquidity in domestic currency and U.S. dollars that is considered adequate to cover its investment and operating expenses, as well as other payment obligations, such as those related to DFIs. In addition, as of December 31, 2024, Petróleos Mexicanos has acquired committed revolving credit lines in order to mitigate liquidity risk, one of which provide access to Ps. 20,500,000 with expiration date in November 2025, and another that provides access to U.S.$.3,508,000, which expires in November 2026. As of December 31, 2024, these credit lines are fully used (see Note 15). During 2024, PEMEX entered into FX Forwards MXN/U.S.$ in order to preserve an adequate level of liquidity in U.S. dollars. As of December 31, 2024, none of these DFIs were outstanding. Additionally, as a liquidity risk mitigation strategy, PEMEX entered into one prepaid swap MXN/U.S.$ with a notional amount of U.S.$ 4,000,000 and expiration date in 2026 In addition, PEMEX entered into a discretionary synthetic recouponing which involved the restructuring of five UDI/MXN DFIs of which the original characteristics were not modified. During 2023, as a liquidity risk mitigation strategy, PEMEX entered into two prepaid swaps MXN/U.S.$, the first one has a notional amount of U.S.$ 1,000,000 and expires in 2025, the second one has a notional amount of U.S.$2,000,000 and expires in 2026. In addition, PEMEX entered into a discretionary synthetic recouponing which involved the restructure of five UDI/MXN DFIs and six EUR/U.S.$ DFIs. Finally, the investment strategies of PEMEX’s portfolios are structured by selecting time horizons that consider each currency’s cash flow requirements in order to preserve liquidity. Certain PMI Subsidiaries mitigate their liquidity risk through several mechanisms, the most important of which is its centralized treasury, which provides access to two syndicated credit facilities for up to U.S. $664,000 and U.S.$ 1,500,000, respectively, and cash surplus capacity in the custody of the centralized structure. In addition, certain PMI Subsidiaries have access to bilateral credit lines from financial institutions for up to U.S. $830,000. These companies monitor their cash flow on a daily basis and protect their creditworthiness in the financial markets. Liquidity risk is mitigated by monitoring certain financial ratios as set forth in the policies approved by each company’s board of directors. The following tables show the cash flow maturities as well as the fair value of PEMEX’s debt and DFI portfolios as of December 31, 2024, and 2023. It should be noted that: • For debt obligations, these tables present principal cash flow and the weighted average interest rates for fixed rate debt. • For interest rate swaps, interest rate options, cross-currency swaps and currency options, these tables present notional amounts and weighted average interest rates by expected (contractual) maturity dates. • Weighted average variable rates are based on implied forward rates obtained from the interbank market yield curve at the reporting date. • For crude oil and crack spread, volumes are presented in millions of barrels, and fixed average and strike prices are presented in U.S. dollars per barrel. • DFIs’ fair value includes CVA and is calculated based on market quotes obtained from market sources such as Bloomberg, Proveedor Integral de Precios, S.A. de C.V. (“PIP”), among others. • For PMI Trading, the prices used in commercial transactions and DFIs are published by reputable sources that are widely used in international markets, such as CME-NYMEX, Platts and Argus, among others.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 125 of 236 • Fair value is calculated internally, either by discounting cash flows with the corresponding zero-coupon yield curve in the original currency, or through other standard methodologies commonly used in financial markets for specific instruments. • For all instruments, the tables are based on the contract terms in order to determine the future cash flows that are categorized by expected maturity dates. Quantitative Disclosure of Debt Cash Flow Maturities as of December 31, 2024(1)(2) Year of expected maturity date 2025 2026 2027 2028 2029 2030 Thereafter Total Carrying Value Fair Value Liabilities Outstanding debt Fixed rate (U.S. dollars) Ps.35,260,336 Ps.86,518,874 Ps.121,204,555 Ps.63,114,264 Ps.47,437,960 Ps.876,979,622 Ps.1,230,515,611 Ps.1,101,026,216 Average interest rate (%) 6.90% Fixed rate (Japanese yen) — 10,306,353 — — — — 10,306,353 9,770,917 Average interest rate (%) 0.54% Fixed rate (pound sterling) 11,412,443 — — — — — 11,412,443 11,040,295 Average interest rate (%) 3.75% Fixed rate (pesos) — 31,318,419 — — — — 31,318,419 28,727,389 Average interest rate (%) 7.47% Fixed rate (UDIs) — 26,089,817 — 6,016,293 — 9,486,252 41,592,362 35,817,620 Average interest rate (%) 4.10% Fixed rate (euros) 34,619,628 20,976,799 26,180,338 26,136,531 26,137,924 2,040,586 136,091,806 134,270,515 Average interest rate (%) 4.24% Total fixed rate debt Ps.81,292,407 Ps.175,210,262 Ps.147,384,893 Ps.95,267,088 Ps.73,575,884 Ps.888,506,460 Ps.1,461,236,994 Ps.1,320,652,952 Variable rate (U.S. dollars) Ps.200,188,707 Ps.70,666,768 Ps.2,599,593 Ps.2,445,609 Ps.1,771,017 Ps.2,193,567 Ps.279,865,261 Ps.222,992,037 Variable rate (euros) — — — — — — — — Variable rate (pesos) 105,010,909 74,273,092 3,149,795 15,531,404 978,306 — 198,943,506 201,836,083 Total variable rate debt Ps.305,199,616 Ps.144,939,860 Ps.5,749,388 Ps.17,977,013 Ps.2,749,323 Ps.2,193,567 Ps.478,808,767 Ps.424,828,120 Total debt Ps.386,492,023 Ps.320,150,122 Ps.153,134,281 Ps.113,244,101 Ps.76,325,207 Ps.890,700,027 Ps.1,940,045,761 Ps.1,745,481,072 Note: Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates at December 31, 2024, of Ps. 20.2683 = U.S. $1.00; Ps. 0.1289 = 1.00 Japanese yen; Ps. 25.3860 = 1.00 pound sterling; Ps. 8.340909 = 1.00 UDI; Ps. 20.9868 = 1.00 euro; and Ps. 22.3721 = 1.00 Swiss franc. (2) Does not include accrued interest. Quantitative Disclosure of Debt Cash Flow Maturities as of December 31, 2023(1)(2) Year of expected maturity date 2024 2025 2026 2027 2028 2029 Thereafter Total Carrying Value Fair Value Liabilities Outstanding debt Fixed rate (U.S. dollars) Ps.18,853,937 Ps.29,389,312 Ps.63,734,146 Ps 101,457,904 Ps.52,680,639 Ps.771,334,587 Ps.1,037,450,525 Ps.914,924,609 Average interest rate (%) 6.86% Fixed rate (Japanese yen) — — 9,590,744 — — — 9,590,744 8,844,377 Average interest rate (%) 0.54% Fixed rate (pounds sterling) — 9,680,517 — — — — 9,680,517 9,092,410 Average interest rate (%) 3.75% Fixed rate (pesos) 126,137,419 — 31,278,595 — — — 157,416,014 155,178,104 Average interest rate (%) 8.33% Fixed rate (UDIs) — — 25,037,795 — 5,756,414 9,076,920 39,871,129 36,611,421 Average interest rate (%) 4.10% Fixed rate (euros) 23,366,012 30,831,092 18,678,830 23,295,171 23,245,497 25,057,638 144,474,240 135,380,508 Average interest rate (%) 4.16% Total fixed rate debt Ps.168,357,368 Ps.69,900,921 Ps.148,320,110 Ps. 124,753,075 Ps.81,682,550 Ps.805,469,145 Ps.1,398,483,169 Ps.1,260,031,429 Variable rate (U.S. dollars) 169,465,997 8,272,478 27,476,033 2,170,400 2,041,838 3,307,370 212,734,116 168,316,129 Variable rate (euros) — — — — — — — — Variable rate (pesos) 101,832,259 37,741,944 1,583,917 1,629,795 1,851,404 1,047,783 145,687,102 149,162,238 Total variable rate debt Ps.271,298,256 Ps.46,014,422 Ps.29,059,950 Ps. 3,800,195 Ps.3,893,242 Ps.4,355,153 Ps.358,421,218 Ps.317,478,367 Total debt Ps.439,655,624 Ps.115,915,343 Ps.177,380,060 Ps. 128,553,270 Ps.85,575,792 Ps.809,824,298 Ps.1,756,904,387 Ps.1,577,509,796 Note: Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates at December 31, 2023, of Ps. 16.9220 = U.S. $1.00; Ps. 0.1200 = 1.00 Japanese yen; Ps. 21.5646 = 1.00 pound sterling; Ps. 7.981602 = 1.00 UDI; Ps. 18.6963 = 1.00 euro; and Ps. 20.1101 = 1.00 Swiss franc. (2) Does not include accrued interest. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 126 of 236 Quantitative Disclosure of Cash Flow Maturities from Derivative Financial Instruments Held or Issued for Purposes Other than Trading as of December 31, 2024(1) (2) Year of expected maturity date 2025 2026 2027 2028 2029 2030 Thereafter Total Carrying Value Fair Value (3) Hedging Instruments Interest Rate DFI (2)(4) Interest Rate Swaps (U.S. dollars) Variable to fixed Ps.2,482,867 Ps.— Ps.— Ps.— Ps.— Ps.— Ps.2,482,867 Ps.46,223 Average pay rate 2.31% —% —% —% —% —% n.a. n.a. Average receive rate 5.23% —% —% —% —% —% n.a. n.a. Fixed to variable — — — 18,241,470 — — 18,241,470 (77,608) Average pay rate —% —% —% 5.36% —% —% n.a. n.a. Average receive rate —% —% —% 5.35% —% —% n.a. n.a. Interest Rate Options Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M Ps.— Ps.— Ps.— Ps.— Ps.— Ps.— Ps.— Ps.— Currency DFI Cross-currency swaps Receive euros/Pay U.S. dollars Ps.39,365,746 Ps.22,194,423 Ps.27,221,847 Ps.27,055,647 Ps.29,823,494 Ps.2,243,498 Ps. 147,904,655 Ps.(9,396,306) Receive Japanese yen/Pay U.S. dollars — — — — — — — — Receive pounds sterling/Pay U.S. dollars 11,991,942 — — — — — 11,991,942 (708,227) Receive UDI/Pay pesos 3,063,181 17,076,001 — 4,749,625 — 6,844,866 31,733,673 5,491,946 Receive Swiss francs/Pay U.S. dollars — — — — — — — — Currency Options Buy Put, Sell Put and Sell Call on Japanese yen Ps.— Ps.10,314,656 Ps.— Ps.— Ps.— Ps.— Ps.10,314,656 Ps.(2,612,530) Buy Call, Sell Call and Sell Put on euros 15,214,703 — — 26,232,247 — — 41,446,950 (4,953,719) Sell Call on pounds sterling 11,415,512 — — — — — 11,415,512 — Sell Call on Swiss francs — — — — — — — — Sell Call on Euros 13,640,769 15,739,348 26,232,247 — 26,232,247 2,098,580 83,943,191 (142,993) FX Forwards Receive U.S. dollars and pesos / Pay U.S. dollars and pesos Ps.61,490,994 Ps.48,902,516 Ps.— Ps.— Ps.— Ps.— Ps.110,393,510 Ps.(87,155,413) N.A. = not applicable. Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates at December 31, 2024, of Ps. 20.2683 = U.S. $1.00 and Ps. 20.9868 = 1.00 euro. (2) PEMEX’s management uses these DFIs to hedge market risk; however, these DFIs do not qualify for accounting purposes as hedges and are recorded in the financial statements as entered into for trading purposes. (3) Positive numbers represent a favorable fair value to PEMEX. (4) PMI’s risk management policies and procedures establish that DFIs should be used only for hedging purposes; however, DFIs are not recorded as hedges for accounting purposes. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 127 of 236 Quantitative Disclosure of Cash Flow Maturities from Derivative Financial Instruments Held or Issued for Purposes Other than Trading as of December 31, 2023(1)(2) Year of expected maturity date 2024 2025 2026 2027 2028 2029 Thereafter Total Carrying Value Fair Value (3) Hedging Instruments Interest Rate DFI (2)(4) Interest Rate Swaps (U.S. dollars) Variable to fixed Ps.2,813,283 Ps.2,072,945 Ps.— Ps.— Ps.— Ps.— Ps.4,886,228 Ps.161,540 Average pay rate 2.35% 2.31% —% —% —% —% N.A. N.A. Average receive rate 5.84% 4.55% —% —% —% —% N.A. N.A. Interest Rate Options Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M Ps.— Ps.42,305,000 Ps.— Ps.— Ps.— Ps.— Ps.42,305,000 Ps.824,040 Currency DFI Cross-currency swaps Receive euros/Pay U.S. dollars Ps.22,534,604 Ps.32,866,454 Ps.18,530,120 Ps.22,727,515 Ps.22,588,755 Ps.26,772,726 Ps.146,020,174 Ps.(3,430,313) Receive Japanese yen/Pay U.S. dollars — — — — — — — — Receive pounds sterling/Pay U.S. dollars — 10,012,071 — — — — 10,012,071 (469,549) Receive UDI/Pay pesos — 3,063,181 17,076,001 — 4,749,625 6,844,866 31,733,673 4,364,789 Receive Swiss francs/Pay U.S. dollars — — — — — — — — Currency Options Buy Put, Sell Put and Sell Call on Japanese yen Ps.— Ps.— Ps.9,598,412 Ps.— Ps.— Ps.— Ps.9,598,412 Ps.(941,833) Buy Call, Sell Call and Sell Put on euros 23,350,245 13,543,142 — — 23,350,245 — 60,243,632 (3,141,165) Sell Call on pounds sterling — 9,694,529 — — — — 9,694,529 (91) Sell Call on Swiss francs — — — — — — — — Sell Call on Euros — 12,142,127 14,010,147 23,350,245 — 25,218,264 74,720,783 (442,326) FX Forwards Receive U.S. dollars and pesos / Pay U.S. dollars and pesos Ps.21,266,286 Ps.17,494,819 Ps.6,984,701 Ps.— Ps.— Ps.— Ps.45,745,806 Ps.(24,124,384) N.A. = not applicable. Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates at December 31, 2023, of Ps. 16.9220 = U.S. $1.00 and Ps. 18.6963 = 1.00 euro. (2) PEMEX’s management uses these DFIs to hedge market risk; however, these DFIs do not qualify for accounting purposes as hedges and are recorded in the financial statements as entered into for trading purposes. (3) Positive numbers represent a favorable fair value to PEMEX. (4) PMI’s risk management policies and procedures establish that DFIs should be used only for hedging purposes; however, DFIs are not recorded as hedges for accounting purposes. The following tables show the estimated amount of principal and interest cash flow maturities of PEMEX’s financial liabilities as of December 31, 2024 and 2023 (DFIs are not included) Financial Liabilities Interest and Principal Cash Flow Maturities as of December 31, 2024(1) Year of expected maturity date Total Carrying Value 2025 2026 2027 2028 2029 2030 Thereafter Total Financial Liabilities Suppliers Ps.505,989,382 Ps.505,989,382 Ps.— Ps.— Ps.— Ps.— Ps.— Ps.505,989,382 Accounts and accrued expenses Payable 72,773,222 72,773,222 — — — — — 72,773,222 Leases 46,825,266 11,092,958 7,288,901 7,182,819 6,327,785 5,000,783 29,697,210 66,590,456 Debt 1,978,772,255 514,395,729 426,064,511 231,981,151 185,726,755 142,388,201 1,675,074,455 3,175,630,802 Total Ps.2,604,360,125 Ps.1,104,251,291 Ps.433,353,412 Ps.239,163,970 Ps.192,054,540 Ps.147,388,984 Ps.1,704,771,665 Ps.3,820,983,862 Note: Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates at December 31, 2024, of Ps. 20.2683 = U.S. $1.00; Ps. 0.1289 = 1.00 Japanese yen; Ps. 25.3860 = 1.00 pound sterling; Ps. 8.340909 = 1.00 UDI; Ps. 20.9868 = 1.00 euro; and Ps. 22.3721 = 1.00 Swiss franc. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 128 of 236 Financial Liabilities Interest and Principal Cash Flow Maturities as of December 31, 2023(1) Year of expected maturity date Total Carrying Value 2024 2025 2026 2027 2028 2029 Thereafter Total Financial Liabilities Suppliers Ps.368,345,849 Ps.368,345,849 Ps.— Ps.— Ps.— Ps.— Ps.— Ps.368,345,849 Accounts and accrued expenses Payable 83,646,764 83,646,764 — — — — — 83,646,764 Leases 41,848,333 9,869,758 6,994,150 6,078,204 6,033,850 5,235,062 28,081,239 62,292,263 Debt 1,794,470,357 550,583,179 206,633,907 256,300,963 192,796,139 145,605,972 1,520,792,292 2,872,712,452 Total Ps.2,288,311,303 Ps.1,012,445,550 Ps.213,628,057 Ps.262,379,167 Ps.198,829,989 Ps.150,841,034 Ps.1,548,873,531 Ps.3,386,997,328 Note: Numbers may not total due to rounding. (1) The information in this table has been calculated using exchange rates on December 31, 2023, of Ps. 16.9220 = U.S. $1.00; Ps. 0.1200 = 1.00 Japanese yen; Ps. 21.5646 = 1.00 Pound sterling; Ps. 7.981602 = 1.00 UDI; Ps. 18.6963 = 1.00 euro; and Ps. 20.1101 = 1.00 Swiss franc. B.Fair value of derivative financial instruments PEMEX periodically evaluates its exposure to international hydrocarbon prices, interest rates and foreign currencies and uses derivative instruments as a mitigation mechanism when potential sources of market risk are identified. PEMEX monitors the fair value of its DFI portfolio on a periodic basis. The fair value represents the price at which one party would assume the rights and obligations of the other and is calculated for DFIs through models commonly used in the international financial markets, based on inputs obtained from major market information systems and price providers. Therefore, PEMEX does not have an independent third party to value its DFIs. PEMEX calculates the fair value of its DFIs through the tools developed by its market information providers, and through valuation models implemented in software packages used to integrate all of PEMEX´s business areas and accounting, such as SAP (System Applications Products). PEMEX’s DFI portfolio is composed primarily of swaps, for which fair value is estimated by projecting future cash flows and discounting them with the corresponding market discount factor; for the projection of variable flows, the prices of future contracts of each of the references corresponding to these trades are used. For currency and interest rate options this is done through the Black and Scholes model, which uses as inputs the prices of the underlying futures, the reference prices agreed in the contracted instruments, the market risk-free rates and the implied volatilities of the instruments traded in the markets. In the case of crude oil options, the Levy Model for Asian options is used, which is based on the Black and Scholes Model, with the difference that this model weights the prices of the futures involved during the hedging period and contemplates a volatility adjustment, based on the terms of the corresponding futures. According to IFRS 13 “Fair Value Measurement”, the MtM value of DFIs must reflect the creditworthiness of the parties. Consequently, the fair value of a DFI takes into account the risk that either party may default on its obligation, considering the counterparties’ probability of default. Due to the above, PEMEX applies the credit value adjustment (“CVA”) method to calculate the fair value of its DFIs. For each DFI, the CVA is calculated by determining the difference between the MtM and the estimated MtM adjusted for credit risk. In determining the credit risk, the CVA method takes into account the current market perception about the credit risk of both counterparties, using the following inputs: a) the MtM projection for each payment date based on forward yield curves; b) the implied default probability obtained from both, PEMEX and the counterparty’s credit default swaps, at each payment date; and c) the default recovery rates of each counterparty.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Given that PEMEX's hedges are cash flow hedges, their effectiveness is preserved regardless of variations in the underlying assets or reference variables since, over time, asset flows are offset by liabilities flows. Therefore, and in addition to the fact that these hedges are established for accounting purposes as trading instruments, it is not considered necessary to measure the hedge's effectiveness or to monitor them.

PEMEX's assumptions and inputs considered in the calculation of the fair value of its DFIs fall under Level 2 of the fair value hierarchy for market participant assumptions.

Embedded derivatives

In accordance with established accounting policies, PEMEX has analyzed the different non-financial contracts that PEMEX has entered into and has determined that according to the terms thereof none of these agreements meet the criteria to be classified as embedded derivatives. Accordingly, as of December 31, 2024 and 2023, PEMEX did not recognize any embedded derivatives (foreign currency or index) in the non-financial contracts.

As of December 31, 2023, PEMEX had recognized a favorable implicit forward for Ps. 194,194, contained in an FX Single Cross Currency Swap contract, which expired in February 2024. As of December 31, 2024, PEMEX did not recognize effects from embedded derivatives in the financial contracts.

Accounting treatment

PEMEX enters into derivatives transactions with the sole purpose of hedging financial risks related to its operations, firm commitments, planned transactions and assets and liabilities recorded on its statement of financial position. Nonetheless, some of these transactions do not qualify for hedge accounting treatment because they do not meet the requirements of the accounting standards for designation as hedges. They are therefore recorded in the financial statements as instruments entered into for trading purposes, despite the fact that their cash flows are offset by the cash flows of the positions (assets or liabilities) to which they relate. As a result, the changes in their fair value are recognized in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

As of December 31, 2024, and 2023 (includes the amount of the embedded derivative), the net fair value of PEMEX's DFIs, including both DFIs that have not reached maturity and those that have reached maturity but have not been settled, recognized in the consolidated statement of financial position, was Ps. (99,768,509) and Ps. (26,568,577), respectively. As of December 31, 2024, and 2023, PEMEX did not have any DFIs designated as hedges.

All of PEMEX's DFIs are treated, for accounting purposes, as instruments entered into for trading purposes, therefore any change in their fair value, caused by any act or event, impacts directly in the "Derivative financial instruments (cost) income, net" line item in the consolidated statement of comprehensive income.

The following table shows the fair values and notional amounts of PEMEX's DFIs, including those with an open position and those that have matured but that have not been settled, which were designated as non-hedges for accounting purposes and entered into for trading purposes as of December 31, 2024 and 2023. It should be noted that:

- DFIs' fair value includes CVA and is calculated based on market quotes obtained from market sources such as Bloomberg, *Proveedor Integral de Precios, S.A. de C.V.*, among others.
- Fair value is calculated internally, either by discounting cash flows with the corresponding zero-coupon yield curve, in the original currency, or through other standard methodologies commonly used in the financial markets for certain specific instruments.

129 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

		December 31,			
		2024		2023	
DFI	POSITION	Notional Amount	Fair Value	Notional Amount	Fair Value
Interest rate swaps	PEMEX pays fixed in U.S. dollar and receives floating in 3-month U.S. dollar SOFR + spread.	Ps.506,708	Ps.5,090	Ps.1,586,438	Ps.36,496
Interest rate swaps	PEMEX pays fixed in U.S. dollar and receives floating in 6-month U.S. dollar SOFR + spread.	1,976,159	41,133	3,299,790	125,045
Interest rate swaps	PEMEX pays floating in U.S. dollar SOFR 6M + spread and receives fixed in U.S. dollar.	18,241,470	(77,608)	—	—
Cross-currency swaps	PEMEX pays the 28-day TIIE + spread in pesos and receives fixed in UDI.	31,733,673	5,491,946	31,733,673	4,364,789
Cross-currency swaps	PEMEX pays fixed in U.S. dollar and receives fixed in euro.	147,904,655	(9,396,306)	146,020,174	(3,430,313)
Cross-currency swaps	PEMEX pays fixed in U.S. dollar and receives fixed in Pound sterling.	11,991,942	(708,227)	10,012,071	(469,549)
Interest Rate Options	PEMEX Buy Cap, Sell Floor on floating in U.S. dollar SOFR 1M.	—	—	42,305,000	824,040
Currency Options	PEMEX Buy Put, Sell Put and Sell Call on Japanese yen	10,314,656	(2,612,530)	9,598,412	(941,833)
Currency Options	PEMEX Buy call, Sell Call and Sell Put on euro	41,446,951	(4,953,719)	60,243,631	(3,141,165)
Currency Options	PEMEX Sell Call on Pound sterling	11,415,512	—	9,694,529	(91)
Currency Options	PEMEX Sell Call on euro	83,943,191	(142,993)	74,720,783	(442,326)
Currency swaps (prepaid swap)	PEMEX pays U.S. dollar and pesos and receives U.S. dollar and pesos.	110,393,509	(87,155,413)	45,745,807	(24,124,384)
	Subtotal		Ps.(99,508,627)		Ps.(27,199,291)

		December 31,			
		2024		2023	
DFI	Position	Volume (MMb)	Fair Value	Volume (MMb)	Fair Value
Crude oil Options	PEMEX buys Put and sells Put	64.57	Ps.(259,882)	51.63	Ps.436,521
	Subtotal		Ps.(259,882)		Ps.436,521
	Total		Ps. (99,768,509)		Ps. (26,762,770)

		December 31,			
		2024		2023	
DFI	Market	Volume (MMb)	Fair value	Volume (MMb)	Fair value
Futures	Exchange traded	(0.03)	Ps.(6,128)	(1.18)	Ps.11,460
Petroleum Products Swaps	Exchange traded	(0.89)	(15,006)	(0.49)	(4,636)

Notes: Amounts may not total due to rounding.

The fair value of the Futures and the Petroleum Products Swaps was recognized as "Cash and cash equivalents" in the statement of financial position because PEMEX considered these financial assets to be fully liquid.

The exchange rate for U.S. dollars as of December 31, 2024, and 2023, was Ps. 20.2683 and Ps. 16.9220 per U.S. dollar, respectively. The exchange rate for euros as of December 31, 2024, and 2023, was Ps. 20.9868 and Ps. 18.6963 per euro, respectively.

For the years December 31, 2024, 2023 and 2022, PEMEX recognized a net (loss) gain of Ps. (27,594,230), Ps. 672,226, and Ps. (22,862,951) respectively, in the "Derivative financial instruments (cost) income, net" line item with respect to DFIs treated as instruments entered into for trading purposes (the gain as of December 31, 2023, includes the gain generated by the embedded derivative and the loss as of December 31, 2024, includes the loss from the cancellation of the embedded derivative).

The following tables present the fair value of PEMEX's DFIs that are included in the consolidated statement of financial position in Derivative financial instruments (including both DFIs that have not reached maturity and those that have reached maturity but have not been settled), as of December 31, 2024, and 2023:

130 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	Derivatives assets Fair value December 31, 2024	2023
Derivatives not designated as hedging instruments		
Embedded derivatives	Ps.—	Ps.194,194
Crude oil options	—	436,521
Interest rate options	—	824,040
Cross-currency swaps	9,103,992	8,310,089
Interest rate swaps	99,966	161,540
Total derivatives not designated as hedging instruments	**Ps.9,203,958**	**Ps.9,926,384**
Total assets	**Ps.9,203,958**	**Ps.9,926,384**

	Derivatives liabilities Fair value December 31, 2024	2023
Derivatives not designated as hedging instruments		
Crude oil options	Ps.(259,882)	Ps.—
Currency options	(7,566,249)	(4,082,999)
Cross-currency swaps	(101,014,985)	(32,411,963)
Interest rate swaps	(131,351)	—
Total derivatives not designated as hedging instruments	**Ps.(108,972,467)**	**Ps.(36,494,962)**
Total liabilities	**Ps.(108,972,467)**	**Ps.(36,494,962)**
Net total	**Ps . (99,768,509)**	**Ps.(26,568,578)**

131 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

The following table presents the net (loss) gain recognized in income on PEMEX's DFIs for the years ended December 31, 2024, 2023 and 2022, in the consolidated statement of comprehensive income which is presented in the "Derivative financial instruments income (cost), net" line item:

Derivatives not designated as hedging instruments	**Amount of gain (loss) recognized in the Statement of operations on derivatives**		
	December 31,		
	2024	**2023**	**2022**
Embedded derivatives	Ps.(194,194)	Ps.194,194	Ps.—
Forwards	(408,079)	(325,605)	(57,874)
Futures	(664,381)	(116,638)	(1,871,162)
Crude oil options	(898,527)	(1,472,311)	(3,038,638)
Currency options	(5,253,517)	1,121,329	(3,592,393)
Interest rate options	76,882	100,615	2,664,631
Crack spread swaps	343,202	575,932	(27,883)
Cross-currency swaps	(20,572,489)	600,937	(17,511,767)
Interest rate swaps	(23,127)	11,987	572,135
DFIs not identified	—	(18,214)	—
Total	**Ps.(27,594,230)**	**Ps.672,226**	**Ps.(22,862,951)**

Disclosure of employee benefits [text block]

NOTE 18.EMPLOYEE BENEFITS

Until December 31, 2015, Petróleos Mexicanos and Subsidiary Entities only had defined benefit pension plans for the retirement of its employees, to which only Petróleos Mexicanos and the Subsidiary Entities contribute. Benefits under these plans are based on an employee's salary and years of service completed at retirement. As of January 1, 2016, Petróleos Mexicanos and the Subsidiary Entities also have a defined contribution pension plan, in which both Petróleos Mexicanos and the Subsidiary Entities and the employee contribute to an employee's individual account.

Benefits under the defined benefit plan are mainly based on the years of service completed by the employee, and their remuneration at the date of retirement. The obligations and costs of these plans are recognized based on an actuarial valuation prepared by independent experts. Within the regulatory framework of plan assets, there are no minimum funding requirements. Petróleos Mexicanos and the Subsidiary Entities have established additional plans to cover post-employment benefits, which are based on actuarial studies prepared by independent experts and which include disability, post-mortem pension and the death of retired employees, as well as medical services for retired employees and beneficiaries.

For the defined benefit plan, Petróleos Mexicanos and Subsidiary Entities funded its employees benefits through Mexican trusts, the resources of which come from the retirement line item of PEMEX's annual budget (an operating expense), or any other line

132 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

item that substitutes or relates to this line item, or that is associated with the same line item and the interests, dividends or capital gains obtained from the investments of the trusts.

In 2019, the Board of Directors of Petróleos Mexicanos approved modifications to the organic structure of PEMEX. As a result of this, the Subsidiary Entities and Petróleos Mexicanos transferred and / or received active personnel through the figure of employer substitution, with which the Subsidiary Entities and Petróleos Mexicanos recognized the retirement obligations of the transferred personnel whose impact was calculated in the actuarial study carried out by the independent experts.

The following table show the amounts associated with PEMEX's labor obligations:

	December 31,	
	2024	2023
Liability for defined benefits at retirement and post-employment at the end of the year	Ps.1,220,486,347	Ps.1,360,042,062
Liability for other long-term benefits	12,103,548	12,417,151
Total liability for defined benefits recognized in the consolidated statement of financial position at the end of the year	**Ps.1,232,589,895**	**Ps.1,372,459,213**

The amount reflected in Employee Benefit at the end of the year includes both the defined benefit plan (DB) and the defined contribution plan (DC). As for the defined contribution scheme, the Assets (liabilities) recognized in the balance sheet (DC-warranty) went from Ps. 3,675,492 in 2023 to Ps. 6,646,477 in 2024. The expense in the statement of comprehensive income (net cost for the period, DC-guarantee) was Ps.683,266 and Ps. 1,310,945 as of December 2023 and 2024, respectively.

The following tables contain detailed information regarding PEMEX's retirement and post-employment benefits:

	December 31,	
Changes in the liability for defined benefits	2024	2023
Liability for defined benefits at the beginning of the year	Ps.1,360,042,062	Ps.1,295,765,636
Current Service cost	23,112,133	22,607,470
Past service cost	—	14,518
Net interest	123,384,081	117,553,506
Liquidation event loss	—	996
Defined benefits paid by the fund	(7,910,227)	(7,515,974)
Actuarial losses (gains) in other comprehensive results due to:		
Change in financial assumptions (1)	(253,363,361)	(4,810,081)
Change in demographic assumptions (1)	15,407,718	2,500,266
For experience during the year (1)	42,539,216	7,921,444
Assets of the plan during the year (1)	451,875	(29,392)
Reservation transfer (2)	—	242,587
Contributions paid to the fund	(83,177,150)	(74,208,914)
Defined benefit liabilities at end of year	**Ps.1,220,486,347**	**Ps.1,360,042,062**

(1) The amount of actuarial losses corresponding to retirement and post-employment benefits recognized in other comprehensive income net for Ps. (194,964,552) which, after deferred income tax for Ps. 8,207,274 generated in the period from January to December 2024 correspond to the increase in the discount rate from 9.42% in 2023 to 11.28% in 2024 as well as the changes in obligations for movements in the population, age, seniority, salary, pensions and benefits. During fiscal year 2024, derived from the review of actuarial assumptions, the assumptions regarding family composition and type of pension derived from the death of retirees, the salary increase and promotions, as well as the probability of retirement of active personnel, were updated, the impact of which was considered in the final figures.

(2) Transfer from the Employee Benefit Obligation Fund to the PMI Defined Contribution Fund.

133 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Changes in pension plan assets	December 31, 2024	2023
Plan assets at the beginning of year	Ps.2,176,432	Ps.2,233,490
Return on plan assets	194,602	270,660
Payments by the pension fund	(82,848,765)	(74,322,845)
Company contributions to the fund	83,177,150	74,208,313
Actuarial (gains) losses in plan assets	(451,875)	29,401
Adjustment to the Defined Contribution Plan [1]	(53,797)	(242,587)
Pension plan assets at the end of year	**Ps.2,193,747**	**Ps.2,176,432**

[1] The concepts come from the valuation of PMI´s liabilities.

The Labor Fund reduction was due to budgetary requirements derived from the need to meet a financial balance goal in cash flow. In this sense, during 2020 PEMEX's administration implemented a strategy and the contributions to the Fund are scheduled and executed taking into account the initial balance plus the cost of payrolls and retirements for the year, maintaining a minimum operating balance without the operational continuity risk or payment to personnel.

Derived from the Federal Government Contribution due to the Modification of the Pension Plan of Petróleos Mexicanos and its Subsidiary Entities from January to December, 2024, PEMEX contributed Ps. 37,800,072 in interest.

From January 1 to December 31, 2024, interest generated by the total of Government Bonds amounted Ps. 4,612,403 of which Petróleos Mexicanos received the payment of Ps. 4,854,744 (see Note 14).

Expected payments for fiscal year 2024 are Ps. 93,945,395.

As of December 31, 2024 and 2023, the amounts and types of plan assets are as follows:

Plan Assets	December 31, 2024	2023
Cash and cash equivalents	Ps.113,020	Ps.146,763
Debt instruments	2,080,727	2,029,669
Total plan assets	**Ps.2,193,747**	**Ps.2,176,432**

134 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Changes in Defined Benefit Obligations (DBO)	December 31, 2024	2023
Defined benefit obligations at the beginning of the year	Ps.1,362,164,696	Ps.1,297,920,118
Service costs	15,122,465	22,602,882
Financing costs	123,578,683	117,844,359
Past service costs	7,989,668	14,518
Payments by the fund	(90,758,993)	(81,837,824)
Amount of actuarial (losses) gains recognized in other comprehensive results due to:		
Change in financial assumptions [1]	(253,363,361)	(4,810,081)
Change in demographic assumptions [2]	15,407,718	2,500,266
For experience during the year [3]	42,539,216	7,921,444
Reductions	—	9,014
Modifications to the pension plan	—	—
Defined benefit obligations at the end of year	**Ps.1,222,680,092**	**Ps.1,362,164,696**

[1] The variations in financial assumptions are due to the increase in the discount rate from 9.42% in 2023 to 11.28% in 2024.

[2] The main factor that influenced the actuarial loss due to changes in demographic assumptions for the 2024 financial year is due, among other factors, to observe changes in mortality, During the 2024 financial year, derived from the review of the actuarial assumptions, the assumptions of family composition and type of pension derived from the death of Retirees, the salary increase and promotions, as well as the probability of retirement of active personnel were updated, the impact of which was considered in the final figures.

[3] Changes in assumptions for experience depend on factors that may not remain constant year to year, including changes in population that differ from expectations. The factors that influenced results for financial year 2024 were an increase in salaries, departures and inflows of personnel.

The effects on the Defined Benefits Liability upon retirement and post-employment at the end of the period are:

- The effect of an increase or decrease of one percentage point in the discount rate is a (8.96)% and 10.72%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in medical services is 1.93% and (1.55)%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in the inflation is 6.98% and (6.10)%, respectively, in defined benefit obligations.
- The effect of an increase or decrease of one percentage point in the wage is 0.94% and (0.82)%, respectively, in defined benefit obligations.

The effects previously mentioned were determined using the projected unit credit method which was the same method used in the prior valuation.

Assumptions regarding future mortality are based on EMSSA2009 to Unique Circular of the *Comisión Nacional de Seguros y Fianzas* (National Commission of Insurance and Bonds) and include improvements. For the December valuation, the mortality table for retired personnel was updated using an actuarial proposal based on the experience of Petróleos Mexicanos and its Subsidiary Entities. The mortality table for the incapacitated personnel is the EMSSInc-IMSS2012 and for the disabled personnel the EMSSInv-IMSS2012.

PEMEX's plan assets is held in the FOLAPE trusts, which are managed by BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México and a technical committee for each trust that is comprised of personnel from Petróleos Mexicanos and the trusts. As of December 31, 2024, FOLAPE has a balance of Ps. 111,430, while the remaining Ps. 2,082,317 belong to affiliate companies that are in charge of managing their own funds.

135 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

The following tables present additional fair value disclosure about plan assets and indicate their rank, in accordance with IFRS 13, as of December 31, 2024 and 2023:

	Fair value measurements as of December 31, 2024			
Plan assets	Quoted prices in active markets for identical assets (level 1)	Significant observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Cash and cash equivalents	Ps.113,020	Ps.—	Ps.—	Ps.113,020
Debt instruments	2,080,727	—	—	2,080,727
Total	**Ps.2,193,747**	**Ps.—**	**Ps.—**	**Ps.2,193,747**

	Fair value measurements as of December 31, 2023			
Plan assets	Quoted prices in active markets for identical assets (level 1)	Significant observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Cash and cash equivalents	Ps.146,763	Ps.—	Ps.—	Ps.146,763
Debt instruments	2,029,669	—	—	2,029,669
Total	**Ps.2,176,432**	**Ps.—**	**Ps.—**	**Ps.2,176,432**

As of December 31, 2024 and 2023, the principal actuarial assumptions used in determining the defined benefit obligation for the plans are as follows:

	December 31,	
	2024	2023
Rate of increase in salaries	5.20%	4.47%
Rate of increase in pensions	4.00%	4.00%
Rate of increase in post-mortem pensions	0.00%	0.00%
Rate of increase in medical services	7.65%	7.65%
Inflation assumption	4.00%	4.00%
Rate of increase in basic basket for active personnel	5.00%	5.00%
Rate of increase in basic basket for retired personnel	4.00%	4.00%
Rate of increase in gas and gasoline	4.00%	4.00%
Discount and return on plan assets rate (1)	11.28%	9.42%
Average length of obligation (years)	10.91	11.82

(1) In accordance with IAS 19, the discount rate was determined using as a reference the interest rates observed in Mexican Government bonds, based on the Fixed Rate bonds of the Federal Government ("Bonos M") and the "Cetes", as well as the flow of expected payments to cover the contingent obligations. As a consequence of the change in the yields of the financial instruments mentioned above at the end of the year, the discount rate increased compared to the end of 2023.

Other long-term benefits

Petróleos Mexicanos and the Subsidiary Entities have established other long-term benefit plans for their employees, to which employees do not contribute, which correspond to the seniority premiums payable for disability, death and survivor benefits

136 of 236

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 137 of 236 (payable to the widow and beneficiaries of worker), medical service, gas and basic basket for beneficiaries. Benefits under these plans are based on an employee’s salary and years of service completed at separation date. Obligations and costs of such plans are recorded in accordance with actuarial valuations performed by independent actuaries. The amounts recognized for other long-term obligations are as follows: December 31, Change in the liability for defined benefits 2024 2023 Liabilities for defined benefits at the beginning of year Ps.12,417,151 Ps.11,121,039 Charge to income for the year 2,853,364 2,856,598 Actuarial losses (gains) recognized in income due to: Change in financial assumptions (3,008,011) (10,245) Change in demographic assumptions 1,536,223 (206,979) For experience during the year (1,695,179) (1,342,079) Benefits paid — (1,183) Liabilities for defined benefits at the end of year Ps.12,103,548 Ps.12,417,151 The expected long-term benefit payments for 2024 amount to Ps. 565,316. The principal actuarial assumptions used in determining the defined benefit obligation for the plans are: • The effect of an increase or decrease of one percentage point in the discount rate is (11.47)% and 13.85%, respectively, in defined benefit obligations. • The effect of an increase or decrease of one percentage point in medical services is 4.48% and (3.35)%, respectively, in defined benefit obligations. • The effect of an increase or decrease of one percentage point in the inflation is 0.00% and 0.00%, respectively, in defined benefit obligations. • The effect of an increase or decrease of one percentage point in the wage is 3.45% and (3.17)%, respectively in defined benefit obligations. The principal actuarial assumptions used in determining the defined benefit obligation for the plans are as follows: December 31, 2024 2023 Rate of increase in salaries 5.20% 4.47 % Inflation assumption 4.00% 4.00 % Rate of increase in basic basket for active personnel 5.00% 5.00 % Rate of increase in basic basket for retired personnel 4.00% 4.00 % Rate of increase in gas and gasoline 4.00% 4.00 % Discount and return on plan assets rate (1) 11.28% 9.42 % Average length of obligation (years) 10.91 11.82 (1) In accordance with IAS 19, the discount rate was determined using as a reference the interest rates observed in Mexican Government bonds denominated in pesos (Cetes and M bonds), as well as the flow of payments expected to cover contingent obligations. As a result of the profits in financial instruments at the end of 2024, the discount rate increased as compared 2023. Disclosure of entity's operating segments [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 138 of 236 NOTE 6.SEGMENT FINANCIAL INFORMATION PEMEX’s primary business is the exploration and production of crude oil and natural gas, as well as the production, processing, marketing and distribution of petroleum and petrochemical products. As of December 31, 2024 and 2023, PEMEX’s operations were conducted through seven business segments: Exploration and Production, Industrial Transformation, Logistics, DPRLP (beginning in January 2022), the Trading Companies, Corporate and Other operating Subsidiary Companies. Due to PEMEX’s structure, there are significant amounts of inter-segment sales among the reporting segments, which are made at market prices. The primary sources of revenue for PEMEX’s business segments are as described below: • The exploration and production segment earns revenues from domestic sales of crude oil and natural gas, and from exporting crude oil through certain of the Trading Companies. Crude oil export sales are made through the agent subsidiary company PMI CIM, to 19 major customers in various foreign markets. Approximately half of PEMEX’s crude oil is sold to Pemex Industrial Transformation. Additionally, it receives income from drilling services, and servicing and repairing wells. • The industrial transformation segment earns revenues from sales of refined petroleum products and derivatives, mainly to third parties within the domestic market. This segment also sells a significant portion of the fuel oil it produces to the Comisión Federal de Electricidad (Federal Eletricity Commission, or “CFE”) and a significant portion of jet fuel produced to the Aeropuertos y Servicios Auxiliares (Airports and Auxiliary Services Agency or "ASA"). The refining segment’s most important products are different types of gasoline and diesel. The industrial transformation segment also earns revenues from domestic sources generated by sales of natural gas, liquefied petroleum gas, naphtha, butane and ethane and certain other petrochemicals such as methane derivatives, ethane derivatives, aromatics, ammonia, fertilizers and its derivatives. • The logistics segment earns income from transportation and storage of crude oil, petroleum products and petrochemicals, as well as related services, which it provides by employing pipelines and offshore and onshore resources, and from providing services related to the maintenance, handling, guarding and management of these products. • Effective January 20, 2022, the Deer Park segment includes DPRLP's operations, generates revenues from sales of distillates and gasoline in the U.S. market. • The trading companies segment, which consist of PMI CIM, PMI NASA, PMI Trading, MGAS and GASOB (the “Trading Companies”), earns revenues from trading crude oil, natural gas and petroleum and petrochemical products in international markets. • The segment related to corporate provides administrative, financing and consulting services to PEMEX’s subsidiary entities and companies. • The segment related to the Subsidiary Companies provides administrative, financing, consulting and logistical services, as well as economic, tax and legal advice and re-insurance services to PEMEX’s subsidiary entities and companies. The following tables present the condensed financial information of these segments, after elimination of unrealized intersegment gain (loss), and include only select line items. The columns before intersegment eliminations include unconsolidated figures. As a result, the line items presented below may not total. These reporting segments are those which PEMEX’s management evaluates PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 139 of 236 in its analysis and on which it bases its decision-making. These reporting segments are presented in PEMEX’s reporting currency. As of/for the year ended December 31, 2024 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps.347,550,312 628,918,718 — 165,980,709 506,782,844 — 20,284,544 — Ps.1,669,517,127 Intersegment 517,221,080 355,276,301 90,057,618 15,758,565 509,246,055 48,982,014 51,691,573 (1,588,233,206) — Services income 27,348 731,624 414,098 485 1,950,251 1,045 30,928 — 3,155,779 (Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net 24,027,347 (78,049,865) 582,923 — (37,985) — — — (53,477,580) Cost of sales 533,614,774 1,119,899,412 76,270,963 181,283,153 1,007,097,423 1,249,656 61,132,730 (1,545,084,824) 1,435,463,287 Gross income (loss) 355,211,313 (213,022,634) 14,783,676 456,606 10,843,742 47,733,403 10,874,315 (43,148,382) 183,732,039 Distribution, transportation and sale expenses 641,499 9,130,174 — — 31,101 7,859 41,210 (1,772,009) 8,079,834 Administrative expenses 47,302,354 54,975,089 17,799,642 1,841,704 3,528,532 86,635,110 8,532,279 (41,408,534) 179,206,176 Impairment losses on trade receivables — 866,405 (158,008) — (16,155,808) — 8,853 — (15,438,558) Other revenue 8,599,117 5,427,426 828,787 18,921 679,985 983,270 2,010,503 — 18,548,009 Other expenses 4,794,173 9,283,729 483,210 498,188 65,887 77,670 337,412 5,083 15,545,352 Operating (loss) income 311,072,404 (280,117,795) (2,828,397) (1,864,365) (8,257,601) (38,003,966) 3,982,770 27,078 (15,989,872) Financing income 81,442,953 915,653 19,927,846 1,177,512 1,296,321 226,654,666 2,087,505 (317,832,573) 15,669,883 Financing cost 171,319,838 57,706,799 378,866 245,442 7,868,834 236,220,806 2,966,859 (317,805,494) 158,901,950 Derivative financial instruments (cost) income, net (25,445,169) 215,388 — 99,580 (664,381) (1,799,648) — — (27,594,230) Foreign exchange (loss) income, net (95,489,278) (242,811,794) (425,181) — (800,834) 39,427,764 (4,352,913) — (304,452,236) Profit (loss) sharing in associates 360,996 (4,688,971) 943 — (3,151,006) (716,122,380) (10,061,543) 734,623,610 961,649 Total duties, taxes and other 189,239,536 — 42,551,529 (1,827) 2,702,256 54,351,481 1,438,223 — 290,281,198 Net (loss) income Ps.(88,617,468) (584,194,318) (26,255,184) (830,888) (22,148,591) (780,415,851) (12,749,263) 734,623,609 Ps.(780,587,954) Total current assets 1,122,872,816 225,147,273 294,804,303 32,870,141 287,375,832 2,040,342,693 111,987,963 (3,675,846,301) 439,554,720 Total non-current assets 938,768,113 590,508,074 127,928,147 34,744,185 130,862,284 (171,049,739) 567,969,098 (450,532,299) 1,769,197,863 Total current liabilities 696,209,532 1,728,102,735 86,307,404 7,891,750 255,198,459 2,051,344,378 58,229,460 (3,675,760,337) 1,207,523,381 Total long-term liabilities 1,934,280,036 575,378,552 71,857,552 1,950,666 1,814,052 1,801,449,926 56,777,221 (1,458,503,067) 2,985,004,938 Total equity (deficit) (568,848,639) (1,487,825,940) 264,567,494 57,771,910 161,225,605 (1,983,501,350) 564,950,380 1,007,884,804 (1,983,775,736) Depreciation and amortization of wells, pipelines, properties, plant and equipment 124,473,818 10,011,687 6,144,377 2,959,516 272,350 583,189 2,405,271 — 146,850,208 Depreciation of rights of use 313,825 3,224,322 374,922 604,758 720,984 573,733 217,650 — 6,030,194 Net periodic cost of employee benefits 41,263,714 57,475,722 10,682,640 — 25,675 36,622,124 64,180 48,557 146,182,612 Interest income (1) 174,334 561,859 22,641 313,481 497,110 8,786,413 1,609,679 — 11,965,517 Interest cost (2) (3,921,496) 3,310,989 378,805 245,442 5,707,946 136,377,980 2,217,568 — 144,317,234 (1) Included in financing income. (2) Included in financing cost. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 140 of 236 As of/for the year ended December 31, 2023 Exploration and Production Industrial Transformation Logistics DPRLP Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps.439,640,623 751,060,122 — 173,219,485 333,396,095 — 18,925,352 — Ps.1,716,241,677 Intersegment 460,698,652 283,789,335 96,564,079 12,949,407 604,815,421 96,619,612 55,447,803 (1,610,884,309) — Services income 30,725 321,260 1,380,704 251 1,908,488 856 53,657 — 3,695,941 (Impairment) of wells, pipelines, properties, plant and equipment, net (2,353,077) (25,568,713) (612,906) — (191,786) — (71,036) — (28,797,518) Cost of sales 492,999,594 1,148,635,601 84,973,463 173,140,717 922,943,882 1,269,012 66,504,967 (1,509,793,447) 1,380,673,789 Gross income (loss) 405,017,329 (139,033,597) 12,358,414 13,028,426 16,984,336 95,351,456 7,850,809 (101,090,862) 310,466,311 Distribution, transportation and sale expenses 705,144 22,473,849 45 — 141,909 59,298 56,008 (10,757,344) 12,678,909 Administrative expenses 78,844,955 62,852,084 22,085,461 1,650,684 3,435,669 83,534,109 7,995,431 (90,281,862) 170,116,531 Impairment losses on trade receivables — (2,762,874) (329,534) — (2,876) (6) (18,034) — (3,113,324) Other revenue 2,953,135 9,149,545 932,509 44,657 698,967 758,097 1,099,045 — 15,635,955 Other expenses 10,101,486 5,666,808 590,957 24,893 145,621 987 766,407 (55,023) 17,242,136 Operating income (loss) 318,318,879 (223,639,667) (9,715,074) 11,397,506 13,957,228 12,515,153 113,974 3,367 122,951,366 Financing income 61,784,027 1,835,968 18,720,533 853,723 640,628 152,838,231 1,727,347 (220,190,080) 18,210,377 Financing cost 126,967,447 25,908,568 387,557 161,067 5,561,753 210,105,849 3,265,856 (220,186,716) 152,171,381 Derivative financial instruments income (cost), net 7,314,615 570,701 — — (116,640) (7,096,450) — — 672,226 Foreign exchange income (loss), net 111,796,250 132,739,126 221,212 — 105,319 (11,196,911) 4,414,046 — 238,079,042 Profit (loss) sharing in associates 35,221 37,688 28 — 18,149,561 68,641,910 17,074,729 (103,529,822) 409,315 Taxes, duties and other 218,982,795 — 1,539,042 122,806 1,914,357 (2,510,630) (49,089) — 219,999,281 Net income (loss) Ps.153,298,750 (114,364,752) 7,300,100 11,967,356 25,259,986 8,106,714 20,113,329 (103,529,819) Ps.8,151,664 Total current assets 909,819,796 218,747,813 274,384,409 34,058,111 235,899,424 1,850,711,295 111,621,072 (3,096,701,174) 538,540,746 Total non-current assets 910,837,120 521,938,961 162,309,993 27,058,584 101,729,105 158,576,028 448,587,744 (566,102,945) 1,764,934,590 Total current liabilities 629,264,289 1,161,203,831 89,855,544 10,696,459 182,349,198 2,071,859,608 75,119,615 (3,096,630,883) 1,123,717,661 Total non-current liabilities 1,727,159,904 625,142,251 83,574,554 3,191,749 1,247,810 1,590,289,886 58,281,618 (1,256,151,287) 2,832,736,485 Equity (deficit), net (535,767,277) (1,045,659,308) 263,264,304 47,228,487 154,031,521 (1,652,862,171) 426,807,583 689,978,051 (1,652,978,810) Depreciation and amortization 115,208,527 11,087,095 5,999,033 2,259,734 285,737 565,065 2,150,085 — 137,555,276 Depreciation of rights of use 313,017 3,140,172 392,810 548,953 772,779 602,527 116,582 — 5,886,840 Net periodic cost of employee benefits 39,404,972 56,498,324 9,755,635 — 20,491 35,701,990 34,293 — 141,415,705 Interest income (1) 183,459 832,721 40,720 423,942 172,028 11,109,036 1,269,666 — 14,031,572 Interest cost (2) (721,838) 3,351,937 387,052 161,067 4,509,516 130,686,827 2,606,129 — 140,980,690 (1) Included in financing income. (2) Included in financing cost.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 141 of 236 For the year ended December 31, 2022 Exploration and Production Industrial Transformation Logistics DPRL Trading Companies Corporate Other Operating Subsidiary Companies Intersegment eliminations Total Sales: Trade Ps.580,722,599 1,206,916,270 — 238,510,433 334,364,847 — 17,488,810 — Ps.2,378,002,959 Intersegment 717,367,392 302,190,952 89,622,240 29,193,820 819,994,494 80,179,770 73,050,303 (2,111,598,971) — Services income 86,348 1,096,095 1,582,712 430,512 2,173,075 867 15,741 — 5,385,350 (Impairment) reversal of impairment of wells, pipelines, properties, plant and equipment, net (60,438,070) (25,615,351) 2,121,045 — 394,355 — — — (83,538,021) Cost of sales 599,574,788 1,577,012,772 78,006,637 243,355,903 1,146,203,099 1,188,124 83,905,905 (2,030,684,206) 1,698,563,022 Gross income (loss) 638,163,481 (92,424,806) 15,319,360 24,778,862 10,723,672 78,992,513 6,648,949 (80,914,765) 601,287,266 Distribution, transportation and sale expenses 451,339 18,148,532 6,152 — 777,900 111,401 5,465 (5,230,757) 14,270,032 Administrative expenses 64,390,637 60,136,092 18,374,788 1,000,038 2,768,334 75,097,855 7,613,971 (75,502,649) 153,879,066 Impairment losses on trade receivables 37,788 (1,851,742) (278,574) — 83,918 59,766 (86,160) — (2,035,004) Other revenue 10,630,959 9,632,988 333,558 29,832 11,538,185 906,823 6,868,728 — 39,941,073 Other expenses 21,104,328 665,656 (554,533) 1,550,862 925,859 770,526 1,409,589 (286,734) 25,585,553 Operating income (loss) 562,885,924 (163,593,840) (2,452,063) 22,257,794 17,873,682 3,979,320 4,402,492 105,375 445,458,684 Financing income 86,983,763 448,537 12,494,966 241,369 454,991 177,776,910 561,083 (251,733,654) 27,227,965 Financing cost 150,663,974 31,341,752 545,053 1,381,250 3,389,376 222,446,318 1,544,435 (251,628,278) 159,683,880 Derivative financial instruments (cost) income, net (12,618,664) (27,846) — — (1,870,306) (8,346,135) — — (22,862,951) Foreign exchange income (loss), net 104,112,481 27,124,384 112,618 — (258,955) (2,577,191) 1,176,753 — 129,690,090 Profit (loss) sharing in associates (649,968) (1,332,437) (254) — 22,757,389 149,613,112 43,949,040 (213,987,481) 349,401 Taxes, duties and other 328,808,439 — (6,962,217) 212,621 (504,023) (2,412,355) 1,038,374 — 320,180,839 Net income (loss) Ps.261,241,123 (168,722,954) 16,572,431 20,905,292 36,071,448 100,412,053 47,506,559 (213,987,482) Ps.99,998,470 Depreciation and amortization 113,656,994 15,173,731 5,938,265 2,457,584 350,789 554,672 1,639,780 — 139,771,815 Depreciation of rights of use 390,857 3,845,374 539,608 — 694,369 402,661 90,909 — 5,963,778 Net periodic cost of employee benefits 36,284,710 52,521,311 8,387,099 — 8,504 32,090,167 42,021 — 129,333,812 Interest income (1) 190,684 399,495 61,685 110,031 56,852 10,107,959 288,783 — 11,215,489 Interest cost (2) (96,942) 4,083,467 532,791 1,362,760 2,978,799 129,328,297 1,338,907 — 139,528,079 (1) Included in financing income. (2) Included in financing cost. Supplemental geographic information For the years ended December 31, 2024 2023 2022 Revenues: Domestic sales Ps.977,651,655 Ps.948,666,739 Ps.1,192,714,214 Incentive for automotive fuels (see Notes 3-S and 7-E) — 23,421 111,863,956 Total domestic sales 977,651,655 948,690,160 1,304,578,170 Export sales: United States 483,646,454 607,923,932 847,736,491 Canada, Central and South America 4,505,057 1,093,586 3,946,692 Europe 100,089,455 67,857,986 77,239,046 Other countries 103,624,506 90,676,013 144,502,560 Total export sales 691,865,472 767,551,517 1,073,424,789 Services income (1) 3,155,779 3,695,941 5,385,350 Total revenues Ps.1,672,672,906 Ps.1,719,937,618 Ps.2,383,388,309 (1) Services income as of December 31, 2024, 2023 and 2022 represent approximately 99%, 99% and 85%, from domestic sales, respectively. As of December 31, 2024 and 2023, PEMEX had Ps.32,880,347 and Ps.24,807,695, respectively, of significant long-lived assets outside of Mexico, related to the DPRLP segment. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 142 of 236 Revenue by product For the years ended December 31, 2024 2023 2022 Domestic sales: Refined petroleum products and derivatives (primarily gasolines) Ps.757,660,095 Ps.855,627,607 Ps.1,155,023,948 Gas 58,885,596 67,445,129 123,754,373 Petrochemical products 161,105,964 25,617,424 25,799,849 Total domestic sales Ps.977,651,655 Ps.948,690,160 Ps.1,304,578,170 Export sales: Crude oil Ps.362,554,781 Ps.449,141,116 Ps.583,740,941 Refined petroleum products and derivatives (primarily gasolines) 182,738,696 116,419,672 445,703,884 Gas 17,551,893 31,786,691 17,429,517 Petrochemical products 129,020,102 170,204,038 26,550,447 Total export sales Ps.691,865,472 Ps.767,551,517 Ps.1,073,424,789 Disclosure of events after reporting period [text block] NOTE 27.SUBSEQUENT EVENTS A.Indebtedness for 2025 The Federal Revenue Law applicable to PEMEX as of January 1, 2025, published in the Official Gazette of the Federation on December 19, 2024, authorized Petróleos Mexicanos and its Subsidiary Entities to incur an internal net debt up to Ps. 143,403,700 and an external net debt up to U.S.$5,512,700. PEMEX can incur additional domestic or external debt, as long as the total amount of net debt does not exceed the ceiling established by the Federal Revenue Law. B.Recent financing activities During the period from January 1 to April 11, 2025, PEMEX participated in the following financing activities: • On January 9, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.7,500,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in March 2025. • On January 10, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of U.S.$21,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin 375 basis points, maturing in May 2025. • On January 13, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.1,700,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 310 basis points, maturing in July 2025. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 143 of 236 • On January 22, 2025, Petróleos Mexicanos issued U.S.$400,000, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due March 2026 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. • On January 24, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.5,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in April 2025. • On February 7, 2025, Petróleos Mexicanos issued U.S.$1,487,457, bearing interest at a floating rate linked to 30-day SOFR plus a margin of 350 basis points due May 2026 and guaranteed by Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics. • On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in August 2025. • On February 7, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.4,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in July 2025. • On February 10, 2025, Petróleos Mexicanos entered into a Ps.5,000,000 credit facility bearing interest at a floating rate linked to 91-day TIIE plus a margin of 350 basis points, maturing in February 2027. The credit agreement is fully drawn. • On February 21, 2025, Petróleos Mexicanos drew U.S.$1,000,000, from a credit facility bearing interest at a floating rate linked to 90-day compounded SOFR plus a margin of 350 basis points, maturing in June 2026. • On February 24, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,500,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in September 2025. • On February 26, 2025, Petróleos Mexicanos entered into a Ps.1,000,000, promissory note bearing interest at a floating rate linked to 28-day TIIE plus a margin of 310 basis points, maturing in August 2025. • On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025. • On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025. • On February 28, 2025, Petróleos Mexicanos entered into a U.S.$1,000,000, credit facility bearing interest at a floating rate linked to 90-day SOFR plus a margin of 125 basis points, maturing in August 2025. • On March 11, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in October 2025. • On March 14, 2025, Petróleos Mexicanos entered into a Ps.5,000,000, credit facility bearing interest at a floating rate linked to 182-day TIIE plus a margin of 500 basis points, maturing in March 2027. The credit agreement is fully available. • On March 25, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.2,000,000, bearing interest at a floating rate linked to 28-day TIIE plus a margin 350 basis points, maturing in November 2025. • On March 26, 2025, Petróleos Mexicanos entered into a Ps.5,972,676, credit facility in two tranches: the first one of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 375 basis points, maturing in March PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 144 of 236 2026, and the second of Ps.2,986,338 bearing interest at a floating rate linked to 182-day TIIE plus a margin of 200 basis points, maturing in March 2026. • On March 28, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.3,000,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in June 2025. • On March 31, 2025, Petróleos Mexicanos issued a promissory note for the principal amount of Ps.7,500,000, bearing interest at a floating rate linked to 28-day TIIE, maturing in June 2025. As of December 31, 2024, the outstanding amount under the PMI Trading revolving credit line was U.S.$206,314. From January 1 to April 11, 2025, PMI Trading obtained U.S.$200,000 from its revolving credit line and repaid U.S.$200,000. As of April 11, 2025, the outstanding amount under this revolving credit line was U.S.$206,314. The available amount under this revolving credit lines was U.S.$ 23,685 as of April 11, 2025. As of April 11, 2025, PEMEX had U.S.$5,902,000 and Ps. 20,500,000 in available credit lines in order to provide liquidity, of which U.S.$614,000 and Ps.5,500,000 are available. C.Exchange rates and crude oil prices As of April 18, 2025, the Mexican peso-U.S. dollar exchange rate was Ps. 20.0213 per U.S. dollar, which represents a 1.2% appreciation of the value of the peso in U.S. dollar terms as compared to the exchange rate as of December 31, 2024, which was Ps. 20.2683 per U.S. dollar. This decrease in U.S. dollar exchange rate, has led to an estimate gain of Ps. 20,757,627 in PEMEX’s foreign exchange gains as of April 18, 2025. As of April 16, 2025, the weighted average price of the crude oil exported by PEMEX was U.S.$ 59.34 per barrel. This represents a price increase of approximately 11.0% as compared to the average price as of December 31, 2024, which was U.S.$66.70 per barrel. D.Contributions from the Mexican Government During the period from January 1 to April 18, 2025, the Mexican Government made certain contributions to Petróleos Mexicanos through the Ministry of Energy. These amounts are reflected in the table below: Date Strengthening of financial position January 10, Ps.20,382,300 January 10, 1,803,442 February 7, 15,000,000 February 19, 23,532,337 March 19, 19,284,494 Total Ps.80,002,573

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 145 of 236 E. New legal framework of Petróleos Mexicanos Energy Reform Decree On October 31, 2024, amendments to Articles 25, 27 and 28 of the Mexican Constitution were signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation as the Energy Reform Decree. The Energy Reform Decree took effect on November 1, 2024 and transformed the legal regime of Petróleos Mexicanos from a productive state-owned company to a public state-owned company of the Mexican Government. The Energy Reform Decree reaffirmed the Mexican nation’s ownership of the hydrocarbons located Mexico’s subsoil and included transitional articles setting forth the general framework and timeline for its implementation through the Secondary Legislation. Secondary Legislation On March 12, 2025, the Mexican Congress approved the Secondary Legislation, which was subsequently signed into law by President Claudia Sheinbaum Pardo and published in the Official Gazette of the Federation on March 18, 2025. The Secondary Legislation took effect on March 19, 2025, and includes six new laws, the following of which are most relevant to PEMEX’s operations: • Ley de la Empresa Pública del Estado, Petróleos Mexicanos (2025 Petróleos Mexicanos Law); • Ley del Sector Hidrocarburos (Hydrocarbons Sector Law) • Ley de la Comisión Nacional de Energía (Law of the National Energy Commission) The Secondary Legislation also includes amendments to the following laws: • Ley del Fondo Mexicano del Petróleo para la Estabilización y el Desarrollo (Law of the Mexican Petroleum Fund for Stabilization and Development); • Ley de Ingresos sobre Hidrocarburos (Hydrocarbons Revenue Law); and • Ley Orgánica de la Administración Pública Federal (Organic Law of the Federal Public Administration) New Legal Regime The Secondary Legislation modifies PEMEX’s legal regime and contains important changes to the framework governing Mexico’s energy regulators. Below are the key features of the Energy Reform Decree and the Secondary Legislation that relate to PEMEX’s corporate structure and the hydrocarbons sector in Mexico. 2025 Petróleos Mexicanos Law The 2025 Petróleos Mexicanos Law repeals and replaces the Ley de Petróleos Mexicanos (2014 Petróleos Mexicanos Law) that had been in effect since October 2014. The 2025 Petróleos Mexicanos Law regulates PEMEX’s organization, management, operation, monitoring, evaluation and accountability. Key changes include: • Legal Nature and Corporate Purpose: Pursuant to the Energy Reform Decree and the 2025 Petróleos Mexicanos Law, PEMEX has been transformed from a productive state-owned company to a public state-owned company. PEMEX remains wholly owned by the Mexican Government and retain the purpose of conducting activities related to the exploration, extraction, import, export and transformation of hydrocarbons—including the storage, commercialization, transportation, distribution and sale of hydrocarbons and their derivatives—to preserve Mexico’s energy sovereignty, security, sustainability, self-sufficiency. However, PEMEX’s purpose has been expanded to include the development of activities PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 146 of 236 related to energy sources other those derived from hydrocarbons, which will facilitate PEMEX’s participation in other sectors of the Mexican energy industry, including biofuels, renewable energy and lithium. • Special Regime: PEMEX is now categorized under the Ministry of Energy, with technical, operational, and managerial autonomy, with a mission oriented toward the public and social interest. It retains the special regime provided for in the 2014 Petróleos Mexicanos Law, which governed PEMEX’s activities relating to its subsidiaries, associates, compensation, assets, administrative liabilities, budget, debt levels and sustainability. Further, PEMEX’s activities are recognized as non- monopolistic. • Corporate Governance: PEMEX’s Board of Directors has been reduced from ten to eight members and will be composed of: (i) the Secretary of Energy, (ii) the Secretary of Finance and Public Credit, (iii) the Secretary of the Environment and Natural Resources, (iv) the Secretary of Science, Humanities, Technology and Innovation, (v) the Chief Executive Officer of the CFE and (vi) three independent board members. The requirements for independent board members remain unchanged and candidates must be nominated by the President of Mexico and ratified by a two-thirds majority in the Mexican Senate. • Corporate Reorganization: The 2025 Petróleos Mexicanos Law dissolved Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics effective as of March 19, 2025. All of the assets, liabilities, rights and obligations of the subsidiary entities were assumed by, and transferred to PEMEX, which became their successor as a matter of Mexican law. PEMEX’s Chief Executive Officer must present a new corporate structure and organizational statute for approval by PEMEX’s Board of Directors within thirty (30) days following installment of the new board. The approved organizational statute must be published in the Official Gazette of the Federation once approved. • Contractual Regime: Pursuant to the 2025 Petróleos Mexicanos Law, PEMEX may enter into Mixed Development Agreements with third parties to carry out hydrocarbon exploration and extraction activities, in accordance with the guidelines approved by its Board of Directors and only within the areas assigned for such purposes by the Ministry of Energy, pursuant to the provisions of the Hydrocarbons Sector Law. Hydrocarbons Sector Law and the Law of the National Energy Commission The Hydrocarbons Sector Law repealed and replaced the Ley de Hidrocarburos (Hydrocarbons Law) that had been in effect since October 2014. The Hydrocarbons Sector Law establishes the legal framework for the exploration and production of oil and gas through assignments and contracts. Key changes include: • Priority for Petróleos Mexicanos: The Hydrocarbons Sector Law prioritizes PEMEX’s participation in the domestic hydrocarbon sector and introduces new mechanisms for private sector involvement in upstream activities through Mixed Development Agreements and limited contract models. For midstream and downstream activities, including oil refining and natural gas processing, the law repeals PEMEX’s open access obligations in transportation, storage, and distribution infrastructure and eliminates asymmetric regulation and first-hand sale rules. • Ministry of Energy as Energy Regulator: Effective March 19, 2025, the Ministry of Energy is responsible for the regulation and planning of the hydrocarbons and electricity sectors in Mexico. The National Hydrocarbons Commission has been extinguished and part of its duties and powers have been assumed by the Ministry of Energy, which now acts as counterpart in exploration and extraction contracts. • New National Energy Commission: Effective March 19, 2025, the independent Energy Regulatory Commission was extinguished and replaced with the new National Energy Commission, a deconcentrated regulatory entity sectorized to the Ministry of Energy. The National Energy Commission assumed certain of the powers and duties of the Energy Regulatory Commission and, in certain downstream activities, maters previously under the purview of the National Hydrocarbons Commission. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 147 of 236 New Fiscal Regime On December 19, 2024, 2025 Federal Revenue Law was published in the Official Gazette of the Federation. The 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the Derecho de Utilidad Compartida (Profit-Sharing Duty), the Derecho de Extracción de Hidrocarburos (Hydrocarbon Extraction Duty) and the Derecho de Exploración de Hidrocarburos (Hydrocarbon Exploration Duty) into a single obligation, requiring only provisional and annual payments by Petróleos Mexicanos under the newly created Derecho Petrolero para el Bienestar (Welfare Oil Duty), which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, Petróleos Mexicanos is no longer subject to income taxes. As a result, on March 18, 2025, the Hydrocarbons Revenue Law was amended to incorporate the Welfare Oil Duty. Hydrocarbons Revenue Law The Hydrocarbons Revenue Law aims at simplifying Petróleos Mexicanos fiscal regime, strengthening its role as a Public State company and assuring its operations are financially sustainable to contribute to the development of the country. The Hydrocarbons Revenue Law incorporates the Welfare Oil Duty as a single tax rate on the gross revenues of the assignee or contractor, adjusted by the fiscal region and the prices of crude oil and non-associated gas, replacing for all of the extractive industry the three duties it was subject to in the past Derecho de Utilidad Compartida (Profit-Sharing Duty), the Derecho de Extracción de Hidrocarburos (Hydrocarbon Extraction Duty) and the Derecho de Exploración de Hidrocarburos (Hydrocarbon Exploration Duty). This fiscal regime aims for a predictable and transparent amount of duty to be paid by Petróleos Mexicanos by simplifying its computation to the price and production of the hydrocarbons. F. Legal Proceedings On March 7, 2025, Pemex Logística and PMI SP, filed their Response to the Request for Arbitration, submitted by Monterra Energy, S. de R.L. de C.V. identified with the number CCI 29125/PDP, stems from and alleged breach of contract, regarding various conditions precedent, including capital contributions and the purchase and sale of shares to acquire a Hydrocarbon Storage Terminal in Tuxpan Veracruz, for an amount of Ps.6,010,259. The deadline granted by the Court Secretariat for the nominated Co- Arbitrators to appoint the president of the arbitral tribunal on or before March 26, 2025, is currently running. As of the date of these financial statements, the final resolution of this process is pending Disclosure of expenses by nature [text block] PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 148 of 236 NOTE 22.COST AND EXPENSES BY NATURE Cost and expenses by nature for each of the years ended December 31, 2024, 2023 and 2022, were as follows: 2024 2023 2022 Purchases Ps.688,570,471 Ps.778,100,997 Ps.1,126,780,036 Depreciation of wells, pipelines, properties, plant and equipment, depreciation of rights of use and amortization of intangible assets 153,507,202 144,041,743 146,251,935 Net periodic cost of employee benefits 146,182,612 141,415,705 129,333,812 Other operation taxes and duties 132,291,723 64,825,368 14,717,890 Personnel services 130,603,791 121,408,213 107,990,777 Conservation and maintenance 104,695,080 79,917,049 78,323,591 Exploration and Extraction Hydrocarbons Duty and taxes 53,848,916 54,779,330 136,840,962 Unsuccessful wells 45,867,902 38,638,889 26,582,595 Raw materials and spare parts 36,997,308 28,019,686 26,516,438 Other operation costs and expenses 31,261,053 17,148,781 (840,753) Auxiliary services with third-parties 25,250,935 25,991,393 28,799,131 Losses from fuels subtraction (1) 20,529,125 20,168,804 19,891,204 Impairment losses on trade receivables 15,438,558 3,113,324 2,035,004 Delay expenses 13,971,561 11,633,803 9,969,486 General expenses with third-parties 10,057,702 8,146,640 12,454,485 Exploration expenses 9,725,954 12,284,957 8,126,787 Insurance 8,250,146 9,005,239 7,384,099 Freight 5,505,555 7,893,791 8,522,913 Integrated Contracts 3,442,939 2,925,163 4,556,801 Expenses for environmental provision 2,486,088 3,840,186 6,507,615 Fees 1,417,424 1,927,051 6,476,622 Inventory variations (2) (1,714,190) (8,643,559) (38,474,306) Total cost of sales and general expenses Ps.1,638,187,855 Ps.1,566,582,553 Ps.1,868,747,124 (1) In accordance with Resolution RES / 179/2017, issued by the CRE, losses from fuels subtraction are losses outside the scope of the contemplated operating costs as a result of various illicit actions, including the theft of and illicit market in fuels. Pemex Logistics is responsible for distributing hydrocarbons through the pipelines and for the received products, preserving their quality and delivering them from the point of reception to the user at the point of destination. Pemex Logistics determines the volume of missing hydrocarbons through monthly calculations. (2) The variation in inventories represents the difference between the balances as of the beginning and the end of the year, as well as variations in standard and real costs. During 2024, the variation was mainly due to the decrease in crude oil prices. Disclosure of financial instruments [text block]

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

NOTE 8.FINANCIAL INSTRUMENTS

A.Accounting classifications and fair values of financial instruments-

The following tables present information about PEMEX's carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy, as of December 31, 2024 and 2023. It does not include fair value information for financial assets and financial liabilities not measured at fair value if the carrying amount is a reasonable approximation of fair value.

Additionally, as of December 31, 2024 and 2023, the disclosure of the fair value for the lease obligations is not required.

	Carrying amount						Fair value hierarchy			
As of December 31, 2024	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,203,958	—	—	—	—	9,203,958	—	9,203,958	—	9,203,958
Equity instruments [(1)]	—	—	962,783	—	—	962,783	—	962,783	—	962,783
Total	9,203,958	—	962,783	—	—	10,166,741				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	88,841,826	—	88,841,826	—	—	—	—
Customers	—	—	—	126,733,175	—	126,733,175	—	—	—	—
Officials and employees	—	—	—	5,541,324	—	5,541,324	—	—	—	—
Sundry debtors	—	—	—	26,789,620	—	26,789,620	—	—	—	—
Investments in associates	—	—	—	2,692,938	—	2,692,938	—	—	—	—
Notes receivable	—	—	—	1,021,778	—	1,021,778	—	—	—	—
Mexican Government Bonds	—	—	—	35,875,353	—	35,875,353	35,279,002	—	—	35,279,002
Other assets	—	—	—	7,927,877	—	7,927,877	—	—	—	—
Total	—	—	—	295,423,891	—	295,423,891				
Financial liabilities measured at fair value										
Derivative financial instruments	(108,972,467)	—	—	—	—	(108,972,467)	—	(108,972,467)	—	(108,972,467)
Total	(108,972,467)	—	—	—	—	(108,972,467)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(505,989,382)	(505,989,382)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(72,773,222)	(72,773,222)	—	—	—	—
Leases	—	—	—	—	(46,825,266)	(46,825,266)	—	—	—	—
Debt	—	—	—	—	(1,978,772,255)	(1,978,772,255)	—	(1,745,481,072)	—	(1,745,481,072)
Total	—	—	—	—	(2,604,360,125)	(2,604,360,125)				

(1) Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

149 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

As of December 31, 2023	Carrying amount						Fair value hierarchy			
	FVTPL	FVOCI – debt instruments	FVOCI – equity instruments	Financial assets at amortized cost	Other financial liabilities	Total carrying amount	Level 1	Level 2	Level 3	Total
Financial assets measured at fair value										
Derivative financial instruments	9,926,384	—	—	—	—	9,926,384	—	9,926,384	—	9,926,384
Equity instruments [1]	—	—	552,355	—	—	552,355	—	552,355	—	552,355
Total	9,926,384	—	552,355	—	—	10,478,739				
Financial assets not measured at fair value										
Cash and cash equivalents	—	—	—	68,747,376	—	68,747,376	—	—	—	—
Customers	—	—	—	111,394,431	—	111,394,431	—	—	—	—
Officials and employees	—	—	—	5,633,492	—	5,633,492	—	—	—	—
Sundry debtors	—	—	—	35,253,635	—	35,253,635	—	—	—	—
Investments in associates	—	—	—	1,854,803	—	1,854,803	—	—	—	—
Notes receivable	—	—	—	1,179,706	—	1,179,706	—	—	—	—
Mexican Government Bonds	—	—	—	64,132,418	—	64,132,418	62,731,992	—	—	62,731,992
Other assets	—	—	—	6,109,398	—	6,109,398	—	—	—	—
Total	—	—	—	294,305,259	—	294,305,259				
Financial liabilities measured at fair value										
Derivative financial instruments	(36,494,962)	—	—	—	—	(36,494,962)	—	(36,494,962)	—	(36,494,962)
Total	(36,494,962)	—	—	—	—	(36,494,962)				
Financial liabilities not measured at fair value										
Suppliers	—	—	—	—	(368,345,849)	(368,345,849)	—	—	—	—
Accounts and accrued expenses payable	—	—	—	—	(83,646,764)	(83,646,764)	—	—	—	—
Leases	—	—	—	—	(41,848,333)	(41,848,333)	—	—	—	—
Debt	—	—	—	—	(1,794,470,357)	(1,794,470,357)	—	(1,577,509,797)	—	(1,577,509,797)
Total	—	—	—	—	(2,288,311,303)	(2,288,311,303)				

[1] Refers to the participation in TAG Pipelines Sur, S. de R.L. de C.V.

As of December 31, 2024 and 2023, PEMEX has monetary assets and liabilities denominated in foreign currency as indicated below:

	As of December 31, 2024				
	Foreign currency				
	Assets	Liabilities	Net position Asset/(Liability)	Exchange rate	Equivalent to Mexican peso
U.S. dollar	16,359,113	105,786,263	(89,427,150)	20.2683	Ps.(1,812,536,304)
Euro	1,382	6,748,800	(6,747,418)	20.9868	(141,606,712)
Pounds sterling	904,818	454,525	450,293	25.3860	11,431,138
Japanese yen	—	80,127,438	(80,127,438)	0.1289	(10,328,427)
Swiss francs	—	220	(220)	22.3721	(4,922)
Total					**Ps.(1,953,045,227)**

150 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	As of December 31, 2023				
	Foreign currency				
	Assets	Liabilities	Net position Asset/(Liability)	Exchange rate	Equivalent to Mexican peso
U.S. dollar	11,165,312	144,817,311	(133,651,999)	16.9220	Ps.(2,261,659,127)
Euro	4,472	8,068,957	(8,064,485)	18.6963	(150,776,031)
Pounds sterling	4,684	453,213	(448,529)	21.5646	(9,672,348)
Japanese yen	—	80,102,726	(80,102,726)	0.1200	(9,612,327)
Swiss francs	—	245	(245)	20.1101	(4,927)
Total					**Ps.(2,431,724,760)**

Debt is valued and registered at amortized cost and the fair value of debt is estimated using quotes from major market sources which are then adjusted internally using standard market pricing models. As a result of relevant assumptions, the estimated fair value does not necessarily represent the actual terms at which existing transactions could be liquidated or unwound.

The information related to "Cash and cash equivalents", "Customers and other accounts receivable", "Government bonds and other assets", "Debt", "Leases" and "Derivative financial instruments" is described in the following notes, respectively:

- Note 9, Cash and cash equivalents.
- Note 10, Customers and other financing and non-financing accounts receivable.
- Note 14, Government bonds, long-term notes receivable and other assets.
- Note 15, Debt.
- Note 16, Leases.
- Note 17, Derivative financial instruments.

B.Fair value hierarchy

PEMEX values the fair value of its financial instruments under standard methodologies commonly applied in the financial markets. PEMEX's related assumptions and inputs therefore fall under the three Levels of the fair value hierarchy for market participant assumptions, as described below.

The fair values determined by Level 1 inputs utilize quoted prices in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs are based on quoted prices for similar assets or liabilities in active markets, and inputs other than quoted prices that are observed for assets or liabilities. Level 3 inputs are unobservable inputs for the assets or liabilities, and include situations where there is little, if any, market activity for the assets or liabilities.

Management uses appropriate valuation techniques based on the available inputs to measure the fair values of PEMEX's applicable financial assets and financial liabilities.
When available, PEMEX measures fair value using Level 1 inputs, because they generally provide the most reliable evidence of fair value.

Disclosure of income tax [text block]

151 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

NOTE 20.INCOME TAXES AND DUTIES

As of December 31, 2024 and 2023, income taxes and duties payable are as follow:

	2024	**2023**
Income taxes and duties:		
Profit-sharing Duty	Ps.15,509,745	74,214,983
Income tax	9,510,254	7,412,498
Total income taxes and duties	25,019,999	81,627,481
Other taxes and duties:		
Special Tax on Production and Services	46,259,130	41,633,824
Hydrocarbons Extraction Duty	4,668,734	17,840,810
Exploration Hydrocarbons Duty	301,850	147,785
Exploration and Extraction Hydrocarbons Duty	492,371	464,521
Withheld taxes	8,115,002	7,201,114
Import taxes and duties	5,827	5,827
Other contributions payable	1,078,476	1,083,387
Total other taxes and duties	60,921,390	68,377,268
Total other income taxes and duties	**Ps.85,941,389**	**150,004,749**

The *Ley de Ingresos sobre Hidrocarburos* ("Hydrocarbons Revenue Law") was published in the Official Gazette of the Federation on August 11, 2014, and came into effect, on January 1, 2015. The Hydrocarbons Revenue Law sets forth the fiscal regime for Petróleos Mexicanos applicable to the assignments and the contracts that were established on such date. Likewise, every year the Federal Revenue Law is published in the Official Gazette of the Federation and includes specific regulations for Petróleos Mexicanos and the Subsidiary Entities.

On November 1, 2024, the Energy Reform Decree took effect and transformed the legal regime of Petróleos Mexicanos from an *empresa productiva del Estado* (productive state-owned company) to an *empresa pública del Estado* (state-owned public company).

The Energy Reform Decree included *artículos transitorios* (transitional provisions) requiring the Mexican Congress to adjust, amend or otherwise modify any relevant legislation required to give effect to the Energy Reform Decree within 180 calendar days. On March 18, 2025, the Secondary Legislation was published in the Official Gazette of the Federation, following its approval by Congress and enactment by President Claudia Sheinbaum Pardo.

Pursuant to the Energy Reform Decree, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024.

Separately, on December 19, 2024, the *Ley de Ingresos de la Federación para el Ejercicio Fiscal de 2025 (*2025 Federal Revenue Law) was published in the Official Gazette of the Federation. The 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the *Derecho de Utilidad Compartida* (Profit-Sharing Duty), the *Derecho de Extracción de Hidrocarburos* (Hydrocarbon Extraction Duty) and the *Derecho de Exploración de Hidrocarburos* (Hydrocarbon Exploration Hydrocarbons Duty), into a single obligation requiring only provisional and annual payments by Petróleos Mexicanos under a newly created *Derecho Petrolero para el Bienestar* (Welfare Oil Duty), which is set at a

152 of 236

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 153 of 236 general rate of 30% on oil and fuel production and 11.63% for non-associated gas. Additionally, Petróleos Mexicanos is no longer subject to income taxes. As a result, on March 18, 2025, the Hydrocarbons Revenue Law was amended to incorporate the Welfare Oil Duty. Tax regime applicable to Assignments (up to December 31, 2024) The tax regime applicable to the exploration and production for the assignments granted to PEMEX by the Mexican Government includes the following taxes and duties: A.Derecho por la Utilidad Compartida “DUC” (Profit-sharing Duty). As of January 1, 2015, Pemex Exploration and Production is obligated to pay a Profit-sharing Duty. For 2024 and 2023, the applicable rate of this duty was 30% and 40% respectively. The computation of this duty is based on the excess of the value of hydrocarbons produced during the fiscal year (including self-consumption, shrinkage and burning), minus certain permitted deductions by the Hydrocarbons Revenue Law, including part of the investments and some costs, expenses and duties. During 2024, this duty was Ps. 188,032,962 from annual payments presented on March 31, 2025 paid as follows: Ps. 124,178,852, of the corresponding Profit-sharing duty for the months of January, May, June and July 2024 in the amount of Ps. 63,122,712 resulting in a balance of Ps. 731,398 as of December 31, 2024. Of the aforementioned decrees issued by the Federal Government, the first was published on February 13, 2024, in the Official Gazette of the Federation. It granted a tax benefit to PEMEX consisting of a tax credit equivalent to 100% of the Profit-Sharing Duty corresponding to the months of October, November, and December 2023, as well as January 2024. The second decree was published on August 23, 2024, in the Official Gazette of the Federation. It granted a tax benefit to PEMEX consisting of a tax credit equivalent to 100% of the Profit-Sharing Duty corresponding to the months of May, June, and July 2024. During fiscal year 2024, DUC payments for the months of May and June were deferred in accordance with the decrees granting tax benefits, published in the Official Gazette of the Federation on June 25, and On July 25, 2024, the August payment was also deferred in accordance with the decrees granting tax benefits, published in the Official Gazette of the Federation on September 25 and October 30, 2024. Finally, the month of October was deferred in accordance with the decree granting tax benefits, published in the Official Gazette of the Federation on November 22, 2024. During 2023, this duty was Ps.280,756,794 from annual payments presented on April 1, 2024 paid as follows: Ps.206,541,811, of the corresponding Profit-sharing duty for the months of October, November, and December 2023 in the amount of Ps.73,507,538, resulting in a balance of Ps.707,445 as of December 31, 2023. During the fiscal year 2023, Profit-sharing Duty payments for the months from January to September were deferred as instructed by the Resolución Fiscal Miscelánea para 2023 (2023 Miscellaneous Fiscal Resolution). Duties and income tax paid as of December 31, 2024, 2023 and 2022 were Ps.109,402,970, Ps.234,982,338 and Ps.431,444,989, respectively. The accounting result differs from the tax result mainly due to differences in depreciation, non-deductible expenses and others. Such differences generate a deferred DUC. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 154 of 236 Total DUC and other as of December 31, 2024, 2023 and 2022 are integrated as follows: 2024 2023 2022 DUC Ps.124,910,249 Ps.207,212,856 Ps.398,123,710 Deferred DUC expense 2,588,760 6,863,068 (6,703,627) Total DUC Ps.127,499,009 Ps.214,075,924 Ps.391,420,083 The principal factors generating the deferred DUC are the following: 2024 2023 Deferred DUC asset: Tax credits Ps.— 512,640,627 Deferred Profit-sharing duty liability: Wells, pipelines, properties, plant and equipment — (195,705,735) Deferred DUC asset net — 316,934,892 Unrecognized Deferred DUC — (314,346,132) Net, deferred DUC asset Ps.— 2,588,760 Deferred DUC not recognized in 2023 amount to Ps. 314,346,132, and resulted from costs, expenses and capital expenditures that will not be recoverable, mainly for on-shore and in Chicontepec deep and shallow waters. As a result of the changes to Petróleos Mexicanos and Pemex Exploration and Production implemented through the Energy Reform Decree on October 31, 2024 and the amendments introduced by the 2025 Federal Revenue Law, the calculation, recording, recognition and disclosure of the deferred DUC was suspended for balances of assets (liabilities) presentation for deferred profit-sharing duty by Assignments. The remaining costs, expenses and capital expenditures beginning January 1, 2015 can be balanced to the immediate following years, without them expiring. The expected benefit for DUC in 2024 and 2023 was different from that which would result from applying the 40% rate to the tax base, respectively, as a result of the line items mentioned in the tables below. 2024 2023 2022 Expected expense: Ps.4,871,813 Ps.98,990,391 Ps.236,421,472 Increase (decrease) resulting from: Expected benefit contract (1,811,137) (2,578,264) (4,987,552) Non-cumulative profit (1) (464,460,841) (627,269,522) (778,566,830) Non-deductible expenses (1) 461,400,165 530,857,395 547,132,910 Production value 245,764,971 360,388,580 526,040,742 Deductible duties (18,318,819) (26,159,947) (51,920,424) DUC tax credit (2) (63,122,712) (73,507,538) — Deferred DUC expense (benefit) 2,588,760 6,863,068 (6,703,627) Deductions cap (39,413,191) (53,508,239) (75,996,608) DUC-Profit-sharing duty expense Ps.127,499,009 Ps.214,075,924 Ps.391,420,083 (1) Fluctuations changes are included which have no effect on the determination of the DUC. (2) Corresponds to the tax credit granted by the Mexican Government on February 13, 2024. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 155 of 236 B.Derecho de Extracción de Hidrocarburos (Hydrocarbons Extraction Duty). SHCP considers the effects of variations in the U.S. producer price index, or another alternative index, when it determines the rate to be published in the Official Gazette of the Federation. This duty is to be calculated using a rate based on a formula applicable to each type of hydrocarbon, the volume of production and utilizing the relevant market price for hydrocarbons in U.S. Dollars. During 2024, Pemex Exploration and Production incurred a Ps.61,062,729 balance with the corresponding hydrocarbon extraction duty for the months of January, June and July 2024 in the amount of Ps.15,782,932 and the difference of Ps.45,279,797 was included in the cost of sales line item During 2023, Pemex Exploration and Production incurred a Ps.65,399,868 balance with the corresponding hydrocarbon extraction duty for the months of October, November, and December 2023 in the amount of Ps.17,840,810 and the difference of Ps.47,559,058 was included in the cost of sales line item. The before mentioned decrees were issued on February 13, 2024 and August 24, 2024, respectively by the Mexican Government and issued the Official Gazette of the Federation, suspending the collection of the Hydrocarbons Extraction Duty for the months of October, November, December 2023, January 2024 and May, June and July 2024, respectively. On July 25, 2024 and September 25, 2024, extraction duty payments for the months from June and August, respectively, were deferred published in the Official Gazette of the Federation. During fiscal year 2023, hydrocarbons extraction duty payments for the months from January to September were deferred as instructed by the 2023 Miscellaneous Fiscal Resolution. C.Derecho de Exploración de Hidrocarburos (Exploration Hydrocarbons Duty). Pemex Exploration and Production as “assignee” must make monthly payments for this duty. The rates for 2024 were 1,741.65 pesos per square kilometer of non-producing areas. After 60 months, this tax increases to 4,164.86 pesos per square kilometer for each additional month that the area is not producing. These amounts will be updated on an annual basis in accordance with the national consumer price index. During 2024 and 2023, Pemex Exploration and Production incurred Ps. 2,437,425 and Ps. 1,768,612, respectively, which are included in the cost of sales line item. D.Impuesto por la actividad de Exploración y Extracción de Hidrocarburos (Exploration and Extraction Hydrocarbons Duty). The assignments granted by the Mexican Government create a tax on the exploration and extraction activities carried out in the corresponding area. The monthly tax paid during the exploration phase and until the extraction phase begins is Ps.2,271.71 pesos per square kilometer. During the extraction phase of a project, a monthly tax of Ps.9,086.99 pesos per square kilometer is payable until the relevant contract for exploration and extraction or assignment is terminated. During 2024 and 2023, the incurred tax was Ps. 5,660,511 and Ps. 5,211,315 respectively, which are included in the cost of sales line item. Tax Regime applicable to contracts: As of January 1, 2015, the tax regime applicable to Pemex Exploration and Production for contracts is set forth in the Hydrocarbons Revenue Law which regulates, among other things, the fiscal terms applicable to the exploration and extraction contracts (license, profit sharing contracts, production sharing and services) and sets duties and other taxes paid to the Mexican Government. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 156 of 236 The Hydrocarbons Revenue Law also establishes the following duties applicable to PEMEX in connection with assignments granted to it by the Mexican Government: • Cuota Contractual para la Fase Exploratoria (Exploration Phase Contractual Fee) During the exploration phase of an exploration and extraction contract, the Mexican Government is entitled to collect a monthly payment of 1,741.65 pesos per square kilometer of non-producing areas. After 60 months, this fee increases to 4,164.86 pesos per square kilometer for each additional month that the area is not producing. The fee amount will be updated on an annual basis in accordance with the national consumer price index. • Regalías (Royalties) Royalty payments to the Mexican Government are determined based on the “contractual value” of the relevant hydrocarbons, which is based on a variety of factors, including the type of underlying hydrocarbons (e.g., crude oil, associated natural gas, non- associated natural gas or condensates), the volume of production and the market price. Royalties are payable in connection with licensing contracts, production-sharing contracts and profit-sharing contracts. • Pago del Valor Contractual (Contractual Value Payment) Licensing contracts require a payment to the Mexican Government calculated as a percentage of the “contractual value” of the hydrocarbons produced, as determined by the SHCP on a contract-by-contract basis. • Porcentaje a la Utilidad Operativa (Operating Profit Payment) Production-sharing contracts and profit-sharing contracts require a payment equivalent to a specified percentage of operating profits. In the case of production-sharing contracts, this payment shall be made in-kind through delivery of the hydrocarbons produced. In the case of profit-sharing contracts, this payment shall be made in cash. • Bono a la Firma (Signing Bonus) Upon execution of a licensing contract, a signing bonus is to be paid to the Mexican Government in an amount specified by the SHCP in the relevant bidding terms and conditions or in the contracts resulting from a migration. • Impuesto por la actividad de Exploración y Extracción de Hidrocarburos (Hydrocarbons Exploration and Extraction Activities Tax) Contracts for exploration and extraction granted by the Mexican Government will include a specified tax on the exploration and extraction activities carried out in the relevant area. The monthly tax paid during the exploration phase and until the extraction phase begins is 2,271.71 pesos per square kilometer. During the extraction phase of a project, a monthly tax of 9,086.99 pesos per square kilometer is payable until the relevant contract for exploration and extraction or assignment is terminated. During 2024 and 2023 the incurred tax amounted to Ps. 226,854 and Ps. 242,070, respectively. Other applicable taxes The Subsidiary Entities are subject to the Income Tax Law and the Value Added Tax Law. Pemex Industrial Transformation is also subject to the Special Tax on Production and Services (IEPS Tax).

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Indirect taxes are as listed below:

A.IEPS Tax

IEPS Sobre la Venta de los Combustibles Automotrices (IEPS Tax on the Sale of Automotive Fuels): This tax is a fee on domestic sales of automotive fuels, gasoline and diesel. Pemex Industrial Transformation collects the fee on behalf of the Mexican Government. The applicable fees for this tax are Ps.6.18 per liter of gasoline with an octane rating lower than 91; Ps.5.21 per liter of gasoline with an octane rating greater than or equal to 91 and Ps.6.79 per liter of diesel. The amount of the fee will depend on the class of fuel. The fee is fixed yearly and adjusted on a weekly basis by the SHCP. The fees apply to sales in Mexico and imports.

IEPS Beneficio de Entidades Federativas, Municipios y Demarcaciones Territoriales (IEPS Tax in Favor of States, Municipalities and Territories): This tax is a fee on domestic sales of automotive fuels, gasoline and diesel. Pemex Industrial Transformation collects the fee on behalf of the Mexican Government. The applicable fees for this tax are 54.51 cents per liter of gasoline with an octane rating of less than 91, 66.51 cents per liter of gasoline with an octane rating greater than or equal to 91 and 45.24 cents per liter of diesel. These fees change yearly in accordance with inflation. Funds gathered by this fee are allocated to Mexican states and municipalities as provided for in the Ley de Coordinación Fiscal (Tax Coordination Law). The fees only apply to sales in Mexico and are not subject to VAT.

IEPS a los Combustibles Fósiles (IEPS Tax on Fossil Fuels): This tax is a fee on domestic sales of fossil fuels. Pemex Industrial Transformation collects the fee on behalf of the Mexican Government. The applicable fees for this tax are 9.33 cents per liter of propane, 12.08 cents per liter of butane, 16.37 cents per liter of gasoline and aviation fuel, 19.55 cents per liter of jet fuel and other kerosene, 19.86 cents per liter of diesel, 21.20 cents per liter of fuel oil, Ps. 24.60 per ton of petroleum coke, Ps. 57.67 per ton of coal coke, Ps. 43.43 per ton of mineral carbon and Ps. 62.78 per ton of carbon from other fossil fuels. These fees change yearly in accordance with inflation and apply to imports to Mexico.

During 2024, the collection of the IEPS for the month of August 2024 was deferred to October the 20%, and November and December 2024, the 40% in each month, in accordance with the decree of tax benefits published on September 17, 2024 in the Official Gazette of the Federation.

***B.Value-Added Tax* (“VAT”)**

For VAT purposes, final monthly payments are determined based on PEMEX’s cash flow, in accordance with the provisions of the Value Added Tax Law, applicable to payers of this tax. The general rate to be applied is 16%. Certain activities with incentives will have the rate of 0%.

Beginning on January 1, 2019, a new Decree of fiscal incentives began to apply to the northern border region, which consisted of a credit equivalent to of the general rate, applicable directly at the time of the sale or service. This incentive is applicable in six states in the northern border region and includes 43 municipalities in those states.

Petróleos Mexicanos and its Subsidiary Entities apply this tax benefit to the operations they carry out within the municipalities of the States included in the Decree.

VAT is applied to the sale of goods, the rendering of services, the granting of the temporary use of goods in the national territory and the importation of goods and services to the national territory. VAT taxpayers transfer VAT to their customers and are entitled to credit the VAT paid to their suppliers and on their imports. The net balance between VAT transferred to customers and paid to suppliers and on imports results each month in the VAT to be paid to the tax authorities or in an amount in favor of the taxpayer. The taxpayer has the right to credit VAT in favor against VAT payable in future months, to request a refund or to offset it against other payable federal taxes.

157 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

During 2024, the collection of the VAT for the month of August 2024 was deferred to October the 20%, and November and December 2024, the 40% in each month, in accordance with the decree of tax benefits published on September 17, 2024 in the Official Gazette of the Federation.

Income tax is described below:

C.Income Tax

As of January 1, 2015, Petróleos Mexicanos, the Subsidiary Entities and the Subsidiary Companies residing in Mexico for tax purposes are subject to the Income Tax Law.

Pursuant to the Energy Reform Decree, approved by Congress on October 17, 2024 and published on October 31, 2024, and as further reflected in the 2025 Federal Revenue Law, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024.

The Energy Reform Decree, which took effect on November 1, 2024, transformed the legal regime, of Petróleos Mexicanos and required the Mexican Congress to adopt implementing legislation within 180 calendar days. The Secondary Legislation was approved by Congress on March 12, 2025, signed into law by the President, and published in the Official Gazette of the Federation on March 18, 2025.

This tax is calculated by applying a rate of 30% to the tax result. Tax result is the excess of total revenues over the allowed deductions and tax losses from previous years.

Accounting income differs from taxable income primarily due to the effects of inflation and differences between depreciation and other non-deductible expenses.

For the years ended December 31, 2024, 2023 and 2022, Petróleos Mexicanos and its Subsidiary Companies incurred the following income tax expense (benefit):

	2024	2023	2022
Current income tax	Ps.1,944,247	Ps.5,134,840	Ps.5,939,990
Deferred income tax	160,837,942	788,517	(77,179,234)
Total (benefit) expense income tax, net	**Ps.162,782,189**	**Ps.5,923,357**	**Ps.(71,239,244)**

As of 2023, Pemex Exploration and Production and Pemex Industrial Transformation did not recognize deferred income assets of Ps. 685,844,188, due to their expectation that future tax income will not correspond to such benefits. These amounts are mainly from fiscal losses to be amortized amounting with an expiration year from 2026 to 2032.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

The principal factors generating the deferred income tax are the following:

	2023	Recognized in profit and loss	Recognized in OCI	2024
Deferred income tax asset:				
Provisions	Ps.12,012,740	(9,879,663)	—	2,133,077
Employee benefits provision	61,608,363	(69,788,631)	8,207,274	27,006
Advance payments from clients	198,678	(99,822)	—	98,856
Accrued liabilities	10,269,810	(6,310,607)	—	3,959,203
Non-recoverable accounts receivable	45,513	(2,354)	—	43,159
Derivative financial instruments	—	—	—	—
Wells, pipelines, properties and equipment	7,818,360	(7,613,664)	—	204,696
Tax loss carry-forwards (1)	75,372,496	(74,804,964)	—	567,532
Total deferred income tax asset	167,325,960	(168,499,705)	8,207,274	7,033,529
Deferred income tax liability:				
Wells, pipelines, properties, plant and equipment	(10,194,689)	8,184,095	—	(2,010,594)
Other	(2,603,498)	(522,332)	—	(3,125,830)
Total deferred income tax liability	(12,798,187)	7,661,763	—	(5,136,424)
Net long-term deferred income tax asset	**Ps.154,527,773**	**(160,837,942)**	**8,207,274**	**1,897,105**

	2022	Recognized in profit and loss	Recognized in OCI	2023
Deferred income tax asset:				
Provisions	Ps.11,921,054	91,686	—	12,012,740
Employee benefits provision	57,214,536	4,393,242	585	61,608,363
Advance payments from clients	220,215	(21,537)	—	198,678
Accrued liabilities	7,771,316	2,498,494	—	10,269,810
Non-recoverable accounts receivable	127,843	(82,330)	—	45,513
Derivative financial instruments	34,870	(34,870)	—	—
Wells, pipelines, properties and equipment	8,462,555	(644,195)	—	7,818,360
Tax loss carry-forwards [1]	76,428,341	(1,055,845)	—	75,372,496
Total deferred income tax asset	162,180,730	5,144,645	585	167,325,960
Deferred income tax liability:				
Wells, pipelines, properties, plant and equipment	(5,070,345)	(5,124,344)	—	(10,194,689)
Other	(1,794,680)	(808,818)	—	(2,603,498)
Total deferred income tax liability	(6,865,025)	(5,933,162)	—	(12,798,187)
Net long-term deferred income tax asset	**Ps.155,315,705**	**(788,517)**	**585**	**154,527,773**

[1] Tax loss carryforwards expire in 2034.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Expense attributable to the profit (loss) from continuing operations before income taxes was different from that which would result from applying the 30% rate to profit, as a result of the items listed below:

	For the years ended December 31,		
	2024	2023	2022
Expected income tax expense	Ps.18,265,470	Ps.102,495,110	Ps.163,937,963
(Decrease) increase resulting from:			
Tax effect of inflation-net	1,012,782	(27,144,892)	(23,533,416)
Fiscal updating of pipelines, properties and equipment	(208,767)	600,688	—
Deductible Duty	(37,473,075)	(62,163,857)	(119,437,113)
Unrecognized deferred tax change	(20,730,125)	(29,256,451)	(99,334,219)
Reversal of deferred income tax due to changes in tax legislation	158,307,139	—	—
Retirement benefits	—	8,727,606	7,930,425
Non-deductible expenses	13,930,645	12,284,337	16,019,493
Others-net [(1)]	29,678,120	380,816	(16,822,377)
Income tax expense (benefit), net	**Ps.162,782,189**	**Ps.5,923,357**	**Ps.(71,239,244)**

[(1)] Includes mainly impairment effect for 2022.

As of December 31, 2024 and 2023, the net accumulated effect of actuarial gains and losses on deferred tax was Ps.0 and Ps. (3,410,401), respectively. In addition, as of December 31, 2024 and 2023, the deferred tax effect of actuarial gains and losses is presented in comprehensive loss in the amounts of Ps. 8,207,274 and Ps. 585, respectively.

Disclosure of intangible assets [text block]

NOTE 13.INTANGIBLE ASSETS, NET

As of December 31, 2024 and 2023, intangible assets, net were mainly wells unassigned to a reserve and other components of intangible assets, which amounted to Ps. 17,088,277 and Ps. 20,350,819, respectively as follows:

A.Wells unassigned to a reserve

	2024	2023
Wells unassigned to a reserve:		
Balance at the beginning of the year	Ps.18,940,360	Ps.28,388,655
Additions to construction in progress	32,273,388	34,387,333
Transfers against expenses	(25,944,025)	(29,529,330)
Transfers against fixed assets	(9,696,153)	(14,306,298)
Balance at the end of the year	**Ps.15,573,570**	**Ps.18,940,360**

As of December 31, 2024, 2023 and 2022, PEMEX recognized expenses related to unsuccessful wells of Ps. 38,990,149, Ps. 33,966,315 and Ps. 21,021,660, respectively, directly in its statement of comprehensive income.

160 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

B.Other intangible assets

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2024	Ps.6,562,014	1,587,720	Ps.8,149,734
Additions	482,932	42,440	525,372
Effects of foreign exchange	138,607	319,660	458,267
	7,183,553	1,949,820	9,133,373
Amortization accumulated			
Balance as of January 1, 2024	(6,060,212)	(679,063)	(6,739,275)
Amortization	(603,091)	(23,709)	(626,800)
Effects of foreign exchange	(115,991)	(136,600)	(252,591)
	(6,779,294)	(839,372)	(7,618,666)
Balance as of December 31, 2024	**Ps.404,259**	**1,110,448**	**Ps.1,514,707**
Useful lives	**1 to 3 years**	**Up to 36 years**	

	Licenses	Exploration expenses, evaluation of assets and concessions	Total
Cost			
Balance as of January 1, 2023	Ps.6,241,489	1,764,208	Ps.8,005,697
Additions	424,295	223,014	647,309
Effects of foreign exchange	(103,770)	(399,502)	(503,272)
	6,562,014	1,587,720	8,149,734
Amortization accumulated			
Balance as of January 1, 2023	Ps.(5,613,088)	(756,330)	(6,369,418)
Additions	53,360	—	53,360
Amortization	(580,267)	(19,360)	(599,627)
Effects of foreign exchange	79,783	96,627	176,410
	(6,060,212)	(679,063)	(6,739,275)
Balance as of December 31, 2023	**Ps.501,802**	**908,657**	**Ps.1,410,459**
Useful lives	**1 to 3 years**	**Up to 36 years**	

161 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Disclosure of inventories [text block]

NOTE 11.INVENTORIES

As of December 31, 2024 and 2023, inventories were as follows:

	2024	2023
Refined and petrochemicals products	Ps.43,950,469	Ps.51,455,826
Products in transit	18,984,729	25,510,618
Crude oil	18,645,592	28,428,427
Materials and products in stock	6,320,011	5,870,013
Materials in transit	555,522	610,928
Gas and condensate products	113,666	160,180
	Ps.88,569,989	**Ps.112,035,992**

Ps. 678,994,139, Ps. 765,038,494 and Ps. 1,115,363,647 of PEMEX's inventories were recognized as cost of sales as of December 31, 2024, 2023 and 2022, respectively.

Disclosure of issued capital [text block]

NOTE 21.EQUITY (DEFICIT)

A.Certificates of* Contribution *"A"

The capitalization agreement between Petróleos Mexicanos and the Mexican Government states that the Certificates of Contribution "A" constitute permanent capital.

For the twelve-months period ended December 31, 2024, Petróleos Mexicanos received Ps. 156,509,050 in Certificates of Contribution "A" from the Mexican Government.

For the twelve-months period ended December 31, 2023, Petróleos Mexicanos received Ps. 166,615,123 in Certificates of Contribution "A" from the Mexican Government.

PEMEX's Certificates of Contribution "A" are as follows:

	Amount
Certificates of Contribution "A" as of December 31, 2022	Ps.1,029,592,293
Increase in Certificates of Contribution "A" during 2023	166,615,123
Certificates of Contribution "A" as of December 31, 2023	Ps.1,196,207,416
Increase in Certificates of Contribution "A" during 2024	156,509,050
Certificates of Contribution "A" as of December 31, 2024	**Ps.1,352,716,466**

162 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Mexican Government contributions made in the form of Certificates of Contribution "A" during 2024 totaled Ps. 156,509,050 and were designated for the strengthening of Petroleos Mexicanos' financial position and for the *"Proyecto Aprovechamiento de Residuales"* (Waste Utilization Project) in the Salina Cruz Refinery, as follows:

Date	Strengthening of financial position	Waste utilization project
January 12	Ps.22,479,358	Ps.—
February 12	32,391,756	—
March 7	13,997,554	—
March 26	5,857,845	—
March 26	2,510,505	—
April 8	5,632,399	—
May 9	21,321,366	—
May 9	8,980,400	—
May 21	27,634,576	—
June 11	4,194,241	—
August 8	—	5,509,050
December 31	6,000,000	—
Total	**Ps.151,000,000**	**Ps.5,509,050**

B.Mexican Government contributions

During 2024 and 2023, there were no Mexican Government contributions apart from Certificates of Contribution "A".

C.Legal reserve

Under Mexican law, each of the Subsidiary Companies is required to allocate a certain percentage of its net income to a legal reserve fund until the fund reaches an amount equal to a certain percentage of each Subsidiary Company's capital stock.

During 2024 and 2023, there were no changes to the legal reserve.

D.Accumulated other comprehensive income (loss)

As a result of the discount rate analysis related to employee benefits liability, for the periods ended December 31, 2024 and 2023 PEMEX recognized net actuarial gains and (losses) in other comprehensive results, net of deferred income tax for Ps. 203,171,826 and Ps. (4,933,773), respectively, which included net of deferred income tax of Ps. 8,207,274 and Ps. 584,918, respectively, related to retirement and post-employment benefits. The variation related to retirement and post-employment benefits was the result of an increase in the discount and return on plan assets rates from 9.42% as of December 31, 2023 to 11.28% as of December 31, 2024.

E.Accumulated deficit from prior years

PEMEX has recorded negative earnings in the past several years. However, the *Ley de Concursos Mercantiles* ("Commercial Bankruptcy Law of Mexico") is not applicable to Petróleos Mexicanos and the Subsidiary Entities. Furthermore, the financing agreements to which PEMEX is a party do not provide for financial covenants that would be breached or events of default that would be triggered as a consequence of negative equity.

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Ticker: PEMEX Quarter: 4D Year: 2024

F.Uncertainty related to going concern

The consolidated financial statements have been prepared assuming PEMEX will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in normal course of business. However, substantial doubt about PEMEX's ability to continue as a going concern exists.

Facts and conditions

PEMEX has substantial debt, incurred mainly to finance the capital expenditures needed to carry out its capital investment projects and to fund its operating expenses. Due to its heavy fiscal burden resulting from the payment of hydrocarbon extraction duties, the cash flows derived from PEMEX's operations in recent years have not been sufficient to fully fund its operations and capital expenditure programs, which have been partially supported by the Mexican Government's equity contributions. In addition, PEMEX´s working capital has deteriorated in recent years.

In 2022, 2023 and 2024, certain ratings agencies downgraded PEMEX's credit rating, mainly driven by concerns around our operating performance, liquidity and the Mexican government's ability and willingness to provide us with additional liquidity, as well the volatility of the crude oil prices and the downgrade of the Mexican Government's sovereign debt rating, impacting PEMEX´s access to the financial markets, the cost and terms of PEMEX's new debt and contract renegotiation that PEMEX may carry out during 2025. These conditions have negatively impacted PEMEX´s financial performance and also its liquidity position.

PEMEX recognized net (loss) income of Ps. (780,587,954), Ps.8,151,664 and Ps.99,998,470 in 2024, 2023 and 2022, respectively. In addition, as of December 31, 2024 and 2023, PEMEX had a negative equity of Ps. (1,983,775,736), and Ps. (1,652,978,810), respectively, mainly due to continuous net losses in prior years, and a negative working capital of Ps. 767,968,661 and Ps. 585,176,915, as of December 31, 2024 and 2023, respectively.

PEMEX has budget autonomy, and, in public finance terms, is subject to the cash flows financial balance goals approved in the *Decreto de Presupuesto de Egresos de la Federación* ("Federal Expenditure Budget Decree"). This represents the difference between its gross revenues (inflows) and its total budgeted expenditures (outflows) including the financial cost of its debt, which is proposed by the SHCP and approved by the Chamber of Deputies. The Federal Budget for 2025 authorized PEMEX to have a financial balance budget of Ps. 248,722,000, and conduct financing activities that do not represent a net debt in terms of public debt greater than Ps. 245,388,650 and other financing activities that do not represent net public debt. This financial balance does not consider the payment of principal during 2025, which PEMEX expects to cover with equity contributions from the Mexican Government. PEMEX has short-term debt principal maturities (including interest payable) of Ps.425,218,517 as of December 31, 2024.

The combined effect of the above-mentioned events indicates substantial doubt about PEMEX's ability to continue as a going concern.

Actions-

PEMEX and the Mexican Government are carrying out the following actions, among others, to preserve liquidity and let PEMEX pay its commitments:

The application of the tax credit decree to automotive fuels published in the Official Gazette of the Federation of March 4, 2022, was in effect for 2023, 2024 and remains in effect through 2025. This decree allows PEMEX to substantially recover from the Mexican Government the difference between the international reference price of gasoline and diesel and the price at which they trade in the domestic market, accounting for inflation.

164 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

On November 1, 2024 the Energy Reform Decree took effect and transformed the legal regime of Petróleos Mexicanos from an empresa productiva del Estado (productive state-owned company) to an empresa pública del Estado (state-owned public company). The Energy Reform Decree included artículos transitorios (transitional provisions) requiring the Mexican Congress to adjust, amend or otherwise modify any relevant legislation required to give effect to the Energy Reform Decree within 180 calendar days. On March 18, 2025, the Secondary Legislation was published in the Official Gazette of the Federation, following its approval by Congress and enactment by President Claudia Sheinbaum Pardo.

Pursuant to the Energy Reform Decree, Petróleos Mexicanos and its Subsidiary Entities are no longer subject to income tax as of November 1, 2024.

Separately, the 2025 Federal Revenue Law introduces changes to the fiscal regime applicable to Petróleos Mexicanos aimed at simplifying its fiscal framework and reducing the number of taxes and duties to which it is subject. As of January 1, 2025, the Mexican Government has consolidated the Profit-Sharing Duty, the Hydrocarbon Extraction Duty and the Hydrocarbon Exploration Duty payable by Petróleos Mexicanos into the Welfare Oil Duty, which is set at a general rate of 30% on oil and fuel production and 11.63% for non-associated gas.

The Mexican Government's Federal Budget for 2025 includes Ps.136,210,300 for PEMEX to face its short-term liabilities, which will be received during 2025.

Further, PEMEX has the capacity to refinance its short-term debt maturities through direct loans and revolving credit facilities. PEMEX's ability to refinance its short-term debt depends on factors beyond its control.

The Revenue Law for 2025 also authorized PEMEX to incur a net additional indebtedness up to Ps.245,388,650 (Ps.143,403,700 and U.S.$5,512,700), which is considered as public debt by the Mexican Government and may be used to partially cover its financial balance in 2025.

PEMEX reviews and aligns its capital expenditures portfolio in accordance with updated economic assumptions on a periodic basis and giving priority to those projects which increase production in an efficient manner and at the lowest cost.

Prices of crude oil, natural gas and petroleum products remained volatile in 2024, similar to 2023, due to ongoing market conditions. If international values for the Mexican oil price were higher than the average price of U.S.$57.80 per barrel, which was the reference price used to prepare our financial balance for 2025, this additional revenue would enable PEMEX to achieve its business plan objectives more quickly. During 2024, the average price of crude oil decreased from U.S.$70.60 per barrel in 2023 to U.S.$70.20 per barrel in 2024.

Petróleos Mexicanos and its Subsidiary Entities are not subject to the Commercial Bankruptcy Law of Mexico and none of PEMEX’s existing financing agreements include any financial covenants that could lead to the demand for immediate payment of its debt due to having negative equity or non-compliance with financial ratios.

As a reference, PEMEX prepared its consolidated financial statements as of December 31, 2024 and 2023 on a going concern basis. There are certain conditions that have generated material uncertainty and significant doubts concerning the entity’s ability to continue operating, including recurring net losses, negative working capital and negative equity. Those financial statements do not contain any adjustments that would be required if they were not prepared on a going concern basis.

G.Non-controlling interest

PEMEX does not currently own all of the shares of PMI CIM and COMESA, variations in income and equity from these entities are also presented in the consolidated statements of changes in equity (deficit) as “non-controlling interest.”

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

As of December 31, 2024, 2023 and 2022 non-controlling interest represented (losses) of Ps. (274,387), Ps. (116,639), and Ps. (288,610), respectively, in PEMEX's equity (deficit).

Disclosure of leases [text block]

NOTE 16.LEASES

PEMEX leases plants, transportation and storage equipment, port facilities, buildings, land, catalysts, machinery and equipment. Leases generally run for a period of one to twenty years, in some cases with an option to renew the lease after that date. Some lease payments are renegotiated every five years to reflect that the rent payments are market compliant. Some of the leases provide for additional rental payments that are based on changes in local price indexes. For certain leases, PEMEX has restrictions to enter into a sublease agreement.

Plants, transport and storage equipment, port facilities, buildings and land leases were entered into in previous years as service, transportation and building leases.

PEMEX has rights of use assets for equipment whose contractual terms are from one to three years. These leases are short-term and / or low-value item leases. PEMEX has decided not to recognize the right-of-use assets and lease liabilities for these leases.

Lease information where PEMEX is a lessee is presented as follows:

i.Rights of use assets are as follow:

	Rights of use assets									
	Transportation and storage equipment	Plants	Drilling equipment	Rights of use	Port facilities	Buildings	Lands	Catalyst	Machinery and Equipment	Total
Balance as of January 1, 2023	**Ps.19,258,587**	**20,075,267**	**5,899,525**	**1,576,924**	**2,614,953**	**68,564**	**27,027**	**—**	**—**	**Ps.49,520,847**
Depreciation of the year	(3,495,211)	(1,869,775)	(122,883)	(80,269)	(196,422)	(37,573)	(5,810)	(77,243)	(1,654)	(5,886,840)
Additions	2,163,251	—	—	—	367,830	48,581	—	—	139,644	2,719,306
Cancellations	(12,766)	(2,565,518)	(357,899)	—	(106,267)	(7,873)	(804)	357,899	—	(2,693,228)
Currency translation effect	(345,058)	—	—	—	(59,603)	(4,453)	(266)	(47,525)	—	(456,905)
Balance as of December 31, 2023	**Ps.17,568,803**	**15,639,974**	**5,418,743**	**1,496,655**	**2,620,491**	**67,246**	**20,147**	**233,131**	**137,990**	**Ps.43,203,180**
Depreciation of the year	(3,724,213)	(1,691,204)	(123,692)	(79,744)	(181,234)	(31,637)	(1,586)	(85,242)	(111,642)	(6,030,194)
Cancellations	(257,031)	—	—	—	—	(3,401)	—	—	(77,421)	(337,853)
Additions	4,058,802	—	—	—	119,709	18,430	—	—	328,424	4,525,365
Currency translation effect	489,269	—	—	—	64,525	7,657	5,346	36,933	305	604,035
Balance as of December 31, 2024	**Ps.18,135,630**	**13,948,770**	**5,295,051**	**1,416,911**	**2,623,491**	**58,295**	**23,907**	**184,822**	**277,656**	**Ps.41,964,533**
Estimated useful life	1 to 10 years	14 years	10 years	23 years	20 years	1 to 5 years	5 years	5 years	1 to 5 years	

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Ticker: PEMEX Quarter: 4D Year: 2024

ii. Leases liabilities are as follows:

	2024	2023
Lease liabilities recognized at January 1	Ps.41,848,333	51,131,575
Additions	4,525,365	2,694,129
Cancellations	(337,853)	(2,816,690)
Payments of principal	(6,335,772)	(5,484,624)
Accrued interest	3,224,719	3,472,355
Interests paid	(2,128,875)	(2,291,356)
Foreign Exchange	6,029,349	(4,857,056)
Lease liabilities at December 31,	**Ps.46,825,266**	**41,848,333**

The obligation recognized as of December 31, 2024 and 2023, amounted to Ps. 46,825,266 and Ps. 41,848,333, of which Ps. 8,628,404 and Ps. 8,003,743 were recognized in current liabilities and Ps. 38,196,862 and Ps. 33,844,590 in non-current liabilities, respectively.

iii.Amounts recognized in the statement of comprehensive Income

	2024	2023
Depreciation of rights of use	Ps.6,030,194	Ps.5,886,840
Interests from lease liabilities	3,422,669	3,948,398
Expenses related to short-term leases	671,277	609,927

iv.Amounts recognized in the statement of cash flows

	2024	2023
Lease payments (principal and interest)	Ps.(8,464,647)	Ps.(7,775,980)

Disclosure of other assets [text block]

NOTE 14.GOVERNMENT BONDS AND OTHER ASSETS

A.Government bonds

The following table sets forth the balance of Mexican Government local bonds (the "Government Bonds") held by Petróleos Mexicanos valued at amortized cost as of December 31, 2024 and 2023:

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Ticker: PEMEX Quarter: 4D Year: 2024

	2024	2023
Government bonds[1]	Ps.35,875,353	Ps.64,132,418
Less: current portion of Government Bonds, net of expected credit losses	14,740,032	28,637,314
Total long-term notes receivable	**Ps.21,135,321**	**Ps.35,495,104**

[1] As of December 31, 2024 and 2023, includes an expected credit loss of Ps. 2,869 and Ps. 5,595, respectively.

As of November 19, 2020, the value of the Government Bonds was Ps. 128,786,611, and the liability was Ps. 95,597,610.

On November 20, 2020, Petróleos Mexicanos monetized the whole of the Government Bonds by entering into a three-year financial arrangement to partially raise an equivalent of Ps. 95,597,610 at an annual rate of 8.56275%, maturing November 24, 2023. Petróleos Mexicanos retains the risks, benefits and economic rights of the Government Bonds, which were delivered to a financial institution. Petróleos Mexicanos will continue to collect coupon and principal payments from the securities throughout the term of the transaction. Therefore, Petróleos Mexicanos recognizes these Government Bonds as restricted assets and recognizes short-term debt for the monetization. The resources from the Government Bonds were transferred to the *Fondo Laboral Pemex* (Pemex Labor Fund, or "FOLAPE") for payments related to its pension and retirement plan obligations.

During the period from January 1 to December 31, 2024, interest income generated by the Government Bonds amounted to Ps. 4,612,403, of which Petróleos Mexicanos received payments in the amount of Ps. 4,854,744. During the period from January 1 to December 31, 2023, interest income generated by the Government Bonds amounted to Ps. 7,426,089, of which Petróleos Mexicanos received payments in the amount of Ps. 8,052,642.

As of December 31, 2024 and 2023 the Government Bonds consist of 5 and 12 series of development bonds (D Bonds, M Bonds and UDI Bonds) issued by the SHCP with maturities between 2024 and 2026, at nominal value of Ps. 35,778,918 and 63,875,778, respectively.

As of December 31, 2024 and 2023, the fair value of the transferred assets was Ps. 35,279,002 and Ps. 62,731,992, respectively and the fair value of the associated liabilities was Ps. 33,941,600 and Ps. 49,317,793, respectively, resulting in a net position of Ps. 1,337,402 and Ps. 13,414,199, respectively.

As of December 31, 2024 and 2023, the recorded liability was Ps. 34,357,836 (Ps. 34,006,893 of principal and Ps. 350,943 of interest) and Ps. 59,364,989 (Ps. 58,741,483 of principal and Ps. 623,506 of interest), respectively (see Note 15).

The roll-forward of the Mexican Bonds is as follows:

	December 31,	
	2024	2023

Balance as of the beginning of the year	Ps.64,132,418	Ps.110,179,517
Government Bonds collected [1]	(28,096,861)	(45,849,715)
Accrued interests	4,612,403	7,426,089
Interests received from bonds	(4,854,744)	(8,052,642)
Impact of the valuation of bonds in UDIs	—	(445,787)
Amortized cost	79,410	870,834
Reversal of impairment of bonds	2,727	4,122
Balance at the end of the year	**Ps.35,875,353**	**Ps.64,132,418**

[1] During 2024, some series of Mexican Government Bonds were collected in February, April, June, August, September, October and December.

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Ticker: PEMEX Quarter: 4D Year: 2024

B.Other assets

At December 31, 2024 and 2023, the balance of other assets was as follows:

	December 31,	
	2024	2023
Restricted cash [1]	Ps.17,119,599	Ps.—
Other	4,657,144	3,353,985
Payments in advance [2]	4,029,445	5,907,464
Insurance	1,922,587	1,352,643
Total other assets	**Ps.27,728,775**	**Ps.10,614,092**

[1] Restricted cash as collateral for a financing transaction maturing in November 2026, and restricted cash corresponds to judicial seizures of Ps. 14,972,193 and Ps.2,417,406, respectively.

[2] Mainly advance payments to contractors for the construction of the Olmeca Refinery in Dos Bocas, Paraíso, Tabasco, through PTI ID.

Disclosure of other operating income (expense) [text block]

NOTE 23.OTHER REVENUES AND OTHER EXPENSES

Other revenues and expenses-net for each of the years ended December 31, 2024, 2023 and 2022, were as follows.

A.Other revenues

	2024	2023	2022
Bidding terms, sanctions, penalties and other	Ps.1,837,819	Ps.1,915,375	Ps.2,353,815
Claims recovery	5,063,709	858,161	881,462
Other income [1]	5,634,718	4,313,625	7,815,529
Other income for services	1,893,345	2,574,801	2,797,260
Tax updates [2]	1,716,589	4,744,762	8,061,861
Gain on sale of fixed assets	1,392,345	577,990	43,859
Revenues from reinsurance premiums	516,993	153,497	1,772,399
Franchise fees	483,081	430,633	348,906
Insurance and deposits	9,410	15,418	1,510,943
Account debugging	—	51,693	1,558,361
Translation effect from the consolidated equity method [3]	—	—	10,383,296
Gains on bargain purchase of business acquisition	—	—	1,271,188
Funds from FONADIN [4]	—	—	732,194
Recognition of partial income [5]	—	—	410,000
Total other revenues	Ps.18,548,009	Ps.15,635,955	Ps.39,941,073

[1] As of December 31, 2022 includes mainly cancellation of trials in process provision.

[2] As of December 31, 2022 PEMEX recognized tax updates "VAT", recovery from IEPS tax variable fee and cancellation of obligations due to losses by legal resolution.

[3] As of December 31, 2022 PEMEX recognized Ps.10,383,296 of currency translation effects from the investment in DPRLP into other income, as a result of derecognizing the equity method.

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Ticker: PEMEX Quarter: 4D Year: 2024

(4) On June 11, 2021, PEMEX was authorized by the FONADIN for a non-recoverable contribution to continue with the "Exploitation of wastewater" development project at the Miguel Hidalgo refinery, for the payment of executed work and for the associated expenses including pending estimated payments, expenses and investments related to the executed work in the amount of Ps. 4,399,765. The total non-recoverable contribution from the FONADIN was Ps. 6,073,990, of which Ps. 1,674,225 was recognized in 2021 as other income. Pemex recognized the non-recoverable contribution as deferred income, and it will be recognized over the useful life of the asset from the non-recoverable contribution; this useful life is estimated at 20 years.

There are no conditions or contingencies linked to the non-recoverable contribution from FONADIN since the expenditure and capitalization has already been accrued.

(5) Recognition of partial income and aimed deferred remediation agreement in favor to Petróleos Mexicanos that will be settled in November 2023.

B. Other expenses

	2024	2023	2022
Fines	Ps.(8,272,477)	Ps.(3,630,727)	Ps.(24,095)
Other expenses	(4,164,216)	(4,084,664)	(3,304,653)
Claims	(1,979,309)	(1,870,308)	(3,140,284)
Loss from derecognition of disposal of assets[1]	(1,129,350)	(7,656,437)	(19,116,521)
Total other expenses	Ps.(15,545,352)	Ps.(17,242,136)	Ps.(25,585,553)

(1) Includes mainly fixed assets from Pemex Exploration and Production without future development plans.

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Ticker: PEMEX Quarter: 4D Year: 2024

Disclosure of property, plant and equipment [text block]

NOTE 12.WELLS, PIPELINES, PROPERTIES, PLANT AND EQUIPMENT, NET

As of December 31, 2024 and 2023, wells, pipelines, properties, plant and equipment, net, is presented in the next page.

	Plants	Drilling equipment	Pipelines	Wells	Buildings	Offshore platforms	Furniture and equipment	Transportation equipment	Construction in progress [1]	Land	Total fixed assets
Investment											
Balances as of January 1, 2023	1,053,836,879	14,840,995	493,683,632	1,586,407,714	73,865,712	420,363,210	50,809,657	29,297,417	374,025,584	53,125,295	4,150,256,095
Acquisitions	24,218,720	5,271,100	4,266,300	36,368,940	24,280	2,164,860	2,564,910	3,447,500	249,698,512	140,930	328,166,052
Reclassifications	3,396,480	—	103,670	2,967,760	(197,220)	(2,648,540)	(246,280)	1,000	3,855,890	—	7,232,760
Capitalization	15,580,570	—	15,121,590	71,789,810	1,739,570	7,966,840	1,119,100	883,390	(114,200,870)	—	—
Disposals	(8,316,930)	(1,198,300)	(21,457,210)	(2,321,630)	(52,680)	(2,587,350)	(611,940)	(78,490)	(1,360,990)	(37,300)	(38,022,820)
Translation effect	(17,728,270)	—	(273,420)	—	(1,423,660)	—	(90,310)	(562,380)	(31,513,360)	(340,630)	(51,932,030)
Balances as of December 31, 2023	**Ps.1,070,987,449**	**18,913,795**	**491,444,562**	**1,695,212,594**	**73,956,002**	**425,259,020**	**53,545,137**	**32,988,437**	**480,504,766**	**52,888,295**	**4,395,700,057**
Acquisitions	11,194,280	5,432,300	7,180,410	94,119,630	57,660	2,573,440	2,922,890	817,850	189,951,070	—	314,249,530
Reclassifications	1,357,250	—	397,460	—	252,930	(1,280,890)	309,960	130,500	(6,260)	27,740	1,188,690
Capitalization	44,796,840	—	9,245,250	60,274,710	1,864,030	2,135,690	565,340	55,790	(118,965,090)	27,440	—
Disposals	(5,171,200)	(38,620)	(994,620)	—	(242,880)	(7,940)	(2,036,150)	(545,530)	(5,117,236)	(62,990)	(14,217,166)
Translation effect	23,924,080	—	(22,690)	—	1,962,770	—	151,040	746,120	49,166,860	451,890	76,380,070
Balances as of December 31, 2024	**Ps.1,147,088,699**	**24,307,475**	**507,250,372**	**1,849,606,934**	**77,850,512**	**428,679,320**	**55,458,217**	**34,193,167**	**595,534,110**	**53,332,375**	**4,773,301,181**
Accumulated depreciation and amortization											
Balances as of January 1, 2023	(789,443,853)	(6,593,644)	(264,441,515)	(1,260,106,083)	(47,796,496)	(294,192,090)	(45,932,403)	(15,664,032)	(57,335,129)	—	(2,781,505,245)
Depreciation and amortization	(33,219,850)	(714,350)	(12,824,020)	(73,618,580)	(1,858,330)	(12,164,310)	(1,645,720)	(1,510,116)	—	—	(137,555,276)
Reclassifications	45,407,770	—	(46,118,320)	(6,926,040)	327,930	109,160	(12,330)	74,390	(95,320)	—	(7,232,760)
(Impairment)	(45,202,986)	—	(22,452,490)	(55,380,990)	—	(26,134,930)	—	—	(4,808,840)	—	(153,980,236)
Reversal of impairment	19,244,900	—	18,153,170	52,926,380	23,570	29,485,650	10,100	33,078	5,305,870	—	125,182,718
Disposals	7,510,670	411,410	18,624,270	1,216,350	41,730	2,064,410	587,800	55,608	—	—	30,512,248
Translation effect	10,150,720	—	196,130	—	693,390	—	57,640	102,780	—	—	11,200,660
Balances as of December 31, 2023	**Ps.(785,552,629)**	**(6,896,584)**	**(308,862,775)**	**(1,341,888,963)**	**(48,568,206)**	**(300,832,110)**	**(46,934,913)**	**(16,908,292)**	**(56,933,419)**	**—**	**(2,913,377,891)**
Depreciation and amortization	(32,590,580)	(765,490)	(12,534,800)	(82,997,750)	(1,786,750)	(12,839,730)	(1,628,720)	(1,706,388)	—	—	(146,850,208)
Reclassifications	(330,550)	53,880	(410,050)	(53,980)	(34,000)	53,950	(309,710)	(158,330)	100	—	(1,188,690)
(Impairment)	(119,691,380)	—	(16,588,490)	(27,386,630)	(218,120)	(9,356,010)	—	—	(5,027,050)	—	(178,267,680)
Reversal of impairment	46,899,260	—	10,442,300	39,134,890	—	19,784,040	62,440	—	8,467,170	—	124,790,100
Disposals	4,712,390	33,950	994,600	—	59,210	5,070	2,030,670	487,820	—	—	8,323,710
Translation effect	(15,029,580)	—	23,010	—	(939,730)	—	(65,130)	(186,380)	—	—	(16,197,810)
Balances as of December 31, 2024	**Ps.(901,583,069)**	**(7,574,244)**	**(326,936,205)**	**(1,413,192,433)**	**(51,487,596)**	**(303,184,790)**	**(46,845,363)**	**(18,471,570)**	**(53,493,199)**	**—**	**(3,122,768,469)**
Wells, pipelines, properties, plant and equipment—net as of December 31, 2023	**Ps.285,434,820**	**12,017,211**	**182,581,787**	**353,323,631**	**25,387,796**	**124,426,910**	**6,610,224**	**16,080,145**	**423,571,347**	**52,888,295**	**1,482,322,166**
Wells, pipelines, properties, plant and equipment—net as of December 31, 2024	**Ps.245,505,630**	**16,733,231**	**180,314,167**	**436,414,501**	**26,362,916**	**125,494,530**	**8,612,854**	**15,721,597**	**542,040,911**	**53,332,375**	**1,650,532,712**
Depreciation rates	3 to 5%	5%	2 to7%	—	3 to 7%	4%	3 to 10%	4 to 20%	—	—	
Estimated useful lives	20 to 35	20	15 to 45	—	33 to 35	25	3 to 10	5 to 25	—	—	

[1] Mainly wells, pipelines and plants.

A. As of December 31, 2024, 2023 and 2022, the financing cost identified with fixed assets in the construction or installation stage, capitalized as part of the value of such fixed assets, was Ps.7,937,219, Ps. 4,676,577, and Ps. 4,580,836, respectively. Financing cost rates during 2024, 2023 and 2022 were 7.82% to 18.68%, 6.47% to 7.62% and 5.40% to 7.80%, respectively.

B. The combined depreciation of fixed assets and amortization of wells for the fiscal years ended December 31, 2024, 2023 and 2022, recognized in operating costs and expenses, was Ps. 146,850,208, Ps. 137,555,276 and Ps. 139,771,815, respectively. These figures include Ps. 124,473,818, Ps. 115,208,527 and Ps.113,656,994 for oil and gas production assets and costs related to plugging and abandonment of wells for the years ended December 31, 2024, 2023 and 2022 of Ps. 789,805, Ps. 137,685 and Ps. 224,327, respectively.

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C. As of December 31, 2024 and 2023, provisions relating to future plugging of wells costs amounted to Ps. 115,514,750 and Ps. 61,117,106, respectively, and are presented in the "Provisions for plugging of wells" (see Note 19).

D. As of December 31, 2024, 2023 and 2022, acquisitions of property, plant and equipment include transfers from wells unassigned to a reserve for Ps. 9,696,153, Ps. 14,306,298 and Ps. 10,630,314, respectively (see Note 13).

E. As of December 31, 2024, 2023 and 2022, the translation effect of property, plant and equipment items from a different currency than the presentation currency was Ps. 60,182,260, Ps. (40,731,370) and Ps. (14,982,766), respectively, which was mainly plant.

F. As of December 31, 2024, 2023 and 2022, PEMEX recognized a net impairment of Ps. (53,477,580), Ps. (28,797,518) and Ps. (83,538,021), respectively, which is presented as a separate line item in the consolidated statement of comprehensive income as follows:

	2024	**2023**	**2022**
		(Impairment) / Reversal of impairment, net	
Pemex Industrial Transformation	Ps.(78,049,865)	Ps.(25,568,713)	Ps.(25,615,351)
Pemex Exploration and Production	24,027,347	(2,353,077)	(60,438,070)
Pemex Logistics	582,923	(612,906)	2,121,045
MGAS	(37,985)	(191,786)	394,355
SUS	—	(71,036)	—
(Impairment), net	**Ps.(53,477,580)**	**Ps.(28,797,518)**	**Ps.(83,538,021)**

<u>Cash-Generating Unit of Pemex Exploration and Production</u>

As of December 31, 2024, 2023 and 2022, Pemex Exploration and Production recognized a net reversal of impairment and net impairments of Ps. 24,027,347, Ps. (2,353,077), and Ps. (60,438,070), respectively, shown by CGUs as shown in the next page.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	2024	2023	2022
Aceite Terciario del Golfo	18,799,827	(16,192,262)	(2,870,820)
Antonio J. Bermúdez	3,903,165	9,724,991	(5,510,789)
Lakach	3,546,439	(423,347)	(648,846)
Tsimin Xux	3,211,743	(9,532,221)	2,268,459
Tamaulipas Constituciones	2,578,602	1,710,627	(2,333,354)
Arenque	1,702,529	(1,705,447)	—
Ayin-Alux	486,415	—	—
Poza Rica	385,159	(397,084)	—
Cuenca de Macuspana	83,560	837,460	(281,770)
Misión (CEE)	5,902	(458,354)	200,830
Ébano (CEE)	—	—	1,298,911
Cárdenas-Mora	—	1,150,448	(1,150,448)
Crudo Ligero Marino	—	1,420,120	—
Santuario El Golpe	—	1,454,789	(1,454,789)
Ixtal - Manik	—	6,042,806	(6,042,806)
Chuc	—	6,445,006	(6,517,953)
Cantarell	(904,083)	15,174,961	(48,371,891)
Ogarrio Magallanes	(2,999,484)	(6,973,649)	530,061
Burgos	(6,772,427)	(10,631,921)	10,447,135
Total	**Ps.24,027,347**	**Ps.(2,353,077)**	**Ps.(60,438,070)**

As of December 31, 2024 Pemex Exploration and Production recognized a net reversal of impairment of Ps.24,027,347 mainly due to: (i) the positive effect of Ps.246,736,694, due to lower productive costs mainly in the Aceite Terciario del Golfo, Antonio J. Bermúdez, Poza Rica and Arenque CGU's (ii) the positive effect due to an exchange rate of Ps.51,936,270 from Ps.16.9220 = U.S$1.00 as of December 31, 2023 to Ps.20.2683 = U.S$1.00 as of December 31, 2024; and (iii) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 24,921,879 mainly in the Aceite Terciario del Golfo, Lakach, Tamaulipas Constituciones and Tsimin Xux CGU's. These effects were partially offset by (i) an increase in the discount rate of Ps.133,289,611 from de 9.93% in December 31, 2023 to 10.86% in December 31, 2024; (ii) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps.128,567,201 mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGU's, and (iii) a negative tax effect of Ps.37,710,685 due to a higher tax base motivated by benefits in production costs, exchange rate and hydrocarbon prices, mainly in the Cantarell, Burgos and Ogarrio Sanchez Magallanes CGU's.

As of December 31, 2023, Pemex Exploration and Production recognized a net impairment of Ps. (2,353,077) mainly due to:(i) the negative effect of Ps.64,145,752 due to increase in cost and expenses mainly in the Aceite Terciario del Golfo, Burgos, Tsimin Xux and Ogarrio Sánchez CGUs, (ii) the negative effect due to an exchange rate of Ps. 47,149,878, from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022, to Ps. 16.9220 = U.S.$1.00 as of December 31, 2023; and (iii) an increase in the discount rate of Ps. 23,731,588, from 9.31% in December 31, 2022 to 9.93% in December 31, 2023. These effects were partially offset by (i) an increase in crude oil prices and condensate products, generating a positive effect of Ps. 73,989,335 mainly in the Cantarell, Tamaulipas Constituciones and Crudo Ligero Marino CGUs; (ii) an increase in production profiles volume in the barrel of crude oil equivalent generating a positive effect of Ps. 45,517,214, mainly in the Antonio J. Bermúdez, Crudo Ligero Marino, Chuc, Ogarrio Sánchez, Ixtal Manik and Tamaulipas Constituciones CGUs; and (iii) a positive tax effect of Ps. 13,167,592, due to a lower tax base motivated by increases in cost and expenses at the Aceite Terciario del Golfo, Burgos and Tsimin Xux CGUs.

As of December 31, 2022, Pemex Exploration and Production recognized a net impairment of Ps. (60,438,070) mainly due to: (i) a decrease in production profiles volume in the barrel of crude oil equivalent generating a negative effect of Ps. 258,263,054, of which Ps. 160,892,540 are from the Cantarell CGU, Aceite Terciario del Golfo ("ATG"), Ixtal Manik, Antonio J. Bermúdez and Chuc

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Ticker: PEMEX Quarter: 4D Year: 2024

CGUs; and (ii) the negative effect due to an exchange rate of Ps. 17,568,491, from Ps. 20.5835 = U.S.$1.00 as of December 31, 2021, to Ps. 19.4143 = U.S.$1.00 as of December 31, 2022. These effects were partially offset by (i) an increase in crude oil prices, generating a positive effect of Ps. 157,896,123 mainly Burgos, Ogarrio Magallanes and Crudo Ligero Marino CGUs; (ii) an increase in the discount rate of Ps. 52,553,703, from 6.89% in 2021 to 9.31% in 2022, due to the increase in the debt component in the Weighted Average Cost of Capital ("WAAC") derived from the rise in global interest rates, which impacted PEMEX's benchmark rates that oil and gas industry uses to determine these discount rates, mainly in the Cantarell CGU due to the 30.5% reduction in proved reserves as of January 31, 2023, from 683.83 MMBPCE as of December 31, 2021 to 474.96 MMBPCE as of December 31, 2022; and (iii) a positive tax effect of Ps. 4,943,649, due to lower income in proved reserves as of January 1, 2023 mainly in the Cantarell, ATG and Ixtal Maniak CGUs.

The CGUs of Pemex Exploration and Production are investment projects in productive fields with hydrocarbon reserves associated with proved reserves. These productive hydrocarbon fields contain varying degrees of heating power consisting of a set of wells and are supported by fixed assets associated directly with production, such as pipelines, production facilities, offshore platforms, specialized equipment and machinery.

Each project represents the smallest unit which can concentrate the core revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined.

Pemex Exploration and Production determines the recoverable amount of fixed assets based on the long-term estimated prices for Pemex Exploration and Production's proved reserves. The recoverable amount on each asset is the value in use.

To determine the value in use of long-lived assets associated to hydrocarbon extraction, the net present value of reserves is determined based on the following assumptions:

	2024	2023	2022
Average crude oil price	63.02 U.S.$/bl	64.08 U.S.$/bl	59.37 U.S.$/bl
Average gas price	4.89 U.S.$/mpc	4.79 U.S.$/mpc	4.98 U.S.$/mpc
Average condensates price	70.21 U.S.$/bl	73.00 U.S.$/bl	64.95 U.S.$/bl
After-tax discount rate	10.86% annual	9.93% annual	9.31% annual
Pre-tax discount rate	16.44% annual	15.10% annual	14.27% annual

For 2024, 2023 and 2022 the total forecast production, calculated with a horizon of 25 years, was 6,965 Billion barrels per day (Bbd), 7,082 Bbd and 7,078 Bbd per day of crude oil equivalent, respectively.

Pemex Exploration and Production, in compliance with practices observed in the industry, estimates the recovery value of an asset by determining its value in use, based on cash flows associated with proved reserves after taxes and using a discount rate, also after taxes. Cash flows related to plugging wells provision costs are excluded in this computation of discounted cash flows.

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As of December 31, 2024, 2023 and 2022, values in use for CGU are:

	2024	2023	2022
Chuc	82,745,798	58,954,530	58,826,338
Aceite Terciario del Golfo	62,598,697	27,318,209	44,910,967
Crudo Ligero Marino	42,175,410	34,288,720	27,993,723
Tsimin Xux	39,802,960	26,234,797	42,487,962
Ogarrio Magallanes	32,727,984	27,794,137	29,222,531
Antonio J. Bermúdez	32,097,908	23,434,323	10,090,851
Ixtal - Manik	23,891,174	14,311,152	10,377,668
Cantarell	18,829,360	19,852,385	—
Tamaulipas Constituciones	14,610,722	4,799,796	3,000,177
Poza Rica	10,324,802	6,089,496	8,212,280
Arenque	7,804,677	2,629,121	5,307,805
Lakach	4,874,349	—	—
Cuenca de Macuspana	1,996,655	612,773	82,209
Burgos	1,259,454	2,611,157	13,254,788
Ayín - Alux	750,222	—	—
Ébano (CEE)	—	4,690,690	4,857,880
Santuario El Golpe	—	3,640,552	—
Cárdenas-Mora	—	3,105,129	—
Total	**Ps.376,490,172**	**Ps.260,366,967**	**Ps.258,625,179**

Cash-Generating Units of Pemex Industrial Transformation

As of December 31, 2024, 2023 and 2022, Pemex Industrial Transformation recognized a net impairment of Ps.(78,049,865), Ps.(25,568,713) and Ps.(25,615,351), respectively, shown by CGUs as shown in the next page.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

	2024	2023	2022
Tula Refinery	(33,661,647)	(13,816)	9,757,714
Minatitlán Refinery	(16,652,058)	4,615,400	(17,502,044)
Salina Cruz Refinery	(7,270,800)	—	(101,943)
Madero Refinery	(6,369,734)	(10,125,589)	5,244,262
Cosoleacaque Petrochemical Complex	(5,716,817)	(5,096,027)	630,486
Ciudad Pemex Gas Processor Complex	(5,389,475)	—	—
Cactus Gas Processor Complex	(1,670,960)	(4,592,823)	—
Morelos Petrochemical Complex	(643,817)	(3,093,360)	(7,512,584)
Coatzacoalcos Gas Processor Complex	(576,742)	(2,051,842)	—
Ethylene Processor Complex	(424,382)	—	—
La Venta Gas Processor Complex	(396,654)	(541,766)	—
Matapionche Gas Processor Complex	(163,389)	(498,212)	—
Pajaritos Petrochemical Complex	(40,901)	—	31,596
Cangrejera Petrochemical Complex	—	(61,296)	(6,419,084)
Cadereyta Refinery	—	—	(68,460)
Salamanca Refinery	393	5,750,279	(5,819,013)
Arenque Gas Processor Complex	1,774	(159,571)	(199,943)
Poza Rica Gas Processor Complex	137,833	(646,813)	(3,656,338)
Cangrejera Ethylene Complex	312,331	(771,161)	—
Nuevo Pemex Gas Processor Complex	475,180	(8,282,116)	—
Total	**Ps.(78,049,865)**	**Ps.(25,568,713)**	**Ps.(25,615,351)**

As of December 31, 2024, Pemex Industrial Transformation recognized the net impairment of Ps.(78,049,865) mainly due to an impact on the estimate gross result as a consequence of the decrease in sale prices and an increase in the discount rate of CGUs as refined products from 13.68% as of December 31, 2023 to 14.75% as of December 31, 2024. These effects were partially offset by a stabilization in production levels during 2024 due to the implementation of the Rehabilitation program in process plants, auxiliary services, and tanks.

As of December 31, 2023, the net impairment of Ps.(25,568,713) was due to a decrease in the exchange rate used in the projected cash-flows from Ps. 19.4143 = U.S.$1.00 as of December 31, 2022 to Ps. 16.9220 = U.S. $1.00 as of December 31, 2023. These effects were partially offset by a slight decrease in the discount rate of CGUs of refined products from 14.16% as of December 31, 2022 to 13.68% as of December 31, 2023.

As of December 31, 2022, the net impairment of Ps.(25,615,351) was mainly due to: (i) the negative effect due to an exchange rate, from Ps. 20.5835 = U.S.$1.00 as of December 31, 2021, to Ps. 16.9220 = U.S.$1.00 as of December 31, 2022, and (ii) a negative effect in the discount rate, from 9.45% in 2021 to 14.16% in 2022; and (iii) a projected decrease in revenues.

To determine the value in use of long-lived assets associated with the CGUs of Pemex Industrial Transformation, the net present value of cash flows was determined based on the following assumptions:

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 177 of 236 As of December 31, 2024 2023 2022 2024 2023 2022 2024 2023 2022 2024 2023 2022 2024 2023 2022 Refining Gas Petrochemicals Ethylene Fertilizers Average crude oil Price (U.S.$) 101.82 105.5 68.79 N.A. N.A. N.A. N.A Processed volume (1) 866 mbd 993 mbd 909 mbd 2,746 mmpcd of humid gas 3,201 mmpcd of humid gas 2,061 mmpcd of humid gas Variable because the load inputs are diverse Rate of U.S.$ $20.2683 $16.9220 $19.4143 $20.2683 $16.9220 $19.4143 $20.2683 $16.9220 19.4143 $20.2683 $16.9220 19.4143 $20.2683 $16.9220 $19.4143 Useful lives of the cash- generating units (year average) 12 12 12 7 6 7 4 5 5 7 5 5 6 5 4 Pre-tax discount rate 14.75% 13.68% 14.16% 15.93% 12.25% 13.20% 11.35% 10.31% 10.73% 11.35% 10.31% 10.73% 12.35% 13.25% 13.25% Period (2) 2025-2036 2024-2035 2024 - 2035 2025-2031 2024 - 2029 2024 - 2029 2025-2028 2024-2027 2024 - 2027 2025-2031 2024-2028 2024 - 2028 2025-2030 2024-2028 2024 - 2028 (1) Average of the first four years. (2) The first five years are projected and stabilize at year six. N.A. = Not applicable CGUs in Pemex Industrial Transformation are processing centers grouped according to their types of processes as refineries, gas complex processors, and petrochemical centers. These centers produce various finished products for direct sale to customers or intermediate products that can be processed in another of its CGUs or by a third party. Each processing center of Pemex Industrial Transformation represents the smallest unit that has distinguishable revenues, with clear costs and expenses that enable future cash flows (value in use) to be determined. Cash flow determinations are made based on PEMEX’s business plans, operating financial programs, forecasts of future prices of products related to the processes of the CGUs, budget programs and various statistical models that consider historical information of processes and the capacity of various processing centers. The recoverable amount of assets is based on each asset’s value in use. The value in use for each asset is calculated based on discounted cash flows, taking into consideration the volumes to be produced and sales to be carried out. As of December 31, 2024, 2023 and 2022, the value in use for the impairment of fixed assets was as shown in the next page. 2024 2023 2022 Salamanca Refinery 38,826,331 52,973,936 17,799,786 Cadereyta Refinery 38,491,000 49,608,678 48,191,707 Salina Cruz Refinery 20,203,733 51,877,280 49,725,087 Tula Refinery 18,074,762 46,202,340 48,695,398 Cangrejera Ethylene Processor Complex 11,278,426 8,758,887 — Nuevo Pemex Gas Processor Complex 8,136,516 8,412,828 31,708,026 Ciudad Pemex Gas Processor Complex 6,358,136 13,566,516 — Cactus Gas Processor Complex 5,301,464 7,412,437 — Burgos Gas Processor Complex 3,457,364 1,972,249 — Independencia Petrochemical Complex 1,899,481 4,382,873 — La Venta Gas Processor Complex 977,988 1,471,999 — Coatzacoalcos Gas Processor Complex 921,077 1,764,690 — Morelos Ethylene Processor Complex 538,152 923,623 — Pajaritos Ethylene Processor Complex 184,970 — — Madero Refinery — 14,453,809 10,279,749 Minatitlán Refinery — 4,184,019 4,061,210 Cosoleacaque Petrochemical Complex — 1,502,395 1,974,484 Arenque Gas Processor Complex — — 105,610 Total Ps.154,649,400 Ps.269,468,559 Ps.212,541,057 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 178 of 236 Cash-Generating Units of Pemex Logistics As of December 31, 2024, 2023 and 2022, Pemex Logistics recognized a net reversal of impairment, a net impairment and a net reversal of impairment of Ps.582,923, Ps.(612,906) and Ps.2,121,045, respectively show by CGU as follows: The net reversal of impairment and (impairment), was in the following CGUs: 2024 2023 2022 Storage terminals Ps.582,923 Ps.(582,923) Ps.— Construction in progress — (58,816) 2,121,045 Land and transport (white pipelines) — 28,833 — Reversal of impairment (impairment), net Ps.582,923 Ps.(612,906) Ps.2,121,045 As of December 31, 2024 2023 2022 2024 2023 2022 2024 2023 2022 Pipelines Landing transport Vessel Discount rate 16.57% 14.80% 12.73% 16.57% 14.80% 12.73% 16.57% 14.80% 12.73% Useful life 17 19 19 14 0 2 14 15 16 As of December 31, 2024, Pemex Logistics recognized a reversal of impairment of Ps.582,923 due to a decrease in value of the CGU due to the depreciation of the assets that are part of the calculation. As of December 31, 2023, Pemex Logistics recognized an impairment of Ps. (612,906) due to: (i) a decrease in the projected revenue in the cash flows of the storage terminals CGU, resulting from an expected increase in expenses and (ii) an increase in the discount rate to project future cash flows from 12.73% in 2022 to 14.80% in 2023. As of December 31, 2022, Pemex Logistics recognized a net reversal of impairment of Ps. 2,121,045 due to: (i) the capitalization of some work in progress, and (ii) an increase in the discount rate to project future cash flows from 12.57% in 2021 to 12.73% in 2022. CGU in Pemex Logistics are pipelines and transport equipment. The recoverable amounts of the assets as of December 31, 2024, 2023 and 2022, corresponding to the discounted cash flows at the rate of 16.57%, 14.80% and 12.73%, respectively, as follows: 2024 2023 2022 TAD, TDGL, TOMS (Storage terminals) Ps.66,363,740 Ps.69,078,019 66,431,256 Pipelines — — 43,707,101 Primary logistics — 111,366,873 74,294,282 Total Ps.66,363,740 Ps.180,444,892 184,432,639 A.PEMEX can conduct exploration and extraction activities through Exploration and Extraction Contracts (“EECs”). The EECs are awarded individually, through associations or joint ventures based on guidelines approved by the Comisión Nacional de Hidrocarburos (“National Hydrocarbons Commission” or “CNH”) and are classified into: a. Production-sharing contracts; b. Profit-sharing contracts; c. License agreements; and d. Service contracts. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 179 of 236 Certain of the EECs are operated though joint arrangements, for which PEMEX recognizes in its financial statements both the rights to the assets and the obligations for the liabilities, as well as profits and losses relating to the arrangements. EECs as of December 31, 2024 are: a.Production-sharing contracts: The object of the production-sharing contracts is the execution of oil activities under shared production contracts among Mexico through the Mexican Government via the CNH and Pemex Exploration and Production (as contractor), for the contractual area and the sharing of costs, risks, and terms and conditions involved in the contract and in accordance with the applicable regulations and best practices of the industry receiving, in exchange, benefits in favor of the contractor. I.Production contracts without a partner • Hydrocarbons Exploration and Extraction Contract for Block 29, Cuenca del Sureste, in which Pemex Exploration and Production owns 100% of the project. • Hydrocarbon Extraction Contract for the Ek-Balam (shallow water) Block. Pemex Exploration and Production owns 100% of this contractual area. II.Production contracts in consortium • Exploration and Extraction Contract related to Block 2 Tampico Misantla, pursuant to a consortium formed by Pemex Exploration and Production and DEA Deutsche Erdoel AG México, S. de R.L. de C.V. (“DEA”) and Compañía Española de Petróleos, S. A. U., (jointly liable). The object of the contract is the realization of oil activities, under shared production contracts, by the contractor for the contractual area and the sharing of costs, risks, terms and conditions involved in the contract and in accordance with the applicable regulations and best practices of the industry, receiving in exchange, benefits in favor of the contractor. Pemex Exploration and Production and DEA each have a 50% interest in this contractual area. Pemex Exploration and Production is the operator under this contract. • Exploration and Extraction Contract, related to Block 8 Cuencas del Sureste, pursuant to a consortium formed by Pemex Exploration and Production, EPC Hidrocarburos México, S. A. de C. V. (EPC). and Ecopetrol Global Energy, S. L. U. (jointly liable). Pemex Exploration and Production was designated by all the participating companies and with the approval of the CNH as the operator of this contract and all operational aspects of the petroleum activities will be carried out only by the operator on behalf of all participating companies. Pemex Exploration and Production and EPC each have a 50% interest in this contractual area. • Exploration and Extraction Contract, related to Block 16, Tampico Misantla, pursuant to a consortium by Pemex Exploration and Production, Deutsche Erdoel México S. de R.L. de C.V. (as operator) and CEPSA E.P. México S. de R.L. de C.V., as jointly liable. Pemex Exploration and Production owns 40% of this contractual area, DEUTSCHE Erdoel México S. de R.L. de C.V. owns 40%, and CEPSA E.P. México S. de R.L. de C.V. owns 20%. • Exploration and Extraction Contract, related to Block 17, Tampico Misantla, pursuant to a consortium by Pemex Exploration and Production, Deutsche Erdoel México S. de R.L. de C.V. (as operator) and CEPSA E.P. México S. de R.L. de C.V., as jointly liable. Pemex Exploration and Production owns 40% of this contractual area, Deutsche Erdoel México S. de R.L. de C.V. owns 40%, and CEPSA E.P. México S. de R.L. de C.V. owns 20%. • Exploration and Extraction Contract, related to Block 18, Tampico Misantla, in which Pemex Exploration and Production owns 100% of this contractual area. • Hydrocarbons Exploration and Extraction Contract for Block 32, Cuenca del Sureste, by Pemex Exploration and Production (as operator) and Total E&P México, S.A. de C.V. (as partner). Pemex Exploration and Total E&P México, S.A. de C.V each have a 50% interest in this contractual area. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 180 of 236 • Hydrocarbons Exploration and Extraction Contract for Block 33, Cuenca del Sureste, by Pemex Exploration and Production (as operator) and Total E&P México, S.A. de C.V. Pemex Exploration and Total E&P México, S.A. de C.V each have a 50% interest in this contractual area. • Hydrocarbons Exploration and Extraction Contract for Block 35, Cuenca del Sureste, by Shell Exploración y Extracción de México, S.A. de C.V. (as operator) and Pemex Exploration and Production. Shell Exploración y Extracción de México, S.A. de C.V. and Pemex Exploration each have a 50% interest in this contractual area. • Exploration and Extraction Contract, related to the Santuario El Golpe Block, pursuant to a consortium formed by Pemex Exploration and Production (as partner) and Petrofac México, S.A. de C.V. (PETROFAC), as operator. Pemex Exploration and Production owns 64% of this contractual area and PETROFAC owns 36%. • Exploration and Extraction Contract, related to the Misión Block, pursuant to a consortium formed by Pemex Exploration and Production (as partner) and Servicios Múltiples de Burgos, S.A. de C.V. (as operator). Pemex Exploration and Production owns 51% of this contractual area and Servicios Múltiples de Burgos, S.A. de C.V. owns 49%. • Exploration and Extraction Contract, related to Ébano Block, pursuant to a consortium formed by Pemex Exploration and Production (as partner), DS Servicios Petroleros, S.A. de C.V. (as operator) and D&S Petroleum S.A. de C.V. (as partner). Pemex Exploration and Production owns 45% of this contractual area, DS Servicios Petroleros S.A. de C.V. owns 54.99%, while D&S Petroleum S.A. de C.V. owns 0.01%. b.License contracts The nature of the contract relationship is the execution of oil activities, under the license contracting modality, under which the contractor is granted the right to explore and extract at its exclusive cost and risk hydrocarbons owned by the Mexican nation, who must comply with the obligations arising from the contract in the name and representation of each of the signatory companies in the contractual area in accordance with the applicable regulations, industry best practices and the terms and conditions of the contract. The contractor shall be entitled to payment for hydrocarbons produced, in accordance with the terms of the contracts, and after payments to the Mexican Government are made. I.License contracts without association • Hydrocarbons Exploration and Extraction Contract for Block 5, Plegado Perdido, in which Pemex Exploration and Production owns 100% of the project. • Hydrocarbons Exploration and Extraction Contract for Block 18, Cordilleras Mexicanas, in which Pemex Exploration and Production owns 100% of the project. II.License contracts in association • Hydrocarbons Exploration and Extraction Contract for Block 3 “Plegado Perdido”, in deep waters, formed by INPEX Corporation (“INPEX”) (as partner), Chevron Energía de Mexico, S. de R.L. de C.V. (“Chevron”) (as operator) and Pemex Exploration and Production, (as partner). Chevron, Pemex Exploration and Production and INPEX have 37.5%, 27.5% and 35% interest in this project, respectively, and will be jointly liable for all obligations of the contractors according to this contract regardless of their participation interest. • Hydrocarbons Exploration and Extraction Contract for Block 2, “Plegado Perdido”, formed by Pemex Exploration and Production (as partner) and Shell Exploración y Extracción de México, S.A. de C.V. (as operator). Pemex Exploration and Production and Shell Exploración y Extracción de México, S.A. de C.V. each have a 50% interest in this project.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 181 of 236 • Hydrocarbons Exploration and Extraction Contract for Block 22, Cuenca Salina, formed by Pemex Exploration and Production, Inpex E&P México, S.A. de C.V., (as partners), and Chevron (as operator). Chevron, Pemex Exploration and Production and Inpex E&P México, S.A. de C.V., have a 37.5%, 27.5% and 35% interest in this project, respectively. • A licensing contract with BHP Billiton Petróleo Operaciones de México, S. de R.L. (“BHP Billiton”) for the Trión Block. BHP Billiton owns 60% of the contractual area, while Pemex Exploration and Production owns 40%, and each of the signatory companies are jointly liable for all obligations of the contractors. • Hydrocarbons Exploration and Extraction Contract for the Cárdenas Mora Block, for onshore fields, formed by Pemex Exploration and Production (as partner), Petrolera Cárdenas Mora, S. A. P. I. de C. V. (as operator) and Cheiron Holding Limited (jointly liable). Pemex Exploration and Production and Petrolera Cárdenas Mora, S. A. P. I. de C. V. each have a 50% of interest in this project. • Hydrocarbons Exploration and Extraction Contract for the Ogarrio Block, for onshore fields, formed by Pemex Exploration and Production (as partner), Deutche Erdoel México, S. de R.L. de C.V. (as operator) and DEA Deutche Erdoel, A.G. (“DEA”) (jointly liable). Pemex Exploration and Production and DEA each have a 50% interest in this project. • Hydrocarbons Exploration and Extraction Contract for the Miquetla Block, for onshore fields, formed by Pemex Exploration and Production (as partner) and Operadora de Campos DWF, S.A. de C.V. (as operator). Pemex Exploration and Production has a 49% interest in this project while Operadora de Campos DWF, S.A. de C.V. has a 51% interest. See below for a condensed statement of comprehensive income and condensed statement of financial position, summarizing the exploration and extraction contracts listed above (presentation non-audited): Production-sharing contracts As of /For the year ended December 31, 2024 EK-Balam Block 2 Block 8 Block 16 Block 17 Block 18 Block 29 Block 32 Block 33 Block 35 Santuario El Golpe Misión Ébano Sales: Net sales 12,225,596 — — — — — — — — — 1,229,306 430,443 522,949 Cost of sales 7,939,522 95,842 46,139 28,065 29,412 64,656 38,140 2,704 565,361 13,558 1,041,355 287,299 280,153 Gross income (loss) 4,286,074 (95,842) (46,139) (28,065) (29,412) (64,656) (38,140) (2,704) (565,361) (13,558) 187,951 143,144 242,796 Other income (loss), net 1,065,212 61,419 11,322 (63) (69) — — (113,023) (2,128) 86,420 21,207 (17,809) Administrative expenses — — — — — — — — — — 5,759 — 65,534 Operating income (loss) 5,351,286 (34,423) (34,817) (28,128) (29,481) (64,656) (38,140) (2,704) (678,384) (15,686) 268,612 164,351 159,453 Taxes, duties and other (9,160,522) 1,361 352 — — — — — — — 18,486 (29,475) 6,402 Net income (loss) 14,511,808 (35,784) (35,169) (28,128) (29,481) (64,656) (38,140) (2,704) (678,384) (15,686) 250,126 193,826 153,051 Cash and cash equivalents 15 359,432 2,137 — — 132,059 69,518 233,010 — — — — — Accounts receivable 68,946,529 538,316 2,518 (16,868) (38,161) 81,874 1,299,510 70,543 (803,561) 282,428 14,112,454 9,036,988 3,862,148 Total current assets 68,946,544 897,748 4,655 (16,868) (38,161) 213,933 1,369,028 303,553 (803,561) 282,428 14,112,454 9,036,988 3,862,148 Wells, pipelines, properties, plant and equipment, net 42,688,201 — — — — — — — — — 1,970,797 1,540,335 557,176 Other assets — 12,111 — — — — — — — — — — — Total assets 111,634,745 909,859 4,655 (16,868) (38,161) 213,933 1,369,028 303,553 (803,561) 282,428 16,083,251 10,577,323 4,419,324 Suppliers 25,828,542 (11,241) (10,031) 78,203 77,138 738 14,423 1,007 315,696 662,077 8,552,790 4,840,235 2,119,046 Taxes and duties payable 95 1,246 1,331 — — 1,847 1,069 — — — — 474 — Other current liabilities 4,196,302 1,482,179 431,347 53,145 41,520 600,256 1,512,661 506,322 62,729 48,402 2,222,286 1,884,459 500,595 Total liabilities 30,024,939 1,472,184 422,647 131,348 118,658 602,841 1,528,153 507,329 378,425 710,479 10,775,076 6,725,168 2,619,641 Equity (deficit), net 81,609,806 (562,325) (417,992) (148,216) (156,819) (388,908) (159,125) (203,776) (1,181,986) (428,051) 5,308,175 3,852,155 1,799,683 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 182 of 236 License contracts As of /For the year ended December 31, 2024 Block 3 Block 2 Block 5 Block 18 Block 22 Cárdenas Mora Ogarrio Miquetla Sales: Net sales — — — — — 1,309,613 1,159,304 189,839 Cost of sales 2,649 68,234 211,407 225,615 185,241 783,613 710,328 102,331 Gross income (loss) (2,649) (68,234) (211,407) (225,615) (185,241) 526,000 448,976 87,508 Other income (loss), net (400) (7,528) — (673) 1 76,701 58,785 9,503 Administrative expenses — — — — — — 29,956 27,692 Operating income (loss) (3,049) (75,762) (211,407) (226,288) (185,240) 602,701 477,805 69,319 Taxes, duties and other — — — — — 15,850 13,516 2,581 Net income (loss) (3,049) (75,762) (211,407) (226,288) (185,240) 586,851 464,289 66,738 Cash and cash equivalents — — 3 — — 362 — — Accounts receivable 7,299 28,479 22,460 (101,250) 73,879 10,775,565 3,707,588 1,058,054 Total current assets 7,299 28,479 22,463 (101,250) 73,879 10,775,927 3,707,588 1,058,054 Wells, pipelines, properties, plant and equipment, net 1,774,329 1,446,710 269,169 Total assets 7,299 28,479 22,463 (101,250) 73,879 12,550,256 5,154,298 1,327,223 Suppliers 181,665 392,171 89,438 99,996 543,024 8,694,228 8,167,448 1,159,508 Taxes and duties payable — — 6,208 6,627 — 7 — — Other current liabilities 51,005 181,398 629,336 546,617 105,427 (1,446,339) (8,042,370) — Total liabilities 232,670 573,569 724,982 653,240 648,451 7,247,896 125,078 1,159,508 Equity (deficit), net (225,371) (545,090) (702,519) (754,490) (574,572) 5,302,360 5,029,220 167,715 Disclosure of provisions [text block] NOTE 19.PROVISIONS FOR SUNDRY CREDITORS At December 31, 2024, 2023 and 2022, the provisions for sundry creditors and others is as follows: 2024 2023 2022 Provision for plugging of wells (Note 12) Ps.115,514,750 61,117,106 66,699,388 Provision for trails in process (Note 26) 13,186,811 12,436,092 10,533,137 Provision for environmental costs 9,134,000 9,757,356 11,914,160 Ps.137,835,561 83,310,554 89,146,685 The following tables show the allowance account for plugging of wells, trials in progress and environmental costs: Plugging of wells 2024 2023 2022 Balance at the beginning of the year Ps.61,117,106 66,699,388 70,144,756 Increase (decrease) capitalized in fixed assets 34,738,841 (920,616) (3,573,843) Unwinding of discount against income 9,126,600 4,638,600 4,647,200 Unrealized foreign exchange loss (gains) 12,013,300 (8,475,320) (3,984,400) Amount used (1,481,097) (824,946) (534,325) Balance at the end of the year Ps.115,514,750 61,117,106 66,699,388 PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 183 of 236 Trials in progress 2024 2023 2022 Balance at the beginning of the year Ps.12,436,092 10,533,137 11,114,006 Additions against expenses 6,680,867 6,684,626 3,137,470 Provision cancellation (6,115,426) (4,901,474) (3,704,499) Amount used 185,278 119,803 (13,840) Balance at the end of the year Ps.13,186,811 12,436,092 10,533,137 Environmental costs 2024 2023 2022 Balance at the beginning of the year Ps.9,757,356 11,914,160 11,138,904 Additions against expenses 1,654,921 487,036 1,711,108 Cancellation against expenses (2,128,943) (2,613,047) (856,047) Amount used (149,334) (30,793) (79,805) Balance at the end of the year Ps.9,134,000 9,757,356 11,914,160 Provision for plugging of wells PEMEX records a provision at present value for the future plugging cost of an oil production facility or pipeline at the time that it is built. The plugging provision represents the present value of plugging costs related to oil and gas properties. These provisions have been created based on internal estimates of PEMEX. PEMEX has made certain assumptions based on the current economic environment that PEMEX believes provide a reasonable basis on which to estimate the future liability. These estimates are reviewed regularly to take into account any material changes in the assumptions. However, actual plugging costs in the long run will depend on future market prices for the necessary plugging work, which reflect market conditions at the time the work is being performed. The calculation of this provision considers the year-end exchange rate, the projected inflation rate for the United States, interpolated discount rates based on the maturity date of long-term debt instruments in U.S. markets, as well as unit costs obtained from current contracts as of the valuation date, the current status of PEMEX’s wells and the limit of proved and developed reserves as of January 1, 2024. As of December 31, 2024, 2023 and 2022, the provision increase due to effects updates in the reserve limits, adjustments to the discount rate and applications to the reserve. This includes the effect of the discount rate over time of Ps. 9,126,600, Ps. 4,638,600 and Ps. 4,647,200 for 2024, 2023 and 2022, respectively. The discount rate ranges used during 2024, 2023 and 2022 were from 9.090% to 10.390%, 9.510% to 10.050% and 9.380% to 10.520% for U.S. dollar denominated assets, respectively. Moreover, the time of plugging depends on when the fields cease to have economically viable production rates, which, in turn, depends on the inherently uncertain future prices of oil and gas. Well plugging of works will be carried out as shown in the next page. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 184 of 236 Year Amount 2025 Ps.1,162,352 2026 512,241 2027 788,302 2028 2,796,686 2029 5,338,195 More than five years 104,916,974 Total Ps.115,514,750 Provision for environmental costs PEMEX is subject to the provisions of the Ley General del Equilibrio Ecológico y la Protección al Ambiente (General Law on Ecological Equilibrium and Environmental Protection). To comply with this law, environmental audits of PEMEX’s larger operating, storage and transportation facilities have been or are being conducted. Following the completion of such audits, PEMEX has signed various agreements to implement environmental remediation and improve environmental plans. Such plans will be sent to the Agencia Nacional de Seguridad Industrial y de Protección al Medio Ambiente del Sector Hidrocarburos (National Agency for Industrial Safety and Environmental Protection of the Hydrocarbons Sector or “ASEA”). The period of execution of these works is not defined, as they are subject to the budgets that may be granted to PEMEX. Disclosure of related party [text block] NOTE 24.RELATED PARTIES The balances and transactions with related parties are mainly due to: (i) the sale and purchase of products, (ii) the billing of administrative services, and (iii) financial loans between related parties. Directors and employees of Petróleos Mexicanos and the Subsidiary Entities are subject to regulations related to conflict of interest such as the Petróleos Mexicanos Law, Ley Federal de Responsabilidades Administrativas de los Servidores Públicos (Federal Law of Administrative Responsibilities of Public Officials) and the Políticas y Lineamientos Anticorrupción para Petróleos Mexicanos, sus Empresas Productivas Subsidiarias y, en su caso, Empresas Filiales (Anticorruption Policies and Guidelines for Petróleos Mexicanos, its Subsidiary Productive Companies and, where applicable, Subsidiary Companies). Under these provisions, PEMEX’s directors and employees are obligated to “recuse themselves from intervening in any way in the attention to, processing or resolution of matters in which they might have personal, family or business interest, including those where some benefit can result for themselves, their spouse, blood or affinity relatives up to the fourth degree, or civil relatives, or for third parties with which they have professional, labor or business relations, or for partners or partnerships where the public officials or the persons referred above are or have been members thereof.” Related parties include individuals and companies that do not form part of PEMEX, but that could take advantage of being in a privileged position as a result of their relationship with PEMEX. Also included are situations in which PEMEX could take advantage of a special relationship in order to benefit its financial position or results of operations.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Main operations identified by PEMEX with this kind of directors and officers are as follows:

Ms. Emilia Esther Calleja Alor, Chief Executive Officer of CFE, was appointed member of the Board of Directors of Petróleos Mexicanos in accordance with the Article 18 Fraction V of the Ley de la Empresa Pública del Estado, Petróleos Mexicanos. CFE has executed several purchase agreements with Pemex Industrial Transformation. During 2024, CFE acquired the following products from Pemex Industrial Transformation:

Product	2024
Heavy fuel oil	Ps.20,002,587
Industrial diesel	14,091,302
Other	1,783,127
Fuel oil	419,173
Natural Gas	602,005
Freights	1,177
Total	**Ps.36,899,371**

As of December 31, 2024, CFE owed Pemex Industrial Transformation a total amount of Ps. 6,546,794. Invoices are payable between 16 and 60 days.

A.Compensation of Directors and Officers

For the years ended December 31, 2024, 2023 and 2022, short-term benefits of executive officers of Petróleos Mexicanos and the Subsidiary Entities paid or accrued in that year for services in all capacities was approximately Ps. 39,583, Ps. 38,060 and Ps. 35,906, respectively. Retirement post-employment and long-term employee benefits are granted as follows:

	As of December 31,		
	2024	2023	2022
Retirement	Ps.7,423	6,493	4,917
Post-employment	325	329	166
Long-term	1,711	1,594	1,681
	Ps.9,459	**8,416**	**6,764**

Except in the case of the independent members, members of the Boards of Directors of Petróleos Mexicanos and the Subsidiary Entities do not receive compensation for their services.

The compensation paid or accrued during 2024, 2023 and 2022, to the independent members of the Board of Directors of Petróleos Mexicanos was approximately Ps. 8,213, Ps. 8,213 and Ps. 7,648, respectively.

***B.*Compensation and benefits**

As an employee benefit, PEMEX offers salary advances to all of its eligible Petroleum Workers' Union and non-union workers, including executive officers, pursuant to the programs set forth in the collective bargaining agreement and in the *Reglamento de Trabajo del Personal de Confianza de Petróleos Mexicanos y Empresas Productivas Subsidiarias* (Employment Regulation of White-Collar Employees of Petróleos Mexicanos and Subsidiary Entities), respectively.

The salary advances, which are non-interest bearing, are offered to each eligible employee in an amount up to a maximum of four months' salary and are repaid through salary deductions in equal installments over a period of either one or two years, as elected by the employee. Most employees take advantage of this benefit. The amount of salary advances outstanding to executive officers

185 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

at December 31, 2024 and 2023 was Ps. 1,056 and Ps. 652, respectively. The amount of salary advances outstanding to executive officers at March 31, 2025 was Ps. 1,037.

Disclosure of revenue [text block]

NOTE 7.REVENUE

As of December 31, 2024, 2023 and 2022, the revenues were as follows:

A.Revenue disaggregation

For the year ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Geographical market								
2024								
United States	Ps.183,779,007	—	—	165,981,194	130,733,248	—	3,153,491	483,646,940
Other	79,624,344	—	—	—	27,891,306	—	613,913	108,129,563
Europe	84,022,478	—	—	—	16,066,976	—	—	100,089,454
Local	151,831	629,650,342	414,098	—	334,041,565	1,045	16,548,068	980,806,949
Incentive for automotive fuels (1)	—	—	—	—	—	—	—	—
Total	**Ps.347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**1,672,672,906**
2023								
United States	Ps.296,391,618	—	—	173,219,736	134,750,470	—	2,266,722	606,628,546
Other	79,526,182	—	—	—	12,068,575	—	174,843	91,769,600
Europe	63,582,520	—	—	—	5,571,102	—	—	69,153,622
Local	171,028	751,357,961	1,380,704	—	182,914,436	856	16,537,444	952,362,429
Incentive for automotive fuels (1)	—	23,421	—	—	—	—	—	23,421
Total	**Ps.439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**1,719,937,618**
2022								
United States	Ps.370,279,490	—	—	238,940,945	237,373,418	—	1,573,151	848,167,004
Other	137,931,414	—	—	—	6,861,495	—	3,656,343	148,449,252
Europe	72,285,406	—	—	—	4,953,641	—	—	77,239,047
Local	312,637	1,096,148,409	1,582,712	—	87,349,368	867	12,275,057	1,197,669,050
Incentive for automotive fuels (1)	—	111,863,956	—	—	—	—	—	111,863,956
Total	**Ps.580,808,947**	**1,208,012,365**	**1,582,712**	**238,940,945**	**336,537,922**	**867**	**17,504,551**	**2,383,388,309**

186 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

For the year ended December 31,	Exploration and Production	Industrial Transformation	Logistics	DPRLP	Trading Companies	Corporate	Other Operating Subsidiary Companies	Total
Major products and services								
2024								
Crude oil	Ps.347,425,829	—	—	—	15,128,953	—	—	362,554,782
Gas	124,483	61,672,499	—	—	18,016,287	—	—	79,813,269
Refined petroleum products	—	551,608,555	—	41,058,106	349,553,104	—	—	942,219,765
Incentive for automotive fuels [1]	—	—	—	—	—	—	—	—
Other	—	15,637,664	—	124,922,603	124,084,500	—	20,284,544	284,929,311
Services	27,348	731,624	414,098	485	1,950,251	1,045	30,928	3,155,779
Total	**Ps.347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**1,672,672,906**
2023								
Crude oil	Ps.439,500,320	—	—	—	9,640,797	—	—	449,141,117
Gas	140,303	63,518,907	—	4,170,270	31,402,341	—	—	99,231,821
Refined petroleum products	—	678,384,156	—	1,350,729	292,288,972	—	—	972,023,857
Incentive for automotive fuels [1]	—	23,421	—	—	—	—	—	23,421
Other	—	9,133,638	—	167,698,486	63,985	—	18,925,352	195,821,461
Services	30,725	321,260	1,380,704	251	1,908,488	856	53,657	3,695,941
Total	**Ps.439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**1,719,937,618**
2022								
Crude oil	Ps.580,496,310	—	—	—	3,244,632	—	—	583,740,942
Gas	226,289	122,981,393	—	12,419,661	104,994,293	—	—	240,621,636
Refined petroleum products	—	959,816,508	—	210,402,816	225,508,913	—	—	1,395,728,237
Incentive for automotive fuels [1]	—	111,863,956	—	—	—	—	—	111,863,956
Other	—	12,254,413	—	15,687,956	617,009	—	17,488,810	46,048,188
Services	86,348	1,096,095	1,582,712	430,512	2,173,075	867	15,741	5,385,350
Total	**Ps.580,808,947**	**1,208,012,365**	**1,582,712**	**238,940,945**	**336,537,922**	**867**	**17,504,551**	**2,383,388,309**
Timing of revenue recognition								
2024								
Products transferred at a point in time	Ps.347,550,312	613,694,202	414,098	165,980,709	506,782,844	—	20,284,543	1,654,706,708
Products and services transferred over the time	27,348	15,956,140	—	485	1,950,251	1,045	30,929	17,966,198
Total	**Ps.347,577,660**	**629,650,342**	**414,098**	**165,981,194**	**508,733,095**	**1,045**	**20,315,472**	**1,672,672,906**
2023								
Products transferred at a point in time	Ps.439,640,623	727,928,413	1,380,704	173,219,486	333,396,095	—	18,925,352	1,694,490,673
Products and services transferred over the time	30,725	23,452,969	—	250	1,908,488	856	53,657	25,446,945
Total	**Ps.439,671,348**	**751,381,382**	**1,380,704**	**173,219,736**	**335,304,583**	**856**	**18,979,009**	**1,719,937,618**
2022								
Products transferred at a point in time	Ps.580,722,599	1,150,738,488	1,582,712	238,510,433	334,364,846	—	17,488,810	2,323,407,888
Products and services transferred over the time	86,348	57,273,877	—	430,512	2,173,076	867	15,741	59,980,421
Total	**Ps.580,808,947**	**1,208,012,365**	**1,582,712**	**238,940,945**	**336,537,922**	**867**	**17,504,551**	**2,383,388,309**

[1] For more information on the incentive for automotive fuels, see Note 3-S and Note 7-E below.

Nature, performance obligations and timing of revenue recognition-

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer.

The following table provides information about the nature and timing of the satisfaction of performance obligations in contracts with customers, including significant payment terms and the related revenue.

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PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Products / services	Nature, performance obligations	Timing of revenue recognition
Crude oil sales	Export sales of crude oil are based on delivery terms established in contracts or orders. All sales are performed by the Free on Board International commercial term ("FOB" Incoterm). Crude oil sale contracts consider possible customers' claims due to product quality, volume or delays in boarding, which are estimated in the price of the transaction. For orders that have variations in price, revenue is adjusted on the closing date of each period. The subsequent variations in the fair value at the different reporting dates are recognized according to IFRS 9. The price of the product is determined based on a market components formula and the sale of crude oil.	Revenue is recognized at a point in time when control of the crude oil has transferred to the customer, which occurs when the product is delivered at the point of shipping. Invoices are generated at that time and are mostly payable within the deadlines established in contracts or orders. Payments in respect of crude oil sold and delivered shall be made within 30 days after the date of the bill of lading therefor. For international market crude oil sales, revenue is recognized with a provisional price, which undergoes subsequent adjustments until the product has arrived at the port of destination. There may be a period of up to two months in determining the final sale price, such as in the case of sales to some regions. Revenue is measured initially estimating variables such as quality and volume claims, delays in boarding, etc.
Sale of petroleum products	For all petroleum products, there is only one performance obligation that includes transport and handling services to the point of delivery. The price is determined based on the price at the point of delivery, adding the price of the services rendered (freight, handling of jet fuel, etc.) with the provisions and terms established by the *Comisión Reguladora de Energía* (Energy Regulatory Commission or "CRE").	Revenue is recognized at a point in time when control is transferred to the customer, which occurs either at the point of shipping or when it is delivered at the customer's facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue is initially measured by estimating variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

Sales of natural gas	There is only one performance obligation that includes transport and handling services to the point of delivery. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction. Such variable consideration is recognized to the extent that it is probable that it will not be reversed in a future period.	Revenue is recognized at a point in time when control is transferred to the customer, which occurs when it is delivered at the customer's facilities. Therefore, transportation fees can be included in the price of sale of the product and are considered part of a single performance obligation since transportation is rendered before control is transferred. Revenue initially is measured estimating variables as quality and volume claims, etc. Invoices are usually payable within 30 days.

188 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

Products / services	Nature, performance obligations	Timing of revenue recognition
Services	In cases where within the same service order there are transportation and storage services, there could exist more than one performance obligation, depending on the term of the service. When there is a performance obligation, the price is not distributed, but if it is considered that there is more than one performance obligation, the price of the transaction is considered based on the prices established in the service orders and which also include penalties such as quality and volume claims.	Income is recognized over time as the service is rendered. Invoices are usually payable within 22 days.
Other products	There is only one performance obligation that includes transportation for delivery to destination. The sale and delivery of the product are made at the same time and because they are FOB, transportation fees are included in the price of sale of the product. The transaction price is established at the time of sale, including the estimation of variable considerations such as capacity, penalties, extraordinary sales not included in contracts, adjustments for quality or volume claims, and incentives for the purchase of products; which are known days after the transaction.	The price of the product is estimated on the date of sale and considers variables such as quality and volume claims, etc. Invoices are usually payable within 30 days.

B.Accounts receivable in the statement of financial position

As of December 31, 2024 and 2023, PEMEX had accounts receivable derived from customer contracts in the amounts of Ps. 126,733,175 and Ps. 111,394,431, respectively (see Note 10). As of December 31, 2024 and 2023, customer advances of Ps. 26,494,706 and Ps. 34,114,306, respectively, are recognized in the Accounts and accrued expenses payable line item. Customer advances recognized in revenue for the years ended December 31, 2024 and 2023 were Ps. 6,199,067 and Ps. 1,671,631, respectively.

C.Practical expedients

i.Significant financial component, less than one year

PEMEX does not need to adjust the amount committed in consideration for goods and services to account for the effects of a significant financing component, since the transfer and the time of payment of a good or service committed to the customer is less than one year.

ii.Practical expedient

PEMEX applied the practical expedient, so disclosure about remaining performance obligations that conclude in less than one year is not needed.

When PEMEX is entitled to consideration for an amount that directly corresponds to the value of the performance that PEMEX has completed, it may recognize an income from ordinary activities for the amount to which it has the right to invoice.

189 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

D.Notable External Events

Armed conflict and related destabilization of world energy markets

The prices of oil and natural gas remain extremely volatile as a result of ongoing armed conflicts, including the military conflict involving Russia and Ukraine, the conflict in Gaza and disruptions to shipping operations in the Red Sea. PEMEX's revenues and profitability are heavily dependent on the prices it receives from sales of oil and natural gas. Oil prices are particularly sensitive to actual and perceived threats to global political stability and to changes in production from OPEC and OPEC+ member states and other oil-producing nations. Destabilization of global oil and gas prices could reduce PEMEX's sales and adversely affect its results and profitability. Oil and gas prices have, on average, decreased and may continue to decrease based on factors beyond PEMEX's control, including geopolitical events.

During 2024, the price of the Mexican crude oil export mix decreased by U.S.$0.95 or 1.4%, from U.S.$67.65 per barrel in 2023 to U.S.$66.70 per barrel in 2024, which was reflected in the decrease in the value of our revenues.

Total sales decreased by 2.7% or Ps.47,264,712 in 2024, from Ps.1,719,937,618 in 2023 to Ps.1,672,672,906 in 2024, mainly due to decreases in the sales prices of gasoline, diesel, fuel oil, jet fuel, natural gas and natural gas liquids.

During 2023, the price of the Mexican crude oil export mix decreased by U.S.$2.06 or 3.0%, from U.S.$69.71 per barrel in 2022 to U.S.$67.65 per barrel in 2023, which was reflected in the decrease in the value of PEMEX's revenues.

Total revenues decreased by 27.8% or Ps. 663,450,691 in 2023, from Ps. 2,383,388,309 in 2022 to Ps. 1,719,937,618 in 2023, mainly due to decreases in the sales prices of gasoline, diesel, fuel oil, jet fuel, natural gas and natural gas liquids.

E. The Automotive Incentive

On March 4, 2022, the Mexican Government published a decree in the Official Gazette of the Federation establishing a tax incentive pursuant to which PEMEX can recover the difference between the international reference price of gasoline and the price at which gasoline is traded in the domestic market, effective until December 31, 2024. For the years ended December 31, 2024, 2023 and 2022 this complementary incentive amounted Ps.0, Ps.23,421 and. Ps.111,863,956 respectively, which is included as a separate line item in total sales in the Statement of Comprehensive Income (see Note 3-S).

Disclosure of subsidiaries [text block]

NOTE 5.SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

As of December 31, 2024 and 2023, the Subsidiary Entities consolidated in these financial statements include Pemex Exploration and Production, Pemex Industrial Transformation and Pemex Logistics.

As of December 31, 2024 and 2023, the consolidated Subsidiary Companies are as follows:

- P.M.I. Trading, DAC. ("PMI Trading") (i)(iii)(vii)
- P.M.I. Holdings Petróleos España, S.L.U. ("HPE") (i)(iii)(v)

190 of 236

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

- P.M.I. Services North America, Inc. ("PMI SUS") (i)(iii)(vi)
- P.M.I. Norteamérica, S.A. de C.V. ("PMI NASA") (i)(iii)(iv)
- P.M.I. Comercio Internacional, S.A. de C.V. ("PMI CIM") (i)(ii)(iv)
- PMI Campos Maduros SANMA, S. de R.L. de C.V. ("SANMA") (iii)(iv)(xv)
- Pro-Agroindustria, S.A. de C.V. ("AGRO") (iii)(iv)
- PTI Infraestructura de Desarrollo, S.A. de C.V. ("PTI ID") (iii)(iv)
- P.M.I. Servicios Portuarios Transoceánico, S.A. de C.V. ("PMI SP") (iii)(iv)
- Pemex Procurement International, Inc. ("PPI") (iii)(vi)
- Pemex Finance Limited ("FIN") (iii)(ix)(xiv)
- Mex Gas Internacional, S.L. ("MGAS") (iii)(v)
- Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. ("PDII") (iii)(iv)(xi)
- KOT Insurance Company, AG. ("KOT") (iii)(viii)
- PPQ Cadena Productiva, S.L.U. ("PPQCP") (iii)(v)(xiii)
- I.I.I. Servicios, S.A. de C.V. ("III Servicios") (iii)(iv)
- PMI Ducto de Juárez, S. de R.L. de C.V. ("PMI DJ") (i)(iii)(iv)
- PMX Fertilizantes Holding, S.A. de C.V. ("PMX FH") (iii)(iv)
- PMX Fertilizantes Pacífico, S.A. de C.V. ("PMX FP") (iii)(iv)
- Grupo Fertinal, S.A. de C.V. ("GP FER") (iii)(iv)
- Compañía Mexicana de Exploraciones, S.A. de C.V. ("COMESA") (ii)(iv)(xii)
- P.M.I. Trading México, S.A. de C.V. ("TRDMX") (i)(iii)(iv)
- Holdings Holanda Services, B.V. ("HHS") (iii)(x)
- Deer Park Refining Limited Partnership ("Deer Park" or "DPRLP") (i)(iii)(vi)
- Gasolinas Bienestar, S.A. de C.V. ("GASOB") (iii)(xii)

(i) Member Company of the "PMI Subsidiaries".
(ii) Non-controlling interest company (98.33% in PMI CIM and 60.00% in COMESA).
(iii) Petróleos Mexicanos owns 100.00% of the interests in this Subsidiary Company.
(iv) Operates in Mexico.
(v) Operates in Spain.
(vi) Operates in the United States of America.
(vii) Operates in Ireland.
(viii) Operates in Switzerland.
(ix) Operates in the Cayman Islands.
(x) Operates in the Netherlands.
(xi) This company changed its corporate name from Pemex Desarrollo e Inversión Inmobiliaria, S.A. de C.V. to Pemex Desarrollo e Inversión de Proyectos, S.A. de C.V. On April 20, 2023.
(xii) Consolidated as of July 2023.
(xiii) This company is in process of liquidation.
(xiv) This company was liquidated in September 2024.
(xv) This company was liquidated in December 2024.

Disclosure of significant accounting policies [text block]

191 of 236

PEMEX					Consolidated
Ticker:	PEMEX	Quarter:	4D	Year:	2024

NOTE 3.MATERIAL ACCOUNTING POLICIES

PEMEX has consistently applied the following accounting policies to each of the periods presented in the preparation of its consolidated financial statements.

Below is a summary of the material accounting policies:

A. Basis of consolidation

The consolidated financial statements include the financial statements of Petróleos Mexicanos and those of its subsidiaries over which it has control.

i. Business combinations

PEMEX accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to PEMEX. In determining whether a particular set of activities and assets is a business, PEMEX assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set could produce outputs.

PEMEX has an option to apply a 'concentration test' that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

ii. Subsidiaries

Subsidiaries are entities controlled by PEMEX. PEMEX "controls" an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and could affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

For more information about the Subsidiary Companies, see Note 5.

iii. Non-controlling interests

Non-controlling interests are measured initially at their proportionate share of the acquiree's identifiable net assets at the date of acquisition. Changes in the ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

192 of 236

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 193 of 236 iv. Loss of control When PEMEX loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost. v. Interests in equity-accounted investees PEMEX’s interests in equity-accounted investees comprise interests in associates and a joint venture. Associates are those entities in which PEMEX has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which PEMEX has joint control, whereby PEMEX has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities (joint operation). Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include PEMEX’s share of the profit or loss and other comprehensive income (OCI) of equity accounted investees, until the date on which significant influence or joint control ceases. Upon loss of significant influence over the associate or joint control over the joint venture, PEMEX measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss. When the value of the share of losses exceeds the value of PEMEX’s investment in an associate or joint venture, the carrying value of the investment, including any long-term investment, is reduced to zero and PEMEX ceases to recognize additional losses, except in cases where PEMEX is liable for obligations incurred by those associates and joint ventures. vi. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the PEMEX interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment. B. Foreign currency i. Foreign currency transactions Transactions in foreign currencies are translated into the respective functional currencies of PEMEX companies at the exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in consolidated statements of comprehensive income and presented within foreign exchange. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 194 of 236 ii. Foreign operation The financial statements of foreign subsidiaries and associates are translated into the reporting currency by first identifying if the functional currency is different from the currency for recording the foreign operations, and, if so, the recording currency is translated into the functional currency and then into the reporting currency using the year-end exchange rate of each period for assets and liabilities reported in the consolidated statements of financial position; the historical exchange rate at the date of the transaction for equity items; and the exchange rate at the date of the transaction for income and expenses reported in the consolidated statement of comprehensive income. Foreign currency differences are recognized in OCI and accumulated in the currency translation effect, except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the consolidated statement of comprehensive income as part of the gain or loss on disposal. If PEMEX disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When PEMEX disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. C. Financial instruments i. Recognition and initial measurement Financial assets and liabilities are initially recognized when these assets are contractually originated or acquired, or when these liabilities are contractually issued or assumed. Financial assets and financial liabilities (unless it is an account receivable or account payable without a significant financing component) are measured and initially recognized at fair value, in the case of financial assets or liabilities not measured at fair value with changes through OCI, plus the transaction costs directly attributable to acquisition or issuance, when subsequently measured at amortized cost. An account receivable or account payable without a significant financing component is initially measured at the transaction price. If PEMEX determines that the fair value at the initial recognition differs from the transaction price, PEMEX shall recognize the difference between the fair value at initial the recognition and the transaction price in the consolidated statements of comprehensive income. ii. Classification and subsequent measurement Financial Assets On initial recognition, a financial asset is classified as measured at: Amortized Cost; Fair Value Through Other Comprehensive Income (“FVTOCI”)–debt investment; FVTOCI–equity investment; or Fair Value Through Profit or Loss (“FVTPL”). Financial assets are not reclassified subsequent to their initial recognition unless PEMEX changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 195 of 236 FINANCIAL ASSETS MEASUREMENT Amortized cost A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL: • it is held within a business model that has the objective of holding assets to collect contractual cash flows; and • its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Debt investment A debt instrument is measured at FVTOCI only if it meets both of the following conditions and is not designated as at FVTPL: • it is held within a business model that has the objective of both collecting contractual cash flows and selling financial assets; and • its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Equity investment On initial recognition of an equity investment that is not held for trading, PEMEX may irrevocably elect to present subsequent changes in fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVTOCI (as described above) are measured at FVTPL. This includes all derivative financial assets (see Note 17). On initial recognition, PEMEX may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL, if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Financial assets: Business model assessment PEMEX assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice, which include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to PEMEX management; • the risk that affects the performance of the business model (and the financial assets held within that business model) and how those risks are managed; • how managers of the business are compensated (e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected); and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and expectations about future sales activity. Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with PEMEX’s continuing recognition of the assets. Financial assets that are held for trading or managed and the performance of which is evaluated on a fair value basis are measured at FVTPL. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 196 of 236 Financial Asset: Assessment whether contractual cash flows are solely payments of principal and interest For the purposes of this assessment, principal is defined as the fair value of the financial assets on initial recognition. Interest is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during the relevant period of time and for the basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, PEMEX considers the contractual terms of the instrument, which includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, PEMEX considers: • contingent events that would change the amount or timing of cash flows; • terms that may adjust the contractual coupon rate, including variable rate features; • prepayment and extension features; and • terms that limit PEMEX’s claim to cash flows from specified assets (for example, non-recourse features). A prepayment feature is consistent solely with the payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition. Financial assets: Subsequent measurement and gain and losses Financial assets at FVTPL Financial assets at FVTPL are measured at fair value and changes therein, including any interest or dividend income, are recognized in profit or loss. Financial assets at amortized cost These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss. Debt investments at FVOCI These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss. Equity investments at FVOCI These assets are subsequently measured at fair value. Dividends are recognized as income in profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 197 of 236 Financial liabilities: Classification, subsequent measurement and gains and losses Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. iii. Derecognition Financial assets PEMEX derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which PEMEX neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. PEMEX enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized. Financial liabilities PEMEX derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. PEMEX also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss. iv. Offsetting Financial assets and financial liabilities are offset, and the net amount is presented in the statement of financial position when, and only when, PEMEX has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. v. Derivative financial instruments and hedge accounting PEMEX uses DFIs to hedge the risk exposure in foreign currency, interest rate and the price of commodities related to its products. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met. These contracts are not accounted as designated hedging instruments. DFIs are accounted for as financial assets when the fair value is positive and as a financial liability when the fair value is negative. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 198 of 236 vi. Impairment Financial instruments and contract assets PEMEX recognizes loss allowances for Estimated Credit Losses (“ECLs”) on: • financial assets measured at amortized cost; • debt investments measured at FVOCI; and • contract assets. PEMEX measures loss allowances at an amount equal to lifetime ECL, except for the following, which are measured as 12-month ECLs: • debt securities that are determined to have low credit risk at the reporting date; and • other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition. PEMEX considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to PEMEX in full, without recourse by PEMEX to actions such as guarantee redemption (if any is held). PEMEX considers that a debt instrument has a low credit risk when its credit rating is classified as “investment grade.” The investment grade classification is based on minimum credit ratings of Baa3 (Moody’s) and BBB- (S&P and Fitch), as well as its equivalent in other rating agencies. Lifetime ECLs are the credit losses that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which PEMEX is exposed to credit risk. Measurement of ECLs ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (for example, the difference between the cash flows due to the entity in accordance with the contract and the cash flows that PEMEX expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit-impaired financial assets At each reporting date, PEMEX assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit- impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 199 of 236 Evidence that a financial asset is credit-impaired includes the following observable data: • significant financial difficulty of the borrower or issuer; • a breach of contract such as a default or being more than 90 days past due; • the restructuring of a loan or advance by PEMEX on terms that it would not consider otherwise; • it is probable that the borrower will enter bankruptcy or other financial reorganization; or • the disappearance of an active market for a security because of financial difficulties. Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. Write-off The gross carrying amount of a financial asset is written off when PEMEX has no reasonable expectation of recovering a financial asset in its entirety or a portion thereof. In the case of individual customers, PEMEX’s policy is to cancel the gross carrying amount when the financial asset has met the uncollectibility report as established in the Políticas Generales y Procedimientos para Cancelar Adeudos (Procedure to Write-Off Financial Assets). For corporate customers, PEMEX individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the PEMEX’s procedures for recovery of amounts due. D. Inventories and cost of sales Inventories are valued at the lower of cost or net realizable value. Cost is determined based on the cost of production or acquisition of inventory and other costs incurred in transporting such inventory to its present location and in its present condition, using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The estimate takes into consideration, among other things, the decrease in the value of inventories due to obsolescence. Cost of sales represents the cost of production or acquisition of inventories at the time of sale, increased, where appropriate, by declines in net realizable value of inventories during the year. Advance payment to suppliers for inventory purchases are recognized as part of inventory when the risks and benefits of the ownership of the inventory have been transferred to PEMEX. E. Wells, pipelines, properties, plant and equipment i. Recognition and measurement Items of wells, pipelines, properties, plant and equipment are recorded at acquisition or construction cost, which includes capitalized borrowing cost, less accumulated depreciation and accumulated impairment losses. Initial costs of wells, pipelines, properties, plant and equipment are initially recorded at cost, which includes their original purchase price or construction cost, any costs attributable to bringing the assets to a working condition for their intended use and the costs PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 200 of 236 of dismantling and removing the items and restoring the site on which they are located, including the estimated cost of plugging and abandoning wells. The cost of financing projects that require large investments and financing incurred for projects, net of interest revenues from the temporary investment of these funds, is recognized as part of wells, pipelines, properties, plant and equipment when the cost is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during periods in which the development of construction is interrupted, and its capitalization ends when the activities necessary for the use of the qualifying asset are substantially completed. All other financing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred. The cost of self-constructed assets includes the cost of materials and direct labor, interest on financing and any other costs directly attributable to start up. In some cases, the cost also includes costs of plugging of wells and removal at present value. Expenditures related to the construction of wells, pipelines, properties, plant and equipment during the stage prior to commissioning are stated at cost as intangible assets or construction in progress, in accordance with the characteristics of the asset. Once the assets are ready for use, they are transferred to the respective component of wells, pipelines, properties, plant and equipment and depreciation or amortization begins. If significant parts of an item of wells, pipelines, properties, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of wells, pipelines, properties, plant and equipment is recognized in profit or loss. Advance payments for the acquisition of pipelines, properties, plant and equipment are also recognized in the line item of wells, pipelines, properties, plant and equipment when the risks and benefits of the ownership have been transferred to PEMEX. ii. Subsequent expenditure The costs of major maintenance or replacement of a significant component of an item of wells, pipelines, properties, plant and equipment are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to PEMEX and its cost can be measured reliably. The costs of recurring maintenance, repairs and renovations of wells, pipelines, properties, plant and equipment carried out to maintain the facilities in normal operation conditions are recognized in profit or loss as incurred. iii. Depreciation Depreciation and amortization of capitalized costs in wells are determined based on the estimated economic life of the field to which the wells belong, considering the relationship between the production of barrels of oil equivalent for the period and proved developed reserves of the field, as of the beginning of the period, with quarterly updates for new development investments. Depreciation of other elements of pipelines, properties, plant and equipment is recognized in profit or loss on a straight-line basis over the estimated useful life of the asset, beginning as of the date that the asset is available for use, or in the case of construction, from the date that the asset is completed and ready for use. The estimated useful lives of wells, pipelines, properties, plant and equipment for current and comparative periods are described in Note 12. Estimated useful lives of items of properties, plant and equipment are reviewed and updated prospectively if expectations differ from previous estimates. F. Intangible assets and oil and natural gas exploration and license, appraisal and development expenditure

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 201 of 236 i. Intangible assets Intangible assets acquired separately are measured at initial recognition at their acquisition cost. After the initial recognition, intangible assets are valued at their acquisition cost, less: (i) accumulated amortization, under the straight-line method during the estimated useful life of the intangible asset and (ii) accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred. Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Software licenses are amortized over the lesser of their contract period or the remaining life of the asset to which they are associated. The estimated useful lives of elements of intangible assets for current and comparative periods are described in Note 13. The estimated useful lives and residual values of intangible assets are reviewed at each reporting date and adjusted if appropriate. ii. Wells not assigned to a reserve, oil and natural gas exploration, appraisal and development expenditure a.Wells not assigned to a reserve Wells not assigned to a reserve mainly include drilling, evaluation and development costs for oil and natural gas, and rights-of-way. b.Oil and natural gas exploration, appraisal and development expenditures Oil and natural gas exploration, evaluation and development expenses are accounted for using the principles of the successful efforts method of accounting, as described below: Successful Efforts Method Pemex Exploration and Production applies IFRS 6 - Exploration and Evaluation of Mineral Resources, which allows an entity to develop an accounting policy for exploration and evaluation assets. Therefore, Pemex Exploration and Production uses the method of successful efforts, which requires a cause-and-effect relationship between the costs incurred and the recognition of specific reserves. Generally, if a cost is incurred without an identifiable future benefit, it is charged to expenses. Before PEMEX is able to determine the accounting treatment of a cost, it must be classified as a property acquisition, exploration, development or production cost. Exploration and appraisal expenditure Geological and geophysical exploration costs including topographic costs, geological studies, property access rights, remuneration and expenses of geologists and geophysicists are charged to expenses as incurred. Costs directly associated with an exploration well, other than the costs mentioned in the preceding paragraph, are initially capitalized as an intangible asset (wells not assigned to a reserve) until the drilling of the well is complete and the results have been evaluated. These costs include employee compensation, materials and fuel used, platform costs and payments made to contractors. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 202 of 236 If potentially commercial quantities of hydrocarbons are not found, the exploration well costs are written off against profit or loss. If hydrocarbons are found and, subject to additional assessment activity, are likely to be capable of commercial development, the costs continue to be carried as an asset. If it is determined that development will not occur, then the costs are expensed against profit or loss. Costs directly associated with the evaluation activity performed to determine the size, characteristics and commercial potential of a reserve after the initial hydrocarbon discovery, including the costs of evaluation of wells where no hydrocarbons were found, are initially capitalized as an intangible asset (wells not assigned to a reserve). When proved reserves of oil and natural gas are determined and development is approved by management, the relevant expenditure is transferred to wells, pipelines, properties, plant and equipment. Exploration wells more than 12 months old are recognized as an expense unless: (a)(i) they are in an area requiring major capital expenditure before production can begin, (ii) commercially productive quantities of reserves have been found, and (iii) they are subject to further exploration or appraisal activity, in that, either drilling or additional exploration wells are underway or firmly planned for the near future or (b) proved reserves are viable within 12 months of completion of the exploratory drilling. Development expenditure Expenditure on the construction, installation and completion of infrastructure facilities such as platforms, pipelines and the drilling of development wells, including service and unsuccessful development or delineation wells, is capitalized within wells, pipelines, properties, plant and equipment and is depreciated from the commencement of production as described in the accounting policy for wells, pipelines, properties, plant and equipment. Exploration Exploration includes all expenses related to the search for oil and / or gas reserves, including depreciation and applicable costs of supporting equipment and facilities, and the costs of drilling exploratory wells and exploratory stratigraphic wells. Some exploration costs are charged directly to expenses when they occur, such as the costs of maintaining unexploited properties, since such costs do not increase the possibilities that said lands contain proven reserves. The costs of geologists, topographers and geophysicists, including wages and other related expenses, are also charged directly to expenses when they occur because they do not represent the acquisition of an identifiable asset since these studies represent research expenses. All costs for drilling exploratory wells are capitalized and classified as wells, pipelines, property, plant and equipment, not associated with a reserve, until it is determined whether or not a well has proven reserves. Once the exploratory wells are completed, the future treatment of these costs is determined. Development Development costs are associated with previously discovered proven reserves, with previously known future benefits. Therefore, all costs incurred in development activities must be capitalized. Development includes all costs incurred in creating a system of productive wells, related equipment, and facilities in proven reserves so that oil and / or gas can be extracted. Developmental costs are related to specific proven reserves. The cost of building roads to gain access to proven reserves is a development cost, as is the cost of providing facilities for the extraction, treatment, collection and storage of oil and / or gas. Developmental costs also include depreciation and operating costs of equipment and facilities used in developmental activities. Likewise, non-productive development wells are capitalized, since they are considered as a cost of creating the total production system for proven reserves. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 203 of 236 Production Production includes the costs incurred to raise oil and / or gas to the surface, its collection, treatment, processing and field storage. The production function ends in the storage tank of the production field or, in exceptional circumstances, at the first point of delivery of the oil and / or gas to the main line, refinery, marine terminal or common transport. G. Crude oil and natural gas reserves Under Mexican law, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In accordance with the aforementioned and based on the applicable regulation as of the date of these consolidated financial statements, the reserves assigned to PEMEX by the Mexican Government are not registered for accounting purposes because they are not PEMEX’s property. PEMEX estimates total proved oil and natural gas reserve volumes in accordance with the definitions, methods and procedures established in Rule 4-10(a) of Regulation S-X (“Rule 4-10(a)”) of the U.S. Securities and Exchange Commission (“SEC”), as amended, and where necessary, in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “SPE”) as of February 19, 2007. These procedures are consistent with international reserves reporting practice. The estimation of these reserves depends on assumptions made and the interpretation of the data available and may vary among analysts. The results of drilling activities, test wells and production after the date of estimation are utilized in future revisions of reserves estimates. Although PEMEX does not own the oil and other hydrocarbon reserves within Mexico, these procedures allow PEMEX to record the effects that such oil and other hydrocarbon reserves have on its consolidated financial statements, including, for example, in the depreciation and amortization line item. H. Impairment of non-financial assets The carrying amounts of PEMEX’s non-financial assets, other than inventories and deferred taxes, are assessed for indicators of impairment at the end of each reporting period. If the net carrying value of the asset or its cash-generating unit exceeds the recoverable amount, PEMEX records an impairment charge in profit or loss. A cash-generating unit is the smallest identifiable group of assets which can generate cash flows independently from other assets or groups of assets. The recoverable amount of an asset or a Cash-Generating Unit (“CGU”) is defined as the higher of its fair value minus the costs of disposal and its value in use. The value in use is the discounted present value of the net future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. In measuring value in use, the discount rate applied is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value is calculated using discounted cash flows determined by the assumptions that market participants would apply in order to estimate the price of an asset or CGU, assuming that such participants were acting in their best economic interest. In the case of cash-generating assets or items dedicated to the exploration and evaluation of hydrocarbons reserves, the recoverable amount is determined using the value in use based on the proved reserves and probable reserves, in some cases, for the risk factor associated with such reserves. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 204 of 236 Both impairment losses and reversals are recognized in the statement of comprehensive income in the costs and expenses line items in which the depreciation and amortization are recognized. Impairment losses may not be presented as part of the costs that have been capitalized in the value of any asset. Impairment losses related to inventories are recognized as part of cost of sales. Impairment losses on investments in associates, joint ventures and other investments are recognized as profit (loss) sharing in associates. An impairment loss shall be reversed if there has been a change in the estimates used since the date when the impairment loss was recognized. These reversals will not exceed the carrying value of the asset as though no impairment had been recognized. Impairment losses and reversals are presented in a separate line item in the consolidated statement of comprehensive income. I. Leases At the inception of a contract, PEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. i. As a lessee At commencement or on modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, PEMEX has elected for some leases not to separate non-lease components and to account for the lease and non-lease components as a single lease component. PEMEX recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the lesser of the straight-line method and the hours of use method, from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to PEMEX by the end of the lease term or the cost of the right-of-use asset reflects that PEMEX will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Useful lives are shown in Note 16. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, PEMEX’s incremental borrowing rate. Generally, PEMEX uses its incremental borrowing rate as the discount rate. PEMEX determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. Lease payments included in the measurement of the lease liability comprise the following: • fixed payments, including in-substance fixed payments; • variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; • amounts expected to be payable under a residual value guarantee; and

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 205 of 236 • the exercise price under a purchase option that PEMEX is reasonably certain to exercise, lease payments in an optional renewal period if PEMEX is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless PEMEX is reasonably certain not to terminate early. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in PEMEX’s estimate of the amount expected to be payable under a residual value guarantee, if PEMEX changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. PEMEX presents separately the right-of-use assets and lease liabilities in the statement of financial position. Short-term leases and leases of low-value assets PEMEX has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. PEMEX recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. ii. As a lessor At inception or upon modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. When PEMEX acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, PEMEX makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, PEMEX considers certain indicators such as whether the lease is for the major part of the economic life of the asset. If an arrangement contains lease and non-lease components, then PEMEX applies IFRS 15 to allocate the consideration in the contract. PEMEX applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. Further, PEMEX regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease. PEMEX recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of “other revenue.” J. Provisions Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. PEMEX recognizes provisions when, as a result of a past event, PEMEX has incurred a legal or assumed present obligation for which a future disbursement is probable and the value of such disbursement is reasonably estimable. In certain cases, such amounts are recorded at their present value. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 206 of 236 Increases in ongoing legal expense liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Other expenses” line item. Environmental liabilities In accordance with applicable legal requirements and accounting practices, an environmental liability is recognized when the cash outflows are probable and the amount is reasonably estimable. Disbursements related to the conservation of the environment that are linked to revenue from current or future operations are accounted as expenses or assets, depending on the circumstances of each disbursement. Disbursements related to past operations, which no longer contribute to current or future revenues, are accounted for as current period expenses. The accrual of a liability for a future disbursement occurs when an obligation related to environmental remediation, for which PEMEX has the information necessary to determine a reasonable estimated cost, is identified. Increases in environmental liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Cost of sales” line item. Retirement of assets The obligations associated with the future retirement of assets, including those related to the retirement of wells, pipelines, properties, plant and equipment and their components are recognized at the date that the retirement obligation is incurred, based on the discounted cash flow method. The determination of the fair value is based on existing technology and regulations. If a reliable estimation of fair value cannot be made at the time the obligation is incurred, the accrual will be recognized when there is sufficient information to estimate the fair value. The obligations related to the costs of future retirement of assets associated with the principal refining processes for gas and petrochemicals are not recognized. These assets are considered to have an indefinite useful life due to the potential for maintenance and repairs. The abandonment costs related to wells currently in production and wells temporarily closed are recorded in the statement of comprehensive income based on the units of production method. Total cost of abandonment and plugging for non-producing wells is recognized in the statement of comprehensive income at the end of each period. All estimations are based on the useful lives of the wells, considering their discounted present value. Salvage values are not considered, as these values commonly have not traditionally existed. Increases in retirement of assets liabilities are recognized as part of the cost of completed wells in fixed assets. K. Employee benefits i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if PEMEX has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 207 of 236 iii. Defined benefit plan PEMEX’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for PEMEX, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements. New remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. PEMEX determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at such time, considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss. When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. PEMEX recognizes gains and losses from the settlement of a defined benefit plan when the settlement occurs. iv. Other long-term employee benefits PEMEX’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. New remeasurements are recognized in profit or loss in the period in which they arise. v. Termination benefits Termination benefits are expensed at the earlier of when PEMEX can no longer withdraw its offer of those benefits and when PEMEX recognizes costs for a restructuring. If benefits are not expected to be settled in full within 12 months of the reporting date, then they are discounted. L. Income taxes, duties and royalties Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI. The interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and are therefore accounted for under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets.” i. Current income tax PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 208 of 236 Current income tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met. ii. Deferred income tax Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for: • temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; • temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that PEMEX is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and • taxable temporary differences arising from the initial recognition of goodwill. Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of PEMEX. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which PEMEX expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met. iii. Duties, royalties and considerations Duties PEMEX is subject to taxes and special duties, which are based on the value of hydrocarbons extracted, with certain deductions.

PEMEX Consolidated
Ticker: PEMEX Quarter: 4D Year: 2024

These taxes and duties are recognized in accordance with IAS 12 "Income Taxes" (IAS 12) when they have the characteristics of income tax, which occurs when such taxes are set by a government authority and are determined based on a formula that considers the balance of income (or extraction valued at a selling price) less expenses. Taxes and duties that meet these criteria are recognized for current and deferred income tax based on the above paragraphs.

Taxes and duties that do not meet these criteria are recognized in costs and expenses relating to the transactions that gave rise to them.

Royalties and considerations

Royalties and considerations are payable pursuant to license agreements. These royalties are recognized as liabilities and affect the items of costs and expenses related to the operations that gave rise to them.

M. Contingencies

Contingency losses are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, qualitative disclosure is provided in the notes to the consolidated financial statements. Contingent assets are not recognized until realization is assured.

N. Government grants (Revenues from FONADIN)

Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and PEMEX will comply with the conditions associated with the grant. Grants related to the acquisition of assets are recognized in profit or loss as other income on a systematic basis over the useful life of the asset.

Grants that compensate expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable.

O. Fair value

'Fair value' is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which PEMEX has access at that date. The fair value of a liability reflects its non-performance risk.

A number of PEMEX accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities (see Note 8).

When one is available, PEMEX measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as 'active' if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then PEMEX uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

If an asset or a liability measured at fair value has a bid price and an ask price, then PEMEX measures assets and long positions at the bid price and liabilities and short positions at the ask price.

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The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price (i.e., the fair value of the consideration given or received in a third-party transaction). If PEMEX determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is fully supported by observable market data or the transaction is closed out.

P. Revenue from contracts with customers

Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The transaction price is established at the time of sale, including the estimate of the variable consideration (see Note 7).

Q. Operating segments

Operating segments are identifiable components of PEMEX that pursue business activities from which PEMEX earns revenues and incurs expenses and for which information is available to management on a segmented basis and is assessed by the Board of Directors in order to allocate resources and assess the profitability of the segments.

R. Presentation of consolidated statements of comprehensive income

Revenues, costs and expenses shown in PEMEX's consolidated statements of income are presented based on their function, which allows for a better understanding of the components of PEMEX's operating income. This classification allows for a comparison to the industry to which PEMEX belongs.

i. Operating (loss) income

Operating (loss) income is the result generated from the continuing principal revenue-producing activities of PEMEX as well as other income and expenses related to operating activities. Operating (loss) income excludes net finance costs, profit sharing in associates and income taxes and duties.

Revenues

Represents revenues from the sale of products or services.

Cost of sales

Cost of sales represents the acquisition and production costs of inventories, (depreciation, amortization, salaries, wages and benefits, including a portion of the cost of the reserve for employee benefits and operating expenses related to the production process), production taxes and duties, impairment, exploration costs, non-operating costs, among others.

Other revenues and other expenses

Other revenues and other expenses consist primarily of income and expenses that are not related directly to the operation of PEMEX.

Distribution, transportation and sale expenses

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Transportation, distribution and sale expenses are costs in connection with the storage, sale and delivery of products, such as the depreciation and operating expenses associated with these activities.

Administrative expenses

Administrative expenses are costs related to PEMEX's areas that provide administrative support.

ii. Financing income and financing cost and derivative financial instruments income (cost), net

Financing income

Financing income is comprised of interest income, financial income and other income from financial operations.

Financing cost

Financing cost is comprised of interest expenses, commissions and other expenses related to PEMEX's financing operations less any portion of the financing cost that is capitalized.

When calculating interest income and expenses, the effective interest rate is applied to the gross carrying amount of the asset (when the asset has no credit impairment), to the amortized cost of the liability or to the present value lease liabilities. However, for financial assets with credit impairment after initial recognition, interest income is calculated by applying the effective interest rate at the amortized cost of the financial asset. If the asset ceases to be impaired, the interest income calculation returns to the gross base.

Derivative financial instruments (cost) income, net

Includes the result of changes in the fair value of derivative financial instruments (see Note 17).

S. Incentive for automotive fuels

On March 4, 2022, the federal government issued a decree that established a tax incentive applicable to entities subject to the *Impuesto Especial sobre Producción y Servicios* (Special Tax on Production and Services). Pursuant to this stimulus, PEMEX can recover the difference between the international reference price of gasoline and the price at which the gasoline is traded in the domestic market. This stimulus is known as the "automotive incentive."

The decree quantifies the automotive incentive based on the volume of fuel sold by applying a rate issued by the SHCP on a weekly basis. The decree also refers to the general rules issued by the SHCP that dictate the procedures to request the amount of the automotive incentive. The automotive incentive is measured based on the volume sold and the rates authorized in accordance with the decree and is recognized as income when the customer obtains control of the fuel when it is delivered to its facilities. At the same time, a revenue and an account receivable from the SHCP are recognized. The application for the automotive incentive is generally submitted during the first 17 days of the month following the month in which the automotive incentive was generated and is recovered during the 30 days following the application. Pemex Industrial Transformation does not have any performance obligations to comply with in order to qualify for the automotive incentive, except for the sale of fuel to third parties, which is what gives rise to the incentive under the decree. Since fuel returns are not accepted, the automotive incentive does not require these considerations in its quantification.

Pursuant to the decree, the automotive incentive is not subject to the *Impuesto sobre la Renta* (Income Tax Law), and therefore it is considered non-cumulative income for the purposes of the Income Tax Law.

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T. Renewable fuels obligation

PEMEX is required to comply with the Renewable Fuel Standard implemented by the U.S. Environmental Protection Agency ("EPA"), which establishes annual quotas for the quantity of renewable fuels (such as ethanol) that must be blended into motor fuels consumed in the United States. PEMEX's renewable fuels obligations are based on a percentage of domestic product shipments as established by the EPA. To comply with such requirements PEMEX is required to purchase Renewable Identification Numbers ("RINs"). To the extent PEMEX is unable to blend the required amount of biofuels to satisfy its RINs obligations, PEMEX must purchase RINs on the open market to avoid penalties and fines. PEMEX accounts for its renewable fuels obligations on a net basis in accrued expenses payable when its RINs liability is greater than the amount of RINs purchased in a given period and in Prepaid and other assets when the amount of RINs earned and purchased is greater than the RINs obligations accrued during the year.

Disclosure of trade and other receivables [text block]

NOTE 10.CUSTOMERS AND OTHER FINANCING AND NON-FINANCING ACCOUNTS RECEIVABLE

As of December 31, 2024 and 2023, accounts receivable and other receivables were as follows:

A.Customers

	2024	2023
Domestic customers	Ps.86,225,287	Ps.79,069,658
Export customers	40,507,888	32,324,773
Total customers, net	**Ps.126,733,175**	**Ps.111,394,431**

Customers and other accounts receivable, net are presented separately in the statement of financial position to conform the financial position more clearly.

The following table shows a breakdown of accounts receivable based on their credit history at December 31, 2024 and 2023, as well as the relation between the breakdown and the impaired amount:

	Domestic customers	
	2024	2023
Current	Ps.84,445,056	Ps.77,163,100
1 to 30 days	437,409	2,951,072
31 to 60 days	219,618	222,775
61 to 90 days	164,720	268,165
More than 90 days	9,117,181	7,216,946
Total	94,383,984	87,822,058
Impaired (reserved)	(8,158,697)	(8,752,400)
Total domestic customers, net	**Ps.86,225,287**	**Ps.79,069,658**

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	Export customers	
	2024	2023
Current	Ps.33,799,362	Ps.27,530,400
1 to 30 days	5,673,672	3,470,255
31 to 60 days	259,797	615,237
61 to 90 days	56,352	12,267
More than 90 days	16,956,672	864,160
Total	56,745,855	32,492,319
Impaired (reserved)	(16,237,967)	(167,546)
Total export customers, net	**Ps.40,507,888**	**Ps.32,324,773**

As of December 31, 2024 and 2023, PEMEX has exposure to credit risk related to accounts receivable, see contractual payment terms in Note 7.

Additionally, the reconciliation for impaired accounts receivable is as follows:

	Domestic customers		
	2024	2023	2022
Balance at the beginning of the year	Ps.(8,752,400)	Ps.(5,637,756)	Ps.(3,459,063)
Impairment of accounts receivable	593,703	(3,114,644)	(2,178,693)
Balance at the end of the year	**Ps.(8,158,697)**	**Ps.(8,752,400)**	**Ps.(5,637,756)**

	Export customers		
	2024	2023	2022
Balance at the beginning of the year	Ps.(167,546)	Ps.(190,779)	Ps.(282,917)
(Increase) cancellation[1]	(16,032,261)	1,320	143,689
Translation effects	(38,160)	21,913	(51,551)
Balance at the end of the year	**Ps.(16,237,967)**	**Ps.(167,546)**	**Ps.(190,779)**

(1) The impairment of domestic and export customers recognized in 2024 was mainly in uncollectible export accounts due to the lack of a reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, among others, the fact that the debtor does not suggest a payment plan.

Methodology to determine the estimation of the impairment of the accounts receivable

PEMEX allocates each exposure to a credit risk grade based on data that is determined to be predictive of the risk of loss (including but not limited to, audited financial statements, management accounts and cash flow projections and available information about customers) and applying experienced credit judgment. Credit risk grades are defined using qualitative and quantitative factors that are indicative of the risk of default. Exposures within each credit risk grade are segmented by each Subsidiary Entity and its commercial business lines, so the expected credit loss rate is calculated for each segment based on actual credit loss experienced over the past two years. These rates are multiplied by scale factors to reflect differences between the economic conditions during the period over which historical data has been collected, current conditions and PEMEX's view of economic conditions over the expected lives of the receivables.

As of December 31, 2024, the expected percentage of credit loss for accounts receivable for each Subsidiary Entity and Subsidiary Company was: 4.69% for Pemex Industrial Transformation, 4.94% for Pemex Corporate, 1.64% for Pemex Logistics, 0.13% for PMI CIM and 0.47% for PMI TRD. As of December 31, 2023, the expected percentage of credit loss for accounts receivable for each

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PEMEX					Consolidated
Ticker:	PEMEX	Quarter:	4D	Year:	2024

Subsidiary Entity and Subsidiary Company was: 5.75% for Pemex Industrial Transformation, 4.60% for Pemex Corporate, 1.30% for Pemex Logistics, 0.16% for PMI CIM and 0.07% for PMI TRD.

The amount of (impairment) of domestic and export customers recognized in the statement of comprehensive income for 2024, 2023 and 2022 was Ps. (15,438,558), Ps. (3,113,324) and Ps. (2,035,004), respectively.

The impairment of domestic and export customers recognized in 2024 was mainly in uncollectible export accounts due to the lack of a reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, among others, the fact that the debtor does not suggest a payment plan.

B.Other financial and non-financial accounts receivable

	2024	2023
Financial assets:		
Sundry debtors [1]	Ps.26,789,620	Ps.35,253,635
Employees and officers	5,541,324	5,633,492
Total financial assets	**Ps.32,330,944**	**Ps.40,887,127**
Non-financial assets:		
Taxes to be recovered and prepaid taxes	Ps.63,432,179	Ps.155,336,028
Special Tax on Production and Services	6,135,511	2,603,657
Other accounts receivable	4,965,223	5,139,993
Total non-financial assets:	**Ps.74,532,913**	**Ps.163,079,678**

[1] Includes Ps. (788,453) and Ps. (827,739) of impairment, as of December 31, 2024 and 2023, respectively.

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Ticker: PEMEX Quarter: 4D Year: 2024

[800600] Notes - List of accounting policies

Disclosure of significant accounting policies [text block]

NOTE 3.MATERIAL ACCOUNTING POLICIES

PEMEX has consistently applied the following accounting policies to each of the periods presented in the preparation of its consolidated financial statements.

Below is a summary of the material accounting policies:

A. Basis of consolidation

The consolidated financial statements include the financial statements of Petróleos Mexicanos and those of its subsidiaries over which it has control.

i. Business combinations

PEMEX accounts for business combinations using the acquisition method when the acquired set of activities and assets meets the definition of a business and control is transferred to PEMEX. In determining whether a particular set of activities and assets is a business, PEMEX assesses whether the set of assets and activities acquired includes, at a minimum, an input and substantive process and whether the acquired set could produce outputs.

PEMEX has an option to apply a 'concentration test' that permits a simplified assessment of whether an acquired set of activities and assets is not a business. The optional concentration test is met if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets.

The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

ii. Subsidiaries

Subsidiaries are entities controlled by PEMEX. PEMEX "controls" an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and could affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

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For more information about the Subsidiary Companies, see Note 5.

iii. Non-controlling interests

Non-controlling interests are measured initially at their proportionate share of the acquiree's identifiable net assets at the date of acquisition. Changes in the ownership interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.

iv. Loss of control

When PEMEX loses control over a subsidiary, it derecognizes the assets and liabilities of the subsidiary, and any related NCI and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

v. Interests in equity-accounted investees

PEMEX's interests in equity-accounted investees comprise interests in associates and a joint venture.

Associates are those entities in which PEMEX has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which PEMEX has joint control, whereby PEMEX has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities (joint operation).

Interests in associates and the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include PEMEX's share of the profit or loss and other comprehensive income (OCI) of equity accounted investees, until the date on which significant influence or joint control ceases. Upon loss of significant influence over the associate or joint control over the joint venture, PEMEX measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss.

When the value of the share of losses exceeds the value of PEMEX's investment in an associate or joint venture, the carrying value of the investment, including any long-term investment, is reduced to zero and PEMEX ceases to recognize additional losses, except in cases where PEMEX is liable for obligations incurred by those associates and joint ventures.

vi. Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated. Unrealized gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the PEMEX interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

B. Foreign currency

i. Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of PEMEX companies at the exchange rates at the dates of the transactions.

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PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 217 of 236 Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are generally recognized in consolidated statements of comprehensive income and presented within foreign exchange. ii. Foreign operation The financial statements of foreign subsidiaries and associates are translated into the reporting currency by first identifying if the functional currency is different from the currency for recording the foreign operations, and, if so, the recording currency is translated into the functional currency and then into the reporting currency using the year-end exchange rate of each period for assets and liabilities reported in the consolidated statements of financial position; the historical exchange rate at the date of the transaction for equity items; and the exchange rate at the date of the transaction for income and expenses reported in the consolidated statement of comprehensive income. Foreign currency differences are recognized in OCI and accumulated in the currency translation effect, except to the extent that the translation difference is allocated to NCI. When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to the consolidated statement of comprehensive income as part of the gain or loss on disposal. If PEMEX disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to NCI. When PEMEX disposes of only part of an associate or joint venture while retaining significant influence or joint control, the relevant proportion of the cumulative amount is reclassified to profit or loss. C. Financial instruments i. Recognition and initial measurement Financial assets and liabilities are initially recognized when these assets are contractually originated or acquired, or when these liabilities are contractually issued or assumed. Financial assets and financial liabilities (unless it is an account receivable or account payable without a significant financing component) are measured and initially recognized at fair value, in the case of financial assets or liabilities not measured at fair value with changes through OCI, plus the transaction costs directly attributable to acquisition or issuance, when subsequently measured at amortized cost. An account receivable or account payable without a significant financing component is initially measured at the transaction price. If PEMEX determines that the fair value at the initial recognition differs from the transaction price, PEMEX shall recognize the difference between the fair value at initial the recognition and the transaction price in the consolidated statements of comprehensive income. ii. Classification and subsequent measurement Financial Assets On initial recognition, a financial asset is classified as measured at: Amortized Cost; Fair Value Through Other Comprehensive Income (“FVTOCI”)–debt investment; FVTOCI–equity investment; or Fair Value Through Profit or Loss (“FVTPL”). PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 218 of 236 Financial assets are not reclassified subsequent to their initial recognition unless PEMEX changes its business model for managing financial assets, in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. FINANCIAL ASSETS MEASUREMENT Amortized cost A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL: • it is held within a business model that has the objective of holding assets to collect contractual cash flows; and • its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Debt investment A debt instrument is measured at FVTOCI only if it meets both of the following conditions and is not designated as at FVTPL: • it is held within a business model that has the objective of both collecting contractual cash flows and selling financial assets; and • its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. Equity investment On initial recognition of an equity investment that is not held for trading, PEMEX may irrevocably elect to present subsequent changes in fair value in OCI. This election is made on an investment-by-investment basis. All financial assets not classified as measured at amortized cost or FVTOCI (as described above) are measured at FVTPL. This includes all derivative financial assets (see Note 17). On initial recognition, PEMEX may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as FVTPL, if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise. Financial assets: Business model assessment PEMEX assesses the objective of the business model in which a financial asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes: • the stated policies and objectives for the portfolio and the operation of those policies in practice, which include whether management’s strategy focuses on earning contractual interest income, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of any related liabilities or expected cash outflows or realizing cash flows through the sale of the assets; • how the performance of the portfolio is evaluated and reported to PEMEX management; • the risk that affects the performance of the business model (and the financial assets held within that business model) and how those risks are managed; • how managers of the business are compensated (e.g., whether compensation is based on the fair value of the assets managed or the contractual cash flows collected); and • the frequency, volume and timing of sales in prior periods, the reasons for such sales and expectations about future sales activity. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 219 of 236 Transfers of financial assets to third parties in transactions that do not qualify for derecognition are not considered sales for this purpose, consistent with PEMEX’s continuing recognition of the assets. Financial assets that are held for trading or managed and the performance of which is evaluated on a fair value basis are measured at FVTPL. Financial Asset: Assessment whether contractual cash flows are solely payments of principal and interest For the purposes of this assessment, principal is defined as the fair value of the financial assets on initial recognition. Interest is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during the relevant period of time and for the basic lending risks and costs (e.g., liquidity risk and administrative costs), as well as profit margin. In assessing whether the contractual cash flows are solely payments of principal and interest, PEMEX considers the contractual terms of the instrument, which includes assessing whether the financial asset contains a contractual term that could change the timing or amount of contractual cash flows such that it would not meet this condition. In making this assessment, PEMEX considers: • contingent events that would change the amount or timing of cash flows; • terms that may adjust the contractual coupon rate, including variable rate features; • prepayment and extension features; and • terms that limit PEMEX’s claim to cash flows from specified assets (for example, non-recourse features). A prepayment feature is consistent solely with the payments of principal and interest criterion if the prepayment amount substantially represents unpaid amounts of principal and interest on the principal amount outstanding, which may include reasonable additional compensation for early termination of the contract. Additionally, for a financial asset acquired at a significant discount or premium to its contractual par amount, a feature that permits or requires prepayment at an amount that substantially represents the contractual par amount plus accrued (but unpaid) contractual interest (which may also include reasonable additional compensation for early termination) is treated as consistent with this criterion if the fair value of the prepayment feature is insignificant at initial recognition. Financial assets: Subsequent measurement and gain and losses Financial assets at FVTPL Financial assets at FVTPL are measured at fair value and changes therein, including any interest or dividend income, are recognized in profit or loss. Financial assets at amortized cost These assets are subsequently measured at amortized cost using the effective interest method. The amortized cost is reduced by impairment losses. Interest income, foreign exchange gains and losses and impairment are recognized in profit or loss. Any gain or loss on derecognition is recognized in profit or loss. Debt investments at FVOCI These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss. Equity investments at FVOCI These assets are subsequently measured at fair value. Dividends are recognized as income in PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 220 of 236 profit or loss unless the dividend clearly represents a recovery of part of the cost of the investment. Other net gains and losses are recognized in OCI and are never reclassified to profit or loss. Financial liabilities: Classification, subsequent measurement and gains and losses Financial liabilities are classified as measured at amortized cost or FVTPL. A financial liability is classified as FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition. Financial liabilities at FVTPL are measured at fair value and net gains and losses, including any interest expense, are recognized in profit or loss. Other financial liabilities are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss. iii. Derecognition Financial assets PEMEX derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which PEMEX neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset. PEMEX enters into transactions whereby it transfers assets recognized in its statement of financial position but retains either all or substantially all of the risks and rewards of the transferred assets. In these cases, the transferred assets are not derecognized. Financial liabilities PEMEX derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired. PEMEX also derecognizes a financial liability when its terms are modified and the cash flows of the modified liability are substantially different, in which case a new financial liability based on the modified terms is recognized at fair value. On derecognition of a financial liability, the difference between the carrying amount extinguished and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss. iv. Offsetting Financial assets and financial liabilities are offset, and the net amount is presented in the statement of financial position when, and only when, PEMEX has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously. v. Derivative financial instruments and hedge accounting

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 221 of 236 PEMEX uses DFIs to hedge the risk exposure in foreign currency, interest rate and the price of commodities related to its products. Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met. These contracts are not accounted as designated hedging instruments. DFIs are accounted for as financial assets when the fair value is positive and as a financial liability when the fair value is negative. vi. Impairment Financial instruments and contract assets PEMEX recognizes loss allowances for Estimated Credit Losses (“ECLs”) on: • financial assets measured at amortized cost; • debt investments measured at FVOCI; and • contract assets. PEMEX measures loss allowances at an amount equal to lifetime ECL, except for the following, which are measured as 12-month ECLs: • debt securities that are determined to have low credit risk at the reporting date; and • other debt securities and bank balances for which credit risk (i.e., the risk of default occurring over the expected life of the financial instrument) has not increased significantly since initial recognition. PEMEX considers a financial asset to be in default when the debtor is unlikely to pay its credit obligations to PEMEX in full, without recourse by PEMEX to actions such as guarantee redemption (if any is held). PEMEX considers that a debt instrument has a low credit risk when its credit rating is classified as “investment grade.” The investment grade classification is based on minimum credit ratings of Baa3 (Moody’s) and BBB- (S&P and Fitch), as well as its equivalent in other rating agencies. Lifetime ECLs are the credit losses that result from all possible default events over the expected life of a financial instrument. 12-month ECLs are the portion of ECLs that result from default events that are possible within the 12 months after the reporting date (or a shorter period if the expected life of the instrument is less than 12 months). The maximum period considered when estimating ECLs is the maximum contractual period over which PEMEX is exposed to credit risk. Measurement of ECLs PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 222 of 236 ECLs are a probability-weighted estimate of credit losses. Credit losses are measured as the present value of all cash shortfalls (for example, the difference between the cash flows due to the entity in accordance with the contract and the cash flows that PEMEX expects to receive). ECLs are discounted at the effective interest rate of the financial asset. Credit-impaired financial assets At each reporting date, PEMEX assesses whether financial assets carried at amortized cost and debt securities at FVOCI are credit- impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred. Evidence that a financial asset is credit-impaired includes the following observable data: • significant financial difficulty of the borrower or issuer; • a breach of contract such as a default or being more than 90 days past due; • the restructuring of a loan or advance by PEMEX on terms that it would not consider otherwise; • it is probable that the borrower will enter bankruptcy or other financial reorganization; or • the disappearance of an active market for a security because of financial difficulties. Presentation of allowance for ECL in the statement of financial position Loss allowances for financial assets measured at amortized cost are deducted from the gross carrying amount of the assets. Write-off The gross carrying amount of a financial asset is written off when PEMEX has no reasonable expectation of recovering a financial asset in its entirety or a portion thereof. In the case of individual customers, PEMEX’s policy is to cancel the gross carrying amount when the financial asset has met the uncollectibility report as established in the Políticas Generales y Procedimientos para Cancelar Adeudos (Procedure to Write-Off Financial Assets). For corporate customers, PEMEX individually makes an assessment with respect to the timing and amount of write-off based on whether there is a reasonable expectation of recovery. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the PEMEX’s procedures for recovery of amounts due. D. Inventories and cost of sales Inventories are valued at the lower of cost or net realizable value. Cost is determined based on the cost of production or acquisition of inventory and other costs incurred in transporting such inventory to its present location and in its present condition, using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated selling costs. The estimate takes into consideration, among other things, the decrease in the value of inventories due to obsolescence. Cost of sales represents the cost of production or acquisition of inventories at the time of sale, increased, where appropriate, by declines in net realizable value of inventories during the year. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 223 of 236 Advance payment to suppliers for inventory purchases are recognized as part of inventory when the risks and benefits of the ownership of the inventory have been transferred to PEMEX. E. Wells, pipelines, properties, plant and equipment i. Recognition and measurement Items of wells, pipelines, properties, plant and equipment are recorded at acquisition or construction cost, which includes capitalized borrowing cost, less accumulated depreciation and accumulated impairment losses. Initial costs of wells, pipelines, properties, plant and equipment are initially recorded at cost, which includes their original purchase price or construction cost, any costs attributable to bringing the assets to a working condition for their intended use and the costs of dismantling and removing the items and restoring the site on which they are located, including the estimated cost of plugging and abandoning wells. The cost of financing projects that require large investments and financing incurred for projects, net of interest revenues from the temporary investment of these funds, is recognized as part of wells, pipelines, properties, plant and equipment when the cost is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during periods in which the development of construction is interrupted, and its capitalization ends when the activities necessary for the use of the qualifying asset are substantially completed. All other financing costs are recognized in the consolidated statements of comprehensive income in the period in which they are incurred. The cost of self-constructed assets includes the cost of materials and direct labor, interest on financing and any other costs directly attributable to start up. In some cases, the cost also includes costs of plugging of wells and removal at present value. Expenditures related to the construction of wells, pipelines, properties, plant and equipment during the stage prior to commissioning are stated at cost as intangible assets or construction in progress, in accordance with the characteristics of the asset. Once the assets are ready for use, they are transferred to the respective component of wells, pipelines, properties, plant and equipment and depreciation or amortization begins. If significant parts of an item of wells, pipelines, properties, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of wells, pipelines, properties, plant and equipment is recognized in profit or loss. Advance payments for the acquisition of pipelines, properties, plant and equipment are also recognized in the line item of wells, pipelines, properties, plant and equipment when the risks and benefits of the ownership have been transferred to PEMEX. ii. Subsequent expenditure The costs of major maintenance or replacement of a significant component of an item of wells, pipelines, properties, plant and equipment are recognized in the carrying amount of the item if it is probable that the future economic benefits embodied within the component will flow to PEMEX and its cost can be measured reliably. The costs of recurring maintenance, repairs and renovations of wells, pipelines, properties, plant and equipment carried out to maintain the facilities in normal operation conditions are recognized in profit or loss as incurred. iii. Depreciation PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 224 of 236 Depreciation and amortization of capitalized costs in wells are determined based on the estimated economic life of the field to which the wells belong, considering the relationship between the production of barrels of oil equivalent for the period and proved developed reserves of the field, as of the beginning of the period, with quarterly updates for new development investments. Depreciation of other elements of pipelines, properties, plant and equipment is recognized in profit or loss on a straight-line basis over the estimated useful life of the asset, beginning as of the date that the asset is available for use, or in the case of construction, from the date that the asset is completed and ready for use. The estimated useful lives of wells, pipelines, properties, plant and equipment for current and comparative periods are described in Note 12. Estimated useful lives of items of properties, plant and equipment are reviewed and updated prospectively if expectations differ from previous estimates. F. Intangible assets and oil and natural gas exploration and license, appraisal and development expenditure i. Intangible assets Intangible assets acquired separately are measured at initial recognition at their acquisition cost. After the initial recognition, intangible assets are valued at their acquisition cost, less: (i) accumulated amortization, under the straight-line method during the estimated useful life of the intangible asset and (ii) accumulated impairment losses. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is recognized in profit or loss as incurred. Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is generally recognized in profit or loss. Software licenses are amortized over the lesser of their contract period or the remaining life of the asset to which they are associated. The estimated useful lives of elements of intangible assets for current and comparative periods are described in Note 13. The estimated useful lives and residual values of intangible assets are reviewed at each reporting date and adjusted if appropriate. ii. Wells not assigned to a reserve, oil and natural gas exploration, appraisal and development expenditure a.Wells not assigned to a reserve Wells not assigned to a reserve mainly include drilling, evaluation and development costs for oil and natural gas, and rights-of-way. b.Oil and natural gas exploration, appraisal and development expenditures Oil and natural gas exploration, evaluation and development expenses are accounted for using the principles of the successful efforts method of accounting, as described below: Successful Efforts Method Pemex Exploration and Production applies IFRS 6 - Exploration and Evaluation of Mineral Resources, which allows an entity to develop an accounting policy for exploration and evaluation assets. Therefore, Pemex Exploration and Production uses the method of successful efforts, which requires a cause-and-effect relationship between the costs incurred and the recognition of specific reserves. Generally, if a cost is incurred without an identifiable future benefit, it is charged to expenses.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 225 of 236 Before PEMEX is able to determine the accounting treatment of a cost, it must be classified as a property acquisition, exploration, development or production cost. Exploration and appraisal expenditure Geological and geophysical exploration costs including topographic costs, geological studies, property access rights, remuneration and expenses of geologists and geophysicists are charged to expenses as incurred. Costs directly associated with an exploration well, other than the costs mentioned in the preceding paragraph, are initially capitalized as an intangible asset (wells not assigned to a reserve) until the drilling of the well is complete and the results have been evaluated. These costs include employee compensation, materials and fuel used, platform costs and payments made to contractors. If potentially commercial quantities of hydrocarbons are not found, the exploration well costs are written off against profit or loss. If hydrocarbons are found and, subject to additional assessment activity, are likely to be capable of commercial development, the costs continue to be carried as an asset. If it is determined that development will not occur, then the costs are expensed against profit or loss. Costs directly associated with the evaluation activity performed to determine the size, characteristics and commercial potential of a reserve after the initial hydrocarbon discovery, including the costs of evaluation of wells where no hydrocarbons were found, are initially capitalized as an intangible asset (wells not assigned to a reserve). When proved reserves of oil and natural gas are determined and development is approved by management, the relevant expenditure is transferred to wells, pipelines, properties, plant and equipment. Exploration wells more than 12 months old are recognized as an expense unless: (a)(i) they are in an area requiring major capital expenditure before production can begin, (ii) commercially productive quantities of reserves have been found, and (iii) they are subject to further exploration or appraisal activity, in that, either drilling or additional exploration wells are underway or firmly planned for the near future or (b) proved reserves are viable within 12 months of completion of the exploratory drilling. Development expenditure Expenditure on the construction, installation and completion of infrastructure facilities such as platforms, pipelines and the drilling of development wells, including service and unsuccessful development or delineation wells, is capitalized within wells, pipelines, properties, plant and equipment and is depreciated from the commencement of production as described in the accounting policy for wells, pipelines, properties, plant and equipment. Exploration Exploration includes all expenses related to the search for oil and / or gas reserves, including depreciation and applicable costs of supporting equipment and facilities, and the costs of drilling exploratory wells and exploratory stratigraphic wells. Some exploration costs are charged directly to expenses when they occur, such as the costs of maintaining unexploited properties, since such costs do not increase the possibilities that said lands contain proven reserves. The costs of geologists, topographers and geophysicists, including wages and other related expenses, are also charged directly to expenses when they occur because they do not represent the acquisition of an identifiable asset since these studies represent research expenses. All costs for drilling exploratory wells are capitalized and classified as wells, pipelines, property, plant and equipment, not associated with a reserve, until it is determined whether or not a well has proven reserves. Once the exploratory wells are completed, the future treatment of these costs is determined. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 226 of 236 Development Development costs are associated with previously discovered proven reserves, with previously known future benefits. Therefore, all costs incurred in development activities must be capitalized. Development includes all costs incurred in creating a system of productive wells, related equipment, and facilities in proven reserves so that oil and / or gas can be extracted. Developmental costs are related to specific proven reserves. The cost of building roads to gain access to proven reserves is a development cost, as is the cost of providing facilities for the extraction, treatment, collection and storage of oil and / or gas. Developmental costs also include depreciation and operating costs of equipment and facilities used in developmental activities. Likewise, non-productive development wells are capitalized, since they are considered as a cost of creating the total production system for proven reserves. Production Production includes the costs incurred to raise oil and / or gas to the surface, its collection, treatment, processing and field storage. The production function ends in the storage tank of the production field or, in exceptional circumstances, at the first point of delivery of the oil and / or gas to the main line, refinery, marine terminal or common transport. G. Crude oil and natural gas reserves Under Mexican law, all crude oil and other hydrocarbon reserves located in the subsoil of Mexico are owned by the Mexican nation and not by PEMEX. In accordance with the aforementioned and based on the applicable regulation as of the date of these consolidated financial statements, the reserves assigned to PEMEX by the Mexican Government are not registered for accounting purposes because they are not PEMEX’s property. PEMEX estimates total proved oil and natural gas reserve volumes in accordance with the definitions, methods and procedures established in Rule 4-10(a) of Regulation S-X (“Rule 4-10(a)”) of the U.S. Securities and Exchange Commission (“SEC”), as amended, and where necessary, in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (the “SPE”) as of February 19, 2007. These procedures are consistent with international reserves reporting practice. The estimation of these reserves depends on assumptions made and the interpretation of the data available and may vary among analysts. The results of drilling activities, test wells and production after the date of estimation are utilized in future revisions of reserves estimates. Although PEMEX does not own the oil and other hydrocarbon reserves within Mexico, these procedures allow PEMEX to record the effects that such oil and other hydrocarbon reserves have on its consolidated financial statements, including, for example, in the depreciation and amortization line item. H. Impairment of non-financial assets The carrying amounts of PEMEX’s non-financial assets, other than inventories and deferred taxes, are assessed for indicators of impairment at the end of each reporting period. If the net carrying value of the asset or its cash-generating unit exceeds the recoverable amount, PEMEX records an impairment charge in profit or loss. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 227 of 236 A cash-generating unit is the smallest identifiable group of assets which can generate cash flows independently from other assets or groups of assets. The recoverable amount of an asset or a Cash-Generating Unit (“CGU”) is defined as the higher of its fair value minus the costs of disposal and its value in use. The value in use is the discounted present value of the net future cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. In measuring value in use, the discount rate applied is the pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value is calculated using discounted cash flows determined by the assumptions that market participants would apply in order to estimate the price of an asset or CGU, assuming that such participants were acting in their best economic interest. In the case of cash-generating assets or items dedicated to the exploration and evaluation of hydrocarbons reserves, the recoverable amount is determined using the value in use based on the proved reserves and probable reserves, in some cases, for the risk factor associated with such reserves. Both impairment losses and reversals are recognized in the statement of comprehensive income in the costs and expenses line items in which the depreciation and amortization are recognized. Impairment losses may not be presented as part of the costs that have been capitalized in the value of any asset. Impairment losses related to inventories are recognized as part of cost of sales. Impairment losses on investments in associates, joint ventures and other investments are recognized as profit (loss) sharing in associates. An impairment loss shall be reversed if there has been a change in the estimates used since the date when the impairment loss was recognized. These reversals will not exceed the carrying value of the asset as though no impairment had been recognized. Impairment losses and reversals are presented in a separate line item in the consolidated statement of comprehensive income. I. Leases At the inception of a contract, PEMEX assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. i. As a lessee At commencement or on modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, PEMEX has elected for some leases not to separate non-lease components and to account for the lease and non-lease components as a single lease component. PEMEX recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently depreciated using the lesser of the straight-line method and the hours of use method, from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to PEMEX by the end of the lease term or the cost of the right-of-use asset reflects that PEMEX will exercise a purchase option. In that case, the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Useful lives are shown in Note 16. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 228 of 236 The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, PEMEX’s incremental borrowing rate. Generally, PEMEX uses its incremental borrowing rate as the discount rate. PEMEX determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased. Lease payments included in the measurement of the lease liability comprise the following: • fixed payments, including in-substance fixed payments; • variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date; • amounts expected to be payable under a residual value guarantee; and • the exercise price under a purchase option that PEMEX is reasonably certain to exercise, lease payments in an optional renewal period if PEMEX is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless PEMEX is reasonably certain not to terminate early. The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in PEMEX’s estimate of the amount expected to be payable under a residual value guarantee, if PEMEX changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero. PEMEX presents separately the right-of-use assets and lease liabilities in the statement of financial position. Short-term leases and leases of low-value assets PEMEX has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases. PEMEX recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. ii. As a lessor At inception or upon modification of a contract that contains a lease component, PEMEX allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. When PEMEX acts as a lessor, it determines at lease inception whether each lease is a finance lease or an operating lease. To classify each lease, PEMEX makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, PEMEX considers certain indicators such as whether the lease is for the major part of the economic life of the asset. If an arrangement contains lease and non-lease components, then PEMEX applies IFRS 15 to allocate the consideration in the contract. PEMEX applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. Further, PEMEX regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 229 of 236 PEMEX recognizes lease payments received under operating leases as income on a straight-line basis over the lease term as part of “other revenue.” J. Provisions Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. PEMEX recognizes provisions when, as a result of a past event, PEMEX has incurred a legal or assumed present obligation for which a future disbursement is probable and the value of such disbursement is reasonably estimable. In certain cases, such amounts are recorded at their present value. Increases in ongoing legal expense liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Other expenses” line item. Environmental liabilities In accordance with applicable legal requirements and accounting practices, an environmental liability is recognized when the cash outflows are probable and the amount is reasonably estimable. Disbursements related to the conservation of the environment that are linked to revenue from current or future operations are accounted as expenses or assets, depending on the circumstances of each disbursement. Disbursements related to past operations, which no longer contribute to current or future revenues, are accounted for as current period expenses. The accrual of a liability for a future disbursement occurs when an obligation related to environmental remediation, for which PEMEX has the information necessary to determine a reasonable estimated cost, is identified. Increases in environmental liabilities are recognized in the Consolidated Statement of Comprehensive Income in the “Cost of sales” line item. Retirement of assets The obligations associated with the future retirement of assets, including those related to the retirement of wells, pipelines, properties, plant and equipment and their components are recognized at the date that the retirement obligation is incurred, based on the discounted cash flow method. The determination of the fair value is based on existing technology and regulations. If a reliable estimation of fair value cannot be made at the time the obligation is incurred, the accrual will be recognized when there is sufficient information to estimate the fair value. The obligations related to the costs of future retirement of assets associated with the principal refining processes for gas and petrochemicals are not recognized. These assets are considered to have an indefinite useful life due to the potential for maintenance and repairs. The abandonment costs related to wells currently in production and wells temporarily closed are recorded in the statement of comprehensive income based on the units of production method. Total cost of abandonment and plugging for non-producing wells is recognized in the statement of comprehensive income at the end of each period. All estimations are based on the useful lives of the wells, considering their discounted present value. Salvage values are not considered, as these values commonly have not traditionally existed. Increases in retirement of assets liabilities are recognized as part of the cost of completed wells in fixed assets. K. Employee benefits PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 230 of 236 i. Short-term employee benefits Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if PEMEX has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably. ii. Defined contribution plans Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available. iii. Defined benefit plan PEMEX’s net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of any plan assets. The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for PEMEX, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements. New remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in OCI. PEMEX determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the net defined benefit liability (asset) at such time, considering any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss. When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. PEMEX recognizes gains and losses from the settlement of a defined benefit plan when the settlement occurs. iv. Other long-term employee benefits PEMEX’s net obligation in respect of long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. New remeasurements are recognized in profit or loss in the period in which they arise. v. Termination benefits PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 231 of 236 Termination benefits are expensed at the earlier of when PEMEX can no longer withdraw its offer of those benefits and when PEMEX recognizes costs for a restructuring. If benefits are not expected to be settled in full within 12 months of the reporting date, then they are discounted. L. Income taxes, duties and royalties Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI. The interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and are therefore accounted for under IAS 37 “Provisions, Contingent Liabilities and Contingent Assets.” i. Current income tax Current income tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends. Current tax assets and liabilities are offset only if certain criteria are met. ii. Deferred income tax Deferred income tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for: • temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss; • temporary differences related to investments in subsidiaries, associates and joint arrangements to the extent that PEMEX is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and • taxable temporary differences arising from the initial recognition of goodwill. Temporary differences in relation to a right-of-use asset and a lease liability for a specific lease are regarded as a net package (the lease) for the purpose of recognizing deferred tax. Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on the reversal of relevant taxable temporary differences. If the amount of taxable temporary differences is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans of PEMEX. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Such reductions are reversed when the probability of future taxable profits improves. Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 232 of 236 Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date. The measurement of deferred tax reflects the tax consequences that would follow from the manner in which PEMEX expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities. Deferred tax assets and liabilities are offset only if certain criteria are met. iii. Duties, royalties and considerations Duties PEMEX is subject to taxes and special duties, which are based on the value of hydrocarbons extracted, with certain deductions. These taxes and duties are recognized in accordance with IAS 12 “Income Taxes” (IAS 12) when they have the characteristics of income tax, which occurs when such taxes are set by a government authority and are determined based on a formula that considers the balance of income (or extraction valued at a selling price) less expenses. Taxes and duties that meet these criteria are recognized for current and deferred income tax based on the above paragraphs. Taxes and duties that do not meet these criteria are recognized in costs and expenses relating to the transactions that gave rise to them. Royalties and considerations Royalties and considerations are payable pursuant to license agreements. These royalties are recognized as liabilities and affect the items of costs and expenses related to the operations that gave rise to them. M. Contingencies Contingency losses are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, qualitative disclosure is provided in the notes to the consolidated financial statements. Contingent assets are not recognized until realization is assured. N. Government grants (Revenues from FONADIN) Government grants related to assets are initially recognized as deferred income at fair value if there is reasonable assurance that they will be received and PEMEX will comply with the conditions associated with the grant. Grants related to the acquisition of assets are recognized in profit or loss as other income on a systematic basis over the useful life of the asset. Grants that compensate expenses incurred are recognized in profit or loss as other income on a systematic basis in the periods in which the expenses are recognized, unless the conditions for receiving the grant are met after the related expenses have been recognized. In this case, the grant is recognized when it becomes receivable. O. Fair value ‘Fair value’ is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which PEMEX has access at that date. The fair value of a liability reflects its non-performance risk.

PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 233 of 236 A number of PEMEX accounting policies and disclosures require the measurement of fair values, for both financial and non- financial assets and liabilities (see Note 8). When one is available, PEMEX measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as ‘active’ if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis. If there is no quoted price in an active market, then PEMEX uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction. If an asset or a liability measured at fair value has a bid price and an ask price, then PEMEX measures assets and long positions at the bid price and liabilities and short positions at the ask price. The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price (i.e., the fair value of the consideration given or received in a third-party transaction). If PEMEX determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any unobservable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is fully supported by observable market data or the transaction is closed out. P. Revenue from contracts with customers Revenue is measured based on the consideration specified in a contract with a customer. PEMEX recognizes revenue when it transfers control over a good or service to a customer. The transaction price is established at the time of sale, including the estimate of the variable consideration (see Note 7). Q. Operating segments Operating segments are identifiable components of PEMEX that pursue business activities from which PEMEX earns revenues and incurs expenses and for which information is available to management on a segmented basis and is assessed by the Board of Directors in order to allocate resources and assess the profitability of the segments. R. Presentation of consolidated statements of comprehensive income Revenues, costs and expenses shown in PEMEX’s consolidated statements of income are presented based on their function, which allows for a better understanding of the components of PEMEX’s operating income. This classification allows for a comparison to the industry to which PEMEX belongs. i. Operating (loss) income Operating (loss) income is the result generated from the continuing principal revenue-producing activities of PEMEX as well as other income and expenses related to operating activities. Operating (loss) income excludes net finance costs, profit sharing in associates and income taxes and duties. Revenues PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 234 of 236 Represents revenues from the sale of products or services. Cost of sales Cost of sales represents the acquisition and production costs of inventories, (depreciation, amortization, salaries, wages and benefits, including a portion of the cost of the reserve for employee benefits and operating expenses related to the production process), production taxes and duties, impairment, exploration costs, non-operating costs, among others. Other revenues and other expenses Other revenues and other expenses consist primarily of income and expenses that are not related directly to the operation of PEMEX. Distribution, transportation and sale expenses Transportation, distribution and sale expenses are costs in connection with the storage, sale and delivery of products, such as the depreciation and operating expenses associated with these activities. Administrative expenses Administrative expenses are costs related to PEMEX’s areas that provide administrative support. ii. Financing income and financing cost and derivative financial instruments income (cost), net Financing income Financing income is comprised of interest income, financial income and other income from financial operations. Financing cost Financing cost is comprised of interest expenses, commissions and other expenses related to PEMEX’s financing operations less any portion of the financing cost that is capitalized. When calculating interest income and expenses, the effective interest rate is applied to the gross carrying amount of the asset (when the asset has no credit impairment), to the amortized cost of the liability or to the present value lease liabilities. However, for financial assets with credit impairment after initial recognition, interest income is calculated by applying the effective interest rate at the amortized cost of the financial asset. If the asset ceases to be impaired, the interest income calculation returns to the gross base. Derivative financial instruments (cost) income, net Includes the result of changes in the fair value of derivative financial instruments (see Note 17). S. Incentive for automotive fuels On March 4, 2022, the federal government issued a decree that established a tax incentive applicable to entities subject to the Impuesto Especial sobre Producción y Servicios (Special Tax on Production and Services). Pursuant to this stimulus, PEMEX can recover the difference between the international reference price of gasoline and the price at which the gasoline is traded in the domestic market. This stimulus is known as the "automotive incentive." PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 235 of 236 The decree quantifies the automotive incentive based on the volume of fuel sold by applying a rate issued by the SHCP on a weekly basis. The decree also refers to the general rules issued by the SHCP that dictate the procedures to request the amount of the automotive incentive. The automotive incentive is measured based on the volume sold and the rates authorized in accordance with the decree and is recognized as income when the customer obtains control of the fuel when it is delivered to its facilities. At the same time, a revenue and an account receivable from the SHCP are recognized. The application for the automotive incentive is generally submitted during the first 17 days of the month following the month in which the automotive incentive was generated and is recovered during the 30 days following the application. Pemex Industrial Transformation does not have any performance obligations to comply with in order to qualify for the automotive incentive, except for the sale of fuel to third parties, which is what gives rise to the incentive under the decree. Since fuel returns are not accepted, the automotive incentive does not require these considerations in its quantification. Pursuant to the decree, the automotive incentive is not subject to the Impuesto sobre la Renta (Income Tax Law), and therefore it is considered non-cumulative income for the purposes of the Income Tax Law. T. Renewable fuels obligation PEMEX is required to comply with the Renewable Fuel Standard implemented by the U.S. Environmental Protection Agency (“EPA”), which establishes annual quotas for the quantity of renewable fuels (such as ethanol) that must be blended into motor fuels consumed in the United States. PEMEX’s renewable fuels obligations are based on a percentage of domestic product shipments as established by the EPA. To comply with such requirements PEMEX is required to purchase Renewable Identification Numbers (“RINs”). To the extent PEMEX is unable to blend the required amount of biofuels to satisfy its RINs obligations, PEMEX must purchase RINs on the open market to avoid penalties and fines. PEMEX accounts for its renewable fuels obligations on a net basis in accrued expenses payable when its RINs liability is greater than the amount of RINs purchased in a given period and in Prepaid and other assets when the amount of RINs earned and purchased is greater than the RINs obligations accrued during the year. PEMEX Consolidated Ticker: PEMEX Quarter: 4D Year: 2024 236 of 236 [813000] Notes - Interim financial reporting Dividends paid, ordinary shares: 0 Dividends paid, other shares: 0 Dividends paid, ordinary shares per share: 0 Dividends paid, other shares per share: 0